Exhibit 1

NOTICE OF
SPECIAL SHAREHOLDER
MEETING AND
MANAGEMENT
PROXY CIRCULAR

Our special shareholder meeting will be held at 9:30 a.m. (Eastern time), on Friday, September 21, 2007 at Centre Mont-Royal, 2200 Mansfield Street, Montréal, Québec in the auditorium Le Grand Salon.

A live webcast of the meeting will be available on our website at www.bce.ca.

Shareholders of BCE Inc. have the right to vote their shares, either by proxy or in person, at the meeting.

Your vote is important.

This document tells you who can vote, what shareholders will be voting on and how shareholders can exercise their right to vote their shares.

Please read it carefully.

BCE Inc.

August 7, 2007

LETTER FROM THE CHAIR OF THE BOARD
AND THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

August 7, 2007

Dear fellow shareholder:

You are invited to attend a special meeting of the holders of common shares and preferred shares of BCE Inc. (“BCE”). The meeting will be held on September 21, 2007 at 9:30 a.m. (Eastern time), at Centre Mont-Royal, 2200 Mansfield Street, Montréal, Québec in the auditorium Le Grand Salon.

At the special meeting, you will be asked to consider and, if thought appropriate, to pass, with or without variation, a special resolution approving a statutory arrangement pursuant to section 192 of the Canada Business Corporations Act involving, among other things, the acquisition of all of the outstanding common shares and preferred shares of BCE by a corporation (the “Purchaser”) organized by Ontario Teachers’ Pension Plan Board and affiliates of Providence Equity Partners Inc. and Madison Dearborn Partners, LLC. Under the arrangement, common shareholders of BCE will receive $42.75 in cash for each common share held, and preferred shareholders will receive cash consideration on a per series basis as described in more detail in the accompanying information circular, together with all accrued but unpaid dividends on each such series of preferred shares to the effective date of the arrangement.

The board of directors of BCE has unanimously determined that the arrangement is fair to the shareholders of BCE and in the best interests of BCE and recommends that shareholders of BCE vote FOR the special resolution approving the arrangement. The recommendation of the board of directors is based on the factors and considerations set out in detail in the accompanying information circular beginning at page 12.

 EACH DIRECTOR OF BCE INTENDS TO VOTE HIS OR HER SHARES OF BCE FOR THE SPECIAL RESOLUTION IN RESPECT OF THE ARRANGEMENT.

The special resolution approving the arrangement must be approved by not less than two-thirds of the votes cast at the special meeting, in person or by proxy, by holders of common shares and preferred shares of BCE, voting together as a single class. The arrangement is also subject to certain other conditions, including the receipt of certain key regulatory approvals and the approval of the Québec Superior Court.

The accompanying information circular provides a detailed description of the arrangement and includes certain additional information to assist you in considering how to vote on the special resolution. You are urged to read this information carefully and, if you require assistance, consult your own legal, tax, financial or other professional advisor.

Your vote is important regardless of the number of shares of BCE you own. If you are unable to be present at the meeting in person, we encourage you to take the time now to complete, sign, date and return the enclosed form of proxy so that your shares can be voted at the meeting in accordance with your instructions.

Subject to obtaining court approval and the required regulatory approvals and satisfying other usual and customary conditions contained in the definitive agreement dated June 29, 2007 between the Purchaser and BCE, as amended, if BCE’s shareholders approve the special resolution in respect of the arrangement, it is anticipated that the arrangement will be completed in the first quarter of 2008. The effective date of the arrangement cannot occur later than June 30, 2008, unless this date is extended in accordance with the terms of the definitive agreement.

Once there is more certainty as to when the arrangement is expected to be completed, we will send you a letter of transmittal explaining how you can deposit your shares and obtain payment for them once the arrangement is completed. The form of letter of transmittal will also be available on our website at www.bce.ca as well as on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. If you hold your shares through a nominee, such as a broker, investment dealer, bank or trust company, you should contact such nominee with any questions related to voting on the special resolution or receiving payment for your shares upon the completion of the arrangement.

Thank you for your continued support of BCE.

Yours very truly,

Richard J. Currie Chair of the Board, BCE Inc.	Michael J. Sabia President and Chief Executive Officer, BCE Inc.

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NOTICE OF SPECIAL SHAREHOLDER MEETING OF BCE INC.

THE HOLDERS OF COMMON SHARES AND PREFERRED SHARES OF BCE INC. ARE INVITED TO OUR SPECIAL SHAREHOLDER MEETING

 WHEN

Friday, September 21, 2007

9:30 a.m. (Eastern time)

 WHERE

Centre Mont-Royal, 2200 Mansfield Street, Montréal, Québec in the auditorium Le Grand Salon.

 WEBCAST

A live webcast of the meeting will be available on our website at www.bce.ca.

 WHAT THE MEETING IS ABOUT

The meeting is being held pursuant to an interim order of the Québec Superior Court dated August 10, 2007 for the holders of common shares and preferred shares of BCE Inc. to consider and, if thought appropriate, to approve a special resolution, the full text of which is set forth at Appendix “A” to the accompanying information circular, approving a statutory plan of arrangement pursuant to section 192 of the Canada Business Corporations Act involving BCE Inc., its common and preferred shareholders and 6796508 Canada Inc. (the “Purchaser”), a corporation organized by Ontario Teachers’ Pension Plan Board and affiliates of Providence Equity Partners Inc. and Madison Dearborn Partners, LLC. The Arrangement contemplates, among other things, the acquisition by the Purchaser of all outstanding common and preferred shares of BCE Inc. for the cash consideration set out in the following table:

Class and Series of Shares	Consideration Per Share

Common Shares	$42.75

First Preferred Shares

Series R	$25.65	*
Series S	$25.50	*
Series T	$25.77	*
Series Y	$25.50	*
Series Z	$25.25	*
Series AA	$25.76	*
Series AB	$25.50	*
Series AC	$25.76	*
Series AD	$25.50	*
Series AE	$25.50	*
Series AF	$25.41	*
Series AG	$25.56	*
Series AH	$25.50	*
Series AI	$25.87	*

*	Together with accrued but unpaid dividends to the effective date of the arrangement.

The meeting may also consider other business that properly comes before the meeting.

 YOU HAVE THE RIGHT TO VOTE

You are entitled to receive notice of and vote at the special meeting, or any adjournment, if you were a holder of common shares or preferred shares of BCE Inc. on August 10, 2007.

 YOU ARE ENTITLED TO DISSENT RIGHTS

Pursuant to the interim order of the Québec Superior Court and the provisions of section 190 of the Canada Business Corporations Act (as modified by the interim order and the plan of arrangement), you have the right to dissent in respect of the special resolution approving the plan of arrangement and, if the plan of arrangement becomes effective and upon strict compliance with the dissent procedures, to be paid the fair value of your shares. This right of dissent is described in the accompanying information circular. If you fail to strictly comply with the dissent procedures set out in the accompanying information circular, you may not be able to exercise your right of dissent. If you are a beneficial owner of shares registered in the name of a broker, investment dealer, bank, trust company, custodian, nominee or other intermediary and wish to dissent, you should be aware that ONLY THE REGISTERED HOLDER OF

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SHARES IS ENTITLED TO EXERCISE RIGHTS OF DISSENT. A registered holder who holds securities as nominee for more than one beneficial owner, some of whom wish to exercise dissent rights, must exercise dissent rights on behalf of such holders. A dissenting shareholder may only dissent with respect to all shares held on behalf of any one beneficial owner and registered in the name of such dissenting shareholder.

 YOUR VOTE IS IMPORTANT

As a shareholder, it is very important that you read this material carefully and then vote your shares, either by proxy or in person at the meeting. The following pages tell you more about how to exercise your right to vote your shares.

 ADMISSION TO THE MEETING

You will need an admission ticket to enter the meeting. Your ticket will be provided to you upon registration at the meeting on September 21, 2007.

By Order of the Board

Patricia A. Olah
Corporate Secretary and Lead Governance Counsel of BCE Inc.
Montréal, Québec
August 7, 2007

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MANAGEMENT INFORMATION CIRCULAR

INTRODUCTION

This information circular is delivered in connection with the solicitation of proxies by and on behalf of our management for use at the Meeting and any adjournment(s) or postponement(s) thereof. We have not authorized any person to give any information or to make any representation in connection with the Arrangement or any other matters to be considered at the Meeting other than those contained in this information circular. If any such information or representation is given or made to you, you should not rely upon it as having been authorized or accurate. For greater certainty, to the extent that any information provided on the BCE website or by BCE’s proxy solicitation agents is inconsistent with this information circular, you should rely on the information provided in this information circular.

We have retained Georgeson Shareholder Communications Canada Inc. and Innisfree M&A Incorporated to solicit proxies for us in Canada and the United States at an estimated cost of $600,000, in the aggregate. BCE has agreed to reimburse Georgeson Shareholder Communications Canada Inc. and Innisfree M&A Incorporated for their out-of-pocket expenses and to indemnify each of them against certain liabilities arising out of or in connection with their engagements.

This information circular does not constitute an offer to buy, or a solicitation of an offer to sell, any securities, or the solicitation of a proxy, by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such an offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation.

Shareholders should not construe the contents of this information circular as legal, tax or financial advice and should consult with their own legal, tax, financial or other professional advisors.

The information concerning the Purchaser, Teachers’, Providence and Madison Dearborn Partners and their respective affiliates in this information circular has been taken from or is based upon publicly available documents and records on file with Canadian securities regulatory authorities, other public sources and other non-public documentation provided to BCE by those entities. Although BCE has no knowledge that would indicate that any statements contained herein taken from or based upon such documents, records or sources are untrue or incomplete, BCE does not assume any responsibility for the accuracy or completeness of the information taken from or based upon such documents, records or sources, or for any failure by the Purchaser, Teachers’, Providence or Madison Dearborn Partners or any of their respective affiliates to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to BCE.

All summaries of, and references to, the Arrangement and the Definitive Agreement in this information circular are qualified in their entirety by reference, in the case of the Plan of Arrangement, to the complete text of the Plan of Arrangement, a copy of which is attached at Appendix “B”, and, in the case of the Definitive Agreement, to the complete text of the Definitive Agreement, which is available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. You are urged to read carefully the full text of the Plan of Arrangement and the Definitive Agreement.

All capitalized terms used in this information circular but not otherwise defined herein have the meanings set forth under “Glossary” starting on page 66. Information contained in this information circular is given as of August 7, 2007 unless otherwise stated. Unless otherwise indicated, references herein to “$” or to “dollars” are to Canadian dollars.

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NOTICE TO SHAREHOLDERS IN THE UNITED STATES

This information circular has been prepared in accordance with disclosure requirements under applicable Canadian laws. Shareholders in the United States should be aware that these requirements may be different from those of the United States or other jurisdictions. Shareholders in the United States should be aware that the Arrangement may have tax consequences both in Canada and in the United States. Such consequences may not be fully described in this information circular, and Shareholders are urged to consult their own tax advisors. See “Certain Canadian Federal Income Tax Considerations” and “Certain U.S. Federal Income Tax Considerations”. The enforcement by Shareholders of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that BCE, the Purchaser and certain of its shareholders exist under the laws of Canada; that a number of our and their respective officers and directors are residents of Canada; and that all or a substantial portion of our and their respective assets, and those of such officers and directors, may be located outside of the United States.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”), THE SECURITIES COMMISSION OF ANY STATE OF THE UNITED STATES OR PROVINCE OF CANADA OR ANY OTHER SECURITIES REGULATORY AUTHORITY. NOR HAS THE SEC, THE SECURITIES COMMISSION OF ANY STATE OR PROVINCE OR ANY OTHER SECURITIES REGULATORY AUTHORITY PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

FORWARD-LOOKING STATEMENTS

A statement we make is forward-looking when it uses what we know and expect today to make a statement about the future. Forward-looking statements may include words such as anticipate, assumption, believe, could, expect, goal, guidance, intend, may, objective, outlook, plan, seek, should, strive, target and will and similar expressions about matters that are not historical facts.

Securities laws encourage companies to disclose forward-looking information so that investors can get a better understanding of the company’s future prospects and make informed investment decisions.

This information circular and its appendices contain forward-looking statements about our objectives, plans, strategies and businesses. Furthermore, certain statements made herein, including, but not limited to, those relating to the tax treatment of Shareholders, the satisfaction of the conditions to consummate the Arrangement, the process for obtaining regulatory and other approvals, the expected Effective Date of the Arrangement, the anticipated effect of the Arrangement and other statements that are not historical facts, are also forward-looking statements. All such forward-looking statements are subject to important risks, uncertainties and assumptions. These statements are forward-looking because they are based on our current expectations, estimates and assumptions. All such forward-looking statements are made pursuant to the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation. It is important to know that:

•	unless otherwise indicated, forward-looking statements in this information circular and its appendices describe our expectations as at August 7, 2007;

•	our actual results or actual events could differ materially from what we expect if known or unknown risks affect our business, or if our estimates or assumptions turn out to be inaccurate. As a result, we cannot guarantee that any forward-looking statement will materialize, and accordingly, you are cautioned not to place undue reliance on these forward-looking statements; and

•	we disclaim any intention and assume no obligation to update or revise any forward-looking statement even if new information becomes available, as a result of future events or for any other reason, except in accordance with applicable securities laws.

We made a number of assumptions in making forward-looking statements in this information circular and its appendices. In particular, in making these statements, we have assumed, among other things, that the Arrangement will receive the required Shareholder approval and that the other conditions to the Arrangement will be satisfied on a timely basis in accordance with their terms.

Certain factors could cause results or events related to the proposed Arrangement to differ materially from current expectations. For a discussion regarding such risks, see “Risk Factors”.

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SUMMARY

The following summary is an overview only of the information in this information circular. Please read it in conjunction with the more detailed information that is referred to or appears elsewhere in this document, including the Appendices and documents that are incorporated by reference. The capitalized words and terms used in this document are defined in the Glossary starting on page 66.

 ABOUT THE MEETING

DATE AND TIME OF THE MEETING

A special meeting of Common Shareholders and Preferred Shareholders of BCE will be held on Friday, September 21 at 9:30 a.m. in the auditorium Le Grand Salon at Centre Mont-Royal, 2200 Mansfield Street, Montréal, Québec.

WHAT THE MEETING IS ABOUT

Common Shareholders and Preferred Shareholders of BCE will be asked to consider and vote, together as a single class, FOR or AGAINST a special resolution to approve a Plan of Arrangement, with or without changes, for the acquisition by the Purchaser of all of the outstanding Common Shares and Preferred Shares of BCE. The Plan of Arrangement is attached at Appendix “B”. See Appendix “A” for a copy of the Arrangement Resolution.

WHO CAN VOTE

The Board has set the close of business on August 10, 2007 as the record date for determining Shareholders who are entitled to receive notice of, attend, be heard and vote at the Meeting or any adjournment or postponement of it. If, for any reason, a Shareholder as of the Record Date does not receive notice of the Meeting, he or she still has the right to vote at the Meeting.

 ABOUT THE ARRANGEMENT

The Arrangement involves the acquisition of all of the outstanding Common Shares and Preferred Shares of BCE by a corporation organized by Ontario Teachers’ Pension Plan Board and affiliates of Providence Equity Partners Inc. and Madison Dearborn Partners, LLC, pursuant to a definitive agreement dated June 29, 2007, as amended.

Under the Arrangement, Common Shareholders will receive $42.75 in cash for each Common Share held on the date that the Arrangement is completed, and Preferred Shareholders will receive a cash amount per Preferred Share as set out under “Information Concerning the Meeting and Voting”, together with all accrued but unpaid dividends on these Preferred Shares up until the Effective Date of the Arrangement. See “The Arrangement — Arrangement Mechanics”.

 DESCRIPTION OF THE PURCHASER

The Purchaser is a company existing under the laws of Canada and was organized by Teachers’, Providence and Madison Dearborn Partners.

TEACHERS’

Teachers’ is one of the largest pension plans in Canada with over $100 billion in managed assets and with significant experience investing in Canadian and foreign communications companies. Teachers’ currently is the largest shareholder of BCE and has advised BCE that, as of August 7, 2007, it beneficially owns or controls 50,802,638 Common Shares, representing approximately 6.3% of the outstanding Common Shares.

PROVIDENCE

Providence is the largest private equity firm dedicated exclusively to the media and entertainment, communications, education, and information services industries. Providence has been active in these sectors for almost 20 years and currently manages approximately U.S.$21 billion of committed capital for its institutional partners (including Teachers’, one of its largest investors). Providence has advised BCE that, as of August 7, 2007, it does not beneficially own or control any Shares.

MADISON DEARBORN PARTNERS

Madison Dearborn Partners, based in Chicago, is one of the most experienced and successful private equity investment firms in the United States. Madison Dearborn Partners has more than U.S.$14 billion of capital under management and makes new investments through its latest fund, Madison Dearborn Capital Partners V, a U.S.$6.5 billion investment fund raised in 2006. Madison Dearborn Partners has advised BCE that, as of August 7, 2007, it does not beneficially own or control any Shares.

See “Information Concerning the Purchaser, Teachers’, Providence and Madison Dearborn Partners”.

The Purchaser Parties have a right to syndicate equity in the Purchaser. See “Summary of Definitive Agreement — Equity Syndication”.

 RECOMMENDATION OF THE BOARD

The Board has unanimously determined that the Arrangement is fair to the Shareholders and in the best interest of BCE and unanimously recommends that Shareholders vote FOR the Arrangement Resolution. Any references in this information circular to the unanimous determination of the Board does not include Mr. Levitt, who was recused on May 17, 2007 from further discussions of the Board relating to the Strategic Review Process and did not vote on the Arrangement. See “The Arrangement — Background to the Arrangement — Contacts with Telus”.

 WHY THE BOARD SUPPORTS THE ARRANGEMENT

See “The Arrangement — Background to the Arrangement” and “The Arrangement — Reasons for the Arrangement”.

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 FAIRNESS OPINIONS

BMO, CIBC, Goldman Sachs and RBC were engaged to act as co-financial advisors to the Board, and Greenhill was engaged to act as financial advisor to the Strategic Oversight Committee, regarding potential strategic alternatives aimed at enhancing shareholder value.

In connection with the evaluation by the Board and the Strategic Oversight Committee of the Arrangement, the Board and the Strategic Oversight Committee received opinions from each of BMO, CIBC and RBC in respect of the fairness, from a financial point of view, of the Consideration offered to Common Shareholders and Preferred Shareholders under the Arrangement. The Board also received an opinion from Goldman Sachs, and the Strategic Oversight Committee also received an opinion from Greenhill, in respect of the fairness, from a financial point of view, of the Consideration to be paid to Common Shareholders under the Arrangement. The Fairness Opinions are summarized in this information circular under “The Arrangement — Fairness Opinions”, and the full texts of the Fairness Opinions, which set forth the assumptions made, information reviewed, matters considered and limitations on the scope of the reviews undertaken, are attached at Appendices “C” to “G”. Shareholders are urged to, and should, read each of the Fairness Opinions in its entirety. Each of the Financial Advisors provided its Fairness Opinion(s) solely for the information and assistance of the Board and/or the Strategic Oversight Committee, as applicable, in connection with their consideration of the Arrangement. The Fairness Opinions are not recommendations as to how Shareholders should vote in respect of the Arrangement Resolution.

 INTERESTS OF SENIOR MANAGEMENT AND OTHERS IN THE ARRANGEMENT

In considering the recommendations of the Board with respect to the Arrangement, Shareholders should be aware that BCE’s directors and certain members of BCE’s senior management have certain interests in connection with the Arrangement that may be in addition to, or separate from, those of Shareholders generally in connection with the Arrangement. The Board is aware of these interests and considered them along with other matters described under “The Arrangement — Interests of Senior Management and Others in the Arrangement”.

 OTHER PROPOSALS

NON-SOLICITATION COVENANT

Subject to the exceptions contained in the Definitive Agreement, BCE has agreed not to:

(i)	solicit, initiate or knowingly encourage any inquiries or proposals regarding an Acquisition Proposal;

(ii)	participate in any substantive discussions or negotiations with any Person regarding an Acquisition Proposal;

(iii)	make a Change in Recommendation; or

(iv)	accept, approve, endorse, recommend or enter into, or propose publicly to accept, approve, endorse, recommend or enter into, any Acquisition Proposal or any contract in respect of an Acquisition Proposal.

See “Summary of Definitive Agreement — Non-Solicitation Covenant and “Fiduciary Out” — Non-Solicitation Covenant”.

SUPERIOR PROPOSAL

If BCE receives a written Acquisition Proposal after June 29, 2007, but before receiving Shareholder approval of the Arrangement Resolution at the Meeting, that is not the result of a wilful and intentional breach of the non-solicitation covenants contained in the Definitive Agreement, and the Board determines in good faith after consultation with its financial advisors and outside counsel that the Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal, then BCE may:

•	provide information about BCE and its Subsidiaries to the Person making this Acquisition Proposal; and/or

•	enter into, participate, facilitate and maintain discussions or negotiations with the Person making this Acquisition Proposal,

subject to certain limitations. Among these, BCE may not disclose any non-public information to this Person without first entering into a confidentiality agreement. See “Summary of Definitive Agreement — Non-Solicitation Covenant and “Fiduciary Out” — Superior Proposal”.

BCE cannot accept the competing proposal, unless, among other things: (i) the Board determines in good faith that the competing proposal is a “Superior Proposal”, (ii)  the Purchaser is provided with an opportunity to match this Superior Proposal and does not do so, and (iii) BCE terminates the Definitive Agreement and pays the $800 million termination fee. See “Summary of Definitive Agreement — Non-Solicitation Covenant and “Fiduciary Out” — Matching Period” for more information.

 TERMINATION FEE PAYABLE BY BCE

BCE has an obligation to pay a termination fee of $800 million, as directed by Teachers’, Providence and Madison Dearborn Partners, acting jointly in writing, if the Definitive Agreement is terminated in certain circumstances. See “Summary of Definitive Agreement — Termination Fee, Break-Up Fee and Expense Reimbursement — Termination Fee Payable By BCE”.

 APPROVING THE ARRANGEMENT

APPROVAL PROCESS

Before the Arrangement can be implemented as a Plan of Arrangement under the CBCA, we need:

•	at least two-thirds of the votes cast by Common Shareholders and Preferred Shareholders, voting together as a single class, to be voted FOR the Arrangement. These votes may be cast in person or represented by proxy at the Meeting;

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•	Court approval; and

•	satisfaction or waiver of all other conditions to the closing of the Arrangement. This includes receipt of the Key Regulatory Approvals, among other things.

Shareholder Approval

The Arrangement Resolution must be approved by at least two-thirds of the votes cast in order to complete the Arrangement. See “The Arrangement — Required Shareholder Approval”.

Court Approval

We obtained the Interim Order before mailing this information circular. It allows us to call and hold the Meeting and provides for the Dissent Rights and other procedural matters. A copy of the Interim Order is attached at Appendix “I”.

It is expected that, subject to Shareholder approval and receiving the Key Regulatory Approvals, an application will be made to the Court for the hearing on the Final Order. The Court may approve the Arrangement in any manner the Court may direct, subject to compliance with any terms and conditions, as the Court deems fit. See “Certain Legal and Regulatory Matters — Court Approval and Completion of the Arrangement”.

Regulatory Matters

The obligations of BCE and the Purchaser to complete the Arrangement are subject to obtaining approvals under, and/or the expiry or termination of the relevant waiting period(s) according to, competition laws of Canada and the United States, CRTC approval under the Broadcasting Act, Industry Canada approval under the Radiocommunication Act and clearance from the FCC. See “Certain Legal and Regulatory Matters — Regulatory Matters”.

DISSENT RIGHTS

If you are a registered Shareholder, you are entitled to exercise Dissent Rights.

In order to exercise Dissent Rights, you must ensure that a Dissent Notice is received by BCE at or before 5:00 p.m. (Montréal time) on the Business Day immediately preceding the date of the Meeting (as it may be adjourned or postponed from time to time) as described under “Dissenting Shareholders’ Rights”.

TIMING OF THE ARRANGEMENT

We expect that the Arrangement will be completed in the first quarter of 2008. It cannot be completed later than June 30, 2008, unless the Outside Date is extended according to the terms of the Definitive Agreement. BCE or the Purchaser may terminate the Definitive Agreement if the Arrangement has not been completed by June 30, 2008 (or as this date may be extended). See “Certain Legal and Regulatory Matters — Steps to Implementing the Arrangement and Timing”.

AFTER THE ARRANGEMENT IS APPROVED

Once we have received the required approvals and all other conditions have been satisfied or waived, the Arrangement will take effect as of the date shown on the Certificate of Arrangement. Subject to BCE’s and the Purchaser’s ability to amend the Plan of Arrangement, the following transactions, among others, will occur on the Effective Date and will be deemed to occur in the order set out in the Plan of Arrangement:

Options

Each unvested Option will be deemed to have vested. Each outstanding Option will then immediately be deemed to be transferred to BCE in exchange for a cash amount equal to the amount that the Consideration per Common Share exceeds the exercise price of the Option. Each holder of Options will therefore no longer be a holder of Options. His or her name will be removed from the register of Options, and the Equity Compensation Plans related to these Options will be cancelled.

Shares of Dissenting Shareholders

If the Arrangement is completed, Dissenting Shareholders are entitled to be paid the “fair value” of the Dissent Shares held as at the close of business on the Business Day immediately preceding the Meeting, and will not be entitled to any other payment or consideration.

There can be no assurance that a Dissenting Shareholder will receive consideration of equal value to the Consideration that he or she would have received upon completion of the Arrangement. Be sure to carefully read the section “Dissenting Shareholders’ Rights” if you would like to exercise Dissent Rights.

If you are a Dissenting Shareholder and have followed the proper procedures for exercising your Dissent Rights, your Shares will be deemed to be transferred to the Purchaser without any further action by the Purchaser. In addition:

•	you will no longer hold the Shares and will only have the right to be paid “fair value” for them;

•	your name will be removed from the registers of Shares maintained by or on behalf of BCE; and

•	the Purchaser’s name will be entered in the registers of Shares maintained by or on behalf of BCE.

Shares

Each Share outstanding immediately before the Effective Time (other than Shares in respect of which Dissent Rights have been validly exercised and any Shares held by the Purchaser) will be transferred without any further action by the Purchaser for the Consideration per Share. In addition:

•	the holders of these Shares will no longer be holders and will only have the right to be paid the Consideration per Share according to the Plan of Arrangement;

•	the holders’ names will be removed from the registers of Shares maintained by or on behalf of BCE; and

•	the Shares will be deemed to be transferred to the Purchaser and the Purchaser’s name will be entered in the registers of Shares maintained by or on behalf of BCE.

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Interests in Equity Compensation Plans

ECP Interests will be cancelled and terminated. In addition:

•	each holder of ECP Interests will be entitled to receive in exchange from BCE or Bell Canada, as applicable, a cash amount equal to (i) the aggregate number of deferred or restricted share units that are recorded for the benefit of the holder at the Effective Time according to the applicable Equity Compensation Plan and vested at the Effective Time multiplied by (ii) $42.75;

•	each holder of ECP Interests will no longer hold these interests;

•	each holder’s name will be removed from the register or account of ECP Interests; and

•	the Equity Compensation Plans will be cancelled.

See “The Arrangement — Arrangement Mechanics” for more information.

 CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

Residents of Canada.  Generally, a Resident Shareholder who holds Shares as capital property will realize a capital gain (or a capital loss) equal to the amount by which the cash received by the Resident Shareholder under the Arrangement exceeds (or is less than) the total of the adjusted cost base of the Shares of the Resident Shareholder and any reasonable costs of disposition.

Non-Residents of Canada.  Generally, a Non-Resident Shareholder whose Shares do not constitute “taxable Canadian property” for purposes of the Tax Act will not be subject to tax under the Tax Act on any capital gain realized on the disposition of the Shares for cash under the Arrangement.

This is only a brief summary of the Canadian federal income tax consequences of the Arrangement. Be sure to carefully read the section “Certain Canadian Federal Income Tax Considerations” which qualifies the summary set forth above. It is important that you consult your own tax advisor to determine the tax consequences of the Arrangement to you.

 CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

A Shareholder who is a “U.S. Holder” will recognize gain or loss equal to the difference, if any, between (a) the amount of cash received in exchange for the U.S. Holder’s Shares in the Arrangement, and (b) the U.S. Holder’s adjusted tax basis in the Shares. Unless certain rules for “passive foreign investment companies” apply, any gain or loss will be a capital gain or loss if you are a U.S. Holder and hold the Shares as capital assets (as defined for U.S. tax purposes). See below “Certain U.S. Federal Income Tax Considerations”. It is important that you consult your own tax advisor to determine the tax consequences of the Arrangement to you.

 RISK FACTORS

You should carefully consider the risk factors described in the section “Risk Factors” in evaluating how you should vote. See “Risk Factors”.

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INFORMATION CONCERNING THE MEETING AND VOTING

  The following questions and answers about voting and the Arrangement are designed to help you understand them in more detail.

 ABOUT THE MEETING

Q	WHY DID I RECEIVE THIS PACKAGE OF INFORMATION?

A	A corporation organized by Ontario Teachers’ Pension Plan Board and affiliates of Providence Equity Partners Inc. and Madison Dearborn Partners, LLC has agreed to acquire all of the outstanding Common Shares and Preferred Shares of BCE pursuant to a statutory plan of arrangement.

This acquisition requires approval by the Shareholders of BCE. As a holder of Common Shares or Preferred Shares on August 10, 2007, you are entitled to receive notice of and vote at the Meeting. We are soliciting your proxy, or vote, and providing this information circular in connection with that solicitation.

Q	WHO IS SOLICITING MY PROXY?

A	Your proxy is being solicited by the management of BCE.

Q	WHEN IS THE SHAREHOLDER MEETING?

A	The special meeting of Common Shareholders and Preferred Shareholders of BCE will be held in Montréal, Québec on Friday, September 21, 2007, at Centre Mont-Royal, 2200 Mansfield Street, in the auditorium Le Grand Salon.

Q	WHAT AM I BEING ASKED TO VOTE ON?

A	You are being asked to vote on a special resolution to approve a plan of arrangement for the acquisition by the Purchaser of all of the outstanding Common Shares and Preferred Shares of BCE.

Q	WHO IS ENTITLED TO VOTE AT THE MEETING?

A	All Common Shareholders and Preferred Shareholders of BCE are entitled to vote at the Meeting as a single class.

Q	WHEN MUST I BE A SHAREHOLDER IN ORDER TO BE ENTITLED TO VOTE?

A	You need to be a Shareholder as of the close of business on August 10, 2007 to be entitled to receive notice of, attend, be heard and vote at the Meeting. You are entitled to one vote per Common Share or Preferred Share you own as of that date.

Q	HOW CAN I VOTE MY SHARES?

A	You can vote your Shares by either attending and voting your Shares at the Meeting or, if you cannot attend the Meeting, by having your Shares voted by proxy.

REGISTERED SHAREHOLDERS
If you were registered as a holder of Common Shares or Preferred Shares of BCE as of the close of business on August 10, 2007 you can attend and vote at the Meeting, together with all other holders of Common Shares and Preferred Shares. If you cannot attend the Meeting in person, please complete and deliver the form of proxy enclosed with the information circular to Computershare. Instructions on how to vote using the form of proxy are found beginning on page 62 of this information circular.

NON-REGISTERED SHAREHOLDERS
If you are a Non-Registered Shareholder and your Common Shares or Preferred Shares are held on your behalf, or for your account, by a broker, investment dealer, bank, trust company or other Intermediary, you are not entitled to vote unless you carefully follow the instructions provided by your Intermediary.

See “General Proxy Matters” for more information on voting your Shares.

Q	HOW WILL THE VOTES BE COUNTED?

A	Computershare, BCE’s transfer agent, will count the votes, with the Common Shares and Preferred Shares voting together as one class.

Q	AM I ENTITLED TO DISSENT RIGHTS?

A	Yes, if you are a registered Shareholder. Registered Shareholders who properly exercise their Dissent Rights will be entitled to be paid the fair value of their Dissent Shares. This amount may be the same as, more than or less than the Consideration per share that will be paid under the Arrangement.

If you wish to dissent, you must ensure that a written notice is received by BCE at or before 5:00 p.m. (Montréal time) on the Business Day immediately preceding the date of the Meeting (as it may be adjourned or postponed from time to time) as described under “Dissenting Shareholders’ Rights”.

It is important that you strictly comply with this requirement, otherwise your Dissent Rights may not be recognized. You must also strictly comply with the other requirements of the Dissent Procedure. Be sure to read the section “Dissenting Shareholders’ Rights” and consult your own legal advisor if you wish to exercise Dissent Rights.

 ABOUT THE ARRANGEMENT

Q	WHAT IS A PLAN OF ARRANGEMENT?

A	A plan of arrangement is a statutory procedure under Canadian corporate law that allows companies to carry out transactions with the approval of shareholders and the court. The plan of arrangement you are being asked to consider will provide for, among other things, the acquisition by the Purchaser of all of the outstanding Common Shares and Preferred Shares of BCE.

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Q	I OWN COMMON SHARES. WHAT WILL I RECEIVE IN THE ARRANGEMENT IF IT IS APPROVED, AND WHAT PREMIUM DOES THIS REPRESENT?

A	Under the Arrangement, Common Shareholders will receive $42.75 in cash for each Common Share held. This represents a premium of approximately 40.1% to the average closing price of our Common Shares for the three-month period ended March 28, 2007, being the last trading day prior to any public speculation about the possibility of taking BCE private. You will receive this Consideration (after deduction of any applicable withholdings) after the Arrangement is completed.

Q	I OWN PREFERRED SHARES. WHAT WILL I RECEIVE IN THE ARRANGEMENT IF IT IS APPROVED, AND WHAT VALUE DOES THIS REPRESENT RELATIVE TO THE REDEMPTION VALUE OF PREFERRED SHARES?

A	Under the Arrangement, Preferred Shareholders will be entitled to receive the following per share amounts in cash for the Preferred Shares held, together with all accrued but unpaid dividends on these Preferred Shares up until the Effective Date of the Arrangement:

Series of Preferred Shares	Amount Per Share

Series R	$25.65
Series S	$25.50
Series T	$25.77
Series Y	$25.50
Series Z	$25.25
Series AA	$25.76
Series AB	$25.50
Series AC	$25.76
Series AD	$25.50
Series AE	$25.50
Series AF	$25.41
Series AG	$25.56
Series AH	$25.50
Series AI	$25.87

This Consideration is equal to or greater than the redemption value for the Preferred Shares. The redemption price for all fixed rate dividend Preferred Shares, Series R, T, Z, AA, AC, AF, AG and AI is $25.00 per share. The redemption price for all floating rate dividend Preferred Shares Series S, Y, AB, AD, AE and AH is $25.50 per share.

You will receive this Consideration (after deduction of any applicable withholdings) after the Arrangement is completed.

Q	WHEN WILL THE ARRANGEMENT BE COMPLETED?

A	The Arrangement will be completed when all of the conditions of closing have been satisfied or waived. We expect the Arrangement to become effective in the first quarter of 2008.

Q	WHEN MUST I BE A SHAREHOLDER IN ORDER TO RECEIVE THE CONSIDERATION FOR MY SHARES?

A	You need to be a Shareholder at 12:01 a.m. on the date that the Arrangement is completed.

Q	WHEN WILL I RECEIVE THE CONSIDERATION FOR MY SHARES?

A	You will receive the amount for your Shares after the Arrangement is completed, provided you have sent all of the necessary documentation to the Depositary (Computershare Investors Services Inc. or its U.S. affiliate).

Q	WHAT WILL I HAVE TO DO AS A SHAREHOLDER TO RECEIVE THE CONSIDERATION FOR MY SHARES?

A	Registered Shareholders — You will receive a Letter of Transmittal that you must complete and send with the certificate(s) representing your Shares to the Depositary. The Depositary will mail you a cheque by first class mail on the later of the Effective Date or upon receipt of your completed Letter of Transmittal and Share certificate(s).

Non-Registered Shareholders — You will receive your payment through your account with your broker, investment dealer, bank, trust company or other Intermediary. You should contact your Intermediary if you have questions about this process.

Q	SHOULD I SEND MY SHARE CERTIFICATE(S) TO THE DEPOSITARY NOW?

A	No. We will send you a Letter of Transmittal explaining how and when you should deposit your Shares and receive payment for them. We will do this once we are more certain when we expect the Arrangement to be completed.

 RECOMMENDATION OF THE BOARD

Q	HOW DOES THE BOARD RECOMMEND I VOTE?

A	The Board unanimously recommends that Shareholders vote FOR the special resolution approving the Arrangement.

Q	WHY IS THE BOARD RECOMMENDING THE SALE OF BCE?

A	The Board has, as part of its fiduciary duties, conducted a full review of all strategic alternatives reasonably available to BCE (including remaining a publicly traded company and pursuing its current business plan, recapitalizing BCE through various leveraging and share repurchase transactions and breaking up BCE and spinning off some of its parts). In the context of this review, the Board also conducted the Auction Process. Following this review, the Board has determined that the Arrangement, which represents the highest value offered by any bidder who participated in the Auction Process, is fair to the Shareholders and in the best interests of BCE. For more information regarding the reasons for the Board’s recommendation, see “The Arrangement — Reasons for the Arrangement”.

Q	WHAT ARE THE BENEFITS OF THE TRANSACTION FOR COMMON SHAREHOLDERS?

A	The Arrangement delivers substantial value for Common Shareholders. We believe that the transaction gives Common Shareholders the economic benefit of the work done to focus on our core business and to strengthen BCE with a new cost structure and new competitive capabilities, all of which are critically important in the modern world of telecommunications. The price of $42.75 per Common Share represents the highest value offered by any bidder who participated in the Auction Process and a premium of approximately 40.1% to the average closing price of our Common Shares for the three-month period ended March 28, 2007, being the last trading day prior to any public speculation about the possibility of taking BCE private. For more information regarding the reasons for the Board’s recommendation, see “The Arrangement — Reasons for the Arrangement”.

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Q	WHAT CRITERIA DID THE BOARD USE IN EVALUATING THE BIDS AND MAKING THIS RECOMMENDATION TO SHAREHOLDERS?

A	The Board, in consultation with its legal and financial advisors, evaluated various alternatives available to BCE prior to making its recommendation to Shareholders. See “The Arrangement — Background to the Arrangement” and “The Arrangement — Reasons for the Arrangement” for a detailed explanation of the background to the Arrangement and the reasons for the Board’s recommendation.

Q	WHO ARE THE BUYERS?

A	The buying group is led by Ontario Teachers’ Pension Plan. Teachers’ is one of the largest pension plans in Canada with over $100 billion in managed assets and with significant experience investing in Canadian and foreign communications companies.

•	The other principal members of the buying group are:

(i)	Providence Equity Partners Inc., a leading global private equity firm specializing in equity investments in the media, entertainment, education, communications, and information services industries. Providence currently manages approximately U.S.$21 billion of capital and has made investments in three national phone or wireless companies: VoiceStream in the U.S., eircom in Ireland and TDS A/S in Denmark.

(ii)	Madison Dearborn Partners, LLC, one of the most experienced and successful private equity firms in the United States. Madison Dearborn Partners focuses on investments across a broad range of sectors, including basic industries, communications, consumer, energy and power, financial services, real estate and health care. Madison Dearborn Partners manages more than U.S.$14 billion of capital and has been an active investor in communications companies including Nextel, Nextel Partners, Clearnet Communications and Metro PCS.

The buying group has the ability to “syndicate” their ownership interests in the Purchaser to other buyers, provided this does not lower the level of Canadian ownership. See “Summary of Definitive Agreement — Equity Syndication”.

Q	HAS BCE RECEIVED FAIRNESS OPINIONS WITH RESPECT TO THE CONSIDERATION?

A	Yes. In connection with the evaluation by the Board and the Strategic Oversight Committee of the Arrangement, the Board and the Strategic Oversight Committee received opinions from each of BMO, CIBC and RBC in respect of the fairness, from a financial point of view, of the Consideration offered to Common Shareholders and Preferred Shareholders under the Arrangement. The Board also received an opinion from Goldman Sachs, and the Strategic Oversight Committee also received an opinion from Greenhill, in respect of the fairness, from a financial point of view, of the Consideration to be paid to Common Shareholders under the Arrangement. The Fairness Opinions are summarized in this information circular under “The Arrangement — Fairness Opinions”, and the full texts of the Fairness Opinions, which set forth the assumptions made, information reviewed, matters considered and limitations on the scope of the reviews undertaken, are attached at Appendices “C” to “G”. Shareholders are urged to, and should, read each of the Fairness Opinions in its entirety. Each of the Financial Advisors provided its Fairness Opinion(s) solely for the information and assistance of the Board and/or the Strategic Oversight Committee, as applicable, in connection with their consideration of the Arrangement. The Fairness Opinions are not recommendations as to how Shareholders should vote in respect of the Arrangement Resolution.

 OTHER PROPOSALS

Q	WHAT IF SOMEONE WANTS TO MAKE A BETTER OFFER?

A	Anyone can still make a proposal, although BCE is prohibited from soliciting a competing transaction. If a written proposal that did not result from a wilful and intentional breach of the non-solicitation covenants of BCE is received before the Arrangement Resolution is approved, and if the Board determines in good faith after consultation with its financial advisors and outside counsel that this proposal constitutes or could reasonably be expected to lead to a “Superior Proposal”, then BCE may, subject to certain limitations, enter into discussions and negotiations with the person making this proposal.

BCE cannot accept the competing proposal, unless, among other things: (i) the Board determines in good faith after consultation with its financial advisors and outside counsel that the competing proposal is a “Superior Proposal”, (ii) the Purchaser is provided with an opportunity to match this Superior Proposal and does not do so, and (iii) BCE terminates the Definitive Agreement and pays the $800 million termination fee. See “Summary of Definitive Agreement — Non-Solicitation Covenant and “Fiduciary Out”” for more information.

 APPROVING THE ARRANGEMENT

Q	WHAT APPROVALS ARE REQUIRED FOR THE ARRANGEMENT TO BECOME EFFECTIVE?

A	We need:

•	Shareholder approval. The Arrangement must be approved by two-thirds of all votes cast by Common Shareholders and Preferred Shareholders of BCE present at the Meeting in person or by proxy, voting together as a single class;

•	Approval of the Québec Superior Court; and

•	Certain competition, CRTC, Industry Canada and other regulatory approvals in Canada and in the United States.

Q	HOW WILL I KNOW WHEN ALL REQUIRED APPROVALS HAVE BEEN RECEIVED?

A	We plan to issue a press release describing the timing of the implementation of the Arrangement once all the necessary approvals have been received and conditions (other than those that can only be satisfied at the closing of the Arrangement) have been satisfied or waived. This press release will also explain when the Consideration will be paid to Shareholders.

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Q	WHAT HAPPENS IF THE SHAREHOLDERS DO NOT APPROVE THE ARRANGEMENT?

A	If we do not receive the required vote by Shareholders in favour of the Arrangement Resolution, the Arrangement will not become effective. Failure to complete the Arrangement could have a material negative effect on the market price of the Shares. In addition, depending on the circumstances in which termination of the Definitive Agreement occurs, we may have to pay a termination fee of $800 million or reimburse certain expenses of the Purchaser Parties.

Q	I UNDERSTAND THAT TEACHERS’ IS THE LARGEST SHAREHOLDER OF BCE AND IT OWNS 6.3% OF THE COMMON SHARES. WILL TEACHERS’ BE ALLOWED TO VOTE ITS SHARES IN FAVOUR OF THE ARRANGEMENT?

A	Yes.

Q	WHAT WILL BE THE LEVEL OF CANADIAN OWNERSHIP OF BCE IN THE ARRANGEMENT?

A	Immediately after the Arrangement is completed, not less than 58% of the equity ownership in BCE will be Canadian.

 ABOUT SHARES, DIVIDENDS AND OPTIONS

Q	WILL THE SHARES CONTINUE TO BE LISTED ON THE TSX AND THE NYSE AFTER THE ARRANGEMENT?

A	No. If the Arrangement is approved, all of the Shares will be owned by the Purchaser, and we expect the Shares to be delisted from the TSX and the NYSE immediately after the shares are acquired by the Purchaser.

Q	WILL BCE CONTINUE TO PAY DIVIDENDS ON ITS SHARES UNTIL THE EFFECTIVE DATE OF THE ARRANGEMENT?

A	Yes. Subject to Board approval, we will continue to pay dividends until the Effective Date. The Definitive Agreement allows us to pay a dividend of up to $0.365 per Common Share per quarter in accordance with customary record and payment dates.

We are also permitted to pay dividends on the Preferred Shares in the same amount and with the same frequency as provided for each series of Preferred Shares. Any accrued and unpaid Preferred Share dividends will be paid on the Effective Date.

Q	WILL THE ARRANGEMENT AFFECT THE DIVIDEND REINVESTMENT PLAN?

A	Common Shareholders will continue to participate in the Dividend Reinvestment Plan until the Effective Date of the Arrangement when it will be discontinued. Under the Arrangement, any Common Shares that you have accumulated through the Dividend Reinvestment Plan will be treated the same as all other Common Shares.

Computershare, as administrator of the Dividend Reinvestment Plan, will deposit all of the accumulated Common Shares with the Depositary and once it will have been paid the Consideration by the Depositary, will send a cheque to participants in the Dividend Reinvestment Plan.

Q	I HOLD OPTIONS. WHAT WILL HAPPEN TO MY OPTIONS UNDER THE ARRANGEMENT?

A	Under the Arrangement, each Option outstanding will be deemed to be transferred to BCE in exchange for a cash amount equal to the amount by which that $42.75 exceeds the exercise price of the Option, and any applicable related special compensation payment.

Q	I HOLD UNVESTED OPTIONS. WHAT WILL HAPPEN TO MY UNVESTED OPTIONS UNDER THE ARRANGEMENT?

A	Under the Arrangement, each unvested Option will automatically vest and be treated the same as other vested Options.

Q	WHAT HAPPENS TO MY UNITS OF BELL ALIANT?

A	The units of Bell Aliant are not affected by the Arrangement.

 TAX CONSEQUENCES TO SHAREHOLDERS

Q	WHAT ARE THE TAX CONSEQUENCES OF THE ARRANGEMENT TO ME AS A SHAREHOLDER OF BCE?

A	Generally, receiving the Consideration under the Arrangement in exchange for your Shares will be a taxable transaction (although there are certain exceptions for Non-Resident Shareholders and Non-U.S. Holders). If your Shares are held outside of an RRSP, RRIF, RESP or DPSP, this may result in a taxable gain to report for the year that the Arrangement becomes effective.

See “Certain Canadian Federal Income Tax Considerations” and “Certain U.S. Federal Income Tax Considerations” for more information about certain tax consequences of the Arrangement. Your tax consequences will depend on your particular situation. You should consult your own tax advisor so you have a full understanding of the federal, provincial, state, local, foreign and other tax consequences that apply to you as a result of the Arrangement.

Q	HOW CAN I CALCULATE THE ADJUSTED COST BASE OF MY SHARES?

A	We will provide information on our website (www.bce.ca) that may help Resident Shareholders calculate the adjusted cost base of their Shares.

If you are a Non-Registered Shareholder, please consult your broker, investment dealer, bank, trust company or other Intermediary for assistance as they should have detailed records of your past transactions.

You may also contact our transfer agent, Computershare Trust Company of Canada, for Shareholder account inquiries. They may charge a fee for some of these services.

Q	WHERE CAN I CONFIRM MY ORIGINAL DATE(S) OF PURCHASE?

A	If you are a registered Shareholder, you can contact our transfer agent, Computershare Trust Company of Canada, to help you confirm the date of issue of your share certificate(s) if that corresponds to your original date(s) of purchase.

If you are a Non-Registered Shareholder, you should contact your broker, investment dealer, bank, trust company or other Intermediary for assistance.

Q	WHERE CAN I FIND HISTORICAL SHARE PRICES?

A	See “Information Concerning BCE — Market Price and Trading Volume Data”.

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 WHO TO CALL WITH QUESTIONS

Q	WHO CAN I CONTACT IF I HAVE QUESTIONS?

A	If you have more questions about the Arrangement, including the procedures for voting and receiving the Consideration, please contact our proxy solicitation agents, us or Computershare:

•	Georgeson Shareholder Communications Canada Inc. (if you are a Shareholder residing in Canada) Toll-free in Canada: 1-888-605-7634

•	Innisfree M&A Incorporated (if you are a Shareholder residing in the United States)
Toll-free in the United States: 1-877-687-1875
Banks, brokers and persons calling from other locations: 1-212-750-5833

•	BCE Investor Relations Toll-free in Canada and the United States: 1-800-339-6353 Fax: 1-514-786-3970 E-mail: investor.relations@bce.ca

•	Computershare Trust Company of Canada
Telephone: 1-800-561-0934 (toll-free in Canada and the United States) or 514-982-7555 (in the Montréal area or from outside Canada and the United States)
Fax: 1-888-453-0330 (toll-free in Canada and the United States) or 416-263-9394 (outside Canada and the United States)
E-mail: bce@computershare.com

If you have questions about deciding how to vote, you should contact your own legal, tax, financial or other professional advisor.

TROUBLE CALCULATING YOUR ADJUSTED COST BASE?
ASSISTANCE IS AVAILABLE FOR BCE SHAREHOLDERS

As discussed in the Circular under “Certain Canadian Federal Income Tax Considerations” and “Certain U.S. Federal Income Tax Considerations”, the Arrangement may have certain tax consequences to you. While you should consult your own tax advisor, we will be providing assistance to our Resident Shareholders in calculating the adjusted cost base of their Shares.

Resident Shareholders are encouraged to visit our website (www.bce.ca).

If additional assistance is required call our toll-free number during office hours — 1-888-222-7128.

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THE ARRANGEMENT

 BACKGROUND TO THE ARRANGEMENT

Beginning in 2005, BCE announced a series of transactions to achieve the strategic objective of focusing BCE solely on Bell Canada and enhancing shareholder value.

These actions included:

•	restructuring the ownership of Bell Globemedia Inc. (now CTVglobemedia Inc.);

•	divesting BCE’s interest in CGI Group Inc.;

•	creating the Bell Aliant Regional Communications Income Fund; and

•	entering into an agreement to divest BCE’s interest in Telesat.

On October 11, 2006, BCE also announced that it would eliminate its holding company operations and convert into an income trust in order to ensure competitive parity in the Canadian capital markets within the telecom sector and to enhance value for shareholders. The decision also reflected the Board’s confidence that the operating changes underway in BCE would result in improvements in profitability and cash flow.

As a result of the Government’s subsequent announcement which effectively removed the advantages of converting into an income trust, BCE announced on December 12, 2006 that it would not proceed with a conversion. On the same day, BCE announced an 11% increase in its annual dividend (to $1.46 per Common Share per annum) and that the Board had approved a new distribution policy for the Common Shareholders with a target dividend payout ratio of 70% to 75% of earnings per share before net gains (losses) on investments and restructuring costs. BCE also announced a renewal of its normal course issuer bid for up to 5% of its outstanding Common Shares.

Following the announcement on December 18, 2006 that BCE had entered into an agreement for the sale of Telesat for cash proceeds of approximately $3.25 billion, management, with the assistance of Goldman Sachs and RBC, intensified the review of the various alternatives available to BCE to use the proceeds of such sale in the most efficient way to enhance shareholder value.

INITIAL CONTACTS WITH KKR, CPP AND TEACHERS’

On November 3, 2006, Michael Sabia, President and Chief Executive Officer of BCE, contacted Alex Navab, a member of Kohlberg Kravis Roberts & Co. (“KKR”), to express concern about rumours that KKR was working on a potential transaction involving BCE. At the request of KKR, Mr. Sabia met with Henry Kravis, a founding member of KKR, and Mr. Navab on November 15, 2006, at which time they expressed KKR’s interest in a potential privatization of BCE. No specific terms were discussed. Given discussions held at a Board meeting earlier that fall on strategic alternatives (including the alternative of privatizing BCE) and after consulting with Richard J. Currie, the Chair of the Board, Mr. Sabia indicated that BCE was not interested in pursuing such a transaction at that time.

On February 16, 2007, Mr. Sabia contacted Mr. Navab a second time concerning new rumours that KKR and the Canada Pension Plan Investment Board (“CPP”) were arranging financing to initiate a bid for BCE. Mr. Sabia reiterated BCE’s position that it was not interested in pursuing such a transaction at that time. Acknowledging BCE’s position, Mr. Navab indicated that there was no intention on the part of KKR and CPP to proceed on an unsolicited basis and that they would discontinue activities with financial institutions for the financing of a potential transaction, but requested another meeting to outline their perspective on the privatization opportunity. Mr. Sabia had a similar discussion with Mark Wiseman, Senior Vice-President — Private Investments of CPP, on February 19, 2007.

On February 20, 2007, a Board meeting was held to brief the Board on the discussions held between BCE and representatives of KKR and CPP.

On February 23, 2007, Mr. Sabia contacted James Leech, Senior Vice-President of Teachers’ Private Capital, the private investment arm of Teachers’, in light of rumours that an investment banking firm was assisting Teachers’ with a potential transaction involving BCE. Mr. Leech indicated that Teachers’ and Providence were interested in evaluating a potential privatization of BCE. Mr. Sabia indicated that BCE was not interested in pursuing a privatization transaction at that time, but agreed to meet on March 8, 2007 so that Teachers’ could be afforded the opportunity to outline its perspective directly to BCE. On the same day, given KKR’s previous request for another meeting, Mr. Sabia also contacted Mr. Navab of KKR and agreed to meet with KKR and CPP on March 9, 2007 so that they could similarly be afforded the opportunity to outline their perspective to BCE. Mr. Sabia again reiterated to Mr. Navab that BCE was not interested in pursuing a privatization transaction at that time.

THE BOARD CONFIRMS BCE SHOULD NOT PURSUE THE PRIVATIZATION ALTERNATIVE

At a Board meeting on March 7, 2007, management reported that two separate groups (CPP/KKR and Teachers’/Providence) had expressed their interest in pursuing a potential privatization transaction involving BCE. Each of Goldman Sachs and RBC reviewed with the Board various alternative transactions to enhance shareholder value, including various recapitalization and share repurchase scenarios combined with a further dividend increase, as well as the privatization alternative. The Board determined that BCE’s primary priority was to create shareholder value through the execution of its 2007 business plan and the utilization of the proceeds of the Telesat sale transaction. In that context, the Board confirmed that BCE should not pursue the privatization alternative at that time and instructed management to so advise CPP/KKR and Teachers’/Providence. At the outset of the March 7, 2007 Board meeting, the Chair noted that a member of the Board, Thomas C. O’Neill, had disclosed his potential conflict, as a director of Teachers’, to the Chair of BCE and to the Chair of Teachers’, and had determined to recuse himself from those portions of any Teachers’ board meeting at which any potential transaction with BCE might be discussed.

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On March 8, 2007, Messrs. Sabia and Siim Vanaselja, Chief Financial Officer of BCE, met with Mr. Leech of Teachers’ and Jonathan Nelson, Chief Executive Officer of Providence, who confirmed their interest in exploring the possibility of a privatization transaction with BCE. While the discussion was generally at a high level, Messrs. Leech and Nelson suggested a preliminary indicative value of $38 per Common Share subject to further analysis and discussions. Messrs. Leech and Nelson also indicated that while Teachers’ and Providence did not have the current intention to proceed on an unsolicited basis, they believed there was a high degree of interest in BCE among private equity firms and financial institutions. Management relayed the Board’s position not to pursue the privatization alternative at that time, but indicated that the views of Teachers’ and Providence would be conveyed to the Board.

At a meeting held between Messrs. Sabia and Vanaselja and Messrs. Wiseman of CPP and Navab of KKR on March 9, 2007, CPP and KKR also confirmed their interest in exploring the possibility of a privatization transaction. While the discussion was generally at a high level, Messrs. Wiseman and Navab suggested a preliminary indicative value of $40 per Common Share subject to further analysis and discussions. Again, management relayed the Board’s position not to pursue the privatization alternative at that time, but indicated that the views of CPP and KKR would be conveyed to the Board. Messrs. Wiseman and Navab reiterated that there was no intention on the part of KKR and CPP to proceed on an unsolicited basis.

Management reported each of these discussions to the Board on March 13, 2007, at which time the Board re-affirmed its position that BCE’s primary priority should continue to be to execute on its 2007 business plan and that the privatization alternative should not be pursued at that time. On the Board’s instructions, management contacted representatives of CPP, KKR, Teachers’ and Providence on March 20, 2007 to advise them of the Board’s determination to decline pursuing further discussions concerning privatization proposals. On that basis, no further discussions were contemplated by BCE.

On March 29, 2007, in response to a press report that inaccurately described BCE as being in discussions with a consortium comprised of Teachers’ and KKR, and at the request of the Toronto Stock Exchange, BCE issued a press release indicating that there were no ongoing discussions being held with any private equity investor with respect to a privatization of BCE or any similar transaction, and that BCE had no current intention to pursue such discussions.

TEACHERS’ FILES SCHEDULE 13D WITH THE SEC

On April 3, 2007, Mr. Leech contacted Mr. Sabia to discuss the evolving thinking of Teachers’ with respect to its equity investment in BCE. In light of that, both agreed to meet the following week. On April 9, 2007, Messrs. Currie and Sabia met with Claude Lamoureux, President and Chief Executive Officer of Teachers’, and Mr. Leech to discuss Teachers’ plan to file with the SEC a Statement of Beneficial Ownership on Schedule 13D reflecting a change from a passive to an active holding of Common Shares. Thereafter and on the same day, Teachers’ filed a Schedule 13D with the SEC in which it indicated that it was exploring its options and reserving all its rights to, among other things, purchase additional shares of BCE and “encourage (including, without limitation, communications with [BCE]’s directors and management, existing or potential security holders, investors, lenders or strategic partners, and investment and financing professionals) [BCE] to consider or explore [...] extraordinary transactions [...] or changes to [BCE]’s capitalization”.

On April 10, 2007, the Board was updated on the prior day’s meeting with Teachers’ and its SEC filing, as well as the related, extensive media coverage. In light of these recent events, Mr. O’Neill did not participate in this Board meeting. The Board concluded this meeting by reconfirming its view that the position articulated in BCE’s March 29, 2007 press release remained unchanged. However, in light of Teachers’ Schedule 13D filing, the Board requested management and BCE’s financial advisors to undertake an assessment of the implications of a potential unsolicited takeover bid and to further develop other strategic alternatives in that context to enhance shareholder value. The following day, Mr. O’Neill resigned from the board of Teachers’.

Over the next several days there was heightened press speculation concerning a potential privatization of BCE, including certain reports in the media indicating that Teachers’ had put together a mostly Canadian consortium to potentially launch a take-over bid for BCE and had secured equity and debt financing commitments for such a bid. There was also heavy trading activity in the Common Shares, with the closing price of the Common Shares rising from $32.94 on April 5, 2007 to $34.84 on April 13, 2007.

Considering these events, the Board recognized that there was a real prospect of a privatization transaction involving BCE, including a potential unsolicited offer. These events were unfolding in the context of recent and significant private equity activity in the public capital markets, including participation by pension funds and hedge funds. This activity was facilitated by strong debt market conditions, supporting the feasibility of a privatization transaction involving a company of BCE’s size.

At a meeting held on April 14, 2007, the Board reviewed with BCE’s financial and legal advisors the potential strategic alternatives that might be pursued. The Board determined that with regard to the privatization alternative, it was in the best interests of BCE and its Shareholders to ensure against the risk that, if a change of control of BCE became likely, no single bidding group would be able to assemble such an amount of debt and Canadian equity to preclude competing bidding groups from securing the necessary capital to participate in an auction process. Given the requirement for very substantial Canadian equity investment to meet Canadian ownership requirements, this risk was particularly acute given the size of a transaction involving BCE. In light of press reports outlining Teachers’ apparent readiness to proceed with a fully-financed offer, the Board determined that CPP, KKR and Caisse de dépôt et placement du Québec (“Caisse”) might be the most likely parties capable of quickly assembling a second potential bidding group. Therefore, the Board instructed management and BCE’s financial advisors to hold exploratory discussions with these parties to encourage them to assemble a competing bidding group, and to report back to the Board on April 16, 2007 with respect to the results of such efforts.

On April 15, 2007 and April 16, 2007, management and certain of the financial advisors had discussions with representatives of each of CPP, KKR, Caisse and the Public Sector Pension

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Investment Board (“PSP”) regarding their interest in participating in an auction process with respect to a privatization transaction and the negotiation of a non-disclosure and standstill agreement (“NDA”).

COMPLEXITIES RELATED TO THE AUCTION PROCESS

In the context of a potential change of control transaction, the primary goal of the Board from the outset was to foster a competitive process to elicit the highest possible price in a transaction that would have a high probability of being consummated.

The challenge presented by the foreign ownership rules limiting the role that large non-Canadian sources of equity could play in enabling a competitive process, coupled with the limited availability of large pools of Canadian equity capital in relation to BCE’s size, required the Board and, following its formation on April 20, 2007 as discussed below, the Strategic Oversight Committee to actively manage the partnering activities of the various sources of Canadian capital.

In managing such partnering activities, the development of requisite equity syndication rules was important, in that if the rules were too restrictive, they would undermine the consortiums’ confidence in accessing the required equity capital, thereby potentially negatively impacting the bid price. On the other hand, if such rules were too permissive, a particular consortium might be able to assemble a disproportionate share of available Canadian equity to the detriment of other consortiums, thereby also potentially negatively impacting the bid price.

As a result, the Strategic Oversight Committee and the Board took action to facilitate a competitive multi-party private equity auction, by insisting on equity syndication and bidding rules designed to prevent any one party from assembling a disproportionate share of available Canadian equity. These rules involved, among others:

•	limiting the amount of Canadian equity that could be assembled by any one bidding group;

•	precluding exclusive arrangements beyond core members of a bidding group; and

•	limiting, on an individual and aggregate basis, the amount of capital that could be raised by the winning bidding group in post-syndication activities from members of the losing bidding groups.

The Board and, following its formation on April 20, 2007 as discussed below, the Strategic Oversight Committee, with the assistance of the financial and legal advisors, spent significant time addressing the diverging interests and concerns of fiercely competitive bidding groups with respect to virtually every key element of the auction process, including, among other things, requirements relating to access to Canadian equity, post-auction syndication, exclusivity of relationships among members of a bidding group and the auction timeline. The focus of the Strategic Oversight Committee and the Board throughout was to ensure a robust and fair auction process with a view to achieving the best possible offer for Shareholders.

BCE ANNOUNCES STRATEGIC REVIEW PROCESS

During the evening of April 16, 2007, the Board received an update from management and certain of BCE’s financial advisors concerning the emergence of an alternative bidding group to Teachers’ and Providence. BCE entered into an NDA on a non-exclusive basis with each of CPP, Caisse, PSP and KKR (collectively, the “CPP Consortium”), and the Board instructed management that if Teachers’ and Providence wished to enter the process, BCE should also enter into an NDA with each of them on the same terms and conditions.

In discussing next steps with respect to the strategic review process, the Board also determined that in order to ensure efficient oversight of the process a committee of the Board would be established.

BCE issued a press release the next morning announcing that BCE was reviewing its strategic alternatives and would be guided by the goal of maximizing shareholder value. The press release stated that as part of such strategic review, BCE had entered into an NDA on a non-exclusive basis with each member of the CPP Consortium to explore the possibility of taking BCE private and was continuing to explore other alternatives.

On April 17, 2007, management was contacted by John W. Snow, Chairman of Cerberus Capital Management, L.P. (“Cerberus”), who expressed Cerberus’ interest in entering the process. Cerberus was encouraged to identify and attract Canadian equity capital sources to join with Cerberus to form another bidding consortium that could enter the auction process. Similarly, during the period of April 17, 2007 to April 20, 2007, BCE’s financial advisors received numerous inquiries from or on behalf of Teachers’ regarding the process BCE was undertaking. In each conversation, Teachers’ was encouraged to enter into an NDA with BCE.

THE BOARD FORMS THE STRATEGIC OVERSIGHT COMMITTEE

Further to the Board’s decision on April 16, 2007 to form a committee to oversee the strategic review process, the Corporate Governance Committee of the Board met on three occasions between April 17, 2007 and April 20, 2007 to consider the potential composition and mandate of such committee. On April 20, 2007, the Board met to receive the recommendation of the Corporate Governance Committee and after consideration and discussion, the Board authorized the formation of the Strategic Oversight Committee and appointed as its members Mrs. Donna Soble Kaufman (as Chair) and Messrs. André Bérard, James A. Pattison and Thomas C. O’Neill. The Board also decided that the Chair of the Board, Mr. Currie, would join the Strategic Oversight Committee in his capacity as an ex-officio member of all the committees of the Board.

The mandate of the Strategic Oversight Committee provided (among other things) that the Strategic Oversight Committee, on behalf of the Board, was to oversee and direct the review of all strategic alternatives available to BCE, including the privatization of BCE (the “Strategic Review Process”), and the various activities associated therewith, including negotiations with third parties with respect to requests made for confidential information and the terms of any proposed transaction involving BCE.

On April 20, 2007, BCE issued a press release announcing the formation of the Strategic Oversight Committee. From its formation on April 20, 2007 through June 29, 2007 (the date

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the Board agreed to recommend to the Shareholders the Arrangement), the Strategic Oversight Committee held a total of 30 formal meetings. Its members also engaged in substantial additional activity and work on an informal basis to fulfill the Strategic Oversight Committee’s mandate. Throughout the Strategic Review Process, the Strategic Oversight Committee was in direct contact with various interested parties. During the same period, the Board held 10 meetings at which the Strategic Review Process was discussed. Representatives of some or all of BCE’s financial advisors, BMO, CIBC, Goldman Sachs and RBC, of BCE’s legal advisors, Davies Ward Phillips Vineberg LLP (“Davies Ward”), Stikeman Elliott LLP (“Stikeman”) and Sullivan & Cromwell LLP (“Sullivan & Cromwell”) and of the Strategic Oversight Committee’s financial advisor, Greenhill, as well as certain members of senior management, participated in the vast majority of these Strategic Oversight Committee and Board meetings. Blake, Cassels & Graydon LLP (“Blakes”) also acted as regulatory and competition law counsel (together with Stikeman, “BCE’s Regulatory Counsel”). At virtually all of its meetings, the Strategic Oversight Committee held in camera sessions without management present.

As part of the Strategic Review Process, while one alternative under consideration by the Board was a change of control transaction through either the privatization of BCE or a strategic combination (the “Auction Process”), the Strategic Oversight Committee and the Board continued to consider all other strategic alternatives. For more information regarding the strategic combination, see “The Arrangement — Background to the Arrangement — Telus’ Participation in the Auction Process” and for other alternatives, see “The Arrangement — Background to the Arrangement — Alternatives for Enhancing Shareholder Value other than the Auction Process” below.

AUCTION PROCESS

During the period from April 22, 2007 to April 27, 2007, the Strategic Oversight Committee met four times. Over the course of these meetings, the Strategic Oversight Committee reviewed and discussed, with the input of management and the financial and legal advisors, among other matters:

•	the discussions during this period with Teachers’ and Providence (the “Teachers’ Consortium”) regarding certain process guidelines they requested before they would join the Auction Process relating to, among other things, access to Canadian equity, post-auction syndication and exclusivity of relationships;

•	the discussions during this period with the CPP Consortium, including their request for BCE’s consent, as required under the terms of their NDA, to add certain additional Canadian equity participants to their consortium;

•	the discussions during this period with Cerberus and its financial advisors regarding its efforts to identify and attract Canadian equity capital sources to join with Cerberus to form another bidding consortium;

•	the likelihood of other potential bidders joining the process and who those potential bidders might be, including the possibility of a strategic party entering the Auction Process;

•	legal restrictions on the foreign ownership of BCE;

•	the amount, availability and sources of Canadian-based equity capital; and

•	the development of a form of equity bridge facility to potentially be provided by the Canadian financial institutions advising BCE to serve as a temporary source of Canadian equity capital to all private equity bidders joining the Auction Process.

After consideration and discussion, the Strategic Oversight Committee instructed the financial advisors to identify and seek to attract other potential private equity and strategic bidders, and other sources of Canadian equity capital, to join the Auction Process and to continue the development of an equity bridge to be made available to private equity bidders joining the Auction Process. The Strategic Oversight Committee also:

•	approved a timeline and certain fundamental rules of engagement under which the Auction Process would be conducted under the direction and supervision of the Strategic Oversight Committee;

•	approved procedures for the establishment of a data room and the conduct of due diligence by private equity bidders;

•	was provided with a proposed information sharing protocol under which any competitor interested in participating in the Auction Process would have access to confidential information in a staged process, with competitively sensitive information being provided at a later stage subject to certain key conditions; and

•	engaged Lenczner Slaght Royce Smith Griffin LLP on April 26, 2007 as special litigation counsel to advise and assist the Strategic Oversight Committee and the Board.

On April 29, 2007, a Board meeting was held to update the Board on the Strategic Review Process, including the Auction Process. During the meeting, the Board received a detailed report from the Chair of the Strategic Oversight Committee on the Strategic Oversight Committee’s activities since its formation on April 20, 2007. Following the conclusion of the April 29, 2007 Board meeting, BCE issued a press release reaffirming its intention to review all strategic options that could enhance shareholder value, including alternatives other than a privatization transaction and, among other things, that an electronic data room would be opened and made available to qualified bidders upon signing an NDA.

On May 2, 2007, a Board meeting was held during which, among other things, the Chair of the Strategic Oversight Committee updated the Board with respect to the Strategic Review Process, including the status and operation of the data room and protocols implemented to protect competitively sensitive information. The Strategic Oversight Committee advised the Board that after interviewing a number of firms, it had determined to engage Greenhill as independent financial advisor to advise and assist the Strategic Oversight Committee with respect to the Strategic Review Process. An overview was also provided to the Board on the Canadian ownership requirements applicable to BCE and their impact on the privatization alternative.

The financial advisors also updated the Board on their activities, conducted under the supervision of the Strategic Oversight Committee, in connection with the Auction Process. This update included the discussions commenced on April 17, 2007 with

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Cerberus and Cerberus’ efforts to identify available sources of Canadian equity capital to participate in the financing of a bid. They also reported on the discussions with the Teachers’ Consortium and efforts to have the Teachers’ Consortium join the Auction Process, including efforts to assist the Teachers’ Consortium in sourcing Canadian equity capital to participate in the financing of a bid.

During the period from May 2, 2007 to May 15, 2007, the Strategic Oversight Committee met five times. Over the course of these meetings, the Strategic Oversight Committee reviewed and discussed, with the input of management and the financial and legal advisors, and made certain decisions with respect to, among other things:

•	the discussions during this period with the CPP Consortium, including the impact of the withdrawal of PSP from the process and the status of the CPP Consortium’s request for BCE’s consent, as required under the terms of their NDA, to add certain additional Canadian equity participants, including Onex Corporation (“Onex”), to their consortium. The Strategic Oversight Committee did not agree to the CPP Consortium’s request to add Onex or any other participants at that time. (Onex was subsequently allowed to join the CPP Consortium on June 9, 2007);

•	the discussions during this period with Cerberus and its financial advisors regarding their on-going efforts to identify and attract Canadian equity capital sources to join with Cerberus to form another bidding consortium;

•	the discussions during this period between representatives of Goldman Sachs and Greenhill and the Teachers’ Consortium regarding the process guidelines the Teachers’ Consortium requested in order for it to formally join the Auction Process, including guidelines that the Teachers’ Consortium proposed should apply to all bidding groups relating to equity syndication and bidding rules and the timetable for the bids;

•	the efforts of the financial advisors to identify parties who might provide Canadian-based equity capital to bidders in the Auction Process and the continuing efforts to develop an equity bridge to be made available to all private equity bidders to assist them to submit a bid with sufficient committed financing. Ultimately, no equity bridge was provided to any party by the Canadian financial institutions advising BCE; and

•	a detailed analysis of possible Canadian ownership compliant transaction structures and anticipated timeframes under which regulatory approvals could be expected to be obtained in a privatization transaction.

On May 18, 2007, a Board meeting was held to update the Board with respect to the Strategic Review Process, including the Auction Process.

During the period from May 22, 2007 to June 3, 2007, the Strategic Oversight Committee met 11 times. Over the course of these meetings, the Strategic Oversight Committee reviewed and discussed, with the input of management and the financial and legal advisors, among other matters:

•	the progress being made by the CPP Consortium in due diligence;

•	the discussions during this period with Cerberus relating to the negotiation of an NDA and progress made by Cerberus in identifying Canadian equity capital participants. As Cerberus had planned to partner with a competitor in the media industry, the Strategic Oversight Committee also focused on the need to ensure that proper procedures were implemented to protect certain competitively sensitive information from such party, given that this party competes with BCE in some lines of business. Ultimately, such party did not participate in the process after executing an NDA and was never provided access to competitively sensitive information of BCE; and

•	the discussions during this period with the Teachers’ Consortium with regard to the negotiation of an NDA and certain matters previously raised by the Teachers’ Consortium with regard to the process guidelines they requested in order to join the Auction Process.

Over the course of these meetings, the Strategic Oversight Committee, together with management and the financial and legal advisors, also continued work on formulating and refining proposed bidding and equity syndication rules.

During this period, the Strategic Oversight Committee instructed the financial and legal advisors in the course of their on-going discussions and negotiations with each of the CPP Consortium, the Teachers’ Consortium and Cerberus. The Strategic Oversight Committee also met separately on several occasions with representatives of each of the CPP Consortium and the Teachers’ Consortium regarding their respective concerns and requests in relation to the formulation of bidding and equity syndication rules.

On May 22, 2007, Cerberus and a group of Canadian investors (together, the “Cerberus Consortium”) entered into NDAs with BCE and joined the Auction Process. The following day a press release was issued by BCE to that effect.

On each of May 27, 2007 and June 3, 2007, a Board meeting was held to update the Board with respect to developments in the Auction Process. During such meetings, the Board received reports on the formulation and refinement of the proposed bidding and equity syndication rules, as well as the recommendations of the Strategic Oversight Committee with respect to the risks and benefits of such rules on the competitiveness of the Auction Process and made certain decisions in that respect.

On June 4, 2007, Teachers’ filed an amended Schedule 13D indicating that it had purchased additional Common Shares of BCE, between May 23, 2007 and June 1, 2007, at prices ranging from $39.33 to $39.73, thereby increasing its percentage ownership of Common Shares from approximately 5.3% to approximately to 6.3%.

Guidelines relating to the Auction Process were agreed between Teachers’ and Providence and BCE on June 5, 2007. On the same day, each of Teachers’ and Providence entered into an NDA with BCE and joined the Auction Process. A press release was issued by BCE to that effect. On the following day, Madison Dearborn Partners, which BCE learned subsequently had been engaged in discussions with Teachers’ and Providence periodically for several months regarding BCE, executed an NDA and joined the Teachers’ Consortium.

BIDDING AND EQUITY SYNDICATION RULES

On June 8, 2007, following a review of the material terms of the proposed bidding rules with the Board at its meetings held on

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June 3, 2007 and June 5, 2007, the Strategic Oversight Committee approved the bidding rules (“Bidding Rules”) and a proposed form of definitive transaction agreement prepared by BCE’s legal advisors that would be provided to each of the participants in the Auction Process. On June 13, 2007, the financial advisors provided such rules and the form of definitive transaction agreement to each of the participants in the Auction Process.

The Bidding Rules set out the details required with respect to the submission of offers (“Offers”) by the participants in the Auction Process. Under the Bidding Rules, the deadline for submission of Offers was established as 9:00 a.m. on June 26, 2007. The Bidding Rules required the submission of, among other things:

•	details on the proposed purchase price and form of consideration per share for the Common Shares of BCE, as well as the proposed treatment of each series of Preferred Shares of BCE and of the debt securities issued by BCE and its Subsidiaries;

•	a detailed mark-up of any proposed changes to the definitive transaction agreement circulated by BCE;

•	fully executed equity and debt commitment letters sufficient to support the Offer;

•	details demonstrating compliance with Canadian regulatory restrictions on foreign ownership and control; and

•	details of the bidder’s intentions regarding any syndication of a portion of the equity of the purchaser entity.

On June 15, 2007, the Strategic Oversight Committee approved equity syndication rules (“Equity Syndication Rules”) that would thereafter apply to the Auction Process and, on June 18, 2007, the financial advisors provided such rules to each of the CPP, Teachers’ and Cerberus consortiums. For a description of the Equity Syndication Rules as ultimately reflected in the Definitive Agreement with the Purchaser, see “Summary of Definitive Agreement — Equity Syndication” below.

PRIVATE EQUITY ACTIVITIES LEADING TO BID SUBMISSION DATE

During the three weeks in June leading up to the June 26, 2007 bid submission date, each of the CPP, Teachers’ and Cerberus consortiums conducted due diligence in the electronic data room of BCE, undertook their own activities with respect to securing equity and debt commitments to finance their respective Offers to be submitted in the Auction Process and received management presentations with respect to the various aspects of BCE’s businesses, including operational, financial and legal aspects thereof. Approximately 100 due diligence meetings were held by management with the bidding consortiums throughout the Auction Process. The Strategic Oversight Committee and the Board held numerous meetings during these weeks to receive updates with regard to the activities of the consortiums and instruct the financial and legal advisors and management. Each of the three consortiums also submitted mark-ups of the proposed definitive transaction agreement to BCE. BCE’s financial and legal advisors held discussions with each consortium’s advisors concerning issues arising out of such mark-ups. On June 22, 2007, the financial advisors provided each consortium with a revised form of definitive transaction agreement prepared by BCE’s legal advisors.

On the evening of June 25, 2007, Caisse and Onex indicated that they were withdrawing from the CPP Consortium.

TELUS’ PARTICIPATION IN THE AUCTION PROCESS

Along with the option of privatizing BCE, the Board considered the possibility of a transaction that would combine BCE with another telecom operator.

Given Canadian ownership requirements, the Board believed that the possibility of participation by foreign operators in the Auction Process was remote.

With respect to a Canadian alternative, with the assistance of management and its financial and legal advisors, the Board had considered in the past a potential combination of BCE with Telus.

In the current context, the Board focused its attention on Telus as the only feasible possibility for a transaction with another telecom operator.

COMPLEXITIES RELATED TO TELUS’ PARTICIPATION IN THE AUCTION PROCESS

In the context of a change of control transaction with a competitor, the Board considered certain issues which would have an impact on value, completion risks and the competitiveness of the Auction Process. These included the inherent competition law issues and their impact on the Board’s goal of eliciting the highest possible price in a transaction that would have a high probability of being consummated, and the risks associated with sharing competitively sensitive information with a competitor. With respect to the exchange of such information, the Board also assessed the impact on both the competitive position of BCE and the confidence of private equity participants that BCE’s business would not be impaired.

In order to fully assess the probability of a BCE/Telus combination being consummated, the Board and the Strategic Oversight Committee considered, among other things, the following elements:

•	the degree of existing competitive overlap in the businesses carried on by BCE and Telus;

•	the nature, extent and scope of possible remedies that might be acceptable under competition law;

•	the impact of such remedies on the synergies that might be available to the combined entity and the consequent impact on the value of any such transaction;

•	the allocation of regulatory risks between the parties and the impact of such allocation on the value of any such transaction to BCE shareholders and the likelihood of its completion; and

•	the length of time that would likely be required for review by regulatory authorities in light of the complexities of any such transaction.

Throughout the process, at various meetings, Telus indicated to the management of BCE and BCE’s Regulatory Counsel that, while interested in the possibility of a combination, Telus would pursue such a transaction only if it could be completed in a manner that furthered its strategy of expanding nationally in the areas of wireless and data. Telus indicated it intended to seek

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assurances from the Government that divestitures in these areas would not be required for competition law reasons.

Consistent with this position, Darren Entwistle, the Chief Executive Officer of Telus, publicly stated in media interviews, as reported in the press on June 22, 2007 and June 26, 2007 respectively, that in light of Telus’ strategy for national expansion in the areas of wireless and data, he did not “think divestiture of wireless subscribers would be consistent with [Telus’] strategy of growing [Telus’] business” and that “anything that would reflect the regulatory outcome that would be dilutive or contrary to that strategy would not hold a large interest for [Telus].”

Hence, given Telus’ stated position on competition law remedies, both in the press and to BCE’s Regulatory Counsel, a key consideration for the Board throughout the process was to assess the likelihood that a transaction along these lines could secure the necessary regulatory approvals and actually be consummated.

As noted above, given that BCE and Telus compete in wireless and business services, the Board also considered the risks inherent in sharing competitively sensitive information with one of BCE’s main competitors. In this respect, BCE had developed earlier in the process an information sharing protocol that was consistent with protocols for transactions involving significant competitors.

This information sharing protocol provided for a staged process for the sharing of confidential information, with competitively sensitive information to be provided, if appropriate, only at a later stage once valuation issues and transaction certainty in terms of regulatory approvals and regulatory risk allocation had been satisfactorily addressed. The Board believed that a staged process was necessary in light of the competitive intensity between the companies, and that the premature sharing of competitively sensitive information could:

•	be detrimental to BCE’s competitive positioning in the future if no transaction were to be concluded with Telus;

•	have a potential negative impact on the continuing participation of private equity bidders in the Auction Process if they believed that BCE was compromising its competitive position; and

•	expose BCE to potential competition law risks.

BCE and Telus had extensive discussions with regard to the sharing of information and agreed to exchange confidential information that did not raise competition law or competitive concerns.

CONTACTS WITH TELUS

At the April 16, 2007 Board meeting, the Board asked that management, with the assistance of financial advisors, explore the feasibility of a combination with Telus as part of the Auction Process. Mr. Sabia contacted Mr. Entwistle on May 3, 2007 to gauge Telus’ interest in considering a potential transaction with BCE and arrange a meeting at the earliest opportunity.

On May 2, 2007 a Board member, Brian Levitt, advised the Board that the law firm of which he is a partner and co-chair had accepted a retainer from a party (whose identity he was not at that time free to disclose) that was considering whether to participate in the Auction Process. Mr. Levitt advised the Board that customary arrangements had been instituted by his firm to isolate him from any involvement in, or knowledge of or arising from, the retainer. The Board determined, and Mr. Levitt agreed, that Mr. Levitt would continue to participate in Board deliberations relating to the Strategic Review Process until such time as his firm advised him that its client had determined to become active in a possible transaction with BCE, at which time the Board would require Mr. Levitt to recuse himself from further Board discussions relating to the Strategic Review Process.

On May 15, 2007, Mr. Sabia met with Mr. Entwistle in Vancouver. Mr. Entwistle indicated a potential interest in pursuing a combination of the two companies, subject to the Government’s willingness to permit the full consolidation of the wireless businesses of BCE and Telus. After reporting Telus’ interest to the Board on May 18, 2007, a follow up meeting was scheduled for May 25, 2007 between BCE and Telus.

On May 17, 2007, Mr. Levitt advised Mr. Currie and Mrs. Kaufman that he had been advised by his law firm that its client had determined to become active in a possible transaction with BCE and, in accordance with the arrangement previously agreed to between Mr. Levitt and the other Board members, Mr. Levitt advised the Board that he would recuse himself from any further Board deliberations relating to the Strategic Review Process. The client was identified in due course to be Telus.

On May 25, 2007, Messrs. Sabia, Scott Thomson, Executive Vice-President, Corporate Development of BCE, and Lawson Hunter, Executive Vice-President, Chief Corporate Officer of BCE, met with Messrs. Entwistle and Robert McFarlane, Chief Financial Officer of Telus (who participated by phone), and Ms. Janet Yale, Executive Vice-President, Corporate Affairs of Telus, in Toronto. Telus outlined its views in a brief presentation of the communications and government relations positioning along with its views of the potential benefits of a BCE/Telus combination. Mr. Entwistle expressed the view he subsequently stated publicly that Telus would not be interested in a transaction if wireless subscribers of either Bell Canada or Telus were to be divested.

At that meeting, in order to further advance the process and in accordance with the information sharing protocol previously presented to the Strategic Oversight Committee, Telus was asked to submit a preliminary indication of interest as quickly as possible. On June 6, 2007, Telus submitted a written preliminary expression of interest to BCE that contemplated a mixed stock and cash transaction.

On June 8, 2007, the Strategic Oversight Committee met and received a preliminary analysis from Goldman Sachs of Telus’ expression of interest. Representatives of Goldman Sachs expressed the view, and representatives of both CIBC and Greenhill concurred, that the indicative range of values per Common Share of Telus’ proposal was less than the preliminary indicative value range of $38 to $40 per Common Share initially proposed by Teachers’/Providence and CPP/KKR, respectively. Among other things, Goldman Sachs’ view was based upon the cash/stock mix of the consideration, the exchange ratio associated with the proposal, the prevailing Telus share price, and Telus’ expected share price reaction to a public announcement of any BCE/Telus combination.

Notwithstanding the valuation and regulatory issues associated with Telus’ expression of interest, the Strategic Oversight

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Committee was of the view that it should continue to advance discussions with Telus, and therefore instructed management and BCE’s financial advisors to deliver a detailed form of NDA to Telus, to finalize the setting up of a separate electronic data room for Telus and to coordinate a meeting between BCE’s Regulatory Counsel and Telus’ regulatory counsel with a view to obtaining a more detailed understanding of the perspectives of both companies with respect to regulatory approvals.

On June 9, 2007, an NDA was forwarded to Telus. Management, with the assistance of Goldman Sachs and legal advisors, also continued work on setting up a separate electronic data room for Telus. Discussions between BCE and Telus and their respective advisors took place between June 9, 2007 and June 12, 2007 regarding, among other things, the negotiation of the NDA and an appropriate information sharing protocol. Given that Telus’ proposal involved a substantial stock component, BCE also needed to conduct due diligence on Telus, and therefore any information sharing protocol needed to have a mutual application.

On June 12, 2007, the Strategic Oversight Committee met to review a letter from Mr. Entwistle and Brian A. Canfield, the Chairman of the Board of Telus, requesting, among other things, an extension of the bidding deadline and full access to BCE information, including BCE’s competitively sensitive information. The Strategic Oversight Committee advised Telus later that same day that BCE would not agree to its requests and the reasons therefor. The Strategic Oversight Committee confirmed, however, its willingness to share appropriate information with Telus as soon as an NDA was finalized, but emphasized the importance of addressing the mutual information requests on a staged basis where more sensitive information would be provided, if appropriate, once both parties had better visibility as to the regulatory feasibility of Telus’ proposal and its relative attractiveness to BCE’s shareholders.

Over the next several days, the NDA continued to be actively negotiated, particularly in respect of the mutual treatment and disclosure of competitively sensitive information. On June 18, 2007, an NDA was agreed upon and BCE and Telus exchanged indices for their respective electronic data rooms, which opened the following day. It was not however possible to reach an agreement on the basis of the protocol advanced by BCE with respect to the most competitively sensitive information and thereby satisfy the concerns of the Board. On the same day, Goldman Sachs provided Telus with the Bidding Rules.

On June 20, 2007, the financial advisors sent a draft form of arrangement agreement prepared by BCE’s legal advisors to Telus and reiterated the Board’s focus on a transaction that would have a high probability of being consummated. Later that evening, BCE learned that Telus’ participation in the Auction Process had leaked to the media and, accordingly, BCE issued a press release. The following day, Mr. Entwistle held a press conference during which he indicated that Telus believed it was “well positioned to come forward within the timelines that had been defined, to put an offer on the table that [Telus] believe[d] would be attractive to the shareholders of BCE”. Mr. Entwistle also stated during this press conference his views with respect to potential remedies that might be proposed to address competition law concerns.

On June 22, 2007, Messrs. Sabia and Hunter updated the Strategic Oversight Committee on their conversations earlier in the week with various Government officials concerning the process the Government would follow in reviewing any transaction involving BCE. Senior officials confirmed to management that in the event of either a going private transaction or a transaction with a competitor, the Government would rigorously review any transaction in conformity with all applicable laws and procedures. The feedback received was consistent with the views publicly articulated subsequently by Isabelle Fontaine, spokesperson to Industry Minister Maxime Bernier and by Prime Minister Stephen Harper, who said: “The Government is going to be very loath to substitute political judgment on a matter which it thinks should be settled at arm’s length from the government. [...] There are regulatory processes under the law. The government will respect those.”

From May 26, 2007 to June 25, 2007, three meetings were held between representatives of each of Telus and BCE to discuss the regulatory issues associated with a potential BCE/Telus combination. At these meetings, Telus representatives acknowledged that there were potential competition law concerns and suggested that the wireless issues could be addressed by encouraging the emergence of a third wireless player in Canada through the Government’s upcoming spectrum auction.

On June 24, 2007, the Board reviewed with BCE’s Regulatory Counsel:

•	the tests and criteria that the Competition Bureau would likely apply in determining the remedies required for a BCE/Telus combination to be approved in a timely fashion;

•	the nature of the remedies that BCE’s Regulatory Counsel expected would likely be required for approval; and

•	the likelihood that the type of remedies suggested by Telus would be accepted by the Competition Bureau.

The Board concluded that regulatory approval of a BCE/Telus combination, as compared to prospective proposals from other participants in the Auction Process, carried a significantly higher degree of completion risk and would require a longer regulatory review in light of the type and scope of remedies that would likely be required by the Competition Bureau.

On the morning of June 26, 2007, Telus issued a press release announcing that it would not submit an offer. Subsequent to the announcement by BCE on June 30, 2007 that it had entered into a definitive agreement with the Teachers’ Consortium, Telus announced on August 3, 2007 that it did not intend to submit a competing offer to acquire BCE.

ALTERNATIVES FOR ENHANCING SHAREHOLDER VALUE OTHER THAN THE AUCTION PROCESS

Significant time was spent by the Strategic Oversight Committee and the Board examining possible alternatives to enhance shareholder value other than the Auction Process. On March 7, 2007, in addition to reviewing an analysis of the privatization alternative, the Board reviewed analyses from management, Goldman Sachs and RBC assessing the potential value associated with executing on BCE’s business plan and remaining a stand-alone entity as well as other alternatives. Following the April 17, 2007 announcement, internal work on alternatives to a change of control transaction continued. Management worked primarily with CIBC and Goldman Sachs to analyze various alternatives to a change of control transaction, including a recapitalization, the

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break-up of BCE and an alternative that involved a substantial infusion of capital and increased borrowings, while maintaining publicly traded equity for Shareholders.

On June 8, 2007, CIBC and Goldman Sachs reviewed with the Strategic Oversight Committee various recapitalization alternatives. The analysis focused primarily on two scenarios, namely, the addition of leverage to a point that maintained the lowest investment grade credit rating for BCE debt and the addition of further leverage in an attempt to replicate the leverage levels used by private equity but in a public vehicle. The consensus view of the financial advisors was that the alternatives considered had the potential to increase shareholder value from the undisturbed share price of $30.13 per Common Share (being the closing price of the Common Shares on March 28, 2007, the last trading day before there was public speculation about a possible transaction involving BCE), but were not expected to achieve a present value that would be competitive with the price anticipated from the Auction Process.

On June 15, 2007, CIBC reviewed with the Strategic Oversight Committee its analysis of a potential break-up of BCE in an attempt to enhance shareholder value. The consensus view of the financial advisors was that this alternative had the potential to increase shareholder value from the undisturbed share price of $30.13 per Common Share, but was not expected to achieve a present value that would be competitive with the price anticipated from the Auction Process.

On June 24, 2007, CIBC reviewed with the Board alternatives to a change of control transaction. At this meeting, CIBC reviewed with the Board the analyses prepared for the Strategic Oversight Committee, the value expected to result from an infusion of capital and the recapitalization of BCE while maintaining publicly traded equity for Shareholders, and the potential value associated with executing on BCE’s business plan and remaining a stand-alone entity. The consensus view of the financial advisors was that the alternatives considered had the potential to increase shareholder value from the undisturbed share price of $30.13 per Common Share, but were not expected to achieve a present value that would be competitive with the price anticipated from the Auction Process.

OFFERS SUBMITTED ON JUNE 26, 2007

On June 26, 2007, Offers were submitted by each of the CPP Consortium, the Teachers’ Consortium and Cerberus. On June 27, 2007, the Strategic Oversight Committee met with representatives of Goldman Sachs, Greenhill, Stikeman and Sullivan & Cromwell, as well as management, to receive a preliminary report on the Offers submitted and to establish the next steps. Between June 26, 2007 and June 28, 2007, BCE’s legal and financial advisors continued to engage in discussions with the advisors to each of the CPP Consortium, Teachers’ Consortium and Cerberus concerning certain issues arising from the proposed contractual terms of their Offers.

Each of the Offers submitted by the CPP Consortium and the Teachers’ Consortium, respectively, was an all-cash Offer, while the Offer from Cerberus consisted of cash and stock (in the form of “roll-over” or “stub-equity”), with the substantial portion of the Offer value in cash.

The Strategic Oversight Committee also discussed with its financial and legal advisors the advisability of seeking to re-engage Telus in the Auction Process. Given the regulatory and transactional risks and delay associated with a BCE/Telus combination and the consistent position taken by Telus representatives with respect to potential competition law remedies, as well as the value put forth by Telus in its preliminary indication of interest relative to the value of the Offers, the Strategic Oversight Committee determined that it would be imprudent to put the Auction Process at risk by actively seeking to re-engage Telus in light of other credible and fully developed private equity proposals and bearing in mind the increasing volatility and uncertainty in the debt markets.

On June 28, 2007, the Strategic Oversight Committee met with the financial and legal advisors, as well as management, and reviewed, analyzed and evaluated in detail each of the Offers submitted by each of the CPP Consortium, Teachers’ Consortium and Cerberus, including, among other things, the following key elements:

•	the value of the Offer prices per Common Share;

•	the Offer structures;

•	the treatment of the Preferred Shares;

•	the treatment of the existing debentures and other debt obligations of BCE and its Subsidiaries;

•	the level of equity in the pro forma capitalization;

•	the nature of the financing commitments;

•	the level of debt financing and the level of additional liquidity;

•	the level of equity ownership by each participant and equity syndication intentions;

•	the mark-ups of the definitive transaction agreements submitted, including the principal issues, such as closing conditions and allocation of regulatory and other risks and their impact on the closing of the transaction;

•	the size of the proposed termination fees; and

•	the proposed terms of the “fiduciary-out” provisions with respect to the Board’s ability to consider and recommend a superior proposal in the event one were to be submitted post-announcement of a transaction.

The Strategic Oversight Committee also reviewed and analyzed, with the financial and legal advisors, certain other relevant aspects relating to the Offers, including, among other things, certain credit statistics and proposed sources and uses of funds, as well as the expected return on equity, given various sensitivities, to private equity bidders in order to assess their ability to pay a higher price.

At that meeting, regulatory, financial and other issues associated with a potential transaction with Telus were also reviewed extensively. The Strategic Oversight Committee assessed the likelihood of potential regulatory remedies and their impact on the value to Shareholders, and took into account the critical timing element of concluding the Auction Process expeditiously principally as a result of the increasing volatility and uncertainty in the debt markets. The Strategic Oversight Committee also considered the fact that, if it chose to do so, Telus would have the opportunity to make a superior proposal following the announcement of a transaction, subject to BCE’s obligation to

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pay the break-up fee described below under “Summary of Definitive Agreement — Termination Fee, Break-Up Fee and Expenses Reimbursement — Termination Fee Payable by BCE”. On that basis, the Strategic Oversight Committee recommended that the Auction Process should not be put at risk by delaying a decision in order to re-engage Telus in further discussions.

Following these analyses, and having received the advice of each of the financial advisors, all of whom concurred, as well as the legal advisors, the Strategic Oversight Committee concluded that one or more of the Offers submitted could lead to an acceptable transaction and that final stage negotiations should be concluded as rapidly as possible in order to ensure that such Offers were preserved, especially in light of the ongoing deterioration in the debt markets. The Strategic Oversight Committee instructed the financial and legal advisors to continue such discussions and to request that each of the CPP Consortium, Teachers’ Consortium and Cerberus put their best offer forward before the meeting of the Board scheduled for the next day.

RECOMMENDATION OF THE STRATEGIC OVERSIGHT COMMITTEE AND BOARD DETERMINATION

On the morning of June 29, 2007, the Strategic Oversight Committee met again with the legal and financial advisors, as well as management, to receive an update on the negotiations.

A Board meeting followed, at which Goldman Sachs reviewed with the Board its comparative analysis of the Offers submitted by each of the CPP Consortium, the Teachers’ Consortium and Cerberus, as updated to reflect the revised terms of the Offers as submitted pursuant to discussions and negotiations over the previous 24 hours. Goldman Sachs indicated that the Teachers’ Consortium, whose Offer was to expire at 7:00 p.m. on June 29, 2007, had increased during the course of the Board meeting its Offer price to $42.75 per Common Share.

The financial and legal advisors reviewed in detail with the Board the key terms and attributes of each of the Offers, including all the key elements reviewed by the Strategic Oversight Committee on June 28, 2007.

The Board also reviewed the potential risks associated with the transaction structure proposed by Cerberus. The Board was advised that Cerberus’ Offer structure potentially carried a higher degree of regulatory risk than the other two Offers in light of the Canadian ownership requirements. The financial advisors discussed with the Board the implied trading value of the stock portion of Cerberus’ Offer highlighting, among other things, the differences between the investment attributes of the Common Shares prior to any transaction as a low-leverage and regular dividend paying investment compared to the attributes of the Common Shares in the Cerberus Offer, as a high-leverage investment without dividends.

The Board also reviewed with the financial advisors the recent changes in the debt markets, the risks to the financing commitments of the bidders if conditions in the debt markets continued to weaken, and consequently the need to conclude the Auction Process in a timely fashion.

The Board agreed with the Strategic Oversight Committee’s recommendation not to put the Auction Process at risk by delaying a decision in order to re-engage Telus in discussions.

After comparing the three Offers, the Board determined, based on the recommendation of the Strategic Oversight Committee, that the Teachers’ Consortium’s revised $42.75 Offer, along with its terms and conditions, was clearly superior to the other Offers and instructed the financial and legal advisors to conclude negotiations with the Teachers’ Consortium on the remaining outstanding issues, including the termination fees and the terms of the “fiduciary-out” provisions of the definitive transaction agreement, with a view to concluding a definitive transaction agreement that evening or by June 30, 2007.

The Board remained in session throughout the afternoon and into the evening of June 29, 2007 while the financial and legal advisors negotiated the final terms with the Teachers’ Consortium. From time to time throughout the afternoon and evening, the financial and legal advisors reported back to the Board on the progress of negotiations and received instructions from the Board. During the Board meeting, Cerberus proposed additional modifications to its Offer. Following a review and discussion, the Board concluded that given the regulatory and financing uncertainty of the revised proposal as well as valuation considerations related to the public equity stub, the Teachers’ Consortium Offer was still clearly superior to the other Offers and that the financial and legal advisors should continue their work to conclude negotiations with the Teachers’ Consortium.

In connection with the evaluation by the Board and the Strategic Oversight Committee of the Arrangement, the Board and the Strategic Oversight Committee received opinions from each of BMO, CIBC and RBC in respect of the fairness, from a financial point of view, of the Consideration offered to Common Shareholders and Preferred Shareholders under the Arrangement. The Board also received an opinion from Goldman Sachs, and the Strategic Oversight Committee also received an opinion from Greenhill, in respect of the fairness, from a financial point of view, of the Consideration to be paid to Common Shareholders under the Arrangement. The Fairness Opinions are summarized in this information circular under “The Arrangement — Fairness Opinions”, and the full texts of the Fairness Opinions, which set forth the assumptions made, information reviewed, matters considered and limitations on the scope of the reviews undertaken, are attached at Appendices “C” to “G”.

Later that evening, the financial and legal advisors reported to the Board on the outcome of the final negotiations with the Teachers’ Consortium and, by a unanimous vote of the directors, other than Mr. Levitt who had previously recused himself (see “The Arrangement — Background to the Arrangement — Contacts with Telus” above), the Board:

•	determined that the Arrangement is fair to the Shareholders and in the best interests of BCE;

•	authorized and approved the Definitive Agreement; and

•	recommended that the Shareholders vote in favour of the Arrangement Resolution.

 RECOMMENDATION OF THE BOARD

The Board has unanimously determined that the Arrangement is fair to the Shareholders and in the best interest of BCE and unanimously recommends that Shareholders vote FOR the Arrangement Resolution. Reference in this information circular to the unanimous determination of the Board does not include Mr. Levitt, who was recused on May 17, 2007 from further

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discussions of the Board relating to the Strategic Review Process and did not vote in respect of the Arrangement. See “The Arrangement — Background to the Arrangement — Contacts with Telus” above.

 REASONS FOR THE ARRANGEMENT

The Board, acting with the advice and assistance of the Strategic Oversight Committee and its financial and legal advisors, carefully evaluated the Offer of the Teachers’ Consortium, including the terms and conditions of the Definitive Agreement. On June 29, 2007, the Board by a unanimous vote of the directors, other than Mr. Levitt who was previously recused (see “The Arrangement — Background to the Arrangement — Contacts with Telus”), determined that the Arrangement is fair to the Shareholders and in the best interests of BCE, and recommended that Shareholders vote in favour of the Arrangement Resolution. In reaching these determinations, the Board considered, among other things, the following factors and potential benefits and risks of the Arrangement:

•	the Board’s conclusion, after a thorough review and after receiving the advice of its legal and financial advisors, that the value offered to Common Shareholders under the Arrangement is more favourable to Common Shareholders than the potential value that might have resulted from other strategic alternatives then reasonably available to BCE, including remaining a publicly traded company and pursuing BCE’s current business plan, recapitalizing BCE through various leveraging and share repurchase transactions or breaking up BCE and spinning off certain of its component parts. In each case, the Board took into consideration the potential rewards, risks and uncertainties associated with those other alternatives, each within a timeframe comparable to that in which the Arrangement is expected to be completed. The Board also considered the fact that the cash Consideration per Common Share allows Common Shareholders to realize in the near term a value, in cash, for their investment that is fair and provides Common Shareholders certainty of value for their Common Shares;

•	the current and historical market valuation multiples of the Common Shares relative to those of other industry participants and general market indices, and the fact that the $42.75 per Common Share to be paid in cash as consideration under the Arrangement represents:

•	a 41.9% premium to the closing price of Common Shares on March 28, 2007, the last trading day before there was public speculation about a possible transaction involving BCE;

•	a 40.1% premium to the average closing price of Common Shares for the three-month period ending on March 28, 2007; and

•	a 6.0% premium to the closing price of Common Shares on June 29, 2007, the last trading day before the Definitive Agreement was executed;

•	the fact that the Consideration per Common Share to be paid under the Arrangement was achieved through a public and competitive auction process conducted over two and one-half months featuring multiple bidders and multiple credible and well-developed bids, and that the course of negotiations between BCE and the Teachers’ Consortium resulted in a higher price per Common Share than the original Offer price submitted by the Teachers’ Consortium and was, in the opinion of the Board and the Financial Advisors, clearly superior to any other Offer by any bidder who participated in the Auction Process;

•	the evaluation by the Board of a potential combination of BCE with Telus, and the potential risks to BCE (many of which are beyond BCE’s control) associated with achieving this alternative. These risks included the uncertainty as to the regulatory outcome and timing in respect of any such transaction, the potential synergies that could be lost or delayed as a result of any such regulatory remedies, the potential that any agreed to transaction would not proceed if regulatory approvals were not obtained, or were not obtained on desired terms and conditions, the potential disruption to BCE that could result from the pursuit of any such alternative, including with respect to management and employee attrition and disruption, and the potentially negative competitive position that BCE could be placed in as a result of the pursuit of such an alternative, including the long-term negative impact on shareholder value that could arise from a failure to complete such a strategic alternative;

•	the fact that the Consideration to be received by Preferred Shareholders under the Arrangement is equal to or higher than the par value and redemption value of the respective series of such Preferred Shares, together with accrued but unpaid dividends to the Effective Date;

•	the fact that the terms of the Arrangement comply with the terms of the indentures (the “Indentures”) governing the rights of the debentureholders and the obligations of BCE and its Subsidiaries to the debentureholders, which terms are available publicly on BCE’s corporate website;

•	the sizeable equity investment by the Teachers’ Consortium relative to that proposed by other bidders;

•	the reputation of the members of the Teachers’ Consortium in the Canadian and U.S. capital markets;

•	the fact that the terms of the Indentures do not contain “change of control” provisions or similar provisions that would require BCE or its Subsidiaries to redeem the debentures in the event of a change of control. The Board considered that, in the absence of such a provision and provided that the terms of the Indentures were honoured, no debentureholder could reasonably expect BCE to reject a change of control transaction that maximized shareholder value on the basis of any negative impact on the debentureholders;

•	the fact that the proposed impact of the Offers on the debentureholders was substantially similar among the three Offers;

•	the fact that in the debt markets that BCE has accessed, contract terms of the debt were the subject of extensive negotiations between sophisticated commercial parties with access to financial and legal advice, such that the debentureholders could not reasonably expect to have the benefit of protections that were not negotiated and agreed to by BCE, and these contract terms were factored into the pricing of the debt securities at the time of issuance; and that, to the extent the Indentures contain leverage restrictions or limit the ability of BCE or its Subsidiaries to grant security, these restrictions and limitations will be complied with in

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connection with the Arrangement and the financing arranged by the Purchaser;

•	the fact that the terms of the Debt Commitment Letter provide that, pursuant to the terms of the 76 Indenture and 97 Indenture, the non-subordinated debentureholders would receive pari passu security interests in the assets of Bell Canada, which protection such debentureholders do not currently enjoy, as well as the express subordination of a portion of Bell Canada’s guarantee of the obligations of the Purchaser to certain of the non-subordinated debentureholders;

•	the content of BCE’s public statements prior to undertaking its Strategic Review Process, in which BCE provided appropriate disclaimers and cautions as to forward-looking statements, and in which the Board expressly retained the flexibility and ability to react to changing circumstances as appropriate or required in the exercise of its fiduciary duties;

•	a comparison to recent leveraged buyout transactions, including the treatment of debt and other relevant market experience;

•	the fact that the Board had not sought out or initiated the Auction Process;

•	the fact that it would not be appropriate in light of the clear terms of the Indentures to effectively provide the debentureholders with a veto over a transaction that was in the interests of the Shareholders, nor would the Board have fulfilled its duties had it negotiated a transaction that provided less value to Common Shareholders in order to provide debentureholders with additional protections that they did not bargain for or obtain under the terms of the Indentures;

•	subject to the assumptions made, information reviewed, matters considered and limitations on the scope of the reviews undertaken, the opinions rendered to the Board by each of BMO, CIBC and RBC as of June 29, 2007 in respect of the fairness, from a financial point of view, of the Consideration offered to Common Shareholders and Preferred Shareholders under the Arrangement;

•	subject to the assumptions made, information reviewed, matters considered and limitations on the scope of the review undertaken, the opinion rendered to the Board by Goldman Sachs as of June 29, 2007 in respect of the fairness, from a financial point of view, of the Consideration to be paid to Common Shareholders under the Arrangement;

•	the terms of the Definitive Agreement as reviewed by the Board, including:

•	the fact that the Consideration to be received by the Shareholders is to be paid in cash;

•	the fact that BCE’s and the Purchaser’s respective representations, warranties and covenants, and the conditions to their respective obligations, are reasonable in the judgment of the Board following consultations with its advisors, and were the product of extensive negotiations between BCE and its advisors and the Purchaser and its advisors;

•	the fact that the Purchaser’s obligation to consummate the transaction under the terms of the Definitive Agreement is not subject to a financing condition;

•	the Board’s conclusion, following consultation with its Financial Advisors, that the Purchaser Parties have the financial capacity to consummate the Arrangement based on the terms of the Debt Commitment Letter and the Equity Commitment Letters, which contained only limited customary conditions;

•	the fact that any assistance by BCE and its Subsidiaries with the financing to be arranged by the Purchaser must comply with all of the terms of the Indentures, including the restrictions in the 76 Indenture on the amount of debt that can be guaranteed on a non-subordinated basis by Bell Canada and the requirement to provide a senior security interest in respect of debentures issued under the 76 Indenture and 97 Indenture pursuant to their respective negative pledge covenants;

•	the fact that it is a mutual condition precedent to effecting the Arrangement that BCE and the Purchaser receive an opinion from a nationally recognized valuation firm to the effect that BCE will, subject to certain qualifications, be solvent as of the Effective Time and immediately following completion of the Arrangement;

•	the likelihood of receiving timely regulatory and competition law approvals to complete the Arrangement;

•	BCE’s ability, under the Definitive Agreement, under certain circumstances, to consider and respond to an Acquisition Proposal, and if the Board determines in good faith after consultation with its financial advisors and outside legal counsel that such Acquisition Proposal is a Superior Proposal, and the Purchaser chooses not to propose improvements to the Definitive Agreement to make the original Definitive Agreement match such proposal, BCE’s ability to terminate the Definitive Agreement and accept the Superior Proposal upon the payment of the Termination Fee, and the Board’s judgment that the Termination Fee is reasonable in the context of break-up fees that have been negotiated in other transactions and would not preclude another party from making an Acquisition Proposal;

•	the Board’s ability, under the Definitive Agreement, to withdraw, modify or amend the Board’s recommendation that Shareholders vote to approve the Arrangement Resolution under certain circumstances, subject to BCE’s payment of the Termination Fee if the Purchaser elects to terminate the Definitive Agreement;

•	the fact that, under the Definitive Agreement, the Purchaser must ensure that any financing arranged by the Purchaser, when taken together with all other transactions contemplated by the Definitive Agreement, must comply in all material respects with the requirements of BCE’s existing indebtedness and under all applicable laws;

•	the fact that two-thirds of the votes cast at the Meeting must approve the Arrangement Resolution, such that Shareholders are free to reject the Arrangement Resolution if desired, subject to the obligation to reimburse certain expenses of the Purchaser Parties in such circumstances;

•	the ability of Shareholders to exercise Dissent Rights; and

•	the fact that the Arrangement must be approved by the Court.

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The Board also considered a variety of risks and other potentially negative factors concerning the Arrangement, including the following:

•	the fact that the Common Shareholders will not participate in any future earnings or growth of BCE as BCE will no longer exist as a publicly traded company, such that they will not benefit from any appreciation in the value of, or any dividend or other distribution on, the Common Shares after the Arrangement;

•	the requirement that certain conditions to the closing of the Arrangement must be met, including regulatory approvals, and the right of the Purchaser to terminate the Definitive Agreement under certain circumstances related thereto;

•	the risks and costs to BCE if the Arrangement is not closed, including the diversion of management and employee attention, employee attrition and the effect on business and customer relationships;

•	if the Arrangement is not consummated and the Board decides to seek another transaction, there can be no assurance that BCE will be able to find a party willing to pay an equivalent or more attractive price than the Consideration to be paid under the Arrangement, or that Shareholders would be able to receive cash or other consideration for their Shares equal to or greater than the Consideration payable under the Arrangement in any other future transaction that BCE may effect;

•	the fact that the Purchaser is a newly-formed entity and the other Purchaser Parties’ obligations to guarantee its performance under the Arrangement are limited to $1,000,000,000 in the aggregate;

•	the fact that an all-cash transaction will generally be taxable to non-exempt Shareholders for U.S. and Canadian federal income tax purposes;

•	the fact that, under the Definitive Agreement, BCE must generally conduct its business in the ordinary course, and that BCE is, prior to the closing of the Arrangement or the termination of the Definitive Agreement, subject to customary ordinary course of business covenants requiring the prior consent of the Purchaser (not to be unreasonably withheld, conditioned or delayed), which may delay or prevent BCE from pursuing business opportunities that may arise or preclude actions that would be advisable if BCE were to remain a publicly traded company;

•	the fact that, under the Definitive Agreement, BCE is restricted in its ability to solicit other Acquisition Proposals;

•	the Termination Fee payable by BCE upon the occurrence of certain events, and the possible deterrent effect that paying such fee might have on the desire of other potential acquirors to propose an alternative transaction that may be more advantageous to Shareholders;

•	the transaction contemplated by the Arrangement will likely result in a downgrade in the credit rating applicable to the debentures and that institutional investors that are debentureholders may have internal policies that prohibit them from investing in or holding debt instruments with a rating below investment grade, which could lead such investors to sell debentures at a loss; and

•	the fact that under the Definitive Agreement, BCE’s directors and certain of BCE’s officers may receive additional and separate benefits than those received by Shareholders generally in connection with the Arrangement (see “The Arrangement — Interests of Senior Management and Others in the Arrangement” below).

The foregoing discussion of the factors considered by the Board includes the material factors considered by the Board in its consideration of the Definitive Agreement and the Arrangement, but is not intended to be exhaustive. After considering these factors, the Board concluded that the positive factors relating to the Definitive Agreement and the Arrangement significantly outweighed the potential negative factors. In view of the wide variety of factors considered by the Board, and the complexity of these matters, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the Board may have assigned different weights to various factors. The Board by a unanimous vote of the directors, other than Mr. Levitt who had previously recused himself, approved the Definitive Agreement and recommended that Shareholders approve the Arrangement Resolution based upon the totality of the information presented to and considered by it.

 FAIRNESS OPINIONS

In connection with the evaluation by the Board and the Strategic Oversight Committee of the Arrangement, the Board and the Strategic Oversight Committee received opinions from each of BMO, CIBC and RBC in respect of the fairness, from a financial point of view, of the Consideration offered to Common Shareholders and Preferred Shareholders under the Arrangement. The Board also received an opinion from Goldman Sachs, and the Strategic Oversight Committee also received an opinion from Greenhill, in respect of the fairness, from a financial point of view, of the Consideration to be paid to Common Shareholders under the Arrangement. The following summary of the Fairness Opinions is qualified in its entirety by reference to the full texts of the Fairness Opinions attached at Appendices “C” to “G”. Shareholders are urged to, and should, read each of the Fairness Opinions in its entirety. The Fairness Opinions are not recommendations as to how Shareholders should vote in respect of the Arrangement Resolution.

BMO FAIRNESS OPINIONS

BMO was engaged by BCE as co-financial advisor to the Board through an engagement agreement between BCE and BMO dated as of April 17, 2007. Pursuant to the engagement agreement, BMO agreed to provide financial analysis and advice on structuring, planning and negotiating a change of control transaction involving BCE and to deliver one or more fairness opinions to the Board and/or the Strategic Oversight Committee, as requested.

At the meeting of the Board on June 29, 2007, BMO delivered oral opinions, subsequently confirmed in writing, that, as at such date, and based on the assumptions, explanations and limitations set forth in such written opinions, the Consideration payable under the Arrangement is fair, from a financial point of view, to the Common Shareholders, other than the Purchaser Parties, TD and their respective affiliates and insiders, and that the Consideration payable, in respect of each series of Preferred

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Shares then issued, is fair, from a financial point of view, to the Preferred Shareholders, other than the Purchaser Parties, TD and their respective affiliates and insiders.

On July 12, 2007, the Definitive Agreement was amended to provide for the acquisition by the Purchaser under the Arrangement of the Series AB Preferred Shares and Series AD Preferred Shares issuable, respectively, upon conversion of the Series AA Preferred Shares and the Series AC Preferred Shares. In connection with this amendment, BMO delivered a supplemental opinion that, as of such date, and based on the assumptions, explanations and limitations set forth in such written opinion, the Consideration payable to the holders of each series of the Series AB Preferred Shares and the Series AD Preferred Shares, if and when issued upon conversion of the Series AA Preferred Shares and the Series AC Preferred Shares, respectively, is fair, from a financial point of view, to the Preferred Shareholders, other than the Purchaser Parties, TD and their respective affiliates and insiders.

The full texts of the BMO Fairness Opinions, which set forth the scope of reviews undertaken and the assumptions, explanations and limitations taken into consideration by BMO in connection with such opinions, are attached at Appendix “C”. The BMO Fairness Opinions were provided solely for the use of the Board and the Strategic Oversight Committee in connection with their respective considerations of the Definitive Agreement and the Arrangement and are not recommendations as to how Shareholders should vote in respect of the Arrangement Resolution. Shareholders are urged to, and should, read the BMO Fairness Opinions in their entirety. Pursuant to the terms of its engagement agreement with BCE, BMO will receive fees in connection with its services, a significant portion of which is contingent on the completion of the Arrangement and the amount of the Consideration to be received by the Common Shareholders.

BMO is a wholly-owned subsidiary of Bank of Montreal. BCE has been advised by BMO that neither BMO, nor any of its affiliated entities, is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario)) of BCE, the Purchaser Parties or TD, or any of their respective associates or affiliates. Bank of Montreal provides and has provided banking services in the normal course of business to BCE, and Bank of Montreal or any of its affiliates may act as a lender to the Purchaser in connection with the Arrangement.

In addition to the services being provided under the engagement agreement, BMO has in the past provided and may in the future provide financial advisory and investment banking services to BCE, the Purchaser Parties and/or TD, or any of their respective associates or affiliates. There are no understandings, agreements or commitments between BMO, or any of its affiliated entities, and BCE, the Purchaser Parties or TD, or any of their respective associates or affiliates, with respect to any future business dealings which are expected to result in fees that are material to either BMO or Bank of Montreal.

CIBC FAIRNESS OPINIONS

Pursuant to an engagement letter between BCE and CIBC dated June 12, 2007 and effective as of April 17, 2007, BCE engaged CIBC to act as co-financial advisor to the Board with respect to the consideration of potential strategic alternatives intended to enhance shareholder value. This engagement includes the provision of financial analysis and advice on structuring, planning and negotiating a strategic transaction and the furnishing of one or more opinions as to the fairness, from a financial point of view, of the consideration offered pursuant to a transaction.

At the meeting of the Board on June 29, 2007, CIBC delivered its oral opinion, subsequently confirmed in writing, that, as of such date, and based upon and subject to the assumptions, limitations, qualifications and exceptions set forth in such written opinion, the Consideration offered to the Common Shareholders (other than the Purchaser Parties and TD) under the Arrangement is fair, from a financial point of view, to such Common Shareholders and the Consideration offered to the holders of each series of Preferred Shares (other than the Purchaser Parties and TD and except in respect of the Series AB Preferred Shares and the Series AD Preferred Shares) under the Arrangement is fair, from a financial point of view, to such holders.

On July 12, 2007, the Definitive Agreement was amended to provide for the acquisition by the Purchaser under the Arrangement of the Series AB Preferred Shares and Series AD Preferred Shares issuable, respectively, upon conversion of the Series AA Preferred Shares and Series AC Preferred Shares. In connection with this amendment, CIBC delivered its oral opinion, subsequently confirmed in writing, that, as of such date, and based upon and subject to the assumptions, limitations, qualifications and exceptions set forth in such written opinion, the Consideration to be received by the holders of each series of the Series AB Preferred Shares and the Series AD Preferred Shares (other than the Purchaser Parties and TD) under the Arrangement is fair, from a financial point of view, to such holders.

The full texts of the written CIBC Fairness Opinions, which set forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinions, are attached at Appendix “D”. CIBC’s opinion dated June 29, 2007 was provided solely for the information and assistance of the Strategic Oversight Committee and the Board in connection with their respective considerations of the Definitive Agreement and the Arrangement and the CIBC Fairness Opinions are not recommendations as to how Shareholders should vote in respect of the Arrangement Resolution.

Shareholders are urged to, and should, read the CIBC Fairness Opinions in their entirety. The description of the CIBC Fairness Opinions in this information circular is qualified in its entirety by reference to the full texts of such opinions. BCE will pay fees to CIBC in connection with its services, including fees that are contingent on the completion of the Arrangement and the amount of the Consideration to be received by the Common Shareholders.

BCE has been advised by CIBC that, except as disclosed in the CIBC Fairness Opinions, (i) neither it nor any of its affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario)) of BCE, the Purchaser Parties or TD, and (ii) there are no understandings, agreements or commitments between CIBC or any of its affiliates and BCE, the Purchaser Parties or TD with respect to any future business dealings involving BCE.

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Canadian Imperial Bank of Commerce, the sole shareholder of CIBC, is a lender to BCE and certain of BCE’s affiliates. CIBC may, in the future, in the ordinary course of its business, perform financial advisory or investment banking services for BCE, the Purchaser Parties or TD or any of their respective associates or affiliates. CIBC and other members of its corporate group have previously and/or are currently engaged in syndication, agency and swap and derivative transactions and activities with BCE and its Subsidiaries and affiliates, and CIBC has effected and may in the future, from time to time, effect securities, commodities or other financial transactions with BCE, the Purchaser Parties, TD and their respective Subsidiaries and affiliates.

GOLDMAN SACHS FAIRNESS OPINION

Pursuant to a letter agreement, dated April 17, 2007, BCE engaged Goldman Sachs to act as co-financial advisor to the Board regarding potential strategic alternatives aimed at enhancing shareholder value. The engagement included providing advice and assistance in connection with a potential transaction, including assisting in negotiating the financial aspects of a transaction.

At the meeting of the Board on June 29, 2007, Goldman Sachs rendered its oral opinion to the Board, subsequently confirmed in writing, that, as of June 29, 2007, and based upon and subject to the factors and assumptions set forth therein, the $42.75 per share in cash to be received by Common Shareholders (other than Teachers’ and its affiliates) pursuant to the Definitive Agreement was fair from a financial point of view to such shareholders.

The full text of the Goldman Sachs Fairness Opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached at Appendix “E”. Goldman Sachs provided its opinion solely for the information and assistance of the Board in connection with its consideration of the transaction. The Goldman Sachs Fairness Opinion is not a recommendation as to how Shareholders should vote with respect to the Arrangement Resolution.

Goldman Sachs, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. In addition, as described in the Goldman Sachs Fairness Opinion, Goldman Sachs has provided, and is currently providing, certain investment banking and other financial services to BCE, the Purchaser, Teachers’, TD, Providence, Madison Dearborn Partners and their respective affiliates and portfolio companies. Goldman Sachs also may provide investment banking and other financial services to BCE, the Purchaser, Teachers’, TD, Providence, Madison Dearborn Partners and their respective affiliates and portfolio companies in the future.

Goldman Sachs will receive fees for its services in connection with the Arrangement, a portion of which became payable upon public announcement of the Definitive Agreement and the principal portion of which is contingent upon consummation of the Arrangement, and BCE has agreed to reimburse Goldman Sachs for its expenses and indemnify Goldman Sachs against certain liabilities arising out of its engagement.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to BCE, the Purchaser, Teachers’, TD, Providence, Madison Dearborn Partners and their respective affiliates and portfolio companies, may actively trade the debt and equity securities (or related derivative securities and partnership interests) of BCE, TD and their respective affiliates and affiliates and portfolio companies of Teachers’, Providence and Madison Dearborn Partners for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. Affiliates of Goldman Sachs have co-invested with Teachers’, Providence and Madison Dearborn Partners and their respective affiliates from time to time and such affiliates of Goldman Sachs have invested and may invest in the future in limited partnership units of affiliates of Teachers’, Providence and Madison Dearborn Partners.

GREENHILL FAIRNESS OPINION

Pursuant to an engagement letter between BCE and Greenhill dated May 2, 2007, BCE engaged Greenhill to act as a financial advisor to the Strategic Oversight Committee in connection with its consideration of potential strategic alternatives intended to enhance shareholder value. This engagement included, at the Strategic Oversight Committee’s request, the rendering of an opinion to the Strategic Oversight Committee as to the fairness, from a financial point of view, of the consideration to be paid or received by BCE or the Shareholders, as applicable, in connection with a proposed transaction.

At the meeting of the Strategic Oversight Committee on June 29, 2007, Greenhill delivered its oral opinion, subsequently confirmed in writing, that, as of the date thereof and based upon and subject to the limitations and assumptions stated in the Greenhill Fairness Opinion, the $42.75 per Common Share to be received by the holders of Common Shares (other than the Purchaser Parties, their affiliates and their respective insiders) is fair, from a financial point of view, to such holders. Greenhill was not requested to opine as to, and the Greenhill Fairness Opinion did not in any manner address, the underlying business decision whether to proceed with or effect the Arrangement.

The full text of the Greenhill Fairness Opinion, which sets forth the assumptions made, general procedures followed, information reviewed, matters considered and limitations on the scope of the review undertaken in connection with it, is attached at Appendix “F”. The Greenhill Fairness Opinion was provided solely for the information and assistance of the Strategic Oversight Committee in connection with the consideration of the Definitive Agreement and the Arrangement and is not a recommendation as to how Shareholders should vote with respect to the Arrangement Resolution. Shareholders are urged to, and should, read the Greenhill Fairness Opinion in its entirety. The description of the Greenhill Fairness Opinion in this information circular is qualified in its entirety by reference to the full text of such opinion. BCE will pay fees to Greenhill in connection with its services, a portion of which is contingent upon the completion of the Arrangement. In addition, BCE has agreed to indemnify Greenhill for certain liabilities arising out of its engagement.

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BCE has been advised by Greenhill that (i) neither it nor any of its affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario)) of BCE or any of the Purchaser Parties or TD, and (ii) there are no understandings, agreements or commitments between Greenhill and any of the Purchaser Parties or TD with respect to any future business dealings.

Greenhill may, in the future, from time to time, perform financial advisory or investment banking services for BCE, any of the Purchaser Parties, TD or any of their respective associates or affiliates, as well as effect securities, commodities or other financial transactions with BCE, any of the Purchaser Parties, TD and their respective Subsidiaries and affiliates.

RBC FAIRNESS OPINIONS

Pursuant to an engagement letter between BCE and RBC dated as of April 17, 2007, BCE engaged RBC to act as co-financial advisor to the Board regarding potential strategic alternatives aimed at enhancing shareholder value, including the provision of financial analysis and advice on structuring, planning and negotiating a transaction and the furnishing of one or more fairness opinions to the Strategic Oversight Committee and/or the Board, if requested.

At the meeting of the Board on June 29, 2007, RBC delivered its oral opinion, subsequently confirmed in writing, that, as of such date, (i) the Consideration offered to the Common Shareholders other than the Purchaser Parties, TD and their affiliates under the Arrangement is fair, from a financial point of view, to such Common Shareholders and (ii) the Consideration offered to the holders of each series of Preferred Shares other than the Purchaser Parties, TD and their affiliates and except in respect of the Series AB Preferred Shares and Series AD Preferred Shares under the Arrangement is fair, from a financial point of view, to such holders.

On July 12, 2007, the Definitive Agreement was amended to provide for the acquisition by the Purchaser under the Arrangement of the Series AB Preferred Shares and Series AD Preferred Shares issuable, respectively, upon conversion of the Series AA Preferred Shares and Series AC Preferred Shares. In connection with this amendment, RBC delivered its oral opinion, subsequently confirmed in writing, that, as of such date, the Consideration offered to the holders of each series of the Series AB Preferred Shares and Series AD Preferred Shares other than the Purchaser Parties, TD and their affiliates under the Arrangement is fair, from a financial point of view, to such holders.

The full texts of the RBC Fairness Opinions, which set forth the assumptions made, information reviewed, matters considered and limitations on the scope of reviews undertaken by RBC in rendering its opinions, are attached at Appendix “G”. Shareholders are urged to, and should, read the RBC Fairness Opinions in their entirety. This summary is qualified in its entirety by reference to the full texts of the RBC Fairness Opinions.

The RBC Fairness Opinions were provided solely for the information of the Strategic Oversight Committee and the Board in connection with their consideration of the Arrangement and do not constitute recommendations as to how Shareholders should vote in respect of the Arrangement Resolution.

Under its engagement letter with RBC, BCE has agreed to pay RBC a fee for rendering financial advisory services, a significant portion of which is contingent upon the completion of the Arrangement. In addition, BCE has agreed to indemnify RBC and certain related persons against certain liabilities in connection with its engagement, including certain liabilities under securities laws.

BCE has been advised by RBC that neither RBC, nor any of its affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario)) of BCE, any of the Purchaser Parties, TD or any of their respective associates or affiliates. In addition to the services being provided under the engagement letter, RBC has in the past and may in the future, in the ordinary course of its business, perform financial advisory or investment banking services for BCE, any of the Purchaser Parties, TD or any of their respective associates or affiliates. BCE has also been advised by RBC that, as of the date of the RBC Fairness Opinions, there were no understandings, agreements or commitments between RBC and BCE, any of the Purchaser Parties or TD or any of their respective affiliates with respect to any future business dealings. Royal Bank of Canada, controlling shareholder of RBC, provides banking services to BCE, certain of the Purchaser Parties, TD and certain of their associates and affiliates in the normal course of business. Royal Bank of Canada and RBC may also participate as a lender or underwriter in financings related to the Arrangement. Additionally, BCE has been advised by RBC that as of the date of the Fairness Opinions, Royal Bank of Canada was a Series AA and Series AC Preferred Shareholder, owning 2.8 million Series AA and 5.98 million Series AC Preferred Shares.

RBC acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of BCE, any of the Purchaser Parties, TD or any of their respective associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, RBC conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to BCE, any of the Purchaser Parties, TD or any of their respective associates and affiliates or the Arrangement.

 REQUIRED SHAREHOLDER APPROVAL

At the Meeting, Shareholders will be asked to vote to approve the Arrangement Resolution. The approval of the Arrangement Resolution will require the affirmative vote of at least two-thirds of the votes cast by Common Shareholders and Preferred Shareholders, voting together as a single class, present in person or represented by proxy at the Meeting. Each Common Shareholder and Preferred Shareholder will be entitled to one vote for each Share he or she holds on the Record Date. Notwithstanding the approval by Shareholders of the Arrangement Resolution, the Arrangement Resolution authorizes the Board to, without notice to or approval of the Shareholders, (i) amend, modify or supplement the Definitive Agreement or the Plan of Arrangement in accordance with their terms, and (ii) subject to the terms of the Definitive Agreement, not proceed with the Arrangement and related transactions.

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 ARRANGEMENT MECHANICS

The following description is qualified in its entirety by reference to the full text of the Plan of Arrangement which is attached at Appendix “B”. Upon the Arrangement becoming effective, the following transactions, among others, will occur and will be deemed to occur in the order set out in the Plan of Arrangement:

•	The articles of BCE will be amended to create an unlimited number of Class A voting non-participating shares, which will have such attributes as the Purchaser may designate in writing before the Effective Time, and BCE will issue such number of Class A voting non-participating shares as may be designated by the Purchaser prior to the Effective Time to such Person as may be so designated by the Purchaser for such consideration as may be so designated by the Purchaser.

•	Each unvested Option will be deemed to have vested, and immediately thereafter each outstanding Option as of such time will be deemed to have been transferred to BCE in exchange for a cash amount equal to the amount by which the Consideration per Common Share exceeds the exercise price of the Option, and any applicable related special compensation payments. Each holder of Options will cease to be the holder of such Options and such holder’s name will be removed from the register of Options, and the Equity Compensation Plans related to such Options will be cancelled.

•	The Shares held by Dissenting Shareholders in respect of which Dissent Rights have been validly exercised will be deemed to have been transferred without any further act or formality to the Purchaser, and:

1.	such Dissenting Shareholders will cease to be the holders of such Shares and to have any rights as holders of such Shares other than the right to be paid fair value for such Shares;

2.	such Dissenting Shareholders’ names will be removed as the holders of such Shares from the registers of Shares maintained by or on behalf of BCE; and

3.	the Purchaser will be deemed to be the transferee of such Shares and will be entered in the registers of Shares maintained by or on behalf of BCE.

•	Each Share outstanding immediately prior to the Effective Time (other than Shares in respect of which Dissent Rights have been validly exercised and any Shares held by the Purchaser) will be transferred without any further act or formality to the Purchaser for the Consideration per Share, and:

1.	the holders of such Shares immediately before the Effective Time will cease to be the holders thereof and to have any rights as holders of such Shares other than the right to be paid the Consideration per Share in accordance with the Plan of Arrangement and other than the right to receive any declared but unpaid dividends on such Shares;

2.	such holders’ names will be removed from the registers of Shares maintained by or on behalf of BCE; and

3.	the Purchaser will be deemed to be the transferee of such Shares and will be entered in the registers of Shares maintained by or on behalf of BCE.

•	All ECP Interests will be cancelled and terminated without any further act or formality, and:

1.	each holder of such ECP Interests will be entitled to receive from BCE or Bell Canada, as applicable, in exchange therefor, a cash amount equal to the product of (i) the aggregate number of deferred or restricted share units that are recorded for the benefit of the holder at the Effective Time pursuant to the applicable Equity Compensation Plan and vested at the Effective Time, and (ii) the Consideration per Common Share;

2.	each holder of such ECP Interests will cease to be the holder of such ECP Interests;

3.	each such holder’s name will be removed from the register or account of ECP Interests; and

4.	the Equity Compensation Plans will be cancelled (without, however, prejudice to the right of any individuals eligible to participate in BCE’s retention plan to receive their entitlements under and in accordance with the provisions of such plan).

•	The Purchaser will transfer the Shares to one of its Subsidiaries (“Subco”) designated in writing prior to the Effective Time in consideration for the issuance of certain promissory notes and shares of Subco.

•	Following the completion of the transfer of the Shares by the Purchaser to Subco as described above, Subco and BCE will amalgamate under section 192 of the CBCA to form BCE Amalco.

LETTER OF TRANSMITTAL

Once there is more certainty as to when the Arrangement will be completed (currently expected to be in the first quarter of 2008), we will mail to registered Shareholders a Letter of Transmittal. In order to receive the Consideration for their Shares, registered Shareholders will have to complete and sign the Letter of Transmittal and deliver it, together with their Share certificate(s) and any other required documents, to the Depositary in accordance with the instructions contained in the Letter of Transmittal. The Letter of Transmittal will also be available on our website at www.bce.ca as well as on SEDAR at www.sedar.com, and on EDGAR at www.sec.gov.

The Letter of Transmittal will contain procedural information relating to the Arrangement and should be reviewed carefully. If you are a Non-Registered Shareholder, you should carefully follow the instructions from the Intermediary that holds Shares on your behalf in order to submit your Share certificates.

Any use of mail to transmit share certificate(s) and/or Letters of Transmittal is at the risk of the relevant Shareholder. If these documents are mailed, it is recommended that registered mail, with return receipt requested, and with proper insurance, be used.

DELIVERY OF CONSIDERATION

Following receipt of the Final Order and prior to the filing of the Articles of Arrangement, the Purchaser will deposit in escrow cash with the Depositary in the aggregate amount equal to the Consideration payable in respect of Shares and on behalf of BCE Consideration payable in respect of Options and ECP interests as required by the Plan of Arrangement. All payments will be made in Canadian dollars, except that payments to registered

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Shareholders with addresses in the United States will be made in US dollars, based on the rate of exchange at the time of payment, unless such a Shareholder elects to receive payment in Canadian dollars in the Letter of Transmittal.

Upon surrender of certificate(s) to the Depositary for cancellation which immediately prior to the Effective Time represented outstanding Shares that were transferred to the Purchaser under the Arrangement, together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the holder of Shares represented by such surrendered certificate(s) will be entitled to receive, and the Depositary will deliver to such holder, a cheque issued by the Depositary representing that amount of cash which such holder has the right to receive under the Arrangement (which shall be net of applicable withholdings), and the certificate(s) so surrendered will forthwith be cancelled. On and after the Effective Time, all certificates that represented Shares immediately prior to the Effective Time will cease to represent any rights with respect to Shares and will only represent the right to receive the Consideration in respect thereof pursuant to the Plan of Arrangement or the right to receive the fair market value of the Shares, if Dissent Rights have been properly exercised.

As soon as practicable following the Effective Date, the Depositary will deliver, on behalf of BCE, to each holder of Options and ECP Interests, a cheque representing the amount payable to such holder of Options and ECP Interests in accordance with the provisions of the Plan of Arrangement, and any applicable related special compensation payments (which in each case shall be net of applicable withholdings).

In the event of a transfer of ownership of Shares prior to the Effective Time that is not registered in the transfer records of BCE, a cheque representing the proper amount of cash may be delivered to the transferee if the certificate representing such Shares is presented to the Depositary, accompanied by all documents required to evidence and effect such transfer prior to the Effective Time.

Under no circumstances will interest accrue or be paid by BCE, the Purchaser or the Depositary on the Consideration payable in connection with the Arrangement to Persons depositing Shares in connection with the Arrangement, regardless of any delay in making such payment.

The Depositary will act as the agent of Persons who have deposited Shares in connection with the Arrangement for the purpose of receiving payment from the Purchaser and transmitting payment from the Purchaser to such Persons, and receipt of payment by the Depositary will be deemed to constitute receipt of payment by Persons depositing Shares.

Unless otherwise directed in the Letter of Transmittal, the cheque to be issued pursuant to the Arrangement will be issued in the name of the registered Shareholder of the Shares so deposited. Unless the Person who deposits the certificate(s) representing the Shares instructs the Depositary to hold the cheque for pick up by checking the appropriate box in the Letter of Transmittal, cheques will be forwarded by first class mail to the addresses provided in the Letter of Transmittal. If no address is provided, cheques will be forwarded to the address of the Shareholder as shown on the register of the transfer agent.

If any Shareholder fails for any reason to duly surrender to the Depositary for cancellation the certificate(s) formerly representing Shares, together with such other documents or instruments required to entitle the holder thereof to receive the Consideration in respect thereof, on or before the sixth anniversary of the Effective Date, such certificate will cease to represent a claim by or interest of any former Shareholder of any kind or nature against or in BCE or the Purchaser. On such anniversary date, all cash to which such former holder was entitled will be deemed to have been surrendered to the Purchaser or BCE, as applicable.

BCE, the Purchaser and the Depositary will be entitled to deduct and withhold from any Consideration otherwise payable to a Shareholder or a holder of Options or ECP Interests such amounts as BCE, the Purchaser, or the Depositary is required or permitted to deduct and withhold with respect to such payment under applicable laws.

The Depositary will receive reasonable and customary compensation for its services in connection with the Arrangement, will be reimbursed for certain out of pocket expenses and will be indemnified by BCE against certain liabilities under applicable securities laws and expenses in connection therewith.

 INTERESTS OF SENIOR MANAGEMENT AND OTHERS IN THE ARRANGEMENT

In considering the recommendations of the Board with respect to the Arrangement, Shareholders should be aware that BCE’s directors and certain members of BCE’s senior management have certain interests in connection with the Arrangement that may be in addition to, or separate from, those of Shareholders generally in connection with the Arrangement. The Board is aware of these interests and considered them along with other matters described below. See also “Summary of Definitive Agreement — Background to the Arrangement” and “Summary of Definitive Agreement — Reasons for the Arrangement”.

DIRECTORS

To our knowledge, BCE’s directors beneficially own, directly or indirectly, or exercise control or direction over, in the aggregate, 1,384,870 Common Shares representing approximately 0.17% of the Common Shares outstanding. All of the Common Shares held by BCE’s directors will be treated in the same fashion under the Arrangement as Common Shares held by any other Shareholder. BCE’s directors do not own any Preferred Shares.

BCE’s directors who are not officers of BCE or any of its subsidiaries receive from BCE an annual fee of $150,000 (US$150,000 for directors who live outside Canada) except for the Chair of the Board who receives an annual fee of $300,000 and the Chair of our audit committee who receives an annual fee of $225,000.

BCE’s directors receive their compensation in the form of DSUs until they have reached their minimum share ownership requirement of 10,000 Common Shares and/or DSUs. After that, BCE’s directors may choose to receive part or all of their compensation in cash. BCE’s directors hold, in the aggregate, 370,550 DSUs, all issued under BCE’s 1997 Share Unit Plan for Non-Employee Directors. The related consideration payable to BCE’s directors pursuant to the Arrangement in respect of such

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outstanding DSUs is set forth in the Director compensation table below. Director fees will continue to be paid in DSUs or in cash until the Effective Date as elected by the directors. See “The Arrangement — Arrangement Mechanics” for a discussion of the treatment of DSUs pursuant to the terms of the Arrangement.

Each of the members of the Strategic Oversight Committee (other than the Chair of the Strategic Oversight Committee) will receive a flat fee of $50,000, and the Chair of the Strategic Oversight Committee will receive a flat fee of $100,000, in each case payable in cash by BCE.

Anthony Fell, one of BCE’s directors, is also the chairman and a director of RBC, and Victor L. Young, one of BCE’s directors, is a director of the parent bank of RBC. RBC was engaged by BCE to act as co-financial advisor to the Board regarding potential strategic alternatives aimed at enhancing shareholder value, including the provision of financial analysis and advice on structuring, planning and negotiating a transaction and the furnishing of the RBC Fairness Opinions. Additionally, Edward C. Lumley, one of BCE’s directors, is also the vice-chair and a director of BMO. BMO was engaged by BCE to act as co-financial advisor to the Board to provide financial analysis and advice on structuring, planning and negotiating a change of control transaction involving BCE and to deliver the BMO Fairness Opinions.

Michael Sabia, BCE’s President and Chief Executive Officer, is also a director. Please see “The Arrangement — Interests of Senior Management and Others in the Arrangement — Executive Officers” below for a discussion of his interests in the Arrangement.

DIRECTOR COMPENSATION TABLE

Personal share ownership and DSUs held by our directors and payable upon the Arrangement becoming effective are presented in the following table.

	Personal	Personal
	ownership of	ownership of
	Common Shares	Common Shares	Vested DSUs	Vested DSUs
	(#)	($)	(#)	($)
Name	(1)	(1)(2)	(3)	(3)

Bérard, André	1,120	$47,880	23,893	$1,021,419
Brenneman, Ronald A.	38,351	$1,639,505	19,905	$850,922
Currie, Richard J.	1,024,102	$43,780,361	30,826	$1,317,796
Fell, Anthony S.	91,500	$3,911,625	25,161	$1,075,648
Kaufman, Donna Soble	3,049	$130,345	24,364	$1,041,551
Levitt, Brian	2,573	$109,996	45,001	$1,923,773
Lumley, Edward C.	9,150	$391,163	17,691	$756,307
Maxwell, Judith	915	$39,116	17,316	$740,279
McArthur, John	874	$37,364	44,622	$1,907,606
O’Neill, Thomas C.	2,745	$117,349	10,254	$438,371
Pattison, James A.	91,500	$3,911,625	11,662	$498,563
Pozen, Robert C.	111,602	$4,770,985	36,461	$1,558,718
Tellier, Paul M.	1,555	$66,476	46,397	$1,983,493
Young, Victor L.	5,834	$249,404	16,996	$726,576

(1)	As at July 26, 2007. None of BCE’s directors owned any Preferred Shares.

(2)	Common Shares valued at $42.75 per Common Share.

(3)	DSUs may be redeemed before the Effective Time as a result of retirement from the Board. DSUs valued at $42.75 per unit, before applicable withholdings.

EXECUTIVE OFFICERS

To BCE’s knowledge as at July 26, 2007, our executive officers, being the 15 members of the executive committee of BCE and Bell Canada (including the President and Chief Executive Officer), beneficially own, directly or indirectly, or exercise control or direction over, in the aggregate, 490,256 Common Shares, representing approximately 0.06% of BCE’s outstanding Common Shares. The number of Common Shares individually owned is set forth under the executive compensation table below. All of the Common Shares held by BCE’s executive officers will be treated in the same fashion under the Arrangement as Common Shares held by any other Shareholder. The Purchaser has not entered into any arrangement with any of BCE’s executive officers as part of the Definitive Agreement or otherwise with regards to future employment or for participation in the future equity of the Purchaser following the completion of the Arrangement.

BCE’s executive officers hold, in the aggregate, 673,254 DSUs, all issued under BCE’s 1997 Share Unit Plan for Senior Executives and Other Key Employees and representing 56.7% of the outstanding DSUs under such plan. These vested DSUs were purchased at market prices by the executives who have elected to reinvest in securities of BCE some or all of their performance bonuses from previous years that would otherwise have been paid in cash. The consideration payable to BCE’s executive officers pursuant to the Arrangement in respect of their outstanding DSUs is set forth in the Executive compensation table below. See “The Arrangement — Arrangement Mechanics” for a discussion of the treatment of DSUs pursuant to the terms of the Arrangement.

BCE’s executive officers beneficially own, directly or indirectly, or exercise control or direction over, in the aggregate, 5,997,357 Options (of which 2,858,000 are unvested), representing approximately 32.7% of the Options outstanding. Under the terms of the Arrangement, each Option not yet vested at the Effective Time shall be deemed to vest. The amounts payable to BCE’s executive officers pursuant to the Arrangement in respect of their unvested Options are set forth in the Executive compensation table below. See “The Arrangement — Arrangement Mechanics” for a discussion of the treatment of Options pursuant to the terms of the Arrangement.

Given the uncertainty generally prevailing in potential change of control transactions, the Management Resources and Compensation Committee of the Board, as is customary in these circumstances, reviewed various human resource matters, such as retention of key personnel, to ensure that BCE’s ability to maintain the business and achieve an optimal outcome for BCE’s Shareholders would not be damaged by the loss of critical personnel. Following such review, the Board, upon the recommendation of the Management Resources and Compensation Committee, approved the implementation of a retention policy and a change in control severance policy.

The retention policy was designed to foster appropriate focus on ongoing operations throughout the Strategic Review Process and for a period following the closing of a transaction. Upon announcement of the proposed transaction with the Teachers’ Consortium, all executives became eligible for a retention payment in lieu of their RSUs granted in 2006 (which is part of our mid-term incentive plan) for the performance period ending December 31, 2007 and that would otherwise be payable (based on vesting percentage) in early 2008. The retention payment corresponds to the value of their RSUs plus a “top-up” amount, having an aggregate value equal to the greater of (i) 1.25 times the executive’s

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RSUs held upon the announcement of the proposed transaction with the Teachers’ Consortium valued at $42.75 per Common Share and (ii) one time the executive’s base salary and target bonus as of the Effective Date. BCE’s executives will be eligible for such retention incentive if employed by BCE or its Subsidiaries on the earlier of (i) six months after the closing of the “change in control” transaction, and (ii) 12 months after the change in control transaction is announced (the “retention period”). The payment will be made at the end of the retention period, provided that 25% of such payment will be made upon the closing of the change in control transaction if it occurs earlier than the end of the retention period. The Arrangement constitutes a “change in control” as defined in this policy. BCE’s President and Chief Executive Officer declined any payments under this retention policy. The value of the top-up amount payable to BCE’s executive officers pursuant to the Arrangement is set forth in the Executive compensation table below.

Wade Oosterman, the President of Bell Mobility and BDI as well as Chief Brand Officer of Bell Canada, has a passive investment in an affiliated fund of Madison Dearborn Partners which could be an owner of the Purchaser. At the appropriate time, measures were taken to manage this potential conflict.

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EXECUTIVE COMPENSATION TABLE

Personal share ownership and compensation of the executive officers triggered by the completion of the Arrangement are presented in the following table.

		Personal	Personal					Top-Up
		Ownership of	Ownership of			Unvested	Unvested	Value of
		Common Shares	Common Shares	Vested DSUs	Vested DSUs	Options	Options	Retention
		(#)	($)	(#)	($)	(#)	($)	($)
Name	Title	(1)	(1)(2)	(3)	(3)	(4)	(5)	(6)

Boisvert, Stéphane	President — Enterprise	741	$31,678	0	$0	130,000	$1,563,900	$410,165

Close, Ron	President — Bell New Ventures	5,557	$237,562	4,306	$184,073	0	$0	$1,415,302

Cope, George A. (7)	President and Chief Operating Officer	131,831	$5,635,775	0	$0	693,000	$9,984,750	$1,800,000

Crull, Kevin W.	President — Residential Services	4,844	$207,081	32,960	$1,409,054	155,000	$1,900,150	$1,412,020

Fox, William J.	Executive Vice-President — Communications and Corporate Development	17,101	$731,068	25,988	$1,110,975	110,000	$1,323,300	$415,302

Houle, Leo W.	Chief Talent Officer	11,378	$486,410	42,719	$1,826,223	100,000	$1,203,000	$373,771

Hunter, Lawson A.W.	Executive Vice-President and Chief Corporate Officer	10,776	$460,674	35,060	$1,498,804	130,000	$1,563,900	$539,896

Oosterman, Wade (8)	President — Bell Mobility and BDI/Chief Brand Officer, Bell Canada	93,303	$3,988,703	8,538	$364,994	310,000	$4,564,500	$551,460

Pichette, Patrick	President — Operations	13,821	$590,848	52,097	$2,227,151	190,000	$2,285,700	$539,896

Roman, Eugene (9)	Group President - Systems and Technology	14,942	$638,771	23,383	$999,603	130,000	$1,563,900	$539,896

Sabia, Michael J.	President and Chief Executive Officer of BCE — Chief Executive Officer of Bell Canada	136,034	$5,815,454	313,650	$13,408,557	450,000	$5,413,500	$0

Sheriff, Karen H.	President — Small and Medium Business	11,259	$481,322	42,716	$1,826,128	130,000	$1,563,900	$539,896

Thomson, L. Scott	Executive Vice-President — Corporate Development and Planning	11,998	$512,915	29,906	$1,278,462	110,000	$1,323,300	$546,393

Turcotte, Martine	Chief Legal Officer	15,559	$665,147	22,828	$975,907	110,000	$1,323,300	$415,302

Vanaselja, Siim A.	Chief Financial Officer	11,112	$475,038	39,103	$1,671,665	110,000	$1,323,300	$498,364

(1)	As of July 26, 2007. These Shares were purchased by the executive officers and were not granted or awarded by BCE. None of BCE’s executive officers owns any Preferred Shares.

(2)	Common Shares valued at $42.75 per Common Share.

(3)	These vested DSUs were purchased at market prices by the executives who have elected to reinvest in securities of the Corporation some or all of their performance bonuses from previous years that would otherwise have been paid in cash. DSUs valued at $42.75 per unit, before applicable withholdings. DSUs may be redeemed before the Effective Date as a result of employment termination.

(4)	Assuming none of the Options becoming vested prior to the Effective Time is exercised.

(5)	Represents the amount that the Consideration per Common Share ($42.75) exceeds the exercise price of the Option, before applicable withholdings.

(6)	A top-up amount of $9,997,662 might be payable to BCE’s executive officers over the value of their regular RSUs (assuming full vesting of RSUs as of December 31, 2007), for an overall retention value pursuant to the retention policy of $38,788,311 based on a price of $42.75 per Common Share. Amounts shown are subject to applicable withholdings.

Mr. Sabia declined any payments under this retention policy. According to his employment agreement, his unvested RSUs will vest upon completion of the Arrangement, providing an estimated benefit of $6.8 million at a price of $42.75 per Common Share.

Mr. Close was allocated an additional amount for retention purposes.

(7)	The 693,000 options include 443,000 options granted to Mr. Cope to replace non-performance-based options granted by his former employer.

(8)	The 310,000 options include 180,000 options granted to Mr. Oosterman to replace non-performance-based options granted by his former employer.

(9)	Mr. Roman will be credited with up to five years of service to qualify for an immediate pension in the event of involuntary termination (for reason other than cause) further to a change in control.

      32     Bell Canada Enterprises Management proxy circular

In recognition of their performance and increased responsibilities and workload in connection with the Strategic Review Process, the Board at its discretion and upon the recommendation of the Management Resources and Compensation Committee may pay bonuses to certain executives and key employees involved in the transaction in an aggregate amount of up to $25 million (and not exceeding 10% of that amount for any individual). Some of these payments may be awarded to executive officers.

CHANGE OF CONTROL AGREEMENTS

We have also implemented a change in control severance policy for certain designated levels of executives, including the executive officers, pursuant to which such executive officers will be eligible to receive a change in control severance payment in the event of (i) a termination of employment (for reason other than cause) at BCE or its Subsidiaries’ discretion within 24 months following a change in control, (ii) a constructive dismissal within 24 months following a change in control invoked within six months of occurrence of the constructive dismissal event, (iii) a voluntary resignation in the 13th month following a change in control, or (iv) a termination of employment (for reason other than cause) at BCE or its Subsidiaries’ discretion within 12 months prior to a change in control. For executive officers, the severance payment will be equal to 2.5 times their base salary and target bonus (3.0 for Mr. Sabia as per his current contractual arrangement and without duplication). During the severance period, health benefits and life insurance coverage will be maintained (or ceased earlier if benefits are secured elsewhere) and years of pensionable service will be credited for pension calculation purposes. The completion of the Arrangement will constitute a “change in control” as defined in this policy. The policy provides for non-competition, non-solicitation, non-disparagement and confidentiality restrictions for a period equal to the duration of the severance benefit.

At the time he was appointed President and Chief Executive Officer in April 2002, Mr. Sabia entered into a written employment agreement with BCE. None of these contractual provisions have changed as a result of this transaction. For more details, see page 42 of BCE’s 2007 management proxy circular dated April 17, 2007.

INDEMNIFICATION AND INSURANCE OF DIRECTORS AND EXECUTIVE OFFICERS

For more information on indemnification and insurance of directors and executive officers see “Summary of Definitive Agreement — Director and Officer Liability”.

 INTENTIONS OF BCE DIRECTORS AND EXECUTIVE OFFICERS

All of the directors and executive officers of BCE, who beneficially own, directly or indirectly, or exercise control or direction over, in the aggregate 1,875,126 Common Shares as at July 26, 2007, which represent approximately 0.23% of the outstanding Common Shares have indicated that they intend to vote FOR the Arrangement Resolution.

 SOURCES OF FUNDS FOR THE ARRANGEMENT

The obligations of the Purchaser under the Definitive Agreement are not conditional on it obtaining financing. An aggregate amount of approximately $40 billion will be required to fund the transactions under the Arrangement. The debt, equity and hedging arrangements described below have been arranged by the Purchaser and are intended to provide the necessary funding for the Arrangement. The summary below reflects the terms of the debt and equity commitments received by the Purchaser in connection with the execution of the Definitive Agreement. The Purchaser may amend the terms of such financing provided that the Purchaser does not amend or alter such commitments in a manner that would reasonably be expected to materially impair, delay or prevent the completion of the Arrangement. The Purchaser may also elect to pursue alternative funding means for financing the Arrangement.

DEBT FINANCING

Pursuant to the terms of the Commitment Letter from Citigroup Global Markets Inc., Deutsche Bank AG, Canada Branch, The Royal Bank of Scotland PLC and The Toronto-Dominion Bank (collectively, the “Lenders”) dated June 29, 2007 (the “Debt Commitment Letter”), the Lenders have committed to provide the Purchaser with an aggregate $4.2 billion term loan A facility (the “TLA Facility”), an aggregate $16.5 billion term loan B facility (denominated in the U.S. dollar equivalent at the prevailing Canadian and U.S. dollar exchange rate, but not to exceed U.S. $16.5 billion) (the “TLB Facility”), a delayed draw term loan facility (the “Delayed Draw Facility”) in an aggregate principal amount of $350 million (denominated in the U.S. dollar equivalent at the prevailing Canadian and U.S. dollar exchange rate, but not to exceed U.S. $350 million) and a $2 billion revolving credit facility (the “Revolving Facility”, and together with the TLA Facility, the TLB Facility and the Delayed Draw Facility, the “Senior Credit Facilities”), each of which is to be secured by certain assets of the Purchaser, BCE and certain subsidiaries. The Senior Credit Facilities will not be secured by the assets of Bell Aliant Regional Communications Income Fund.

Additionally, the Lenders have committed to provide the Purchaser with a senior unsecured bridge facility (the “Senior Bridge Facility”) in an amount equal to $7.5 billion (denominated in the U.S. dollar equivalent at the prevailing Canadian and U.S. dollar exchange rate, but not to exceed U.S. $7.5 billion) and a senior subordinated unsecured bridge facility (the “Senior Subordinated Bridge Facility”) in an amount equal to $3.8 billion (denominated in the U.S. dollar equivalent at the prevailing Canadian and U.S. dollar exchange rate, but not to exceed U.S. $3.8 billion). These facilities will be guaranteed by BCE and certain subsidiaries of BCE, but will not otherwise be secured. The Purchaser has engaged Citigroup Global Markets Inc., (“Citi”) Deutsche Bank Securities Inc., (“DB”) RBS Securities Corporation (“RBS”) and TD Securities (USA) LLC for the public or private issuance of senior notes (the “Senior Notes”) in an aggregate principal amount of $7.5 billion (denominated in the U.S. dollar equivalent at the prevailing Canadian and U.S. dollar exchange rate, but not to exceed U.S. $7.5 billion) and senior subordinated notes (the “Senior Subordinated Notes”) in an aggregate principal amount of $3.8 billion (denominated in the U.S. dollar equivalent at the prevailing Canadian and U.S. dollar exchange rate, but not to exceed U.S. $3.8 billion). The Senior Notes and Senior Subordinated Notes are expected to be issued contemporaneously with the completion of the Arrangement and will bear interest at the market rates prevailing at the time of issuance for securities with comparable terms and maturities. If the Senior Notes and

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Senior Subordinated Notes are issued, the Purchaser does not expect to avail itself of the Senior Bridge Facility and Senior Subordinated Bridge Facility.

The Purchaser has also received from Citibank, N.A., Deutsche Bank AG, New York Branch and The Royal Bank of Scotland PLC a cross-currency hedging commitment (the “Hedging Commitment”) to effect an exchange of all U.S. dollar amounts borrowed under the Senior Credit Facilities, the Senior Bridge Facility (if borrowed), the Senior Subordinated Bridge Facility (if borrowed), the Senior Notes (if issued) and the Senior Subordinated Notes (if issued) into Canadian dollar equivalents and to provide for an exchange of the relevant interest basis from a fixed or floating U.S. dollar rate, as the case may be, to the equivalent fixed or floating Canadian dollar rate, as the case may be. The effect of the Hedging Commitment is to reduce the Purchaser’s currency risk associated with amounts borrowed by it in U.S. dollars and ensure it has access to the full Canadian dollar amount of the facilities.

The six-year TLA Facility, the seven-year TLB Facility, the Senior Bridge Facility (or the Senior Notes) and the Senior Subordinated Bridge Facility (or the Senior Subordinated Notes) will be used to finance a portion of the transactions contemplated by the Arrangement, to refinance existing indebtedness and to pay fees and expenses related thereto. The Delayed Draw Facility will be available, from time to time, during the period commencing on the Effective Date and ending on the date that is one year after the Effective Date and may be drawn from time to time solely for the purposes specified in the applicable commitment. The six-year Revolving Facility may be used (a) on the Effective Date, in an aggregate principal amount of up to $175 million, to finance a portion of the transactions contemplated by the Arrangement, to refinance existing indebtedness and to pay fees and expenses related thereto; and (b) on and after the Effective Date, to finance working capital needs and for general corporate purposes.

At the Purchaser’s option, the Senior Credit Facilities will (a) in the case of loans made available in U.S. dollars, bear interest at either (i) a fluctuating rate based on the prime rate of one of the Lenders (subject to adjustment in certain circumstances) plus a specified margin (which, together with any other applicable margin or equivalent fee, may be based on financial performance) or (ii) the Eurodollar rate for the applicable interest period plus the specified margin, or (b) in the case of loans made available in Canadian dollars, bear interest at either (i) a fluctuating rate based on the prime rate of one of the Lenders announced as its reference lending rate for Canadian dollar loans plus the specified margin or (ii) by the creation and purchase of bankers’ acceptances plus payment of the specified stamping fee.

The Purchaser may make voluntary prepayments of the Senior Credit Facilities without premium or penalty at any time, subject to certain minimum amount requirements. In addition, the TLA Facility and the TLB Facility (including any Delayed Draw Facility borrowings) are each required to be prepaid in certain circumstances, including with a certain percentage of the net cash proceeds of certain debt issuances, excess cash flow and certain asset sales, subject, in each case, to certain exceptions.

The Senior Credit Facilities and Hedging Commitment will be unconditionally guaranteed by certain of the Purchaser’s subsidiaries (including certain of BCE’s wholly-owned material restricted subsidiaries other than Northwestel Inc.) on a senior basis (or, in the case of Bell Canada, on a senior and senior subordinated basis as described below). Each of these guarantees will be secured on a senior basis on all of the assets (subject to certain exceptions) of each guarantor, except for Bell Canada. The guarantees and related security to be provided by Bell Canada will be provided (i) as to a portion of the guarantees (the “Pari Passu Guarantee”), on a senior basis ranking pari passu with the debentures (collectively, the “Existing Senior Debentures”) that are to remain outstanding under the 76 Indenture and the 97 Indenture and the obligations of Bell Canada under the master lease dated June 14, 2002 (the “CIT Lease”) between 991102 Alberta Ltd. and Bell Canada, in an amount not to exceed the principal amount in respect of Bell Canada’s guarantee permitted to be incurred on a senior basis under the provisions of the 76 Indenture and the CIT Lease; and (ii) as to the balance of the guarantees (the “Senior Subordinate Guarantee”), on a basis subordinated to the Pari Passu Guarantee and the Existing Senior Debentures issued under the 76 Indenture and 97 Indenture and Bell Canada’s obligations under the CIT Lease.

The Pari Passu Guarantee and the Senior Subordinate Guarantee shall rank senior with respect to Bell Canada’s subordinate debentures issued under the Trust Indenture dated as of April 17, 1996 (the “96 Indenture”) between Bell Canada and Computershare Trust Company of Canada.

Both the 76 Indenture and the 97 Indenture provide that Bell Canada will not secure any Debt (as defined in those indentures) without providing concurrently therewith that the debentures issued under such indentures (and any other Debt subject to a similar covenant) will be secured equally and ratably with such Debt. In addition, the 76 Indenture provides that Bell Canada will not guarantee any Funded Debt (as defined in the 76 Indenture) (subject to certain exceptions) ranking equally with the Debentures issued under the 76 Indenture unless at the time of the incurrence of such new guaranteed Funded Debt (i) all Funded Debt of Bell Canada outstanding at the date of such proposed guarantee, including the new guaranteed Funded Debt, does not exceed 66 and 2/3% of “Tangible Property of Bell Canada” (as defined in the 76 Indenture); and (ii) a specified earnings coverage ratio is met. Bell Canada will comply with these restrictions in connection with its guarantees and related security for the acquisition financing.

In order to ensure compliance with the terms of the 76 Indenture, prior to entering into the Senior Credit Facilities and Hedging Commitment secured by the Pari Passu Guarantee, BCE will calculate, as required by the terms of the 76 Indenture, the “Funded Debt” and “Tangible Property of Bell Canada” in order to accurately determine the permitted amount of the Pari Passu Guarantee.

The Senior Bridge Facility (or the Senior Notes) will have the benefit of guarantees on an unsecured senior basis (except with respect to Bell Canada) and on a senior subordinated basis in the case of Bell Canada (but senior to the Senior Subordinated Bridge Facility or Senior Subordinated Notes and the existing debentures under the 96 Indenture). The Senior Subordinated Bridge Facility (or the Senior Subordinated Notes) will have the benefit of guarantees on an unsecured senior subordinated basis to the guarantees of the Senior Credit Facilities and the Senior Bridge Facility and Senior Notes. The guarantees of the Senior Subordinated Bridge Facility (or Senior Subordinated Notes) will rank senior to the Debentures issued under the 96 Indenture.

      34     Bell Canada Enterprises Management proxy circular

The pari passu Bell Canada security for the Existing Debentures issued under the 76 Indenture and the 97 Indenture, the CIT Lease, the Pari Passu Guarantee and the Senior Subordinate Guarantee will exclude among other property of Bell Canada, all of its cash, cash equivalents (other than the proceeds of collateral) and deposit and security accounts.

The Purchaser has advised BCE that the Senior Credit Facilities, the Senior Bridge Facility (or the Senior Notes, if issued) and the Senior Subordinated Bridge Facility (or the Senior Subordinated Notes, if issued), together with the equity financing described below, are sufficient to fund the transactions contemplated by the Arrangement. The Lenders may arrange to have other financial institutions reasonably acceptable to the Purchaser provide portions of these credit facilities.

The obligation of the Lenders to provide the debt financing on the terms outlined in the Debt Commitment Letter and the Hedge Commitment is subject to the following conditions, among others:

•	consummation of the transactions contemplated by the Definitive Agreement occurring substantially concurrently with the closing of the Senior Credit Facilities, the Senior Bridge Facility (or the Senior Notes) and the Senior Subordinated Bridge Facility (or the Senior Subordinated Notes), without giving effect to any modifications, amendments or express waivers by the Purchaser that are materially adverse to the Lenders without the reasonable consent of each of the Lenders;

•	completion of the equity financing described below; and

•	other customary limited conditions for financings of this type.

EQUITY FINANCING

The Purchaser has entered into the Equity Commitment Letters pursuant to which Teachers’ and affiliates of Providence, Madison Dearborn Partners, TD, Citi, DB and RBS have agreed, severally, and not jointly, to provide, or cause to be provided, equity financing to the Purchaser in the aggregate amount of approximately $7.75 billion as a source of funds required to consummate the Arrangement. Pursuant to the terms of the Equity Commitment Letters, the obligations of each of Teachers’, and affiliates of Providence, Madison Dearborn Partners, TD, Citi, DB and RBS to provide the equity financing on the terms outlined in the Equity Commitment Letters are subject to the satisfaction of the conditions precedent set forth in the Definitive Agreement. See “Summary of Definitive Agreement — Mutual Conditions Precedent”, “Summary of Definitive Agreement — Additional Conditions Precedent to the Obligations of the Purchaser”, and “Summary of Definitive Agreement — Additional Conditions Precedent to the Obligations of BCE”. The equity commitments of Teachers’, and affiliates of Providence and Madison Dearborn Partners, set out in the Equity Commitment Letters expire immediately upon the earliest to occur of (a) the Effective Time; (b) the termination of the Definitive Agreement; and (c) BCE or any of its affiliates asserting in any litigation or other proceeding any claim against Teachers’, Providence, Madison Dearborn Partners, TD, Citi, DB and RBS or any of their affiliates, including in the case of Teachers’, Providence and Madison Dearborn Partners under the Guarantee. Each of TD, Citi, DB, or RBS may terminate their obligations under their Equity Commitment Letters to the Purchaser under these and certain additional circumstances.

The Purchaser Parties may syndicate equity subject to certain conditions. See “Summary of Definitive Agreement — Equity Syndication”.

      35     Bell Canada Enterprises Management proxy circular

SUMMARY OF DEFINITIVE AGREEMENT

The Definitive Agreement and the Plan of Arrangement are the legal documents that govern the Arrangement. This section of this information circular describes the material provisions of the Definitive Agreement but does not purport to be complete and may not contain all of the information about the Definitive Agreement that is important to you. This summary is qualified in its entirety by reference to the Definitive Agreement, which is available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. We encourage you to read the Definitive Agreement in its entirety. It is an agreement that establishes and governs the legal relationships between BCE and the Purchaser with respect to the transactions described in this information circular. It is not intended to be a source of factual, business or operational information about BCE or the Purchaser.

 REPRESENTATIONS AND WARRANTIES

The Definitive Agreement contains representations and warranties made by BCE to the Purchaser and representations and warranties made by the Purchaser to BCE. The assertions embodied in those representations and warranties were made solely for purposes of the Definitive Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, some of those representations and warranties are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosure to Shareholders, or are used for the purpose of allocating risk between the parties to the Definitive Agreement. For the foregoing reasons, you should not rely on the representations and warranties contained in the Definitive Agreement as statements of factual information at the time they were made or otherwise.

In the Definitive Agreement, BCE and the Purchaser have each made representations and warranties relating to, among other things: corporate existence and power; corporate authorization; governmental authorization; non-contravention of constating documents and Material Contracts; litigation; and finders’ fees.

In addition to the foregoing representations and warranties, the Purchaser made representations and warranties for the benefit of BCE relating to the sufficiency of committed funds to give effect to the transactions contemplated by the Definitive Agreement; consortium membership; Investment Canada Act matters; residency and ownership restrictions; security ownership with respect to holdings by the Purchaser Parties in BCE securities; and the execution and delivery of the Guaranty.

BCE also made representations and warranties for the benefit of the Purchaser with respect to BCE’s capitalization; Material Subsidiaries; securities law matters; financial statements; absence of certain changes since December 31, 2006; lack of undisclosed material liabilities; compliance with laws; Taxes; Employee Plans; collective agreements; environmental matters; real property; right-of-way agreements; network facilities; personal property; intellectual property; Material Contracts; insurance; opinion of financial advisors; licenses; and books and records.

Certain of the representations and warranties of BCE in the Definitive Agreement are expressly qualified by reference to a “material adverse effect”, which means an effect that, individually or in the aggregate with other such effects, is or would reasonably be expected to be material and adverse to the financial condition, business or the results of operations of BCE and its Subsidiaries taken as a whole (treating for purposes of this definition the Bell Aliant Entities and, for so long as the Telesat Transaction has not been completed, Telesat, as Subsidiaries of BCE), except for any such effect resulting from or arising in connection with: (a) any change in generally accepted accounting principles; (b) any adoption, proposal, implementation or change in applicable law or any interpretation thereof by any Governmental Authority; (c) any change in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial or capital markets; (d) any change affecting any of the industries in which BCE or any of its Subsidiaries operate; (e) any natural disaster; (f) the execution, announcement or performance of the Definitive Agreement or consummation of the transactions contemplated in the Definitive Agreement, including any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of BCE or any of its Subsidiaries with any of their employees, financing sources, bondholders or Shareholders; (g) any change in the market price or trading volume of any securities of BCE (it being understood that the causes underlying such change in market price may be taken into account in determining whether a material adverse effect has occurred), or any suspension of trading in securities generally on any securities exchange on which any securities of BCE trade; (h) BCE ceasing to be a “qualified corporation” for purposes of the Telecommunications Regulations, or ceasing to be a “Canadian” for purposes of the Radiocommunication Regulations, or ceasing to be a “Canadian” for purposes of the Direction or ceasing to be in compliance with the Direction; (i) the failure of BCE in and of itself to meet any internal or public projections, forecasts or estimates of revenues or earnings (it being understood that the causes underlying such failure may be taken into account in determining whether a material adverse effect has occurred); (j) the failure of the Telesat Transaction to be completed for any reason; (k) any actions taken (or omitted to be taken) upon the request of the Purchaser; or (l) any action taken by BCE or any of its Subsidiaries which is required pursuant to the Definitive Agreement; provided, however, that with respect to clauses (c), (d) and (e) above, such matter does not have a materially disproportionate effect on BCE and its Subsidiaries, taken as a whole, relative to other comparable companies and entities operating in the industries in which BCE and/or its Subsidiaries operate.

 CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME

BCE has agreed that prior to the Effective Time it will conduct its business and cause its Subsidiaries to conduct their business in the ordinary course consistent with past practice, and will, among other things, use its commercially reasonable efforts to preserve intact the present business organization of BCE and its

      36     Bell Canada Enterprises Management proxy circular

Subsidiaries and to preserve the current relationships of BCE and its Subsidiaries with customers, suppliers, distributors, licensors, employees and other Persons with which BCE or any of its Subsidiaries has significant business relations. In connection with this general covenant, BCE has also agreed that, prior to the Effective Time, and except (i) as set forth in the BCE Disclosure Letter, (ii) as required or permitted by the Definitive Agreement, (iii) as required by applicable law, Governmental Authority or by the terms of any existing contract, or (iv) as contemplated by certain of BCE’s business plans and related documents, BCE will not, nor will it permit any of its Subsidiaries to, except with the prior consent of Purchaser:

(a)	amend its constating documents or the constating documents of its Subsidiaries;

(b)	split, combine or reclassify any shares of BCE or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof), other than in certain specified circumstances, including, among others, (i) our regular quarterly dividend not in excess of $0.365 per Common Share per quarter, (ii) in respect of any Preferred Share, dividends in an amount and with a payment frequency as provided for or contemplated by the terms of such Preferred Shares, and (iii) dividends or distributions from a Subsidiary of BCE to BCE or another wholly-owned Subsidiary of BCE;

(c)	redeem, repurchase, or otherwise acquire or offer to redeem repurchase or otherwise acquire any shares of capital stock of BCE or any of its Subsidiaries, except in certain specific circumstances;

(d)	issue, deliver or sell or authorize the issuance, delivery or sale of any shares of capital stock or any options, warrants or similar rights exercisable or convertible into such capital stock, of BCE or any of its Subsidiaries, or any RSUs, subject to certain limited exceptions;

(e)	acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, assets, securities, properties, interests or businesses having a cost, on a per transaction or series of related transactions basis, in excess of $100 million individually and subject to a maximum of $300 million for all such transactions, other than ordinary course procurement contracts or the acquisition of inventory or other assets for resale or use by BCE and/or any of its Subsidiaries or their respective customers in connection with the ordinary course operation of their businesses;

(f)	sell, lease or otherwise transfer any assets, securities, properties, interests or businesses, having a cost or proceeds, as applicable, on a per transaction or series of related transactions basis, in excess of $200 million individually and subject to a maximum of $500 million for all such transactions, other than: (i) the sale, lease or other use or transfer of inventories and products in the ordinary course of business consistent with past practice; (ii) in connection with the Telesat Transaction; or (iii) in respect of obsolete, damaged or destroyed assets;

(g)	make any loans, advances or capital contributions to, or investments in, in an amount on a per transaction or series of related transactions basis, in excess of $100 million individually and $300 million in the aggregate, any other Person, other than BCE or any wholly-owned Subsidiary of BCE and other than pursuant to the exercise of existing pre-emptive or similar rights or existing capital call obligations;

(h)	prepay any long-term indebtedness before its scheduled maturity or create, incur, assume or otherwise become liable with respect to any indebtedness for borrowed money or guarantees thereof in an amount, on a per transaction or series of related transactions basis, in excess of $200 million provided that the principal amount of BCE’s indebtedness for borrowed money as of the date of the Definitive Agreement may not be increased by more than $800 million as a result of the net effect of all such transactions, other than (i) indebtedness owing by one Subsidiary of BCE to BCE or another Subsidiary of BCE or of BCE to another Subsidiary of BCE; (ii) in connection with the refinancing of indebtedness outstanding on the date of the Definitive Agreement; (iii) in connection with advances under BCE’s or any Subsidiary’s existing credit facilities; or (iv) indebtedness entered into in the ordinary course consistent with past practice, including lease financing transactions (including real property leasing financing transactions) and the issuance of commercial paper from time to time; provided that any indebtedness created, incurred, refinanced, assumed or for which BCE or any Subsidiary becomes liable in accordance with (ii) — (iv), above, must be prepayable at the Effective Time without premium, penalty or other incremental costs (including breakage costs) in excess of $5 million, in the aggregate;

(i)	except as required by applicable law or by the terms of the Employee Plans or contracts in effect on June 29, 2007: (i) increase any severance, change of control or termination pay to (or amend any existing arrangement with) any employee, director or executive officer of BCE or any of its Subsidiaries; (ii) increase the benefits payable under any existing severance or termination pay policies with any employee, director or executive officer of BCE or any of its Subsidiaries; (iii) increase the benefits payable under any employment agreements with any employee, director or executive officer of BCE or any of its Subsidiaries (other than, in the case of an employee other than a director or executive officer of BCE or Bell Canada, in a manner consistent with past practice); (iv) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director or executive officer of BCE or Bell Canada; or (v) increase compensation, bonus levels or other benefits payable to any director or executive officer of BCE or Bell Canada or to any employee (other than, in the case of an employee other than a director or executive officer of BCE or Bell Canada, in a manner consistent with past practice) provided that the foregoing shall not prohibit BCE from paying, establishing or increasing the compensation of the members of the Strategic Oversight Committee;

(j)	make any material change in BCE’s methods of accounting, except as required by concurrent changes in generally accepted accounting principles, or pursuant to written instructions, comments or orders from the SEC, the Autorité des marchés financiers or any applicable securities authority;

(k)	waive, release, assign, settle or compromise any claim in a manner that could require a payment by, or release another

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Person of an obligation to, BCE or any of its Subsidiaries of $100 million individually, or $200 million in aggregate, or could reasonably be expected to have a material adverse effect or to adversely affect in any material respect the ability of BCE to complete the transactions contemplated by the Definitive Agreement;

(l)	amend or modify any contract with the Financial Advisors to increase the amounts payable to any of the Financial Advisors or amend or modify in any material respect or terminate or waive any material right under any material contract or enter into any contract or agreement that would be a material contract if in effect on June 29, 2007 except for (i) any contract or agreement for the sale or procurement of goods or services entered into on arm’s length terms with a customer or supplier of BCE or any Subsidiary, (ii) any contract that does not provide for the possible payment or receipt by BCE and/or its Subsidiaries over the remaining life of such contract of an amount in excess of $400 million, (iii) any other revenue-generating contract entered into in the ordinary course of business that provides for payment or revenues of less than $200 million per annum and $500 million over the remaining life of such contract, or (iv) any renewal or extension of any existing contract on substantially similar terms;

(m)	enter into, amend or modify any union recognition agreement, collective agreement or similar agreement with any trade union or representative body other than in the ordinary course of business consistent with past practice and upon reasonable consultation with the Purchaser;

(n)	except with respect to purchasing or extending the term of directors’ and officers’ liability insurance pursuant to the terms of the Definitive Agreement, amend, modify or terminate any material insurance policy of BCE or any Subsidiary in effect on June 29, 2007, except for scheduled renewals of any insurance policy of BCE or any Subsidiary of BCE in effect on June 29, 2007 in the ordinary course of business consistent with past practice;

(o)	grant or commit to grant an exclusive license or otherwise transfer any intellectual property or exclusive rights in or thereto that are material to BCE and its Subsidiaries taken as a whole, other than in the ordinary course of business or to wholly-owned Subsidiaries;

(p)	make, change or revoke any material tax election or settle or compromise any material tax liability;

(q)	materially change the business or regulatory strategy of BCE or its Subsidiaries;

(r)	to the extent that Telesat or any Bell Aliant Entity is required to obtain the consent of BCE or its Subsidiaries under any contract, provide any consent under such contract that would permit Telesat or such Bell Aliant Entity to take any action that would be restricted by the ordinary course business covenants set forth in the Definitive Agreement if Telesat or such Bell Aliant Entity was a Subsidiary of BCE for purposes of the Definitive Agreement; or

(s)	agree, resolve or commit to do any of the foregoing.

Notwithstanding the provisions of (e), (f), (g) and (h) above, BCE and its Subsidiaries are not restricted from efficiently managing excess cash balances (including the proceeds from the Telesat Transaction) in a tax efficient manner consistent with past practice including (i) investing in or disposing of money market instruments and (ii) repaying short-term indebtedness or maturing other indebtedness. BCE may not, however, redeem any long term indebtedness maturing after December 31, 2010.

In addition, BCE has agreed that it will not, and will not permit its Subsidiaries to, enter into any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, or agree to do any of the foregoing, that would reasonably be likely to delay, impair or impede in any material respect the receipt of any Regulatory Approval or the satisfaction of any closing condition set forth in the Definitive Agreement.

BCE has further agreed that it will use its reasonable best efforts to, and will use its reasonable best efforts to cause its Subsidiaries to, maintain in good standing the tax loss monetization among Bell Canada, Bell Mobility Inc. and others, in a manner consistent with the advance income tax ruling issued on March 27, 2007. BCE and its Subsidiaries will not unwind, terminate or amend such tax loss monetization, in whole or in part, without the consent of the Purchaser, acting reasonably.

 NON-SOLICITATION COVENANT AND “FIDUCIARY OUT”

NON-SOLICITATION COVENANT

Except as set out below, BCE has agreed not to, directly or indirectly, through any officer, director, employee, representative (including any financial or other advisor) or agent of BCE or any of its Subsidiaries (collectively, “Representatives”): (i) solicit, initiate or knowingly encourage (including by furnishing information or entering into any contract) any inquiries or proposals regarding an Acquisition Proposal; (ii) participate in any substantive discussions or negotiations with any Person (other than the Purchaser Parties) regarding an Acquisition Proposal; (iii) make a Change in Recommendation; (iv) accept, approve, endorse or recommend, or propose publicly to accept, approve, endorse or recommend, any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal for a period of no more than ten Business Days following the formal announcement of such Acquisition Proposal shall not be considered to be in violation of the non-solicitation covenants of the Definitive Agreement unless such position has not been withdrawn by or before the end of such ten Business Day period); or (v) accept, approve, endorse or recommend or enter into, or publicly propose to accept, approve, endorse or recommend or enter into, any contract in respect of an Acquisition Proposal.

Except as otherwise set forth below, BCE has agreed, and has agreed to cause its Subsidiaries and Representatives to, cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted before June 29, 2007, by BCE, its Subsidiaries or any Representatives with respect to any Acquisition Proposal, and BCE has agreed to discontinue access to its data room (and not establish or allow access to any other data rooms, virtual or otherwise or otherwise furnish information) and to request, to the extent that it is entitled to do so, the return or destruction of all confidential information regarding BCE and its Subsidiaries previously provided to any such Person and to request (and exercise all

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rights it has to require) the destruction of all material including or incorporating or otherwise reflecting any material confidential information regarding BCE and its Subsidiaries. BCE has also agreed that neither it, nor any of its Subsidiaries, will terminate, waive, amend or modify any provision of any existing confidentiality agreement relating to an Acquisition Proposal or any standstill agreement to which it or any of its Subsidiaries is a party (except that the Purchaser has acknowledged that the automatic termination of the standstill provisions and clubbing restrictions of such agreements as a result of the entering into and announcement of the Definitive Agreement are not a violation of the non-solicitation covenant in the Definitive Agreement).

SUPERIOR PROPOSAL

Notwithstanding the non-solicitation provisions of the Definitive Agreement or any other provision of the Definitive Agreement or any provision of any other agreement between BCE and any other Person, including the provisions of any confidentiality or standstill agreement, if at any time following June 29, 2007 and prior to obtaining the approval of the Arrangement Resolution by Shareholders at the Meeting, BCE receives any written Acquisition Proposal, other than any Acquisition Proposal that resulted from a wilful and intentional breach of the non-solicitation covenants of the Definitive Agreement by BCE or any director or officer of BCE or any Representative acting at the direction of or on behalf of BCE or any director or officer of BCE, that the Board determines in good faith, after consultation with its financial advisors and outside counsel, constitutes or could reasonably be expected to lead to a Superior Proposal, then BCE may:

•	furnish information with respect to BCE and its Subsidiaries to the Person making such Acquisition Proposal; and/or

•	enter into, participate, facilitate and maintain discussions or negotiations with, and otherwise cooperate with or assist, the Person making such Acquisition Proposal,

provided that BCE may not, and may not allow its Representatives to, disclose any non-public information to such Person without having entered into a confidentiality agreement with such Person that contains provisions that are no less favourable in the aggregate to BCE and that are not individually or in the aggregate materially more favourable to such Person than those contained in the confidentiality agreements with the Purchaser Parties, except that such agreement may contain a less restrictive or no standstill restriction and may specifically release such party from any existing standstill restriction (a correct and complete copy of which confidentiality agreement must be provided to the Purchaser before any such non-public information is provided) and provided that such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with BCE and may not restrict BCE or its Subsidiaries from complying with its obligations under the Definitive Agreement, and BCE must promptly provide to the Purchaser any material non-public information concerning BCE or its Subsidiaries provided to such other Person which was not previously provided to the Purchaser. BCE may not provide any commercially sensitive non-public information to any competitor that has made an Acquisition Proposal, except in a manner consistent with BCE’s past practice in dealing with the disclosure of such information in the context of considering Acquisition Proposals prior to June 29, 2007.

BCE has agreed to promptly (and in any event within 24 hours) notify the Purchaser (orally and in writing) in the event it receives a written Acquisition Proposal, including the identity of the Person making such Acquisition Proposal and the material terms and conditions thereof, and must, at the Purchaser’s reasonable request, inform the Purchaser as to the status of developments and negotiations with respect to such Acquisition Proposal, including any changes to the material terms or conditions of such Acquisition Proposal.

MATCHING PERIOD

BCE cannot accept, approve, recommend or enter into any agreement relating to an Acquisition Proposal (other than a confidentiality agreement complying with the requirements set out above under “Summary of Definitive Agreement — Non Solicitation Covenant and “Fiduciary Out” — Superior Proposal”) unless (i) the Acquisition Proposal did not result from the wilful and intentional breach of the non-solicitation covenants in the Definitive Agreement by BCE or any director or officer of BCE or any Representative acting at the direction of or on behalf of BCE or any director or officer of BCE, (ii) the Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes a Superior Proposal, (iii) BCE has provided the Purchaser with a copy of such Acquisition Proposal, (iv) a period (the “Matching Period”) of five Business Days has lapsed from the date (the “Notice Date”) that is the later of (a) the date the Purchaser received written notice of BCE’s proposed determination to take such action, and (b) the date the Purchaser received a copy of the Acquisition Proposal, (v) during the Matching Period, the Purchaser shall have the opportunity (but not an obligation) to offer to amend the terms and conditions of the Definitive Agreement such that the Acquisition Proposal would cease to be a Superior Proposal, (vi) after the Matching Period, the Board (a) determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal continues to constitute a Superior Proposal and (b) determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, (vii) prior to or simultaneously with taking such action, BCE (a) terminates the Definitive Agreement and (b) pays the Termination Fee, and (viii) promptly following such termination, BCE enters into a definitive agreement with the Person making such Superior Proposal. Each successive material modification (including any increase in the proposed price) of any Acquisition Proposal constitutes a new Acquisition Proposal for these purposes, provided that the Matching Period in respect of such new Acquisition Period will extend only until the later of the end of the initial five Business Day Matching Period and 36 hours after the Notice Date in respect of the new Acquisition Proposal.

 CHANGE IN RECOMMENDATION

Nothing contained in the Definitive Agreement prohibits the Board from making a Change in Recommendation or from making any disclosure to any securityholders of BCE prior to the Effective Time, including disclosure of a Change in Recommendation, if, in the good faith judgment of the Board, after consultation with outside legal counsel, failure to take such action or make such disclosure would reasonably be expected to be inconsistent with the Board’s exercise of its fiduciary duties or such action or disclosure is otherwise required under applicable

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law (including without limitation by responding to an Acquisition Proposal under a directors’ circular or otherwise as required under securities laws). For greater certainty, in the event of a Change in Recommendation and termination by the Purchaser of the Definitive Agreement, BCE shall pay the Termination Fee as required by the Definitive Agreement. The Board may not make a Change in Recommendation unless BCE gives the Purchaser at least two business days prior written notice of its intention to make such a Change in Recommendation.

 EQUITY SYNDICATION

Subject to the limitations set forth in the Definitive Agreement, BCE will permit each Purchaser Party to syndicate any of their direct or indirect equity or proposed equity ownership in BCE provided that Teachers’ and any Persons to whom Teachers’ syndicates equity are permitted to syndicate equity only to Persons who meet the same Canadian status tests for purposes of applicable Telecom Laws and the Investment Canada Act as Teachers’. No syndication by the Purchaser Parties or by any person to whom the Purchaser Parties may have syndicated all or part of their interests in accordance with the equity syndication provisions of the Definitive Agreement is permitted that would reasonably be expected to impair, impede or materially delay the receipt of any Key Regulatory Approval.

The amount of equity that may be syndicated by the Purchaser Parties is subject to certain limitations. Additionally, BCE may change, modify, eliminate or amend in any respect any of the provisions relating to equity syndication if, in the good faith judgment of the Board, such changes, modifications, eliminations or amendments are in the best interests of BCE and the Shareholders; provided, however, that no such changes, modifications, eliminations or amendments may be adverse to the Purchaser Parties.

 FINANCING COVENANTS

The Purchaser has agreed that it will use its reasonable best efforts to consummate the financing that it has arranged in connection with the Arrangement no later than the Effective Date. The Definitive Agreement is not subject to a financing condition, and if financing is not obtained by the Purchaser, regardless of the reasons why financing is not obtained or whether such reasons are within or beyond the control of the Purchaser, the Purchaser continues to be obligated to consummate the Arrangement, subject to and on the terms contemplated by the Definitive Agreement.

Under the Definitive Agreement, BCE has agreed to use commercially reasonable efforts to provide such co-operation to the Purchaser as the Purchaser may reasonably request in connection with the arrangements by the Purchaser to obtain its planned debt financing, including among other things: (i) participating in meetings, due diligence sessions and road shows; (ii) assisting with the preparation of materials for rating agency presentations, offering documents and similar documents; (iii) cooperating with the Purchaser in connection with applications to obtain such consents, approvals or authorizations which may be reasonably necessary or desirable in connection with such debt financing; (iv) provided that all Key Regulatory Approvals have been obtained, subject to the terms of BCE’s and its Subsidiaries’ existing indebtedness, giving timely redemption or prepayment notices, as applicable, in connection with the refinancing of BCE’s or its Subsidiaries’ existing indebtedness outstanding on or after the Effective Time as may be reasonably required by the Purchaser; (v) subject to applicable laws and the obtaining of any necessary consents in connection with such laws (which BCE shall use reasonable commercial efforts to obtain), executing and delivering any pledge and security documents, currency or interest hedging arrangements or other definitive financing documents or other certificates and documents as may be reasonably requested by the Purchaser or otherwise facilitating the pledging of collateral as may be reasonably requested by the Purchaser, provided that any obligations contained in such documents shall be effective no earlier than as of the Effective Time; (vi) obtaining customary comfort letters of accountants and legal opinions; and (vii) furnishing the Purchaser with financial and other documents and information regarding BCE and its Subsidiaries as may be reasonably requested by the Purchaser, provided such co-operation does not unreasonably interfere with the ongoing operations of BCE and its Subsidiaries or interfere with or hinder or delay the performance by BCE or its Subsidiaries of their other obligations.

Notwithstanding the foregoing, BCE will not be required to (a) pay any commitment, consent or other fee or incur any other liability in connection with any such financing prior to the Effective Time; (b) take any action or do anything that would contravene any applicable law, contravene any contract of BCE or any Subsidiary that relates to borrowed money or be capable of impairing or preventing the satisfaction of any condition set forth in the Definitive Agreement; (c) commit to take any action that is not contingent on the consummation of the transactions at the Effective Time; or (d) disclose any information that in the reasonable judgment of BCE would result in the disclosure of any trade secrets or similar information or violate any obligations of BCE or any other Person with respect to confidentiality.

 COMPLETION OF THE TELESAT TRANSACTION

BCE has agreed to use all commercially reasonable efforts to complete as promptly as practicable the Telesat Transaction on substantially the terms and conditions outlined in the Telesat Purchase Agreement. BCE must promptly update the Purchaser as to any material developments relating to the Telesat Transaction and in no event can BCE make any material amendments or waivers to the Telesat Purchase Agreement without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed). In the event that the Telesat Purchase Agreement is terminated in accordance with its terms, then Telesat shall, from the date of such termination, be deemed to be a Subsidiary of BCE for the purposes of the ordinary course of business covenants described above under “Summary of Definitive Agreement — Conduct of Business Prior to the Effective Time”.

 COOPERATION REGARDING REORGANIZATION

Upon the reasonable request or requests of the Purchaser (not less than 30 Business Days prior to the Effective Time), BCE shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to (i) effect, in the period immediately prior to the Effective Time, such reorganizations of their business, operations and assets as the Purchaser may request, acting reasonably (each a “Pre-Acquisition Reorganization”); (ii) cooperate fully with the Purchaser and its advisors to

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determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they would most effectively be undertaken; and (iii) cooperate fully with the Purchaser in the preparation and filing of a request for an advance income tax ruling to be requested by the Purchaser from the CRA (and provincial taxing authorities as applicable) respecting such income tax matters as the Purchaser may determine including, in particular, rulings relating to paragraphs 88(1)(c) and (d) of the Tax Act, and to cooperate as requested during the process of obtaining such tax ruling.

The obligations of BCE with respect to any Pre-Acquisition Reorganization are conditional on the understanding that: (i) any Pre-Acquisition Reorganization shall not delay, impair or impede the completion of the Arrangement or the ability of the Purchaser to obtain any financing required by it in connection with the transactions contemplated by the Definitive Agreement; (ii) any Pre-Acquisition Reorganization shall not unreasonably interfere in the ongoing operations of BCE or any of its Subsidiaries; (iii) any Pre-Acquisition Reorganization shall not require BCE or any Subsidiary of BCE to contravene any applicable laws, their respective organizational documents or any contract (including under any financing instruments); (iv) any Pre-Acquisition Reorganization shall not become effective unless the Purchaser shall have waived or confirmed in writing the satisfaction of all closing conditions in its favour under the Definitive Agreement and shall have confirmed in writing that it is prepared to promptly and without condition (other than satisfaction of the condition that BCE perform all of its covenants to be performed on or before the Effective Time under the Definitive Agreement in all material respects) proceed to effect the Arrangement; (v) BCE and its Subsidiaries shall not be obligated to take any action that would reasonably be expected to result in any taxes being imposed on, or any adverse tax or other consequences to, any securityholder of BCE incrementally greater than the taxes or other consequences to such party in connection with the consummation of the Arrangement in the absence of any Pre-Acquisition Reorganization; and (vi) BCE, its Subsidiaries and their respective officers, directors, employees, agents, advisors and representatives shall have received an indemnity, in form and substance satisfactory to BCE, acting reasonably, from the Purchaser Parties from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with or as a result of any Pre-Acquisition Reorganization.

 DIRECTOR AND OFFICER LIABILITY

From and after the Effective Time, the Purchaser has agreed, and agreed to cause BCE to, indemnify and hold harmless, to the fullest extent permitted under applicable law (including with respect to the advancement of expenses as incurred), each present and former director, officer, trustee and employee of BCE and its Subsidiaries (each, an “Indemnified Person”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, inquiry, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Person’s service as a director, officer, trustee or employee of BCE and/or any of its Subsidiaries or services performed by such Persons at the request of BCE and/or any of its Subsidiaries at or prior to or following the Effective Time.

Prior to the Effective Time, BCE has agreed, and if BCE is unable to, the Purchaser has agreed to cause BCE as of the Effective Time, to obtain and fully pay the premium for the extension of the directors’, officers’, trustees’ and employees’ liability coverage of BCE’s and its Subsidiaries’ existing directors’, officers’, trustees’ and employees’ insurance policies for a claims reporting or run-off and extended reporting period and claims reporting period of at least six years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as BCE’s current insurance carriers with respect to directors’, officers’, trustees’ and employees’ liability insurance (“D&O Insurance”), and with terms, conditions, retentions and limits of liability that are no less advantageous to the Indemnified Persons than the coverage provided under BCE’s and its Subsidiaries’ existing policies. If BCE for any reason fails to obtain such “run off” insurance policies as of the Effective Time, BCE has agreed to continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of June 29, 2007, or purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favourable to the Indemnified Persons as provided in BCE’s existing policies as of June 29, 2007.

For purposes of the Purchaser’s obligations to indemnify and to maintain directors and officers’ insurance, the Bell Aliant Entities and Telesat shall be deemed to be Subsidiaries of BCE.

 DIVIDEND REINVESTMENT PLAN AND EMPLOYEE SAVINGS PLANS

BCE has agreed that, prior to the Effective Time, all Common Shares delivered to participants under the Dividend Reinvestment Plan may be acquired only by open market or third party arm’s length purchases, and not from treasury.

BCE has also agreed not to issue or otherwise authorize the issuance of any Common Shares from treasury in respect of the Employee Savings Plans and that all Common Shares delivered to participants under the Employee Savings Plans prior to the Effective Time must be acquired by open market or third party arm’s length purchases, and that it will terminate the Employee Savings Plans at the Effective Time.

 MUTUAL COVENANTS

The Purchaser Parties and BCE have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the Definitive Agreement as soon as practicable, including:

•	preparing and filing as promptly as practicable a pre-merger notification filing under the Competition Act and a request for an advance ruling certificate pursuant to section 102 of the Competition Act, an appropriate filing of a Notification and Report Form pursuant to the HSR Act, the CRTC Applications, the FCC Applications and the Industry Canada Applications, and preparing and filing as promptly as practicable all other necessary documents, registrations, statements, petitions, filings and applications for the Key Regulatory Approvals;

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•	preparing and filing as promptly as practicable all necessary documents, registrations, statements, petitions, filings and applications for the Additional Regulatory Approvals;

•	using their reasonable best efforts to obtain and maintain all approvals, clearances, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by the Definitive Agreement, including the Key Regulatory Approvals;

•	using reasonable best efforts to oppose, lift or rescind any injunction or restraining or other order seeking to stop, or otherwise adversely affecting its ability to consummate, the Arrangement and to defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Definitive Agreement or the consummation of the transactions contemplated by the Definitive Agreement; and

•	carrying out the terms of the Interim Order and Final Order applicable to it and using reasonable best efforts to comply promptly with all requirements which applicable laws may impose on it or its Subsidiaries or affiliates with respect to the transactions contemplated by the Definitive Agreement.

 EMPLOYEE MATTERS

From and after the Effective Time, the Purchaser has agreed to honour and perform, or cause BCE to honour and perform, all of the obligations of BCE and any of its Subsidiaries under employment and other agreements with current or former employees, and, for a period of 12 months following the Effective Time, provide BCE Employees with benefits that are substantially equivalent to those provided by BCE under the Employee Plans, provided that such obligations do not give employees of BCE or any of its Subsidiaries any right to continued employment or impair in any way the right of BCE or any of its Subsidiaries to terminate the employment of any employees.

 MUTUAL CONDITIONS PRECEDENT

The obligations of BCE and the Purchaser to complete the transactions contemplated by the Definitive Agreement are subject to the fulfillment, on or before the Effective Time, of each of the following conditions precedent, each of which may only be waived with the mutual consent of the parties:

•	the Arrangement Resolution shall have been approved and adopted by Shareholders at the Meeting in accordance with the Interim Order;

•	the Interim Order and the Final Order shall each have been obtained on terms consistent with the Definitive Agreement, and shall not have been set aside or modified in a manner unacceptable to BCE and the Purchaser, acting reasonably, on appeal or otherwise;

•	no applicable law (with the exception of any applicable law relating to any outstanding Additional Regulatory Approvals) shall be in effect that makes the consummation of the Arrangement illegal or otherwise prohibited or enjoins BCE or the Purchaser from consummating the Arrangement;

•	the Key Regulatory Approvals shall have been obtained;

•	the Definitive Agreement shall not have been terminated in accordance with its terms; and

•	the Purchaser and BCE shall have received an opinion at the Effective Time from a nationally recognized valuation firm engaged by the Purchaser and agreed to by BCE, acting reasonably to the effect that BCE will, subject to certain qualifications, be solvent as of the Effective Time and immediately after the consummation of the transactions contemplated by the Plan of Arrangement. Each of the Purchaser and BCE shall use their respective reasonable best efforts to (a) make available their respective officers, agents or other representatives on a customary basis and on reasonable notice and (b) provide or make available such information and documents concerning the business, properties, contracts, assets and liabilities of BCE and, in the case of the Purchaser, the financing contemplated by the Debt Commitment Letter and Equity Commitment Letters, as may reasonably be requested by the firm preparing such solvency opinion.

 ADDITIONAL CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER

The obligation of the Purchaser to complete the transactions contemplated by the Definitive Agreement is also subject to the fulfillment of each of the following conditions precedent (each of which is for the exclusive benefit of the Purchaser and may only be waived by the Purchaser):

•	all covenants of BCE under the Definitive Agreement to be performed on or before the Effective Time shall have been duly performed by BCE in all material respects; and

•	the representations and warranties of BCE set forth in the Definitive Agreement shall be true and correct in all respects, without regard to any materiality or material adverse effect qualifications contained in them as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not reasonably be expected to have a material adverse effect (subject to certain exceptions for representations and warranties that must be true and correct in all material respects and for variations that result from actions expressly permitted by BCE’s ordinary course of business covenants).

 ADDITIONAL CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BCE

The obligation of BCE to complete the transactions contemplated by the Definitive Agreement is also subject to the following conditions precedent (each of which is for the exclusive benefit of BCE and may only be waived by BCE):

•	all covenants of the Purchaser Parties under the Definitive Agreement to be performed on or before the Effective Time shall have been duly performed by the Purchaser Parties in all material respects;

•	the representations and warranties of the Purchaser set forth in the Definitive Agreement shall be true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which

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shall be determined as of that specified date, and except in each case, for those representations and warranties that are subject to a materiality qualification, which must be true and correct in all respects); and

•	the Purchaser shall have deposited or caused to be deposited with the Depositary in escrow (the terms and conditions of such escrow to be satisfactory to BCE, acting reasonably) the funds required to effect payment in full of the aggregate Consideration to be paid pursuant to the Arrangement and the Depositary shall have confirmed to BCE receipt of these funds.

 AMENDMENTS TO PLAN OF ARRANGEMENT

The Plan of Arrangement may be amended at the reasonable request of the Purchaser to include such terms and conditions as may be determined by the Purchaser, acting reasonably, to be necessary or desirable provided that no such term or condition (i) shall be prejudicial to the Shareholders or other Persons to be bound by the Plan of Arrangement or be inconsistent with the provisions of the Definitive Agreement or (ii)  creates a reasonable risk of delaying, impairing or impeding in any material respect the receipt of any Key Regulatory Approval or the satisfaction of the conditions described under “Summary of Definitive Agreement — Mutual Conditions Precedent”, “Summary of Definitive Agreement — Additional Conditions Precedent to the Obligations of the Purchaser” or “Summary of Definitive Agreement — Additional Conditions Precedent to the Obligations of BCE”. Subject to the Interim Order, the Final Order and any applicable law, BCE has agreed to amend the Plan of Arrangement at any time prior to the Effective Time to add, remove or amend any steps or terms determined to be necessary or desirable by the Purchaser, acting reasonably, provided that the Plan of Arrangement shall not be amended in any manner which is (i) prejudicial to the Shareholders or other Persons to be bound by the Plan of Arrangement or is inconsistent with the provisions of the Definitive Agreement or (ii) creates a reasonable risk of delaying, impairing or impeding in any material respect the receipt of any Key Regulatory Approval or the satisfaction of any condition described under “Summary of Definitive Agreement — Mutual Conditions Precedent”, “Summary of Definitive Agreement — Additional Conditions Precedent to the Obligations of the Purchaser” or “Summary of Definitive Agreement — Additional Conditions Precedent to the Obligations of BCE”.

 TERMINATION OF THE DEFINITIVE AGREEMENT

The Definitive Agreement may be terminated and the Arrangement may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Definitive Agreement or the Arrangement Resolution or the Arrangement by Shareholders and/or the Court):

•	by mutual written agreement of BCE and the Purchaser; or

•	by either BCE or the Purchaser, if:

(i)	the Effective Time shall not have occurred on or before the Outside Date, except that this right to terminate the Definitive Agreement shall not be available to any party whose failure (or, in the case of Purchaser, the failure of any Purchaser Party) to fulfill any of its obligations has been the cause of, or resulted in, the failure of the Effective Time to occur by such date;

(ii)	after June 29, 2007, there shall be enacted or made any applicable law (or any such applicable law shall have been amended) that makes consummation of the Arrangement illegal or otherwise prohibited or enjoins BCE or the Purchaser from consummating the Arrangement and such applicable law or enjoinment shall have become final and non-appealable; or

(iii)	the Arrangement Resolution shall have failed to receive the requisite vote of Shareholders for approval at the Meeting (including any adjournment or postponement thereof) in accordance with the Interim Order;

•	by the Purchaser, if:

(i)	prior to obtaining the approval of the Arrangement Resolution by Shareholders, (a) the Board withdraws, amends, modifies or qualifies, in a manner adverse to the Purchaser, the approval or recommendation of the Board of the Arrangement (a “Change in Recommendation”) (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal for a period of no more than ten Business Days following the formal announcement of such Acquisition Proposal shall not be considered a Change in Recommendation); or (b) BCE wilfully and intentionally breaches the non-solicitation provisions of the Definitive Agreement in a material respect; or

(ii)	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of BCE set forth in the Definitive Agreement shall have occurred that would cause the conditions described above under “Summary of Definitive Agreement — Mutual Conditions Precedent” or “Summary of Definitive Agreement — Additional Conditions Precedent to the Obligations of the Purchaser” not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date; provided that the Purchaser is not then in breach of the Definitive Agreement so as to cause any of the conditions described under “Summary of Definitive Agreement — Mutual Conditions Precedent” or “Summary of Definitive Agreement — Additional Conditions Precedent to the Obligations of BCE” not to be satisfied; or

•	by BCE, if:

(i)	the Board authorizes BCE, subject to complying with the terms of the Definitive Agreement, to enter into a written agreement concerning a Superior Proposal;

(ii)	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of any of the Purchaser Parties set forth in the Definitive Agreement shall have occurred that would cause the conditions described under “Summary of Definitive Agreement — Mutual Conditions Precedent” or “Summary of Definitive Agreement — Additional Conditions Precedent to the Obligations of BCE” not to be satisfied, and such condition is incapable of being satisfied by the Outside Date; provided that BCE is not then in breach of the Definitive Agreement so as to cause any of the conditions described under “Summary of Definitive Agreement — Mutual Conditions Precedent” or “Summary of Definitive

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Agreement — Additional Conditions Precedent to the Obligations of the Purchaser” not to be satisfied; or

(iii)	the Purchaser does not provide or cause to be provided the Depositary with sufficient funds to complete the transactions contemplated by the Definitive Agreement.

 TERMINATION FEE, BREAK-UP FEE AND EXPENSE REIMBURSEMENT

TERMINATION FEE PAYABLE BY BCE

If the Definitive Agreement is terminated:

•	by the Purchaser because prior to obtaining the approval of the Arrangement Resolution by Shareholders of BCE, (a) the Board makes a Change in Recommendation; or (b) BCE wilfully and intentionally breaches the non-solicitation provisions of the Definitive Agreement in a material respect;

•	by BCE because the Board authorizes BCE to enter into a written agreement concerning a Superior Proposal; or

•	(a) by BCE or the Purchaser because the Arrangement Resolution fails to receive the requisite vote of Shareholders for approval at the Meeting in accordance with the Interim Order or (b) by the Purchaser because of a wilful and intentional or fraudulent breach of any representation or warranty or failure to perform any covenant or agreement on the part of BCE set forth in the Definitive Agreement has occurred that would cause the conditions described under “Summary of Definitive Agreement — Mutual Conditions Precedent” or “Summary of Definitive Agreement — Additional Conditions Precedent to the Obligations of the Purchaser” not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date, provided that in the case of each of (a) and (b), prior to the Meeting, a bona fide Acquisition Proposal has been made or publicly announced by a third party and within twelve months following the date of such termination, such third party or any of its affiliates: (i) directly or indirectly, in one or more transactions, acquires BCE by arrangement or otherwise; (ii) directly or indirectly, in one or more transactions, acquires more than 50% of the total assets of BCE and its Subsidiaries, taken as a whole; (iii) directly or indirectly, in one or more transactions, acquires more than 50% of the outstanding Common Shares; or (iv) enters into a contract (other than a confidentiality agreement) with respect to the foregoing or any other Acquisition Proposal;

then BCE must pay, as directed by the Equity Sponsors, acting jointly in writing, the Termination Fee. For purposes of the immediately foregoing, the term “Acquisition Proposal” shall have the meaning noted above under “Glossary”, except that references to “20% or more” shall be deemed to be references to 50% or more.

BREAK-UP FEE PAYABLE BY PURCHASER

In the event that prior to a termination fee event (as described above under “Summary of Definitive Agreement — Termination Fee, Break-Up Fee and Expense Reimbursement — Termination Fee Payable By BCE”), the Definitive Agreement is terminated:

•	by BCE because a breach of any representation or warranty or failure to perform any covenant or agreement on the part of any of the Purchaser Parties set forth in the Definitive Agreement has occurred that would cause any of the conditions described under “Summary of Definitive Agreement — Mutual Conditions Precedent” or “Summary of Definitive Agreement — Additional Conditions Precedent to the Obligations of BCE” not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date;

•	by BCE because the Purchaser does not provide the Depositary with sufficient funds to complete the transactions contemplated by the Definitive Agreement as required by the Definitive Agreement; or

•	by either BCE or the Purchaser because the Effective Time has not occurred on or before the Outside Date, provided that all of the conditions described under “Summary of Definitive Agreement — Mutual Conditions Precedent” or “Summary of Definitive Agreement — Additional Conditions Precedent to the Obligations of the Purchaser” (other than conditions that are satisfied by their nature at the Effective Time or conditions described under “Summary of Definitive Agreement — Mutual Conditions Precedent” that are not satisfied as a result of any Purchaser Party having failed to comply with its obligations under the Definitive Agreement) have been satisfied or waived;

then the Purchaser must pay to BCE the Break-Up Fee within 2 Business Days of such termination.

EXPENSE REIMBURSEMENT PAYABLE BY BCE

BCE has agreed to pay to the Purchaser Parties their reasonable documented expenses, costs and fees incurred in connection with the transactions contemplated by the Definitive Agreement and related financings in an amount not to exceed: (a) $25 million if the Definitive Agreement has been terminated by the Purchaser or BCE because the Arrangement Resolution fails to receive the requisite vote of Shareholders for approval at the Meeting in accordance with the Interim Order; and (b) $50 million if the Definitive Agreement has been terminated by the Purchaser because of a breach of any representation or warranty or failure to perform any covenant or agreement on the part of BCE set forth in the Definitive Agreement that would cause the conditions described under “Summary of Definitive Agreement — Mutual Conditions Precedent” or “Summary of Definitive Agreement — Additional Conditions Precedent to the Obligations of the Purchaser” not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date.

 AMENDMENT, EXTENSION AND WAIVER

Subject to the provisions of the Interim Order and Final Order and applicable law, the parties may amend or waive any provision of the Definitive Agreement prior to the Effective Time, but only if such amendment or waiver is in writing.

 SUMMARY OF GUARANTY

In connection with the execution of the Definitive Agreement, the Guarantors entered into the Guaranty pursuant to which they agreed, severally and not jointly, to unconditionally guarantee the due and punctual payment, performance and

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discharge, solely in circumstances when the Break-Up Fee is payable under the terms of the Definitive Agreement, of:

•	the Break-Up Fee; or

•	if all or any part of the Break-Up Fee shall be, or any Guarantor shall assert in any litigation or proceeding that all or any part of the Break-Up Fee is, unenforceable or unrecoverable under applicable law, all payment obligations of the Purchaser, or any of its successors or assigns, that arise under the Definitive Agreement.

Under the terms of the Guaranty, the maximum aggregate liability of the Guarantors is $1,000,000,000, and each Guarantor is severally liable in a maximum amount of:

•	with respect to Teachers’: $587,000,000;

•	with respect to PEP VI: $322,000,000;

•	with respect to MDPVA: $71,340,087;

•	with respect to MDPVC: $18,929,001; and

•	with respect to MDPVEA: $730,912.

BCE has agreed that its remedies against the Guarantors under the Guaranty are the sole and exclusive direct or indirect remedies available to BCE against the Guarantors in respect of any liabilities or obligations arising under, related to or in connection with, the Definitive Agreement or the transactions contemplated thereby, including in the event the Purchaser breaches its obligations under the Definitive Agreement or in the event a Guarantor breaches a covenant, representation or warranty under the Guaranty.

The Guaranty terminates and each Guarantor will have no further obligation under the Guaranty as of the earlier of (a) the occurrence of the Effective Time and payment of all obligations due by the Purchaser under the Definitive Agreement at such time, including the aggregate Consideration, (b) the one-year anniversary of the date of termination of the Definitive Agreement, unless a claim under the Guaranty has been made prior to such date, (c) the termination of the Definitive Agreement in circumstances where the Break-Up Fee is not payable pursuant to the terms of the Definitive Agreement, or (d) satisfaction in full by the Guarantors of their obligations under the Guaranty.

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CERTAIN LEGAL AND REGULATORY MATTERS

 STEPS TO IMPLEMENTING THE ARRANGEMENT AND TIMING

The Purchaser has received the Debt Commitment Letter from the Lenders pursuant to which they have agreed severally, and not jointly, to provide debt financing in connection with the Arrangement. The Purchaser has covenanted pursuant to the Definitive Agreement to use its reasonable best efforts to arrange the financing described in the Debt Commitment Letter and to use its reasonable best efforts to arrange or obtain alternative debt financing on terms that are not materially less favourable to the Purchaser if any portion of such financing becomes unavailable. The Definitive Agreement is not subject to a financing condition, and if financing is not obtained by the Purchaser, regardless of the reasons why financing is not obtained or whether such reasons are within or beyond the control of the Purchaser, the Purchaser continues to be obligated to consummate the Arrangement, subject to and on the terms contemplated by the Definitive Agreement.

Completion of the Arrangement is subject to the conditions precedent contained in the Definitive Agreement having been satisfied (other than those which by their terms are to be satisfied at the Effective Time) and the Marketing Period occurring. The Marketing Period commences once certain conditions have been satisfied, including the following:

•	receipt of the required approval of the Arrangement Resolution by Shareholders;

•	receipt of the Final Order;

•	receipt of the Key Regulatory Approvals; and

•	delivery of the Required Information to the Purchaser.

The Definitive Agreement provides that the filing of the Articles of Arrangement shall be on the later of (a) the second Business Day following the last day of the Marketing Period and (b) the fifth Business Day after the satisfaction or, where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of those conditions as of the Effective Date) set forth under “Summary of Definitive Agreement — Mutual Conditions Precedent”, “Summary of Definitive Agreement — “Additional Conditions Precedent to the Obligations of the Purchaser” and “Summary of Definitive Agreement — Additional Conditions Precedent to the Obligations of BCE”, unless another time or date is agreed to in writing by BCE and the Purchaser.

The Arrangement is expected to become effective in the first quarter of 2008. Completion of the Arrangement is dependent on many factors and it is not possible at this time to determine precisely when or if the Arrangement will become effective. As provided under the Definitive Agreement, the Arrangement cannot be completed later than June 30, 2008 unless the Outside Date is extended in accordance with the terms of the Definitive Agreement. Either the Purchaser or BCE may terminate the Definitive Agreement if the Arrangement has not been completed by June 30, 2008 (or, if the Outside Date is extended in accordance with the terms of the Definitive Agreement, such extended date). See “Summary of Definitive Agreement — Termination of the Definitive Agreement”.

 COURT APPROVAL AND COMPLETION OF THE ARRANGEMENT

An arrangement under the CBCA requires Court approval. Prior to the mailing of this information circular, BCE obtained the Interim Order, which provides for the calling and holding of the Meeting, the Dissent Rights and other procedural matters. A copy of the Interim Order is attached at Appendix “I”.

It is expected that, subject to the approval of the Arrangement Resolution by Shareholders at the Meeting and the receipt of the Key Regulatory Approvals, an application will be made to the Court for the hearing on the Final Order. At the hearing on the Final Order, the Court will determine whether to approve the Arrangement in accordance with the legal requirements and the evidence before the Court. Participation in the hearing on the Final Order, including who may participate and present evidence or argument and the procedure for doing so is subject to the terms of the Interim Order and any subsequent direction of the Court. We will announce by news release the time and place of the hearing with respect to the Final Order.

Assuming the Final Order is granted and the other conditions to closing contained in the Definitive Agreement are satisfied or waived to the extent legally permissible, then Articles of Arrangement will be filed with the Director to give effect to the Arrangement.

 REGULATORY MATTERS

The obligations of BCE and the Purchaser to complete the Arrangement are subject to the Key Regulatory Approvals being obtained prior to the Outside Date, as briefly described below.

CANADIAN COMPETITION ACT COMPLIANCE

The Competition Act requires that parties to certain proposed transactions that exceed specified financial and shareholding thresholds provide to the Commissioner of Competition appointed under the Competition Act prior notice of, and information relating to, the proposed transaction. A proposed transaction is exempt from the foregoing notification requirements if the Commissioner issues an advance ruling certificate in respect of the proposed transaction. The Commissioner may also waive the notification requirements if substantially similar information was previously supplied in relation to a request for an advance ruling certificate. Under the Competition Act, a notifiable transaction may not be completed until the expiry, waiver or termination of the applicable statutory waiting period.

The Commissioner’s review of a notifiable transaction for substantive competition law considerations may take longer than the statutory waiting period. Upon completion of the

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Commissioner’s review, the Commissioner may decide to (i) issue an advance ruling certificate with respect to the proposed transaction; or (ii) issue a “no action” letter stating that the Commissioner does not intend to challenge the transaction at that time but retains the authority to do so for three years after completion of the transaction; or (iii) challenge the transaction before the Competition Tribunal established under the Competition Tribunal Act, if the Commissioner concludes that it is likely to substantially lessen or prevent competition. Where the Commissioner issues an advance ruling certificate and the parties substantially complete the transaction within one year after the advanced ruling certificate is issued, the Commissioner cannot challenge the transaction before the Competition Tribunal solely on the basis of information that is the same or substantially the same as the information on the basis of which the advance ruling certificate was issued.

The Arrangement is a notifiable transaction for the purposes of the Competition Act. On July 27, 2007, BCE and the Purchaser filed their respective short-form notifications with the Commissioner and submitted a request that the Commissioner issue an advance ruling certificate in respect of the Arrangement. The applicable statutory waiting period in the case of a transaction notified under the Competition Act by way of a short-form notification is 14 days. Both BCE’s and the Purchaser’s respective short-form notifications have been certified as complete, and the 14-day statutory waiting period will expire on August 10, 2007. The Commissioner may, in his or her discretion, require the parties to file a long-form notification form, in which case the applicable statutory waiting period is 42 days from the date on which the long-form notifications are filed by the parties and certified as complete.

It is a condition to the completion of the Arrangement that the applicable waiting period under the Competition Act has expired or been waived or terminated and that there be no order in place issued by the Competition Tribunal which would preclude completion of the transactions contemplated by the Definitive Agreement.

U.S. HSR APPROVAL

Pursuant to the HSR Act, parties to certain proposed transactions that exceed specified financial and shareholding thresholds are required to provide prior notification to the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission with regard to such proposed transactions. Transactions that must be notified pursuant to the HSR Act cannot be completed until the expiry or early termination of a 30-day waiting period following the notification. The waiting period can be extended if, prior to its expiry, the Antitrust Division or the Federal Trade Commission issues a request for further information. Where a further request is issued with respect to a proposed transaction, the parties cannot complete the transaction until the expiry or early termination of a further waiting period of 30 days after the parties have substantially complied with the further request.

The Arrangement is a notifiable transaction for the purposes of the HSR Act. As of July 31, 2007, BCE and the Purchaser submitted their respective filings under the HSR Act to the Antitrust Division and the Federal Trade Commission.

Completion of the Arrangement is subject to the condition that the applicable waiting period under the HSR Act has expired or been earlier terminated in respect of the Arrangement and the other transactions contemplated by the Definitive Agreement.

CRTC APPROVALS

A change in the effective control of a licensed broadcasting undertaking, or the acquisition of 30% or more of the voting interests of such an undertaking or of a Person who has effective control of the undertaking, requires prior approval of the CRTC pursuant to various service-specific regulations made under the Broadcasting Act.

The Arrangement triggers the obligation to obtain the prior approval of the CRTC for a change of control of the licenses issued to BCE and its affiliates under the Broadcasting Act. BCE, its relevant affiliates and Purchaser made the appropriate applications with the CRTC in that respect on August 1, 2007. Completion of the Arrangement is subject to the condition that the CRTC approve the change of control applications.

INDUSTRY CANADA APPROVAL

Pursuant to the Radiocommunication Act, Industry Canada regulates the use of certain radio apparatus and radio spectrum through the issuance of licenses to eligible carriers and service providers. Several BCE affiliates hold numerous radio and spectrum licenses authorizing them to provide a wide variety of services including space station, fixed wireless, and mobile telephone services. Holders of radio or spectrum licenses are subject to conditions of license which vary depending on the nature and extent of the radiocommunication service to be deployed and specific spectrum licensed. In order to monitor compliance with Canada’s foreign ownership and control restrictions, Industry Canada sometimes includes, as a condition of a license, the requirement to seek the prior approval of Industry Canada for a material change of ownership or control of the licensee or to notify Industry Canada of such a change. The Arrangement triggers the above license conditions which impose such requirements for certain of the licenses held by BCE affiliates.

The relevant BCE licensees made the appropriate filings for Industry Canada’s prior approval for a material change in ownership and control on August 1, 2007.

FCC APPROVAL

Certain Subsidiaries of BCE will be required to obtain a clearance from the FCC prior to completion of the Arrangement in connection with the transfer of control of their authorizations to provide terrestrial as well as satellite international telecommunications services in the United States. Applications for FCC consent to the transfer of control of such authorizations were filed with the FCC on August 1, 2007.

INVESTMENT CANADA ACT APPROVAL

The Purchaser has represented that it is a Canadian, and is not controlled in fact by one or more non-Canadians, all within the meaning of the Investment Canada Act. However, the Minister of Canadian Heritage or officials of The Department of Canadian Heritage, or the Minister of Industry in his capacity as the Minister responsible for the administration of the Investment Canada Act, may request information or evidence in order to

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determine whether the Purchaser is indeed a Canadian and not controlled in fact by one or more non-Canadians (all within the meaning of the Investment Canada Act). If the Minister of Canadian Heritage, officials of the Department of Canadian Heritage or the Minister of Industry determine that the Purchaser is a non-Canadian or is controlled in fact by one or more non-Canadians (all within the meaning of the Investment Canada Act), then Investment Canada Act Approval shall become a condition of closing. Investment Canada Act Approval, if necessary, requires a determination that the Minister designated for the purposes of the Investment Canada Act shall have confirmed to the Purchaser that the transactions contemplated by the Definitive Agreement are of “net benefit” to Canada.

 STOCK EXCHANGE DELISTING AND REPORTING ISSUER STATUS

BCE expects that the Shares will be delisted from the TSX and the NYSE immediately following the acquisition of the Shares by the Purchaser pursuant to the Plan of Arrangement. BCE may also seek to be deemed to have ceased to be a reporting issuer under the securities legislation of each of the provinces in Canada under which it is currently a reporting issuer (or equivalent) and to have the Common Shares de-registered under the United States Securities Exchange Act of 1934, as amended, and to terminate or suspend BCE’s reporting obligations thereunder.

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DISSENTING SHAREHOLDERS’ RIGHTS

If you are a registered Shareholder, you are entitled to dissent from the Arrangement Resolution in the manner provided in section 190 of the CBCA, as modified by the Interim Order and the Plan of Arrangement.

This section summarizes the provisions of section 190 of the CBCA, as modified by the Interim Order and the Plan of Arrangement. If you are a registered Shareholder and wish to dissent, you should obtain your own legal advice and carefully read the provisions of the Plan of Arrangement, the provisions of section 190 of the CBCA and the Interim Order, which are attached at Appendix “B”, Appendix “H” and Appendix “I”, respectively.

Anyone who is a beneficial owner of Shares registered in the name of an Intermediary and who wishes to dissent should be aware that only registered Shareholders are entitled to exercise Dissent Rights. A registered holder who holds securities as nominee for one or more beneficial owners, one or more of whom wish to exercise Dissent Rights, must exercise such Dissent Rights on behalf of such holder(s). In such case, the Dissent Notice should specify the number and class of securities covered by it. A Dissenting Shareholder may only dissent with respect to all the Shares held on behalf of any one beneficial owner and registered in the name of the Dissenting Shareholder.

Any Dissenting Shareholder will be entitled, in the event that the Arrangement becomes effective, to be paid the fair value of the Dissent Shares held by such Dissenting Shareholder determined as at the close of business on the Business Day immediately preceding the Meeting and will not be entitled to any other payment or consideration. There can be no assurance that a Dissenting Shareholder will receive consideration for its Dissent Shares of equal value to the Consideration that such Dissenting Shareholder would have received upon completion of the Arrangement.

A registered Shareholder who wishes to dissent must ensure that a Dissent Notice is received by the Corporate Secretary of BCE at its registered office located at 1000 de La Gauchetière Street West, Suite 4100, Montréal, Québec, H3B 5H8, Canada on or prior to 5:00 p.m. (Montréal time) on the Business Day immediately preceding the date of the Meeting (as it may be adjourned or postponed from time to time). It is important that Shareholders strictly comply with this requirement, which is different from the statutory dissent provisions of the CBCA which would permit a Dissent Notice to be provided at or prior to the Meeting.

The filing of a Dissent Notice does not deprive a registered Shareholder of the right to vote; however, a registered Shareholder who has submitted a Dissent Notice and who votes in favour of the Arrangement Resolution will no longer be considered a Dissenting Shareholder with respect to Shares voted in favour of the Arrangement Resolution. If such Dissenting Shareholder votes in favour of the Arrangement Resolution in respect of a portion of the Shares of a certain class registered in his, her or its name and held by same on behalf of any one beneficial owner, such vote approving the Arrangement Resolution will be deemed to apply to the entirety of Shares of that class held by such Dissenting Shareholder in the name of that beneficial owner, given that section 190 of the CBCA provides there is no right of partial dissent. The CBCA does not provide and a vote against the Arrangement Resolution will not constitute a Dissent Notice.

Within 10 days after the approval of the Arrangement Resolution, BCE is required to notify each Dissenting Shareholder that the Arrangement Resolution has been approved. Such notice is however not required to be sent to a registered Shareholder who voted for the Arrangement Resolution or who has withdrawn a Dissent Notice previously filed.

A Dissenting Shareholder must, within 20 days after the Dissenting Shareholder receives notice that the Arrangement Resolution has been approved or, if the Dissenting Shareholder does not receive such notice, within 20 days after the Dissenting Shareholder learns that the Arrangement Resolution has been approved, send a Demand for Payment containing the Dissenting Shareholder’s name and address, the number of Dissent Shares held by the Dissenting Shareholder, and a Demand for Payment of the fair value of such Dissent Shares. Within 30 days after sending a Demand for Payment, the Dissenting Shareholder must send to the Corporate Secretary of BCE at its registered office located at 1000 de La Gauchetière Street West, Suite 4100, Montréal, Québec, H3B 5H8, Canada, or to Computershare Trust Company of Canada, the registrar and transfer agent of BCE, located at 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2YI, the certificates representing the Dissent Shares. A Dissenting Shareholder who fails to send the certificates representing the Dissent Shares forfeits its right to make a claim under section 190 of the CBCA. BCE or Computershare will endorse on Share certificates received from a Dissenting Shareholder a notice that the holder is a Dissenting Shareholder under section 190 of the CBCA and will forthwith return the Share certificates to the Dissenting Shareholder.

On the filing of a Demand for Payment (and in any event upon the Effective Date), a Dissenting Shareholder ceases to have any rights in respect of its Dissent Shares, other than the right to be paid the fair value of its Dissent Shares as determined pursuant to section 190 of the CBCA and the Interim Order, except where, prior to the date at which the Arrangement becomes effective: (i) the Dissenting Shareholder withdraws its Demand for Payment before we make an Offer to Pay to the Dissenting Shareholder; (ii) an Offer to Pay is not made and the Dissenting Shareholder withdraws its Demand for Payment; or (iii) the Board revokes the Arrangement Resolution, in which case BCE will reinstate the Dissenting Shareholder’s rights in respect of its Dissent Shares as of the date the Demand for Payment was sent, all subject to the terms of the Interim Order which provides that registered Shareholders who exercise the rights of dissent as set out in the CBCA as modified by the Interim Order will be deemed to have transferred their Dissent Shares to the Purchaser, free and clear of any Liens, as of the Effective Date, and if they (a) ultimately are entitled to be paid fair value for their Dissent Shares, will be entitled to be paid the fair value of such Dissent Shares and will not be entitled to any other payment or

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consideration (including any payment that would be payable under the Arrangement had they not exercised their Dissent Rights), or (b) are ultimately not entitled, for any reason, to be paid fair value for their Dissent Shares, will be deemed to have participated in the Arrangement on the same basis as non-Dissenting Shareholders. Pursuant to the Plan of Arrangement, in no case will the Purchaser, BCE or any other Person be required to recognize any Dissenting Shareholder as a Shareholder after the Effective Date, and the names of such Shareholders will be deleted from the list of registered Shareholders at the Effective Date. In addition to any other restrictions under section 190 of the CBCA, none of the following shall be entitled to exercise Dissent Rights: (i) holders of Options or ECP Interests and (ii) holders of Shares who vote or have instructed a proxyholder to vote such Shares in favour of the Arrangement Resolution (but only in respect of such Shares).

No later than 7 days after the later of the Effective Date and the date on which, as applicable, a Demand for Payment of a Dissenting Shareholder is received, each Dissenting Shareholder who has sent a Demand for Payment must be sent a written Offer to Pay for its Dissent Shares in an amount considered by the board of directors to be the fair value thereof, accompanied by a statement showing how the fair value was determined. Every Offer to Pay in respect of Shares of the same class or series must be on the same terms as every other offer to pay in respect of Shares of that class or series.

Payment for the Dissent Shares of a Dissenting Shareholder must be made within 10 days after an Offer to Pay has been accepted by a Dissenting Shareholder, but any such Offer to Pay lapses if an acceptance thereof is not received within 30 days after the Offer to Pay has been made. If an Offer to Pay for the Dissent Shares of a Dissenting Shareholder is not made, or if a Dissenting Shareholder fails to accept an Offer to Pay that has been made, an application to a court to fix a fair value for the Dissent Shares of Dissenting Shareholders may be made within 50 days after the Effective Date or within such further period as a court may allow.

If no such application is made, a Dissenting Shareholder may apply to the Court for the same purpose within a further period of 20 days or within such further period as a court may allow. A Dissenting Shareholder is not required to give security for costs in such an application.

Upon an application to the Court, all Dissenting Shareholders whose Dissent Shares have not been purchased will be joined as parties and bound by the decision of the court, and each affected Dissenting Shareholder shall be notified of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel. Upon any such application to the Court, the Court may determine whether any other Person is a Dissenting Shareholder who should be joined as a party, and the court will then fix a fair value for the Dissent Shares of all such Dissenting Shareholders. The final order of the Court will be rendered against us in favour of each Dissenting Shareholder joined as a party and for the amount of the Dissent Shares as fixed by the Court. The Court may, in its discretion, allow a reasonable rate of interest on the amount payable to each such Dissenting Shareholder from the Effective Date until the date of payment. Registered Shareholders who are considering exercising Dissent Rights should be aware that there can be no assurance that the fair value of their Shares as determined under the applicable provisions of the CBCA (as modified by the Plan of Arrangement and the Interim Order) will be more than or equal to the Consideration under the Arrangement. In addition, any judicial determination of fair value will result in delay of receipt by a Dissenting Shareholder of consideration for such Dissenting Shareholder’s Dissent Shares.

The above is only a summary of the provisions of the CBCA pertaining to Dissent Rights, as modified by the Interim Order and the Plan of Arrangement, which are technical and complex. If you are a registered Shareholder and wish to exercise Dissent Rights, you should seek your own legal advice as failure to strictly comply with the provisions of the CBCA, as modified by the Interim Order and the Plan of Arrangement, may prejudice your Dissent Rights.

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INFORMATION CONCERNING BCE

 BCE

BCE was incorporated in 1970 and continued under the CBCA in 1979. It is governed by a Certificate and Articles of Amalgamation dated August 1, 2004, by a Certificate and Articles of Arrangement dated July 10, 2006 and by a Certificate and Articles of Amendment dated January 25, 2007. BCE has its principal and registered offices at 1000 de La Gauchetière Street West, Suite 3700, Montréal, Québec, H3B 4Y7. BCE is Canada’s largest communications company. Through Bell Canada’s 28 million customer connections, BCE provides a comprehensive and innovative suite of communication services to residential and business customers in Canada. Other BCE holdings include Telesat, a pioneer and world leader in satellite operations and systems management, and an interest in CTVglobemedia Inc., Canada’s premier media company. BCE’s Common Shares are listed on the TSX and the NYSE under the trading symbol BCE. BCE’s Preferred Shares are listed on the TSX under the trading symbols BCE.PR.R (Series R Preferred Shares), BCE.PR.S (Series S Preferred Shares), BCE.PR.T (Series T Preferred Shares), BCE.PR.Y (Series Y Preferred Shares), BCE.PR.Z (Series Z Preferred Shares), BCE.PR.A (Series AA Preferred Shares), BCE.PR.C (Series AC Preferred Shares), BCE.PR.E (Series AE Preferred Shares), BCE.PR.F (Series AF Preferred Shares), BCE.PR.G (Series AG Preferred Shares), BCE.PR.H (Series AH Preferred Shares) and BCE.PR.I (Series AI Preferred Shares).

No Series AB Preferred Shares and Series AD Preferred Shares are currently issued and outstanding. The Series AA Preferred Shares and Series AC Preferred Shares are convertible at the option of the holders thereof into Series AB Preferred Shares and Series AD Preferred Shares on September 1, 2007 and March 1, 2008, respectively. As a result of these conversion rights, some Series AB Preferred Shares and Series AD Preferred Shares may be outstanding as of the Effective Date. The Series AB Preferred Shares and Series AD Preferred Shares will be listed on the TSX if and when issued.

 MARKET PRICE AND TRADING VOLUME DATA

COMMON SHARES

The Common Shares are listed and posted for trading on the TSX and the NYSE under the symbol “BCE”.

The following table summarizes the high and low closing market prices and trading volumes of the Common Shares on the TSX for each of the periods indicated:

		Price Range
		High		Low		Volume

2007	July 1 to August 3	C$	41.80	C$	39.40	178,339,672
	Second Quarter		41.14		32.15	408,351,643
	First Quarter		33.60		28.95	162,048,156

2006	Fourth Quarter		34.25		26.79	269,120,844
	Third Quarter		31.10		25.32	173,341,947
	Second Quarter		28.53		25.91	128,823,288
	First Quarter		29.04		26.56	173,994,169

2005	Fourth Quarter		31.81		26.45	164,258,555
	Third Quarter		33.00		28.83	149,332,321
	Second Quarter		30.46		28.33	139,083,166
	First Quarter		30.25		28.71	127,829,526

The following table summarizes the high and low closing market prices and trading volumes of the Common Shares on the NYSE for each of the periods indicated:

		Price Range
		High		Low		Volume

2007	July 1 to August 3	U.S.$	39.88	U.S.$	37.36	29,779,750
	Second Quarter		38.41		27.85	76,284,466
	First Quarter		29.15		24.51	36,296,858

2006	Fourth Quarter		30.02		23.54	33,238,700
	Third Quarter		27.84		22.23	18,329,400
	Second Quarter		25.25		23.05	14,396,200
	First Quarter		25.70		23.15	15,467,400

2005	Fourth Quarter		27.28		22.38	20,389,600
	Third Quarter		28.27		23.22	27,801,800
	Second Quarter		24.97		22.36	17,284,100
	First Quarter		25.03		23.00	18,401,500

On June 29, 2007, the last trading day on the NYSE and the TSX prior to the announcement of the execution of the Definitive Agreement, the closing price of the Common Shares on the NYSE was U.S.$37.79 and on the TSX was $40.34 per Common Share. On April 16, 2007, the last trading day on the NYSE and the TSX prior to the announcement of BCE’s decision to proceed with a strategic alternatives review process, the closing price of the Common Shares on the NYSE was U.S.$32.07 and on the TSX was $36.26 per Common Share.

      51     Bell Canada Enterprises Management proxy circular

PREFERRED SHARES

Series R Preferred Shares

The Series R Preferred Shares are listed and posted for trading on the TSX under the symbol “BCE.PR.R”.

The following table summarizes the high and low closing market prices and trading volumes of the Series R Preferred Shares on the TSX for each of the periods indicated:

		Price Range
		High		Low		Volume

2007	July 1 to August 3	C$	24.81	C$	23.51	167,128
	Second Quarter		25.47		19.05	1,604,856
	First Quarter		26.05		25.16	815,359

2006	Fourth Quarter		25.87		24.66	1,585,461
	Third Quarter		25.59		24.75	219,017
	Second Quarter		26.19		24.66	141,780
	First Quarter		26.20		25.65	735,555

2005	Fourth Quarter		26.25		25.04	1,066,971
	Third Quarter		25.84		25.00	622,525
	Second Quarter		26.25		24.76	2,480,320
	First Quarter		26.25		25.28	157,798

On June 29, 2007, the last trading day on the TSX prior to the announcement of the execution of the Definitive Agreement, the closing price of the Series R Preferred Shares on the TSX was $20.80 per Series R Preferred Share. On April 16, 2007, the last trading day on the TSX prior to the announcement of BCE’s decision to proceed with a strategic alternatives review process, the closing price of the Series R Preferred Shares on the TSX was $24.80 per Series R Preferred Share.

Series S Preferred Shares

The Series S Preferred Shares are listed and posted for trading on the TSX under the symbol “BCE.PR.S”.

The following table summarizes the high and low closing market prices and trading volumes of the Series S Preferred Shares on the TSX for each of the periods indicated:

		Price Range
		High		Low		Volume

2007	July 1 to August 3	C$	25.00	C$	23.59	37,360
	Second Quarter		25.43		21.26	131,151
	First Quarter		25.50		24.81	311,195

2006	Fourth Quarter		25.35		24.51	586,940
	Third Quarter		25.15		24.25	134,305
	Second Quarter		25.30		25.10	197,668
	First Quarter		25.39		25.04	442,145

2005	Fourth Quarter		25.50		25.01	196,821
	Third Quarter		25.45		24.96	380,640
	Second Quarter		25.40		24.75	524,817
	First Quarter		25.25		24.85	553,995

On June 29, 2007, the last trading day on the TSX prior to the announcement of the execution of the Definitive Agreement, the closing price of the Series S Preferred Shares on the TSX was $22.40 per Series S Preferred Share. On April 16, 2007, the last trading day on the TSX prior to the announcement of BCE’s decision to proceed with a strategic alternatives review process, the closing price of the Series S Preferred Shares on the TSX was $24.99 per Series S Preferred Share.

Series T Preferred Shares

The Series T Preferred Shares are listed and posted for trading on the TSX under the symbol “BCE.PR.T”.

The following table summarizes the high and low closing market prices and trading volumes of the Series T Preferred Shares on the TSX for each of the periods indicated:

		Price Range
		High		Low		Volume

2007	July 1 to August 3	C$	24.65	C$	23.00	64,347
	Second Quarter		25.60		19.00	180,630
	First Quarter		26.00		25.05	315,893

2006	Fourth Quarter		25.85		25.00	614,968

On June 29, 2007, the last trading day on the TSX prior to the announcement of the execution of the Definitive Agreement, the closing price of the Series T Preferred Shares on the TSX was $20.80 per Series T Preferred Share. On April 16, 2007, the last trading day on the TSX prior to the announcement of BCE’s decision to proceed with a strategic alternatives review process, the closing price of the Series T Preferred Shares on the TSX was $25.00 per Series T Preferred Share.

Series Y Preferred Shares

The Series Y Preferred Shares are listed and posted for trading on the TSX under the symbol “BCE.PR.Y”.

The following table summarizes the high and low closing market prices and trading volumes of the Series Y Preferred Shares on the TSX for each of the periods indicated:

		Price Range
		High		Low		Volume

2007	July 1 to August 3	C$	24.70	C$	23.54	22,027
	Second Quarter		25.06		21.00	24,574
	First Quarter		25.49		24.66	150,625

2006	Fourth Quarter		25.48		24.41	29,026
	Third Quarter		25.20		24.15	22,666
	Second Quarter		25.44		24.95	97,725
	First Quarter		25.65		25.10	21,626

2005	Fourth Quarter		25.49		24.75	64,555
	Third Quarter		25.50		24.52	47,980
	Second Quarter		25.60		24.50	23,695
	First Quarter		25.84		24.02	18,310

On June 29, 2007, the last trading day on the TSX prior to the announcement of the execution of the Definitive Agreement, the closing price of the Series Y Preferred Shares on the TSX was $21.51 per Series Y Preferred Share. On April 16, 2007, the last trading day on the TSX prior to the announcement of BCE’s decision to proceed with a strategic alternatives review process, the closing price of the Series Y Preferred Shares on the TSX was $25.05 per Series Y Preferred Share.

      52     Bell Canada Enterprises Management proxy circular

Series Z Preferred Shares

The Series Z Preferred Shares are listed and posted for trading on the TSX under the symbol “BCE.PR.Z”.

The following table summarizes the high and low closing market prices and trading volumes of the Series Z Preferred Shares on the TSX for each of the periods indicated:

		Price Range
		High		Low		Volume

2007	July 1 to August 3	C$	24.98	C$	23.60	72,965
	Second Quarter		25.59		21.75	800,111
	First Quarter		28.00		24.96	520,965

2006	Fourth Quarter		25.80		23.72	871,284
	Third Quarter		26.00		25.01	140,258
	Second Quarter		26.74		25.01	669,901
	First Quarter		26.55		25.40	223,375

2005	Fourth Quarter		26.99		25.85	185,993
	Third Quarter		26.99		26.15	288,495
	Second Quarter		27.40		26.00	454,644
	First Quarter		27.25		26.00	414,573

On June 29, 2007, the last trading day on the TSX prior to the announcement of the execution of the Definitive Agreement, the closing price of the Series Z Preferred Shares on the TSX was $22.25 per Series Z Preferred Share. On April 16, 2007, the last trading day on the TSX prior to the announcement of BCE’s decision to proceed with a strategic alternatives review process, the closing price of the Series Z Preferred Shares on the TSX was $25.47 per Series Z Preferred Share.

Series AA Preferred Shares

The Series AA Preferred Shares are listed and posted for trading on the TSX under the symbol “BCE.PR.A”.

The following table summarizes the high and low closing market prices and trading volumes of the Series AA Preferred Shares on the TSX for each of the periods indicated:

		Price Range
		High		Low		Volume

2007	July 1 to August 3	C$	24.88	C$	23.61	290,366
	Second Quarter		25.16		21.00	2,119,404
	First Quarter		25.70		25.07	877,861

2006	Fourth Quarter		25.61		24.96	1,548,854
	Third Quarter		25.73		25.02	205,249
	Second Quarter		25.85		25.01	909,829
	First Quarter		26.10		25.44	717,217

2005	Fourth Quarter		26.88		25.50	4,599,427
	Third Quarter		26.75		26.00	465,913
	Second Quarter		26.90		26.25	604,329
	First Quarter		27.20		26.50	1,197,263

On June 29, 2007, the last trading day on the TSX prior to the announcement of the execution of the Definitive Agreement, the closing price of the Series AA Preferred Shares on the TSX was $22.00 per Series AA Preferred Share. On April 16, 2007, the last trading day on the TSX prior to the announcement of BCE’s decision to proceed with a strategic alternatives review process, the closing price of the Series AA Preferred Shares on the TSX was $24.83 per Series AA Preferred Share.

Series AB Preferred Shares

No historical trading data is available with respect to the Series AB Preferred Shares. Series AB Preferred Shares may be issued on September 1, 2007 as a result of the exercise by holders of Series AA Preferred Shares of their conversion rights, as described above under “Information Concerning BCE — BCE”.

Series AC Preferred Shares

The Series AC Preferred Shares are listed and posted for trading on the TSX under the symbol “BCE.PR.C”.

The following table summarizes the high and low closing market prices and trading volumes of the Series AC Preferred Shares on the TSX for each of the periods indicated:

		Price Range
		High		Low		Volume

2007	July 1 to August 3	C$	25.00	C$	23.50	220,926
	Second Quarter		25.48		22.66	3,590,251
	First Quarter		26.36		25.15	1,314,172

2006	Fourth Quarter		26.00		25.15	2,387,504
	Third Quarter		26.53		25.15	207,611
	Second Quarter		27.50		24.75	847,705
	First Quarter		26.60		25.50	780,352

2005	Fourth Quarter		26.99		25.25	216,326
	Third Quarter		27.00		26.01	470,860
	Second Quarter		27.15		26.25	587,423
	First Quarter		27.49		26.50	1,129,426

On June 29, 2007, the last trading day on the TSX prior to the announcement of the execution of the Definitive Agreement, the closing price of the Series AC Preferred Shares on the TSX was $22.66 per Series AC Preferred Share. On April 16, 2007, the last trading day on the TSX prior to the announcement of BCE’s decision to proceed with a strategic alternatives review process, the closing price of the Series AC Preferred Shares on the TSX was $25.05 per Series AC Preferred Share.

Series AD Preferred Shares

No historical trading data is available with respect to the Series AD Preferred Shares. Series AD Preferred Shares may be issued on March 1, 2008 as a result of the exercise by holders of Series AD Preferred Shares of their conversion rights, as described above under “Information Concerning BCE — BCE”.

Series AE Preferred Shares

The Series AE Preferred Shares are listed and posted for trading on the TSX under the symbol “BCE.PR.E”.

      53     Bell Canada Enterprises Management proxy circular

The following table summarizes the high and low closing market prices and trading volumes of the Series AE Preferred Shares on the TSX for each of the periods indicated:

		Price Range
		High		Low		Volume

2007	July 1 to August 3	C$	24.15	C$	23.75	29,030
	Second Quarter		25.10		21.21	151,026
	First Quarter		25.55		24.80	245,977

2006	Fourth Quarter		25.68		24.50	23,242
	Third Quarter		25.25		24.41	42,921
	Second Quarter		25.90		24.72	91,776
	First Quarter		25.60		24.75	26,338

2005	Fourth Quarter		25.60		24.66	22,406
	Third Quarter		26.45		25.15	46,514
	Second Quarter		26.15		25.00	64,230
	First Quarter		25.65		24.55	520,676

On June 29, 2007, the last trading day on the TSX prior to the announcement of the execution of the Definitive Agreement, the closing price of the Series AE Preferred Shares on the TSX was $22.65 per Series AE Preferred Share. On April 16, 2007, the last trading day on the TSX prior to the announcement of BCE’s decision to proceed with a strategic alternatives review process, the closing price of the Series AE Preferred Shares on the TSX was $24.85 per Series AE Preferred Share.

Series AF Preferred Shares

The Series AF Preferred Shares are listed and posted for trading on the TSX under the symbol “BCE.PR.F”.

The following table summarizes the high and low closing market prices and trading volumes of the Series AF Preferred Shares on the TSX for each of the periods indicated:

		Price Range
		High		Low		Volume

2007	July 1 to August 3	C$	26.00	C$	23.11	92,414
	Second Quarter		25.49		18.51	520,222
	First Quarter		25.90		25.05	8,827,002

2006	Fourth Quarter		25.75		24.67	305,802
	Third Quarter		25.51		24.90	328,253
	Second Quarter		25.80		24.00	500,595
	First Quarter		26.30		25.43	48,557

2005	Fourth Quarter		27.00		24.75	60,023
	Third Quarter		27.03		25.95	229,257
	Second Quarter		26.74		25.01	58,786
	First Quarter		26.50		25.30	969,239

On June 29, 2007, the last trading day on the TSX prior to the announcement of the execution of the Definitive Agreement, the closing price of the Series AF Preferred Shares on the TSX was $20.70 per Series AF Preferred Share. On April 16, 2007, the last trading day on the TSX prior to the announcement of BCE’s decision to proceed with a strategic alternatives review process, the closing price of the Series AF Preferred Shares on the TSX was $25.20 per Series AF Preferred Share.

Series AG Preferred Shares

The Series AG Preferred Shares are listed and posted for trading on the TSX under the symbol “BCE.PR.G”.

The following table summarizes the high and low closing market prices and trading volumes of the Series AG Preferred Shares on the TSX for each of the periods indicated:

		Price Range
		High		Low		Volume

2007	July 1 to August 3	C$	24.45	C$	23.25	214,293
	Second Quarter		25.33		19.00	368,822
	First Quarter		25.70		25.00	1,712,406

2006	Fourth Quarter		25.73		25.05	325,313
	Third Quarter		25.45		24.21	240,638
	Second Quarter		25.50		24.81	1,036,824
	First Quarter		25.90		25.00	153,424

2005	Fourth Quarter		25.80		25.03	171,413
	Third Quarter		26.00		25.00	168,260
	Second Quarter		26.00		25.40	95,579
	First Quarter		26.25		25.40	443,654

On June 29, 2007, the last trading day on the TSX prior to the announcement of the execution of the Definitive Agreement, the closing price of the Series AG Preferred Shares on the TSX was $19.95 per Series AG Preferred Share. On April 16, 2007, the last trading day on the TSX prior to the announcement of BCE’s decision to proceed with a strategic alternatives review process, the closing price of the Series AG Preferred Shares on the TSX was $24.50 per Series AG Preferred Share.

Series AH Preferred Shares

The Series AH Preferred Shares are listed and posted for trading on the TSX under the symbol “BCE.PR.H”.

The following table summarizes the high and low closing market prices and trading volumes of the Series AH Preferred Shares on the TSX for each of the periods indicated:

		Price Range
		High		Low		Volume

2007	July 1 to August 3	C$	24.77	C$	23.50	29,320
	Second Quarter		25.23		22.75	141,580
	First Quarter		25.54		25.10	2,607,475

2006	Fourth Quarter		25.55		25.05	154,500
	Third Quarter		25.20		25.00	1,106,879
	Second Quarter		25.30		25.05	347,325

On June 29, 2007, the last trading day on the TSX prior to the announcement of the execution of the Definitive Agreement, the closing price of the Series AH Preferred Shares on the TSX was $23.50 per Series AH Preferred Share. On April 16, 2007, the last trading day on the TSX prior to the announcement of BCE’s decision to proceed with a strategic alternatives review process, the closing price of the Series AH Preferred Shares on the TSX was $25.04 per Series AH Preferred Share.

      54     Bell Canada Enterprises Management proxy circular

Series AI Preferred Shares

The Series AI Preferred Shares are listed and posted for trading on the TSX under the symbol “BCE.PR.I”.

The following table summarizes the high and low closing market prices and trading volumes of the Series AI Preferred Shares on the TSX for each of the periods indicated:

		Price Range
		High		Low		Volume

2007	July 1 to August 3	C$	24.74	C$	23.00	345,242
	Second Quarter		25.79		19.25	586,469
	First Quarter		26.69		24.75	2,668,763

2006	Fourth Quarter		26.49		25.01	751,187
	Third Quarter		25.80		24.75	5,255,153
	Second Quarter		25.59		24.52	459,968
	First Quarter		26.25		25.00	506,218

2005	Fourth Quarter		26.35		25.27	192,254
	Third Quarter		26.49		25.21	188,457
	Second Quarter		26.25		25.41	240,983
	First Quarter		26.85		25.36	505,446

On June 29, 2007, the last trading day on the TSX prior to the announcement of the execution of the Definitive Agreement, the closing price of the Series AI Preferred Shares on the TSX was $20.21 per Series AI Preferred Share. On April 16, 2007, the last trading day on the TSX prior to the announcement of BCE’s decision to proceed with a strategic alternatives review process, the closing price of the Series AI Preferred Shares on the TSX was $24.93 per Series AI Preferred Share.

 INTERESTS OF INSIDERS IN MATERIAL TRANSACTIONS

To the knowledge of BCE, other than as disclosed elsewhere in this information circular, as at August 7, 2007, no director or officer of BCE, any Subsidiary or any insider, any nominee director, or any associate or affiliate of any of the foregoing, has had any interest in any transaction since the commencement of BCE’s last financial year or in any proposed transaction which has materially affected or would materially affect BCE or any of its Subsidiaries.

 AUDITORS AND AUDIT COMMITTEE

Deloitte & Touche LLP has served as the auditors of BCE since 1983. BCE is required to have an audit committee. The directors who are members of the audit committee are André Bérard, Anthony S. Fell, Judith Maxwell, Thomas C. O’Neill (Chair) and Victor L. Young.

      55     Bell Canada Enterprises Management proxy circular

INFORMATION CONCERNING THE PURCHASER, TEACHERS’,
PROVIDENCE AND MADISON DEARBORN PARTNERS

The following information regarding the Purchaser, Teachers’, Providence and Madison Dearborn Partners is a general summary only and is not intended to be comprehensive.

Shareholders should be aware that the Purchaser Parties have a right to syndicate equity in the Purchaser. See “Summary of Definitive Agreement — Equity Syndication”.

 PURCHASER

The Purchaser is a company existing under the laws of Canada. The Purchaser was organized by Teachers’, Providence and Madison Dearborn Partners solely for the purpose of entering into the Definitive Agreement and consummating the Arrangement. The Purchaser has not carried on any activities to date other than activities incident to its formation and in connection with the Arrangement.

 TEACHERS’

Teachers’ is one of the largest pension plans in Canada with over $100 billion in managed assets and with significant experience investing in Canadian and foreign communications companies. Teachers’ is one of Canada’s largest active pools of capital, having participated as a long-term investor in many buyouts in Canada, the United States and Europe, including Maple Leafs Sports and Entertainment (owner of the Toronto Maple Leafs, Toronto Raptors, Toronto FC Major League Soccer team and Air Canada Centre), Shoppers Drug Mart (Canada’s largest retail drug store chain), Yellow Pages Group (Canada’s largest directory publisher), CTVglobemedia Inc., Easton-Bell Sports (sporting goods manufacturer), Alliance Laundry Systems (premium laundry equipment manufacturer), Samsonite Corporation (luggage products), and National Bedding Company (Serta) (mattress manufacturer). Current and former portfolio companies in the telecommunications industry include MetroNet, Kabel Deutschland (Europe’s largest cable television operator), TDC A/S (incumbent telco in Denmark with a $17.5 billion enterprise value), Grupo Corporation Ono (telecommunications, broadband internet and pay television services in Spain), and Idea Cellular (India’s leading GSM Mobile Services operator).

Teachers’ currently is the largest shareholder of BCE and has advised BCE that, as of August 7, 2007, it beneficially owns or controls 50,802,638 Common Shares, representing approximately 6.3% of the outstanding Common Shares.

 PROVIDENCE

Providence is the largest private equity firm dedicated solely to the media and entertainment, communications, education, and information services industries. Providence currently manages approximately U.S.$21 billion of committed capital for its institutional partners (including one of its largest investors, Teachers’) and has been active in its sectors for almost 20 years. Recently announced or closed investments in market-leading media, communications and information services businesses include: eircom (incumbent fixed line operator in Ireland with a $4.4 billion enterprise value); TDC A/S (incumbent telco in Denmark with a $17.5 billion enterprise value); Univision Communications (the leading Spanish language broadcaster in the United States, with a $13.8 billion enterprise value); Kabel Deutschland (Europe’s largest cable television operator, with a $4.0 billion enterprise value); SunGard Data Systems Inc. (global leader in software and processing solutions and information availability services, with a $12.8 billion enterprise value); VoiceStream (U.S. national GSM operator, with a $42.5 billion enterprise value); Metro-Goldwyn-Mayer Inc. (owner of the world’s largest library of modern films, with a $5.5 billion enterprise value); Freedom Communications (a leading newspaper and broadcast television business, with a $1.8 billion enterprise value); and Warner Music (global leader in recorded music and music publishing, with a $2.8 billion enterprise value).

Providence has advised BCE that, as of August 7, 2007, it does not beneficially own or control any Shares.

 MADISON DEARBORN PARTNERS

Madison Dearborn Partners, based in Chicago, is one of the most experienced and successful private equity investment firms in the United States. Madison Dearborn Partners has more than U.S.$14 billion of capital under management and makes new investments through its most recent fund, Madison Dearborn Partners Capital Partners V, a U.S.$6.5 billion investment fund formed in 2006. Since its inception in 1992, Madison Dearborn Partners has invested in more than 100 companies, and over the past 20 years, Madison Dearborn Partners principals have completed over 200 investments. Madison Dearborn Partners focuses on private equity transactions across a broad spectrum of industries, including basic industries, communications, consumer, energy and power, financial services, real estate and health care. Over the last decade, Madison Dearborn Partners has been an active investor in the communications sector, with investments in such wireless communications industry leaders as Nextel Communications, Nextel Partners, Clearnet Communications, MetroPCS, Omnipoint Corporation and other wireless and wireline telecom companies. Madison Dearborn Partners has also been an active investor in the media business, with investments in such companies as Telemundo Communications Group, Intelsat, Ltd., Univision Communications and XM Satellite Radio.

Madison Dearborn Partners has advised BCE that, as of August 7, 2007, it does not beneficially own or control any Shares.

      56     Bell Canada Enterprises Management proxy circular

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Stikeman Elliott LLP and Davies Ward Phillips & Vineberg LLP, Canadian counsel to BCE, the following summary describes the principal Canadian federal income tax considerations generally applicable to a Shareholder who, for the purposes of the Tax Act and at all relevant times, holds its Shares as capital property, deals at arm’s length with BCE and the Purchaser, and is not affiliated with BCE or the Purchaser. Generally, the Shares will be capital property to a Shareholder unless the Shares are held or were acquired in the course of carrying on a business or as part of an adventure or concern in the nature of trade. Certain Shareholders who are residents of Canada for purposes of the Tax Act and whose Shares might not otherwise be capital property may, in some circumstances, be entitled to make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have such Shares and every other “Canadian security” (as defined in the Tax Act) owned by them deemed to be capital property in the taxation year of the election and in all subsequent taxation years. Such Shareholders should consult their own tax advisors for advice with respect to whether an election under subsection 39(4) of the Tax Act is available or advisable in their particular circumstances.

This summary is based upon the current provisions of the Tax Act, the regulations thereunder (the “Regulations”) and counsel’s understanding of the current administrative policies and assessing practices published in writing by the CRA prior to the date hereof. This summary also takes into account all specific proposals to amend the Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policies or assessing practices, whether by legislative, regulatory, administrative or judicial action or decision, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may be different from those discussed in this summary. This summary assumes that the Common Shares and Preferred Shares will be listed on the TSX and the Common Shares will be listed on the NYSE at the time that the Shares are acquired by the Purchaser pursuant to the Arrangement (the “Acquisition Time”).

This summary is not applicable to a Shareholder (a) that is, for the purposes of certain rules in the Tax Act applicable to securities held by financial institutions, a “financial institution” (as defined in the Tax Act), or (b) an interest in which is a “tax shelter investment” (as defined in the Tax Act). Such Shareholders should consult their own tax advisors with respect to their particular circumstances.

This summary does not describe the tax consequences to holders of Options, RSUs or DSUs in respect of any payment made pursuant to the Arrangement in respect of such Options, RSUs or DSUs, and does not describe all of the tax consequences relevant to a Shareholder who acquired Shares on the exercise of Options.

This summary is not, and is not intended to be, legal or tax advice to any particular Shareholder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, Shareholders should consult their own tax advisors with respect to the Canadian federal income tax consequences of the Arrangement having regard to their own particular circumstances.

CURRENCY TRANSLATION

In general, amounts relevant to the computation of income under the Tax Act are reported in Canadian dollars. Any amount that is expressed or denominated in a currency other than Canadian dollars, including adjusted cost base and proceeds of disposition, must be converted into Canadian dollars based on the exchange rate prevailing on the date each such amount arises.

 SHAREHOLDERS RESIDENT IN CANADA

The following portion of this summary is generally applicable to a Resident Shareholder.

DISPOSITION OF SHARES

Generally, a Resident Shareholder who disposes of Shares under the Arrangement will realize a capital gain (or capital loss) equal to the amount by which the cash received by the Resident Shareholder under the Arrangement exceeds (or is less than) the aggregate of the adjusted cost base of the Shares to the Resident Shareholder and any reasonable costs of disposition.

Generally, a Resident Shareholder is required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized by the Resident Shareholder in the year. A Resident Shareholder is required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized in the year. Allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the 3 preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized by the Resident Shareholder in such years, to the extent and in the circumstances described in the Tax Act.

The amount of any capital loss realized by a Resident Shareholder that is a corporation on the disposition of a Share may be reduced by the amount of any dividends received (or deemed to be received) by it on such Share to the extent and under the circumstances described in the Tax Act. Similar rules may apply where a Share is owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Resident Shareholders to whom these rules may apply should consult their own tax advisors.

A Resident Shareholder that is throughout the year a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable for a refundable tax of 6 and 2/3% on its “aggregate investment income”, which is defined to include an amount in respect of taxable capital gains.

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Capital gains realized by an individual or a trust, other than certain trusts, may give rise to alternative minimum tax under the Tax Act. Resident Shareholders should consult their own advisors with respect to the potential application of alternative minimum tax.

DISSENTING SHAREHOLDERS

A Resident Shareholder who validly exercises Dissent Rights (a “Resident Dissenting Shareholder”) will be deemed to transfer such holder’s Shares to the Purchaser in exchange for payment of the fair value of such Shares. In general, a Resident Dissenting Shareholder will realize a capital gain (or capital loss) equal to the amount by which the cash received in respect of the fair value of the holder’s Shares (other than in respect of interest awarded by a court) exceeds (or is less than) the adjusted cost base of such Shares and any reasonable costs of disposition. See “Certain Canadian Federal Income Tax Considerations — Shareholders Resident in Canada — Disposition of Shares” above. Interest awarded by a court to a Resident Dissenting Shareholder is required to be included in the holder’s income for the purposes of the Tax Act.

 SHAREHOLDERS NOT RESIDENT IN CANADA

The following portion of this summary is applicable to a Non-Resident Shareholder. Special rules, which are not discussed in this summary, may apply to a Non-Resident Shareholder that is either an insurer carrying on business in Canada and elsewhere or an “authorized foreign bank” (as defined in the Tax Act). Such Non-Resident Shareholders should consult their own tax advisors.

DISPOSITION OF SHARES

A Non-Resident Shareholder will not be subject to tax under the Tax Act on any capital gain realized on the disposition of Shares under the Arrangement unless the Shares are “taxable Canadian property” (within the meaning of the Tax Act) to the Non-Resident Shareholder at the Acquisition Time and such gain is not otherwise exempt from tax under the Tax Act pursuant to the provisions of an applicable income tax treaty.

Generally, Shares will not be taxable Canadian property to a Non-Resident Shareholder at the Acquisition Time provided that:

•	the Shares are listed on a prescribed stock exchange (which currently includes the TSX and the NYSE) at that time, and

•	the Non-Resident Shareholder, Persons with whom the Non-Resident Shareholder does not deal at arm’s length, or the Non-Resident Shareholder together with all such Persons, has not owned 25% or more of the issued shares of any class or series of the capital stock of BCE at any time during the 60 month period that ends at the Acquisition Time.

Notwithstanding the foregoing, Shares may be deemed to be taxable Canadian property in certain circumstances specified in the Tax Act.

Even if Shares are considered to be taxable Canadian property of a Non-Resident Shareholder, the Non-Resident Shareholder may be exempt from tax under the Tax Act on any gain on the disposition of Shares pursuant to the terms of an applicable income tax treaty. Non-Resident Shareholders whose Shares may be taxable Canadian property should consult their own tax advisors with respect to the availability of any relief under the terms of any applicable income tax treaty in their particular circumstances.

In the event that the Shares constitute taxable Canadian property to a Non-Resident Shareholder and any capital gain realized by the Non-Resident Shareholder on the disposition of Shares under the Arrangement is not exempt from tax under the Tax Act by virtue of an applicable income tax treaty, then the tax consequences described above under “Certain Canadian Federal Income Tax Considerations — Shareholders Resident in Canada — Disposition of Shares” will generally apply. Non-Resident Shareholders should consult their own tax advisors regarding any Canadian reporting requirement arising from this transaction.

DISSENTING SHAREHOLDERS

A Non-Resident Shareholder who validly exercises Dissent Rights (a “Non-Resident Dissenting Shareholder”) will be deemed to transfer such Shareholder’s Shares to the Purchaser in exchange for payment of the fair value of such Shares. A Non-Resident Dissenting Shareholder will realize a capital gain (or capital loss) equal to the amount by which the cash received in respect of the fair value of the holder’s Shares (other than in respect of interest awarded by a court) exceeds (or is less than) the aggregate of the adjusted cost base and any reasonable cost of disposition. The taxation of capital gains and losses is described above under “Certain Canadian Federal Income Tax Considerations — Shareholders Not Resident in Canada — Disposition of Shares”. The amount of any interest awarded by a court to a Non-Resident Dissenting Shareholder will be subject to Canadian withholding tax at a rate of 25% unless the rate is reduced under the provisions of an applicable income tax treaty. Non-Resident Dissenting Shareholders should consult their own tax advisors with respect to the availability of any relief under the terms of an applicable income tax treaty in their particular circumstances.

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CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

IRS Circular 230 Disclosure: To ensure compliance with requirements imposed by the Internal Revenue Service (the “IRS”), we inform you that (i) any discussion of U.S. tax issues contained or referred to in this communication (including any attachments) is not intended or written to be used, and cannot be used, for the purpose of avoiding penalties under the Internal Revenue Code of 1986, as amended (the “Code”); (ii) any such discussion is written in connection with the promotion or marketing of the matters addressed herein; and (iii) you should seek advice based on your particular circumstances from an independent advisor.

The following is a summary of certain of the material U.S. federal income tax considerations applicable to U.S. Holders and Non-U.S. Holders (as defined below) arising from and relating to the Arrangement. This summary is based on the provisions of the Code, existing, temporary and proposed regulations promulgated under the Code and administrative and judicial interpretations of the Code, all as of the date of this information circular and all of which are subject to change, possibly with retroactive effect. No advance income tax ruling has been sought or obtained from the IRS nor an opinion of counsel sought or obtained regarding the U.S. federal income tax consequences of the transactions described in this information circular.

This summary does not discuss all U.S. federal income tax considerations that may be relevant to Shareholders in light of their particular circumstances or to certain Shareholders that may be subject to special treatment under U.S. federal income tax laws (for example, insurance companies, tax-exempt organizations, financial institutions, dealers in securities or currencies, traders in securities that elect to use a mark to market method of accounting, persons that hold Shares as part of a straddle, hedge, constructive sale or conversion transaction, U.S. Holders whose functional currency is not the U.S. dollar, persons that own or have owned, actually or constructively, 10% or more of the Shares, Shareholders subject to the alternative minimum tax, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, retirement plans, former citizens or long-term residents of the United States, partnerships, S corporations or other pass-through entities for U.S. federal income tax purposes and investors in pass-through entities). This summary is limited to Shareholders that hold their Shares as capital assets as defined in section 1221 of the Code and does not consider the tax treatment of Shareholders that hold Shares through a partnership or other pass through entity. Furthermore, this summary does not discuss aspects of U.S. federal income taxation that may be applicable to holders of Options or any other interests in BCE that were acquired in connection with the performance of services, non-U.S., state, local or other tax laws, alternative minimum tax considerations, or estate or gift tax considerations for U.S. Holders.

We have not sought any rulings from the IRS nor an opinion of counsel with respect to the U.S. federal income tax considerations discussed below. The discussion below is not binding on the IRS or the courts. Accordingly, there can be no assurance that the IRS will not take a different position concerning the tax consequences of the Arrangement or that any such position would not be sustained.

Shareholders are advised to consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations, as well as the tax consequences arising under the laws of any non-U.S., state or local taxing jurisdiction or under any applicable tax treaty.

As used herein, “U.S. Holders” means a beneficial owner of Shares that for U.S. federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source or (iv) a trust, if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust. If a partnership or other pass-through entity holds Shares, the U.S. federal income tax treatment of a partner or other owner generally will depend on the status of the partner or other owner and the activities of the partnership or other pass-through entity. A Shareholder that is a partner of the partnership or an owner of another pass-through entity holding Shares should consult its own tax advisor. As used herein, the term “Non-U.S. Holder” means a beneficial owner of Shares that is not a U.S. person for U.S. federal income tax purposes.

 U.S. HOLDERS

DISPOSITION OF SHARES PURSUANT TO THE ARRANGEMENT

The exchange by a U.S. Holder of Shares for cash pursuant to the Arrangement will be treated as a taxable sale for U.S. federal income tax purposes. Consequently, a U.S. Holder will recognize a gain or loss in an amount equal to the difference, if any, between (a) the amount of cash received (at its U.S. dollar equivalent determined by reference to the spot rate of exchange on the date of disposition and including the amount of any Canadian withholding tax) in exchange for the U.S. Holder’s Shares in the Arrangement and (b) the U.S. Holder’s adjusted tax basis in such Shares. In the case of a U.S. Holder (that is a Shareholder) that exercises the rights of dissent, the gain or loss will be equal to the difference between the amount of cash received (at its U.S. dollar equivalent determined by reference to the spot rate of exchange on the date of disposition, if the amount received is denominated in Canadian dollars and including the amount of any Canadian withholding tax) and the U.S. Holder’s adjusted tax basis in its Shares surrendered in the exchange. Assuming BCE was not at any relevant time classified as a PFIC, as defined below under “Passive Foreign Investment Company Considerations”, a gain or loss on the exchange of Shares will be a capital gain or loss if such Shares were held by a U.S. Holder as a capital asset. Further, the gain or loss will generally be a long-term capital gain or loss if the U.S. Holder has held its Shares for more than one year at the time of the exchange. Any such gain or loss will generally be gain or loss from sources within the U.S. for foreign tax credit purposes

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unless the gain is attributable to an office or other fixed place of business maintained by the U.S. Holder outside the U.S. and certain other conditions are met. Preferential U.S. federal income tax rates apply to long-term capital gains of individual U.S. Holders. The current maximum tax rate is 15%. The deductibility of capital losses is subject to limitations.

PASSIVE FOREIGN INVESTMENT COMPANY CONSIDERATIONS

For U.S. federal income tax purposes, a corporation is classified as a passive foreign investment company (“PFIC”) for each taxable year in which either (i) 75% or more of its gross income is passive income (as defined for U.S. federal income tax purposes), or (ii) on average for such taxable year, 50% or more in value of its assets produce passive income or are held for the production of passive income. In determining whether it is a PFIC, a foreign corporation is required to take into account a pro rata portion of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest. While there can be no assurance with respect to the classification of BCE as a PFIC, BCE does not believe that it is currently, or has been, a PFIC or that it is likely to become a PFIC.

U.S. Holders are urged to consult their tax advisors regarding the potential application of the PFIC rules.

FOREIGN TAX CREDITS FOR CANADIAN TAXES PAID OR WITHHELD

A U.S. Holder that pays (whether directly or through withholding) Canadian income tax in connection with the Arrangement may be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for U.S. federal income tax purposes. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income subject to U.S. federal income tax. A credit is only available to offset U.S. tax imposed on foreign source income.

The foreign tax credit rules are complex, and each U.S. Holder should consult its own tax advisor regarding the foreign tax credit rules and the application of the foreign tax credit rules to the Arrangement, including the application of the U.S.-Canada Income Tax Treaty to the U.S. Holder’s particular circumstances.

 NON-U.S. HOLDERS

DISPOSITION OF SHARES PURSUANT TO THE ARRANGEMENT

Non-U.S. Holders will not be subject to U.S. federal income tax on gain realized as a result of the exchange by such Shareholder of Shares for cash pursuant to the Arrangement, unless the gain or income, if any, is effectively connected with a U.S. trade or business of the Non-U.S. Holder or, in the case of gain realized by an individual Non-U.S. Holder, the individual is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are satisfied.

 BACK-UP WITHHOLDING AND INFORMATION REPORTING

Back-up withholding tax is not a separate tax. Any amounts withheld under the back-up withholding rules are generally allowable as a credit against a Shareholder’s U.S. federal income tax liability (if any), which may entitle the Shareholder to a refund, provided that the required information is furnished to the IRS.

U S. HOLDERS

Payments of cash received by a U.S. Holder in exchange for Shares (including Common Shares received by U.S. Holders who acquired Common Shares on the exercise of Options) pursuant to the Arrangement generally may be subject to the information reporting requirements of the Code and may be subject to back-up withholding tax, at the rate of 28%, unless the U.S. Holder (i) establishes that it is a corporation or other exempt holder, or (ii) provides an accurate taxpayer identification number on a properly completed IRS Form W-9 and certifies that no loss of exemption from back-up withholding has occurred.

NON-U.S. HOLDER

In general, a Non-U.S. Holder will not be subject to back-up withholding and information reporting with respect to payments of cash received by such Non-U.S. Holder in exchange for Shares if such Non-U.S. Holder provides a properly completed IRS Form W-8BEN or such other applicable certification in order to establish its exemption from information reporting and back-up withholding.

Shareholders should consult their own financial advisor, legal counsel or accountant regarding the information reporting and back-up withholding tax rules, and the application of the information reporting and back-up withholding tax rules to the Arrangement.

The discussion of U.S. federal income tax consequences set forth above is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a Shareholder. Each Shareholder is strongly encouraged to consult its own tax advisor to determine the particular tax consequences to it of the Arrangement, including the application and effect of U.S. federal, state, local and non-U.S. tax laws.

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RISK FACTORS

The following risk factors should be carefully considered by Shareholders in evaluating whether to approve the Arrangement Resolution.

 RISKS RELATING TO THE ARRANGEMENT

The completion of the Arrangement is subject to a number of conditions precedent, some of which are outside BCE’s control, including receipt of the Final Order. At the hearing on the Final Order, the Court will consider whether to approve the Arrangement based on the applicable legal requirements and the evidence before the Court. Other conditions precedent which are outside of BCE’s control include the receipt of the Key Regulatory Approvals and Shareholder approval. There can be no certainty, nor can BCE provide any assurance, that all conditions precedent to the Arrangement will be satisfied or waived, or, if satisfied or waived, when they will be satisfied or waived.

Each of the Purchaser and BCE has the right, in certain circumstances, to terminate the Definitive Agreement. Accordingly, there can be no certainty, nor can BCE provide any assurance, that the Definitive Agreement will not be terminated by either of the Purchaser or BCE prior to the completion of the Arrangement.

If, for any reason, the Arrangement is not completed or its completion is materially delayed and/or the Definitive Agreement is terminated, the market price of the Shares may be materially adversely affected. BCE’s business, financial condition or results of operations could also be subject to various material adverse consequences, including that we would remain liable for significant costs relating to the Arrangement including, among others, legal, accounting and printing expenses. In addition, depending on the circumstances in which termination of the Definitive Agreement occurs, we may have to pay the Termination Fee or reimburse certain expenses of the Purchaser Parties.

See also “The Arrangement — Reasons for the Arrangement” for a discussion of certain risks and other potentially negative factors concerning the Arrangement.

 RISKS RELATING TO BCE

Whether or not the Arrangement is completed, BCE will continue to face many of the risks that it currently faces with respect to its business and affairs. Certain of these risk factors have been disclosed in the Management’s Discussion and Analysis of BCE for the year ended December 31, 2006 included in the Bell Canada Enterprises 2006 Annual Report (the “BCE 2006 MD&A”) on pages 48 to 55 under the heading “Risks That Could Affect Our Business and Results”, on pages 39 to 41 under the heading “Competitive Environment” and on pages 41 to 47 under the heading “Regulatory Environment”, as updated in the Management’s Discussion and Analysis of BCE for the three-month period ended March 31, 2007 included in the BCE 2007 First Quarter Shareholder Report, dated May 1, 2007 (the “BCE 2007 First Quarter MD&A”) under the headings “Updates to the Description of Risks” and “Updates to Regulatory Environment” at pages 24 and 25 and 21 and 22, respectively, and the Management’s Discussion and Analysis of BCE for the three-month period ended June 30, 2007 included in the BCE 2007 Second Quarter Shareholder Report, dated July 31, 2007 (the “BCE 2007 Second Quarter MD&A”) under the headings “Updates to the Description of Risks” and “Updates to Regulatory Environment” at page 31 and pages 25 to 28, respectively, which sections of the BCE 2006 MD&A, BCE 2007 First Quarter MD&A and BCE 2007 Second Quarter MD&A are specifically incorporated by reference into this information circular. The BCE 2006 MD&A, BCE 2007 First Quarter MD&A and BCE 2007 Second Quarter MD&A have been filed on SEDAR at www.sedar.com and, as part of BCE’s Form 40-F and Forms 6-K, on EDGAR at www.sec.gov and, upon request to BCE’s Corporate Secretary, a Shareholder will be provided with a copy of these documents free of charge.

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GENERAL PROXY MATTERS

YOUR VOTE IS IMPORTANT — AS A SHAREHOLDER, IT IS VERY IMPORTANT THAT YOU READ THIS INFORMATION CAREFULLY AND THEN VOTE YOUR SHARES, EITHER BY PROXY OR IN PERSON AT THE MEETING.

 VOTING BY PROXY

This is the easiest way to vote. Voting by proxy means that you are giving the person or people named on your proxy form (proxyholder) the authority to vote your Shares for you at the Meeting or any adjournment. A proxy form is included in this package.

You can choose from five different ways to vote your Shares by proxy:

1.	by telephone

2.	on the Internet

3.	by mail

4.	by fax

5.	by appointing another person to go to the Meeting and vote your Shares for you.

The directors who are named on the proxy form will vote your Shares for you, unless you appoint someone else to be your proxyholder. If you appoint someone else, he or she must be present at the Meeting to vote your Shares.

If you are voting your Shares by proxy, our transfer agent, Computershare, or other agents we appoint, must receive your completed proxy form by 4:45 p.m. (Montréal time) on September 20, 2007.

Please follow the instructions below based on whether you are a registered or Non-Registered Shareholder.

You are a registered Shareholder

If your name appears on your Share certificate. Your proxy form tells you whether you are a registered Shareholder.

You are a Non-Registered (or beneficial) Shareholder

If your bank, trust company, securities broker, investment dealer or other Intermediary holds your Shares for you (your nominee). For most of you, your proxy form tells you whether you are a Non-Registered (or beneficial) Shareholder.

If you are not sure whether you are a registered or Non-Registered Shareholder, please contact Computershare.

COMPUTERSHARE TRUST COMPANY OF CANADA
100 University Avenue
9th Floor
Toronto, Ontario, Canada M5J 2YI

TELEPHONE

1-800-561-0934 (toll-free in Canada and the United States)
514-982-7555 (in the Montréal area or from outside Canada and the United States)

FAX

1-888-453-0330 (toll-free in Canada and the United States)
416-263-9394 (outside Canada and the United States)

E-MAIL

bce@computershare.com

 HOW TO VOTE — REGISTERED SHAREHOLDERS

A. BY PROXY

1  BY TELEPHONE

•	Call 1-866-732-8683 (toll free in Canada and the United States) or 312-588-4290 (International Direct Dial) from a touch-tone phone and follow the instructions.

•	You will need your (i) control number, (ii) holder account number and (iii) proxy access number. You will find these three numbers on the information sheet attached to your proxy form.

If you vote by telephone, you cannot appoint anyone other than the directors named on your proxy form as your proxyholder.

2  ON THE INTERNET

•	Go to Computershare’s website at www.investorvote.com and follow the instructions on screen.

•	You will need your (i) control number, (ii) holder account number and (iii) proxy access number. You will find these three numbers on the information sheet attached to your proxy form.

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3  BY MAIL

•	Detach the proxy form from the information sheet, complete, sign and date your proxy form, and return it in the envelope we have provided.

•	Please see “General Proxy Matters — Completing the Proxy Form” for more information.

4  BY FAX

•	Detach the proxy form from the information sheet, complete, sign and date your proxy form, and send by fax to 1-866-249-7775 (toll free in Canada and the United States) or 416-263-9524 (outside Canada and the United States).

•	Please see below “General Proxy Matters — Completing the Proxy Form” for more information.

5	BY APPOINTING ANOTHER PERSON TO GO TO THE MEETING AND VOTE YOUR SHARES FOR YOU

•	This person does not have to be a Shareholder.

•	Strike out the four names that are printed on the proxy form and write the name of the person you are appointing in the space provided. Complete your voting instructions, date and sign the form, and return it to Computershare as instructed.

•	Make sure that the person you appoint is aware that he or she has been appointed and attends the Meeting.

•	At the Meeting, he or she should see a Computershare representative at the table marked “Alternate attorneys/External proxyholders.”

•	Please see “General Proxy Matters — Completing the Proxy Form” for more information.

B. In Person at the Meeting

You do not need to complete or return your proxy form.

You should see a Computershare representative before entering the meeting to register your attendance at the Meeting.

Voting in person at the Meeting will automatically cancel any proxy you completed and submitted earlier.

 HOW TO VOTE — NON-REGISTERED SHAREHOLDERS

1.  BY PROXY

•	Your Intermediary is required to ask for your voting instructions before the Meeting. Please contact your Intermediary if you did not receive a request for voting instructions or a proxy form in this package.

•	In most cases, you will receive a voting instruction form that allows you to provide your voting instructions by telephone, on the Internet, by mail or by fax. If you want to provide your voting instructions on the Internet, go to Broadridge’s website at www.proxyvote.com and follow the instructions on screen. You will need your 12-digit control number, which you will find on your voting instruction form.

•	Alternatively, you may be a Non-Registered Shareholder who will receive from your Intermediary a voting instruction form which:

—	is to be completed and returned, as directed in the instructions provided OR

—	has been pre-authorized by your nominee indicating the number of Shares to be voted, which is to be completed, dated, signed and returned to Computershare, by mail or fax.

2. IN PERSON AT THE MEETING

•	We do not have access to the names or holdings of our Non-Registered Shareholders. That means you can only vote your Shares in person at the Meeting if you have previously appointed yourself as the proxyholder for your Shares by printing your name in the space provided on the voting instruction form and submitting it as directed on the form. Your voting instructions must be received in sufficient time to allow your voting instruction form to be received by Computershare by 4:45 p.m. (Montréal time) on September 20, 2007.

•	Your vote will be taken and counted at the Meeting.

•	Prior to the Meeting, you should see a representative of Computershare at the table marked “Alternate attorneys/External proxyholders.”

 COMPLETING THE PROXY FORM

You can choose to vote “For” or “Against” the Arrangement.

When you sign the proxy form, you authorize Richard J. Currie, Michael J. Sabia, Donna Soble Kaufman and André Bérard who are all directors of BCE, to vote your Shares for you at the Meeting according to your instructions. If you return your proxy form and do not tell us how you want to vote your Shares, your vote will be cast FOR the approval of the Arrangement Resolution.

Your proxyholder will also vote your Shares as he sees fit on any other matter that may properly come before the Meeting and in respect of which you are entitled to vote.

If you are appointing someone else to vote your Shares for you at the Meeting, strike out the four names of the directors and write the name of the Person voting for you in the space provided. If you are completing your proxy on the internet, follow the instructions on the website on how to appoint someone else. If you do not specify how you want your Shares voted, your proxyholder will vote your Shares as he or she sees fit on each item and on any other matter that may properly come before the Meeting and in respect of which you are entitled to vote.

If you are an individual Shareholder, you or your authorized attorney must sign the form. If you are a corporation or other legal entity, an authorized officer or attorney must sign the form.

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If you need help completing your proxy form, please contact Georgeson Shareholder Communications Canada Inc. (if you are a Shareholder residing in Canada) or Innisfree M&A Incorporated (if you are a Shareholder residing in the United States) or BCE Investor Relations for service in English or in French:

Georgeson Shareholder Communications Canada Inc.:
Toll-free in Canada: 1-888-605-7634

Innisfree M&A Incorporated:
Toll-free in the United States: 1-877-687-1875
Banks, brokers and persons calling from other locations: 1-212-750-5833

BCE Investor Relations:
Toll-free in Canada and the United States: 1-800-339-6353
Fax 1-514-786-3970
E-mail: investor.relations@bce.ca

 CHANGING YOUR VOTE

You can revoke a vote you made by proxy by:

•	voting again by telephone or on the Internet before 4:45 p.m. (Montréal time) on September 20, 2007;

•	completing a proxy form that is dated later than the proxy form you are changing and mailing it or faxing it to Computershare so that it is received before 4:45 p.m. (Montréal time) on September 20, 2007;

•	sending a notice in writing from you or your authorized attorney to our Corporate Secretary so that it is received before 4:45 p.m. (Montréal time) on September 20, 2007; or

•	giving a notice in writing from you or your authorized attorney to the Chair of the Meeting, at the Meeting or any adjournment.

 HOW THE VOTES ARE COUNTED

Each Common Shareholder and Preferred Shareholder is entitled to one vote for each Share he or she holds on the Record Date. As of the Record Date, an aggregate of 804,824,883 Common Shares and 110,000,000 Preferred Shares were entitled to be voted at the Meeting. Quorum for the Meeting was fixed by the Interim Order at 20% of the votes attached to all outstanding Shares, in each case present at the Meeting in person or by proxy.

As at August 7, 2007, to the knowledge of the directors and executive officers of BCE, no Shareholder beneficially owns, directly or indirectly, or exercises control or direction over, Common Shares or Preferred Shares carrying more than 10% of the voting rights attached to either the Common Shares or Preferred Shares, respectively.

The Arrangement Resolution must be approved by not less than two-thirds of the votes cast by the holders of the Common Shares and Preferred Shares, voting as a single class, at the Meeting in person or by proxy.

Computershare counts and tabulates the votes. It does this independently of us to make sure that the votes of individual Shareholders are confidential. Computershare refers proxy forms to us only when:

•	it is clear that a Shareholder wants to communicate with management;

•	the validity of the proxy is in question; or

•	the law requires it.

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LEGAL MATTERS

Certain legal matters relating to the Arrangement are to be passed upon by Davies Ward Phillips & Vineberg LLP and Stikeman Elliott LLP (regarding Canadian laws), and Sullivan & Cromwell LLP (regarding U.S. laws), on our behalf and by Goodmans LLP (regarding Canadian laws) and Weil, Gotshal & Manges LLP and Paul, Hastings, Janofsky & Walker LLP (regarding U.S. laws) on the Purchaser’s behalf.

ADDITIONAL INFORMATION

You can ask us for a copy of the following documents of BCE, as applicable, at no charge:

•	most recent business update and annual report, which includes audited comparative annual financial statements and management’s discussion and analysis for the most recently completed financial year together with the accompanying auditor’s report;

•	any interim financial statements that were filed after the annual financial statements for the most recently completed financial year;

•	management’s discussion and analysis for the interim financial statements;

•	the management proxy circular for BCE’s most recent annual shareholder meeting; and

•	most recent AIF, together with any document, or the relevant pages of any document, incorporated by reference into it.

Please write to our Corporate Secretary Office or our Investor Relations Group at 1000 de La Gauchetière Street West, Suite 4100, Montréal, Québec, H3B 5H8, Canada or call 1-800-339-6353.

The annual and interim financial statements along with the accompanying management’s discussion and analysis referred to above provide financial information concerning BCE.

These documents and additional information with respect to us are also available on our website at www.bce.ca, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. All of our news releases are also available on our website.

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GLOSSARY

In this information circular, unless the context otherwise requires, “you” and “your” refer to the Shareholders, as applicable, and “we”, “us” and “our” refer to BCE.

The following is a glossary of certain terms used in this information circular:

“1933 Act” means the United States Securities Act of 1933, as amended;

“76 Indenture” means the Trust Indenture dated as of July 1, 1976 between Bell Canada and CIBC Mellon Trust Company (the successor to the former trustee Royal Trust Company);

“97 Indenture” means the Trust Indenture dated November 28, 1997 between Bell Canada and CIBC Mellon Trust Company (the “97 Indenture”);

“Acquisition Proposal” means, other than the transactions contemplated by the Definitive Agreement (including, for greater certainty, the Telesat Transaction) and other than any transaction involving only BCE and/or one or more of its wholly-owned Subsidiaries, any offer, proposal or inquiry from any Person or group of Persons (other than any Purchaser Party) after the date hereof relating to (i) any acquisition or purchase, direct or indirect, of assets representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of BCE and its Subsidiaries or 20% or more of the voting or equity securities of BCE or any of its Subsidiaries (or rights or interests therein or thereto) whose assets or revenues, individually or in the aggregate, constitute 20% or more of the consolidated assets or consolidated revenue, as applicable, of BCE, (ii) any take-over bid or exchange offer that, if consummated, would result in such Person or group of Persons beneficially owning 20% or more of any class of voting or equity securities of BCE or any of its Subsidiaries whose assets or revenues, individually or in the aggregate, constitute 20% or more of the consolidated assets or consolidated revenue, as applicable, of BCE or (iii) a plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving BCE or any of its Subsidiaries whose assets or revenues, individually or in the aggregate, constitute 20% or more of the consolidated assets or revenue, as applicable, of BCE, but excluding for greater certainty the ordinary course conversion from time to time of issued and outstanding Preferred Shares of one or more series into Preferred Shares of a different series in accordance with their terms and the ordinary course refinancing of existing indebtedness of BCE or its Subsidiaries as permitted by the terms of the Definitive Agreement.

“Additional Regulatory Approvals” means:

(i)	all approvals relating to a change in control of BCE required by the States of California, Georgia, Minnesota, New York, Ohio, Pennsylvania and Texas and necessary for one or more Subsidiaries of BCE to provide certain intra state communications services in the relevant State;

(ii)	all approvals by a Governmental Authority in Brazil necessary for the transfer of control of a company which exploits a telecom service or which has the right to exploit a satellite; and

(iii)	any approvals required by CTVglobemedia Inc. in connection with or as a result of the transactions contemplated by the Definitive Agreement;

“Arrangement” means an arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement subject to any amendments or variations thereto made in accordance with the Definitive Agreement and the Plan of Arrangement, or made at the direction of the Court in the Final Order (with the consent of both BCE and the Purchaser, each acting reasonably);

“Arrangement Resolution” means the special resolution approving the Plan of Arrangement in substantially the form attached at Appendix “A” to be voted upon by the Shareholders at the Meeting;

“Articles of Arrangement” means the articles of arrangement of BCE in respect of the Arrangement required by the CBCA to be sent to the Director after the Final Order is made which shall be in a form and content satisfactory to BCE and the Purchaser, each acting reasonably;

“Auction Process” has the meaning ascribed thereto under “The Arrangement — Background to the Arrangement — The Board forms the Strategic Oversight Committee.”

“BCE” means BCE Inc., a corporation existing under the laws of Canada;

“BCE Amalco” means the corporation continuing upon the amalgamation of Subco and BCE pursuant to the Plan of Arrangement;

“BCE Disclosure Letter” means the disclosure letter dated June 29, 2007 relating to the Definitive Agreement that has been provided by BCE to the Purchaser;

“BCE Employees” means the employees of BCE and its Subsidiaries;

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“BCE Filings” means all documents publicly filed under the profile of BCE on the System for Electronic Document Analysis Retrieval (SEDAR) since December 31, 2005;

“Bell Aliant Entities” means Bell Aliant Regional Communications Income Fund, Bell Aliant Holdings Trust, Bell Aliant Regional Communications Holdings Inc., Bell Aliant Regional Communications Holdings, Limited Partnership, Bell Nordiq Trust, Bell Aliant Regional Communications Inc., Bell Aliant Regional Communications, Limited Partnership, Bell Nordiq Group Inc., Telebec, Limited Partnership, Northern Tel, Limited Partnership and any of their respective direct or indirect Subsidiaries;

“BMO” means BMO Nesbitt Burns Inc.;

“BMO Fairness Opinions” means (i) the opinion letter delivered by BMO to the Board and the Strategic Oversight Committee dated June 29, 2007 stating that, as at the date thereof, the Consideration payable under the Arrangement is fair, from a financial point of view, to the Common Shareholders, other than the Purchaser Parties, TD and their respective affiliates and insiders; (ii) the opinion letter delivered by BMO to the Board and the Strategic Oversight Committee dated June 29, 2007 stating that, as at the date thereof, the Consideration payable under the Arrangement is, in respect of each series of Preferred Shares then issued, fair, from a financial point of view, to the Preferred Shareholders, other than the Purchaser Parties, TD and their respective affiliates and insiders; and (iii) the supplemental opinion letter delivered by BMO to the Board and the Strategic Oversight Committee dated July 12, 2007 stating that, as at the date thereof, the Consideration payable under the Arrangement to the holders of each series of the Series AB Preferred Shares and the Series AD Preferred Shares, if and when issued upon conversion of the Series AA Preferred Shares and the Series AC Preferred Shares, respectively, is fair, from a financial point of view, to the Preferred Shareholders, other than the Purchaser Parties, TD and their respective affiliates and insiders, copies of which are attached at Appendix “C”;

“Board” means the board of directors of BCE as the same is constituted from time to time;

“Break-Up Fee” means an amount equal to $1 billion;

“Broadcasting Act” means the Broadcasting Act (Canada);

“Business Day” means a day, other than a Saturday, Sunday or other day on which commercial banks in Montréal, Québec, Toronto, Ontario or New York, New York are closed;

“CBCA” means the Canada Business Corporations Act, as amended, and the regulations thereunder;

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director, pursuant to section 192(7) of the CBCA, in respect of the Articles of the Arrangement;

“Change in Recommendation” has the meaning ascribed thereto under “Summary of Definitive Agreement —Termination of the Definitive Agreement”;

“CIBC” means CIBC World Markets Inc.;

“CIBC Fairness Opinions” means the opinion letter delivered by CIBC to the Board and the Strategic Oversight Committee dated June 29, 2007, in respect of the Consideration offered to the Common Shareholders (other than the Purchaser Parties and TD) and the holders of each series of Preferred Shares (other than the Purchaser Parties and TD and except in respect of the Series AB Preferred Shares and the Series AD Preferred Shares) under the Arrangement, as supplemented by the opinion letter of CIBC dated July 12, 2007, in respect of the Consideration to be received by the holders of each series of the Series AB Preferred Shares and Series AD Preferred Shares under the Arrangement, copies of which opinion letters are attached at Appendix “D”;

“Common Shareholders” means the registered or beneficial holders of Common Shares, as the context requires;

“Common Shares” means the common shares in the capital of BCE as currently constituted;

“Competition Act” means the Competition Act (Canada);

“Competition Act Compliance” means that the applicable waiting period under Part IX of the Competition Act shall have expired or been waived or terminated and there shall be no order in place issued by the Competition Tribunal established under the Competition Tribunal Act (Canada) which would preclude completion of the transactions contemplated by the Definitive Agreement;

“Computershare” means Computershare Trust Company of Canada;

“Consideration” means an amount in cash equal to $42.75 per Common Share, and (i) $25.65 per Series R Preferred Share; (ii) $25.50 per Series S Preferred Share; (iii) $25.77 per Series T Preferred Share; (iv) $25.50 per Series Y Preferred Share; (v) $25.25 per Series Z Preferred Share; (vi) $25.76 per Series AA Preferred Share; (vii) $25.50 per Series AB Preferred Share; (viii) $25.76 per Series AC Preferred Share; (ix) $25.50 per Series AD Preferred Shares (x) $25.50 per Series AE Preferred Share; (xi) $25.41 per Series AF Preferred Share; (xii) $25.56 per Series AG Preferred Share; (xiii) $25.50 per Series AH Preferred Share; and (xiv) $25.87 per Series AI Preferred Share; together with all accrued but unpaid dividends to the Effective Date on each such series of Preferred Shares;

“Corporate Governance Committee” means the corporate governance committee of the Board which is comprised of André Bérard, Donna Soble Kaufman (Chair), Edward C. Lumley, John H. McArthur and James A. Pattison;

“Court” means the Québec Superior Court;

“CRA” means the Canada Revenue Agency;

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“CRTC” means the Canadian Radio-television and Telecommunications Commission, and includes any successor thereto;

“CRTC Applications” means applications to the CRTC pursuant to the Broadcasting Act and related regulations for approval of a change in control of the CRTC Licensees and to approve new licensees of Express-Vu if requested by the Purchaser (provided that such licensees are Subsidiaries of BCE);

“CRTC Approval” means that all required approvals by the CRTC of the CRTC Applications shall have been received;

“CRTC Licensees” means BCE and those affiliates of BCE that hold CRTC Licenses, treating for this purpose the Bell Aliant Entities as affiliates of BCE;

“CRTC Licenses” means those licenses issued by the CRTC to BCE and affiliates of BCE under the Broadcasting Act and related regulations, treating for this purpose the Bell Aliant Entities as affiliates of BCE;

“Debt Commitment Letter” means an executed commitment letter dated June 29, 2007 made by Citigroup Global Markets Inc., Deutsche Bank AG, Canada Branch, Deutsche Bank Securities Inc., The Toronto-Dominion Bank, The Royal Bank of Scotland PLC, and RBS Securities Inc. in favour of the Purchaser evidencing the availability of committed credit facilities;

“Definitive Agreement” means the definitive agreement made as of June 29, 2007 between the Purchaser and BCE (including the schedules thereto), as amended on July 12, 2007 and as it may be further amended, modified or supplemented from time to time in accordance with its terms;

“Demand for Payment” means a written notice containing a Dissenting Shareholder’s name and address, the number and class of shares in respect of which that Dissenting Shareholder dissents, and a demand for payment of the fair value of such shares;

“Depositary” means Computershare Investors Services Inc. or its U.S. affiliate at its offices referred to in the Letter of Transmittal;

“Direction” means the Direction to the CRTC (Ineligibility of Non-Canadians);

“Director” means the Director appointed under section 260 of the CBCA;

“Dissent Notice” means a written objection to the Arrangement Resolution provided by a Dissenting Shareholder in accordance with the Dissent Procedure;

“Dissent Procedure” means the procedure under section 190 of the CBCA (a copy of which is attached at Appendix “H”), as modified by the Interim Order and the Plan of Arrangement, by which a Dissenting Shareholder must exercise its Dissent Rights;

“Dissent Rights” means the right of a registered Shareholder pursuant to section 190 of the CBCA, as modified by the Interim Order and the Plan of Arrangement, to dissent from the Arrangement Resolution and to be paid the fair value of the Shares in respect of which the registered Shareholder dissents, all in accordance with section 190 of the CBCA, as modified by the Interim Order and the Plan of Arrangement, as described under “Dissenting Shareholders’ Rights”;

“Dissent Shares” means those Shares in respect of which Dissent Rights have validly been exercised by the registered holders thereof in accordance with the Dissent Procedure;

“Dissenting Shareholders” means holders of Shares who have duly exercised their Dissent Rights and have not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of the Dissent Shares, and “Dissenting Shareholder” means any one of them;

“Dividend Reinvestment Plan” means the Shareholder Dividend Reinvestment and Stock Purchase Plan of BCE, as the same may be amended from time to time in compliance with the Definitive Agreement;

“DPSP” means a deferred profit sharing plan;

“DSUs” means deferred share units issued under BCE’s 1997 Share Unit Plan for Non-Employee Directors or BCE’s 1997 Share Unit Plan for Senior Executives and Other Key Employees, in each case as amended from time to time;

“ECP Interests” means units (but, for greater certainty, not Options or any interests in RSUs held by individuals eligible to participate in BCE’s retention policy) granted or issued under the Equity Compensation Plans;

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement;

“Effective Time” means 12:01 a.m. (Toronto time), or such other time as may be specified in writing by BCE with the consent of the Purchaser, on the Effective Date;

“Employee Plans” means all material health, welfare, supplemental unemployment benefit, bonus, profit sharing, option, insurance, incentive, incentive compensation, deferred compensation, share purchase, share compensation, disability, pension or supplemental retirement plans and other material employee or director compensation or benefit plans, policies, trusts, funds, agreements or arrangements for the benefit of directors or former directors of BCE or any of the Material Subsidiaries, BCE Employees or former BCE Employees, which are maintained by or binding upon BCE or any of the Material Subsidiaries or in respect of which BCE or any of the Material Subsidiaries has any actual or potential liability;

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“Employee Savings Plans” means the 1970 Employees’ Savings Plan and the 2000 Employees’ Savings Plan (U.S.) of BCE, in each case as amended from time to time;

“Equity Commitment Letters” means the equity commitment letters dated June 29, 2007 with each of Teachers’ and affiliates of Providence, Madison Dearborn Partners, TD, Citi, DB and RBS;

“Equity Compensation Plans” means, collectively, the BCE Inc. Long Term Incentive (Stock Option) Program (1999), the BCE Inc. Replacement Stock Option Plan (Plan of Arrangement 2000), the BCE Inc. Restricted Share Unit Plan for Executives and Other Key Employees (2004), the BCE Inc. Share Unit Plan for Senior Executives and Other Key Employees (1997), the BCE Inc. Share Unit Plan for Non-Employee Directors (1997) and any other existing equity compensation plan of BCE, in each case as amended from time to time;

“Equity Sponsors” means Teachers’, Providence and Madison Dearborn Partners;

“Fairness Opinions” means the BMO Fairness Opinions, the CIBC Fairness Opinions, the Goldman Sachs Fairness Opinion, the Greenhill Fairness Opinion and the RBC Fairness Opinions;

“FCC” means the United States Federal Communications Commission, and includes any successor thereto;

“FCC Applications” means the applications and declaratory rulings to the FCC in relation to the FCC Licenses for approval of the change in control of BCE or its applicable Subsidiaries (treating for this purpose the Bell Aliant Entities and Telesat, in Telesat’s case for so long as the Telesat Transaction has not been completed, as Subsidiaries of BCE) on the completion of the transactions contemplated by the Definitive Agreement;

“FCC Approval” means that all required approvals of the FCC Applications shall have been received from the FCC or relevant FCC staff pursuant to delegated authority;

“FCC Licenses” means the authorizations, licenses and declaratory rulings issued by the FCC to BCE or a Subsidiary thereof (treating for this purpose the Bell Aliant Entities and Telesat, in Telesat’s case for so long as the Telesat Transaction has not been completed, as Subsidiaries of BCE) for the provision of service in the United States or between the United States and any foreign points as disclosed in the BCE Disclosure Letter;

“Final Order” means the final order of the Court in a form acceptable to BCE and the Purchaser, acting reasonably, approving the Arrangement as such order may be amended by the Court (with the consent of both BCE and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both BCE and the Purchaser, each acting reasonably) on appeal;

“Financial Advisors” means, collectively, BMO, CIBC, Goldman Sachs, Greenhill and RBC;

“Governmental Authority” means any (a) multinational, federal, national, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, ministry or agency, domestic or foreign, (b) any subdivision, agent, commission, board, or authority of any of the foregoing, (c) any quasi governmental or private body exercising any regulatory, self regulatory, expropriation or taxing authority under or for the account of any of the foregoing, or (d) any stock exchange;

“Goldman Sachs” means Goldman, Sachs & Co.;

“Goldman Sachs Fairness Opinion” means the opinion, dated June 29, 2007, delivered by Goldman Sachs to the Board, stating that, as of such date, and based upon and subject to the factors and assumptions set forth in the opinion, the $42.75 per share to be received by holders of Common Shares (other than Teachers’ and its affiliates) pursuant to the Definitive Agreement is fair from a financial point of view to such holders, a copy of which is attached at Appendix “E”;

“Greenhill” means Greenhill & Co. Canada Ltd.;

“Greenhill Fairness Opinion” means the opinion dated June 29, 2007, delivered by Greenhill to the Strategic Oversight Committee, stating that the $42.75 per Common Share to be received by the holders of Common Shares (other than the Purchaser Parties, their affiliates and their respective insiders), is fair, from a financial point of view, to such holders. A copy of such opinion is attached at Appendix “F”;

“Guarantors” means Teachers’, PEP VI, MDPVA, MDPVC and MDPVEA;

“Guaranty” means the guarantee agreement dated June 29, 2007 between the Guarantors and BCE;

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976;

“HSR Approval” means the expiration or early termination of any waiting period, and any extension thereof, applicable to the completion of the transactions contemplated by the Definitive Agreement under the HSR Act;

“Industry Canada” means the Minister of Industry acting in accordance with the powers and discretion accorded to the Minister under the Radiocommunication Act;

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“Industry Canada Applications” means applications to Industry Canada in respect of Industry Canada Licenses under the Radiocommunication Act and related regulations for approval of the change in control of the Industry Canada Licensees on the completion of the transactions set out in the Definitive Agreement;

“Industry Canada Approval” means that all required approvals by Industry Canada of the Industry Canada Applications shall have been received;

“Industry Canada Licensees” means those affiliates of BCE who hold Industry Canada Licenses, treating for this purpose the Bell Aliant Entities and Telesat, in Telesat’s case for so long as the Telesat Transaction has not been completed, as affiliates of BCE;

“Industry Canada Licenses” means only those radio or spectrum licenses issued by Industry Canada pursuant to the Radiocommunication Act to affiliates of BCE (treating for this purpose the Bell Aliant Entities and Telesat, in Telesat’s case for so long as the Telesat Transaction has not been completed, as affiliates of BCE) which contain, as a condition of license, the requirement to seek the prior approval of Industry Canada for a material change in ownership or control of the licensee, a complete list of which is set out in the BCE Disclosure Letter;

“Interim Order” means the interim order of the Court dated August 10, 2007 under subsection 192(4) of the CBCA containing declarations and directions with respect to the Arrangement and the Meeting and issued pursuant to the application of BCE, a copy of which is attached at Appendix “I”, providing for, among other things, the calling and holding of the Meeting, as the same may be amended by the Court with the consent of BCE and the Purchaser, each acting reasonably;

“Intermediary” means an intermediary that a Non-Registered Shareholder deals with in respect of the Shares, including, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self administered RRSPs, RRIFs, RESPs and similar plans;

“Investment Canada Act” means the Investment Canada Act;

“Investment Canada Act Approval” means, if required, that the Minister designated for the purposes of the Investment Canada Act shall have confirmed to the Purchaser that he or she has determined, or shall have been deemed to have determined, that the transactions contemplated by the Definitive Agreement are of “net benefit” to Canada;

“Key Regulatory Approvals” means Competition Act Compliance, CRTC Approval, FCC Approval, HSR Approval, Industry Canada Approval and, if required, Investment Canada Act Approval;

“Lenders” has the meaning ascribed thereto under “The Arrangement — Sources of Funds for the Arrangement — Debt Financing”;

“Letter of Transmittal” means the letter of transmittal to be mailed by BCE to Common Shareholders or the letter of transmittal to be mailed by BCE to Preferred Shareholders, as applicable, together with the letter of instruction related therewith pursuant to which a Shareholder may surrender certificate(s) representing Shares and receive, on the completion of the Arrangement, the applicable Consideration;

“Madison Dearborn Partners” means Madison Dearborn Partners, LLC, MDPVA, MDPVC, MDPVEA and its other affiliated funds;

“Marketing Period” means, unless otherwise agreed to by BCE and the Purchaser, the first period of 20 consecutive calendar days after the Required Information Schedule is delivered, during which (a) the Purchaser shall have the Required Information that BCE is required to provide to the Purchaser pursuant to the terms of the Definitive Agreement and (b) all mutual conditions precedent and all additional conditions precedent to the obligations of the Purchaser (other than those that by their nature will not be satisfied until the Effective Time or mutual conditions precedent with respect to which any Purchaser Party shall have failed to comply with its obligations under the Definitive Agreement) have been satisfied and no event has occurred and no conditions exist that would cause any of the mutual conditions precedent (other than the mutual conditions precedent that are not satisfied as a result of any Purchaser Party having failed to comply with its obligations under the Definitive Agreement) or additional conditions precedent to the obligations of the Purchaser to fail to be satisfied assuming the Effective Time were to be scheduled for any time during such 20 consecutive calendar day period; provided, however, that the Marketing Period shall end on any earlier date that is the date on which the debt financing contemplated by the Debt Commitment Letter is otherwise obtained; provided further that if the Marketing Period would not end on or prior to December 19, 2007, the Marketing Period shall commence no earlier than January 7, 2008, and if the Marketing Period would not end on or prior to August 15, 2008, the Marketing Period shall commence no earlier than September 8, 2008; provided further that the Marketing Period shall not be deemed to have commenced if, (i) after June 29, 2007 and prior to the completion of the Marketing Period, Deloitte and Touche LLP shall have withdrawn its audit opinion with respect to any of the financial statements contained in the BCE Filings or refuses to issue a customary comfort letter (in accordance with its normal practices) or (ii) the financial statements included in the Required Information that is available to the Purchaser on the first day of any such 20 consecutive calendar day period would not be sufficiently current on any day during such 20 consecutive calendar day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of the 20 consecutive calendar day period;

“Matching Period” has the meaning ascribed thereto under “Summary of Definitive Agreement — Non-Solicitation Covenant and “Fiduciary Out” — Matching Period”;

“Material Contract” has the meaning ascribed thereto in the Definitive Agreement;

“Material Subsidiaries” means those Subsidiaries of BCE which are identified as such in the BCE Disclosure Letter;

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“MDPVA” means Madison Dearborn Capital Partners V-A, L.P. (an affiliate of Madison Dearborn Partners, LLC);

“MDPVC” means Madison Dearborn Capital Partners V-C, L.P. (an affiliate of Madison Dearborn Partners, LLC);

“MDPVEA” means Madison Dearborn Capital Partners V Executive-A, L.P. (an affiliate of Madison Dearborn Partners, LLC);

“Meeting” means the special meeting of Shareholders to be held on September 21, 2007, and any adjournment(s) or postponement(s) thereof, for the purposes of considering and, if thought fit, approving the Arrangement Resolution;

“Non-Registered Shareholder” means a beneficial owner of Shares that are registered either in the name of an Intermediary or in the name of a depositary;

“Non-Resident Shareholder” means a Shareholder who, for the purposes of the Tax Act and at all relevant times, is not resident nor deemed to be resident in Canada, and does not use or hold, and is not deemed to use or hold, its Shares in, or in the course of, carrying on business in Canada

“Notice Date” has the meaning ascribed thereto under “Summary of Definitive Agreement — Non-Solicitation Covenant and “Fiduciary Out” — Matching Period”;

“NYSE” means the New York Stock Exchange;

“Offer to Pay” means a written offer to a Dissenting Shareholder to pay the fair value for the number and class of securities in respect of which that Dissenting Shareholder dissents;

“Option” means an option to purchase Common Shares granted under any of the Equity Compensation Plans;

“Outside Date” means June 30, 2008, or such later date as the Purchaser and BCE may agree in writing, provided that if the Effective Date has not occurred by the Outside Date as a result of the failure to obtain all of the Key Regulatory Approvals, then either the Purchaser or BCE may from time to time elect in writing, provided that the Party so electing is then in compliance in all material respects with its obligations under the Definitive Agreement, to extend the Outside Date by a specified period of not less than five Business Days, provided that in aggregate such extensions shall not exceed three months, and provided further that the Outside Date may only be extended if the Party so extending the Outside Date reasonably believes that all of the Key Regulatory Approvals are capable of being obtained prior to the Outside Date, as it may be so extended; and provided that, after the Key Regulatory Approvals have been obtained, the Outside Date shall not occur prior to the end of the Marketing Period;

“Parties” means, collectively, the Purchaser and BCE, and “Party” means any of them;

“PEP VI” means Providence Equity Partners VI International L.P. (an affiliate of Providence Equity Partners Inc.);

“Person” includes any individual, firm, partnership, limited partnership, limited liability partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, body corporate, corporation, company, unincorporated association or organization, Governmental Authority, syndicate or other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement attached at Appendix “B”, and any amendments or variations thereto made in accordance with the terms thereof and the Definitive Agreement or made at the direction of the Court in the Final Order with the consent of both BCE and the Purchaser, each acting reasonably;

“Pre-Acquisition Reorganization” has the meaning ascribed thereto under “Summary of Definitive Agreement — Cooperation Regarding Reorganization”;

“Preferred Shareholders” means the registered or beneficial holders of Preferred Shares, as the context requires;

“Preferred Shares” means the Series R Preferred Shares, the Series S Preferred Shares, the Series T Preferred Shares, the Series Y Preferred Shares, the Series Z Preferred Shares, the Series AA Preferred Shares, the Series AB Preferred Shares, the Series AC Preferred Shares, the Series AD Preferred Shares, the Series AE Preferred Shares, the Series AF Preferred Shares, the Series AG Preferred Shares, the Series AH Preferred Shares and the Series AI Preferred Shares;

“Purchaser” means 6796508 Canada Inc., a corporation incorporated under the laws of Canada and any successor corporations;

“Purchaser Parties” means the Purchaser and each of Teachers’, PEP VI, MDPVA, MDPVC and MDPVEA;

“Providence” means Providence Equity Partners Inc., PEP VI and its other affiliated funds;

“Radiocommunication Act” means the Radiocommunication Act (Canada);

“Radiocommunication Regulations” means the Radiocommunication Regulations made under the Radiocommunication Act, as amended or replaced from time to time;

“RBC” means RBC Dominion Securities Inc., a member company of RBC Capital Markets;

“RBC Fairness Opinions” means (i) the opinion dated June 29, 2007 delivered by RBC to the Strategic Oversight Committee and the Board, stating that, subject to the assumptions made, information reviewed, matters considered and limitations on the scope of review undertaken by RBC, as of the date of such opinion, (a) the Consideration offered to the Common Shareholders other than the

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Purchaser Parties, TD and their affiliates under the Arrangement is fair, from a financial point of view, to such Common Shareholders and (b) the Consideration offered to the holders of each series of Preferred Shares other than the Purchaser Parties, TD and their affiliates and except in respect of the Series AB Preferred Shares and Series AD Preferred Shares under the Arrangement is fair, from a financial point of view, to such holders and (ii) the opinion dated July 12, 2007 delivered by RBC to the Strategic Oversight Committee and the Board, stating that, subject to the assumptions made, information reviewed, matters considered and limitations on the scope of review undertaken by RBC, as of the date of such opinion, the Consideration offered to the holders of each series of the Series AB Preferred Shares and Series AD Preferred Shares issuable, respectively, upon conversion of the Series AA Preferred Shares and Series AC Preferred Shares other than the Purchaser Parties, TD and their affiliates under the Arrangement is fair, from a financial point of view, to such holders, copies of which are attached at Appendix “G” to this Circular;

“Record Date” means August 10, 2007;

“Regulatory Approvals” means the Key Regulatory Approvals and the Additional Regulatory Approvals;

“Representatives” has the meaning ascribed thereto under “Summary of Definitive Agreement — Non-Solicitation Covenant and “Fiduciary Out” — Non-Solicitation Covenant”;

“Required Information” means financial and other pertinent information regarding BCE and its Subsidiaries as may be reasonably requested by the Purchaser pursuant to the terms of the Definitive Agreement, including Canadian generally accepted accounting principles financial statements together with a reconciliation to U.S. generally accepted accounting principles prepared substantially in accordance with Item 17 of Form 20-F, of the type and form customarily included in offering documents used in private placements by foreign private issuers under Rule 144A of the 1933 Act, to consummate the offerings of debt securities contemplated by the Debt Commitment Letters at the time during BCE’s fiscal year such offerings will be made including but not limited to annual audited financial statements (with accompanying audit reports), interim financial statements (consistent with BCE’s regular quarterly reporting) and corresponding “LTM” (last twelve months) data and pro forma financial statements;

“Required Information Schedule” means the list of the form and types of financial and other information constituting the Required Information required to be provided by BCE to the Purchaser;

“Resident Shareholder” means a Shareholder who, for the purposes of the Tax Act and any applicable tax treaty and at all relevant times, is resident or deemed to be resident in Canada;

“RESP” means a registered education savings plan;

“RRIF” means a registered retirement income fund;

“RRSP” means a registered retirement savings plan;

“RSUs” means restricted share units issued under BCE’s 2004 Restricted Share Unit Plan for Executives and Other Key Employees, as amended from time to time;

“SEC” has the meaning ascribed thereto under “Notice to Shareholders in the United States”;

“Series R Preferred Shares” means the cumulative redeemable first preferred shares, Series R in the capital of BCE;

“Series S Preferred Shares” means the cumulative redeemable first preferred shares, Series S in the capital of BCE;

“Series T Preferred Shares” means the cumulative redeemable first preferred shares, Series T in the capital of BCE;

“Series Y Preferred Shares” means the cumulative redeemable first preferred shares, Series Y in the capital of BCE;

“Series Z Preferred Shares” means the cumulative redeemable first preferred shares, Series Z in the capital of BCE;

“Series AA Preferred Shares” means the cumulative redeemable first preferred shares, Series AA in the capital of BCE;

“Series AB Preferred Shares” means the cumulative redeemable first preferred shares, Series AB in the capital of BCE, none of which are outstanding as at the date hereof but which would be issued upon conversion of the Series AA Preferred Shares;

“Series AC Preferred Shares” means the cumulative redeemable first preferred shares, Series AC in the capital of BCE;

“Series AD Preferred Shares” means the cumulative redeemable first preferred shares, Series AD in the capital of BCE, none of which are outstanding as at the date hereof but which would be issued upon conversion of the Series AC Preferred Shares;

“Series AE Preferred Shares” means the cumulative redeemable first preferred shares, Series AE in the capital of BCE;

“Series AF Preferred Shares” means the cumulative redeemable first preferred shares, Series AF in the capital of BCE;

“Series AG Preferred Shares” means the cumulative redeemable first preferred shares, Series AG in the capital of BCE;

“Series AH Preferred Shares” means the cumulative redeemable first preferred shares, Series AH in the capital of BCE;

“Series AI Preferred Shares” means the cumulative redeemable first preferred shares, Series AI in the capital of BCE;

“Shareholders” means the Common Shareholders and the Preferred Shareholders;

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“Shares” means, collectively, the Common Shares and the Preferred Shares;

“Strategic Oversight Committee” means the strategic oversight committee of the Board which is comprised of André Bérard, Thomas C. O’Neill, James A. Pattison and Donna Soble Kaufman (Chair);

“Strategic Review Process” has the meaning ascribed thereto under “The Arrangement — Background to the Arrangement — The Board Forms the Strategic Oversight Committee”;

“Subco” has the meaning ascribed thereto under “The Arrangement — Arrangement Mechanics”;

“Subsidiary” has the meaning ascribed thereto in section 1.1 of National Instrument 45-106 — Prospectus and Registration Exemptions on the date of the Definitive Agreement, but with respect to BCE does not include Telesat (so long as the Telesat Purchase Agreement has not been terminated) or the Bell Aliant Entities;

“Superior Proposal” is any written Acquisition Proposal: (i) to acquire not less than 50.1% of the outstanding Common Shares or assets of BCE on a consolidated basis, (ii) that is reasonably capable of being completed, taking into account to the extent considered appropriate by the Board, all financial, legal, regulatory and other aspects of such proposal and the Person making such proposal, (iii) in respect of which, where applicable, financing commitment letters reasonably satisfactory to BCE have been furnished to BCE, (iv) that is not subject to a due diligence condition, and (v) that the Board determines, in its good faith judgment, after receiving the advice of its outside legal and financial advisors and after taking into account all the terms and conditions of the Acquisition Proposal, is on terms and conditions that are more favourable from a financial point of view to Shareholders than those contemplated by the Definitive Agreement after taking into account any modifications resulting from the matching process described under “Summary of Definitive Agreement — Non-Solicitation Covenant and “Fiduciary Out” — Superior Proposal”;

“Tax Act” means the Income Tax Act (Canada), as amended;

“Taxes” means any and all domestic and foreign federal, state, provincial, municipal and local taxes, assessments and other governmental charges, duties, impositions and liabilities imposed by any Governmental Authority, including Canada Pension Plan and provincial pension plan contributions, tax instalment payments, unemployment insurance contributions and employment insurance contributions, worker’s compensation and deductions at source, including taxes based on or measured by gross receipts, income, profits, sales, capital, use, and occupation, and including goods and services, value added, ad valorem, sales, capital, transfer, franchise, non-resident withholding, customs, payroll, recapture, employment, excise and property duties and taxes, together with all interest, penalties, fines and additions imposed with respect to such amounts;

“TD” means TD Securities Inc.;

“Teachers’” means Ontario Teachers’ Pension Plan Board;

“Telecom Laws” means the Telecommunications Act, the Broadcasting Act and the Radiocommunication Act, and the respective regulations, rules, policies and directions made thereunder, as well as any applicable foreign telecommunications or communications laws, regulations, rules, policies and directions including those administered by the FCC;

“Telecommunications Act” means the Telecommunications Act (Canada), as amended or replaced from time to time;

“Telecommunications Regulations” means the Canadian Telecommunications Common Carrier Ownership and Control Regulations made under the Telecommunications Act, as amended or replaced from time to time;

“Telesat” means Telesat Canada, a corporation continued under the laws of Canada;

“Telesat Purchase Agreement” means the share purchase agreement dated as of December 16, 2006 among BCE, Telesat and 4363213 Canada Inc. as the same has been or may be amended from time to time in accordance with its terms and the Definitive Agreement;

“Telesat Transaction” means the purchase and sale transaction, and related transactions, contemplated by the Telesat Purchase Agreement;

“Termination Fee” means $800 million, less the amount of any non-resident withholding required by applicable laws relating to Taxes which is concurrently remitted by BCE to the relevant Governmental Authority; and

“TSX” means the Toronto Stock Exchange.

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CONSENTS OF LEGAL ADVISORS

 CONSENT OF STIKEMAN ELLIOTT LLP

To: The Board of Directors of BCE Inc.

We hereby consent to the references to our name and opinion contained under “Certain Canadian Federal Income Tax Considerations” and to our name under “The Arrangement — Background to the Arrangement” and “Legal Matters” in the Notice of Special Shareholder Meeting and Management Proxy Circular of BCE Inc. dated August 7, 2007 with respect to a plan of arrangement.

Montréal, Québec	(Signed) STIKEMAN ELLIOTT LLP
August 7, 2007

 CONSENT OF DAVIES WARD PHILLIPS & VINEBERG LLP

To: The Board of Directors of BCE Inc.

We hereby consent to the references to our name and opinion contained under “Certain Canadian Federal Income Tax Considerations” and to our name under “The Arrangement — Background to the Arrangement” and “Legal Matters” in the Notice of Special Shareholder Meeting and Management Proxy Circular of BCE Inc. dated August 7, 2007 with respect to a plan of arrangement.

Toronto, Ontario	(Signed) DAVIES WARD PHILLIPS & VINEBERG LLP
August 7, 2007

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CONSENTS OF FINANCIAL ADVISORS

 CONSENT OF BMO NESBITT BURNS INC.

To: The Board of Directors of BCE Inc.

We hereby consent to the reference to our fairness opinions contained under the headings “Summary — Fairness Opinions”, “Information Concerning the Meeting and Voting”, “The Arrangement — Background to the Arrangement”, “The Arrangement — Reasons for the Arrangement”, “The Arrangement — Fairness Opinions” and “The Arrangement — Interests of Senior Management and Others in the Arrangement” and to the inclusion of the text of our opinions in Appendix “C” of the Notice of Special Shareholder Meeting and Management Proxy Circular of BCE Inc. dated August 7, 2007 with respect to a plan of arrangement. In providing such consent, we do not intend that any person other than the board of directors of BCE Inc. and its strategic oversight committee rely upon our fairness opinions.

Montréal, Québec	(Signed) BMO NESBITT BURNS INC.
August 7, 2007

 CONSENT OF CIBC WORLD MARKETS INC.

To: The Board of Directors of BCE Inc.

We hereby consent to the reference to our fairness opinions contained under the headings “Summary — Fairness Opinions”, “Information Concerning the Meeting and Voting”, “The Arrangement — Background to the Arrangement”, “The Arrangement — Reasons for the Arrangement” and “The Arrangement — Fairness Opinions” and to the inclusion of the text of our opinions in Appendix “D” of the Notice of Special Shareholder Meeting and Management Proxy Circular of BCE Inc. dated August 7, 2007 with respect to a plan of arrangement. In providing such consent, we do not intend that any person other than the board of directors of BCE Inc. and its strategic oversight committee rely upon our fairness opinions.

Montréal, Québec	(Signed) CIBC WORLD MARKETS INC.
August 7, 2007

 CONSENT OF GOLDMAN, SACHS & CO.

August 7, 2007
Board of Directors
BCE Inc.
1000, de La Gauchetière Ouest
Montréal (Québec) H3B 4Y7
Canada

Re: Notice of Special Shareholder Meeting and Management Proxy Circular of BCE Inc., dated August 7, 2007

Ladies and Gentlemen:

Reference is made to our opinion letter, dated June 29, 2007 with respect to the fairness from a financial point of view to the holders (other than Ontario Teachers’ Pension Plan Board and its affiliates) of the outstanding common shares (the “Shares”) of BCE Inc. (“BCE”) of the Canadian Dollars $42.75 per Share in cash to be received by such holders pursuant to the Definitive Agreement, made as of June 29, 2007, between 6796508 Canada Inc. and BCE.

The foregoing opinion letter is provided for the information and assistance of the board of directors of BCE in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement, proxy circular or any other document, except in accordance with our prior written consent. We understand that BCE has determined to include our opinion in the above-referenced Notice of Special Shareholder Meeting and Management Proxy Circular.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary — Fairness Opinions”, “Information Concerning the Meeting and Voting”, “The Arrangement — Background to the Arrangement”, “The Arrangement — Reasons for the Arrangement” and “The Arrangement — Fairness Opinions” and to the inclusion of the text of our opinion in Appendix “E” in the above-mentioned Notice of Special Shareholder Meeting and Management Proxy Circular. In providing such consent, we do not intend that any person other than the board of directors of BCE rely upon our opinion.

Very truly yours,

(Signed) GOLDMAN, SACHS & CO.
New York, NY

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 CONSENT OF GREENHILL & CO. CANADA LTD.

To: The Board of Directors of BCE Inc.

We hereby consent to the reference to our fairness opinion contained under the headings “Summary — Fairness Opinions”, “Information Concerning the Meeting and Voting”, “The Arrangement — Background to the Arrangement”, “The Arrangement — Reasons for the Arrangement” and “The Arrangement — Fairness Opinions” and to the inclusion of the text of our opinion in Appendix “F” of the Notice of Special Shareholder Meeting and Management Proxy Circular of BCE Inc. dated August 7, 2007 with respect to a plan of arrangement. In providing such consent, we do not intend that any person other than the strategic oversight committee of the board of directors of BCE Inc. rely upon our fairness opinion.

Toronto, Ontario	(Signed) GREENHILL & CO. CANADA LTD.
August 7, 2007

 CONSENT OF RBC DOMINION SECURITIES INC.

To: The Board of Directors of BCE Inc.

We hereby consent to the reference to our fairness opinions contained under the headings “Summary — Fairness Opinions”, “Information Concerning the Meeting and Voting”, “The Arrangement — Background to the Arrangement”, “The Arrangement — Reasons for the Arrangement”, “The Arrangement — Fairness Opinions” and “The Arrangement — Interests of Senior Management and Others in the Arrangement” and to the inclusion of the text of our opinions in Appendix “G” of the Notice of Special Shareholder Meeting and Management Proxy Circular of BCE Inc. dated August 7, 2007 with respect to a plan of arrangement. In providing such consent, we do not intend that any person other than the board of directors of BCE Inc. and its strategic oversight committee rely upon our fairness opinions.

Toronto, Ontario	(Signed) RBC DOMINION SECURITIES INC.
August 7, 2007

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APPROVAL OF DIRECTORS AND CERTIFICATE

The board of directors of BCE Inc. approved the contents of this Notice of Special Shareholder Meeting and Management Proxy Circular dated August 7, 2007 and authorized it to be sent to each shareholder who is eligible to receive notice of and vote his or her shares at our special shareholder meeting, and to each director and to the auditors.

DATED at Montréal, Québec as of the 7th day of August, 2007.

Patricia A. Olah
Corporate Secretary and Lead Governance Counsel, BCE Inc.

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APPENDIX “A”
ARRANGEMENT RESOLUTION

The following special resolution approving the Plan of Arrangement is being submitted for consideration at the meeting and, if thought appropriate, approval:

BE IT RESOLVED THAT:

1.	The arrangement (the “Arrangement”) under section 192 of the Canada Business Corporations Act (the “CBCA”) of BCE Inc. (the “Company”), as more particularly described and set forth in the management proxy circular (the “Circular”) dated August 7, 2007 of the Company accompanying the notice of this meeting (as the Arrangement may be amended, modified or supplemented in accordance with the definitive agreement (the “Definitive Agreement”) made as of June 29, 2007 between the Company and 6796508 Canada Inc., as amended), is hereby authorized, approved and adopted.

2.	The plan of arrangement of the Company (as it has been or may be amended, modified or supplemented in accordance with the Definitive Agreement (the “Plan of Arrangement”)), the full text of which is set out in Appendix “B” to the Circular, is hereby authorized, approved and adopted.

3.	The (i) Definitive Agreement and related transactions, (ii) actions of the directors of the Company in approving the Definitive Agreement, and (iii) actions of the directors and officers of the Company in executing and delivering the Definitive Agreement, and any amendments, modifications or supplements thereto, are hereby ratified and approved.

4.	The Company be and hereby is authorized to apply for a final order from the Québec Superior Court to approve the Arrangement on the terms set forth in the Definitive Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented and as described in the Circular).

5.	Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders of the Company or that the Arrangement has been approved by the Québec Superior Court, the directors of the Company are hereby authorized and empowered to, without notice to or approval of the shareholders of the Company, (i) amend, modify or supplement the Definitive Agreement or the Plan of Arrangement to the extent permitted by the Definitive Agreement and (ii) subject to the terms of the Definitive Agreement, not proceed with the Arrangement and related transactions.

6.	Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute and deliver for filing with the Director under the CBCA articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement in accordance with the Definitive Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such other documents.

7.	Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed and to deliver or cause to be delivered all such other documents and instruments and to perform or cause to be performed all such other acts and things as such Person determines may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.

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APPENDIX “B”
PLAN OF ARRANGEMENT

SCHEDULE A
PLAN OF ARRANGEMENT

 PLAN OF ARRANGEMENT UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1
INTERPRETATION

1.1   Definitions

Unless indicated otherwise, where used in this Plan of Arrangement, capitalized terms used but not defined shall have the meanings ascribed thereto in the Definitive Agreement and the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):

“Applicable Law” means, with respect to any Person, any domestic or foreign federal, national, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise;

“Arrangement” means the arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with section 10.2 of the Definitive Agreement or this Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of the Company and the Purchaser, each acting reasonably;

“Arrangement Resolution” means the special resolution approving the Plan of Arrangement presented to the Affected Shareholders at the Company Meeting;

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement that are required by the CBCA to be sent to the Director after the Final Order is made in order for the Arrangement to become effective;

“BCE Amalco” means the corporation continuing upon the amalgamation of Subco and the Company pursuant to step g) of Exhibit II;

“Business Day” means a day, other than a Saturday, Sunday or other day on which commercial banks in Montreal, Quebec, Toronto, Ontario or New York, New York are closed;

“Cash Amount” means an amount in cash per Company Share as set out in Exhibit I;

“CBCA” means the Canada Business Corporations Act as now in effect and as it may be amended from time to time prior to the Effective Date;

“Common Shares” means the Common Shares in the capital of the Company;

“Company” means BCE Inc., a corporation existing under the laws of Canada;

“Company Circular” means the notice of the Company Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto, sent to, among others, holders of Company Shares in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time;

“Company Meeting” means the special meeting of holders of Company Shares (including any adjournment or postponement thereof) called and held in accordance with the Interim Order to consider the Arrangement Resolution;

“Company Shares” means, collectively, the Common Shares and the Preferred Shares;

“Court” means the Quebec Superior Court;

“Definitive Agreement” means the definitive agreement made as of June 29, 2007 between the Purchaser and the Company (including the Schedules thereto) as it may be amended, modified or supplemented from time to time in accordance with its terms;

“Depositary” means Computershare Investor Services Inc., as depositary;

“Director” means the Director appointed pursuant to section 260 of the CBCA;

“Dissent Rights” has the meaning ascribed thereto in section 3.1 hereof;

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“Dissenting Shareholder” means a holder of Company Shares who has duly exercised its Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of the Company Shares in respect of which Dissent Rights are validly exercised by such holder;

“ECP Interests” means units (but, for greater certainty, not Options or any interests in RSUs held by individuals eligible to participate in the Company’s retention plan) granted or issued under the Equity Compensation Plans;

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement;

“Effective Time” means 12:01 a.m. (Toronto time), or such other time as may be specified in writing by the Company with the consent of the Purchaser, on the Effective Date;

“Equity Compensation Plans” means, collectively, the BCE Inc. Long Term Incentive (Stock Option) Program (1999), the BCE Inc. Replacement Stock Option Plan (Plan of Arrangement 2000), the BCE Inc. Restricted Share Unit Plan for Executives and Other Key Employees (2004), the BCE Inc. Share Unit Plan for Senior Executives and Other Key Employees (1997), the BCE Inc. Share Unit Plan for Non-Employee Directors (1997) and any other existing equity compensation plan of the Company, in each case as amended from time to time;

“Final Order” means the final order of the Court in a form acceptable to the Company and the Purchaser, acting reasonably, as contemplated by section 2.5 of the Definitive Agreement approving the Arrangement, as such order may be amended by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal;

“Governmental Authority” means any (a) multinational, federal, national, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, ministry or agency, domestic or foreign, (b) any subdivision, agent, commission, board, or authority of any of the foregoing, (c) any quasi-governmental or private body exercising any regulatory, self regulatory, expropriation or taxing authority under or for the account of any of the foregoing, or (d) any stock exchange;

“holders” means (a) when used with reference to the Company Shares, except where the context otherwise requires, the holders of Company Shares shown from time to time in the registers maintained by or on behalf of the Company in respect of the Company Shares, and (b) when used with reference to the ECP Interests, the holders of ECP Interests shown from time to time in the registers or accounts maintained by or on behalf of the Company in respect of the Equity Compensation Plans;

“Interim Order” means the interim order of the Court in a form acceptable to the Company and the Purchaser, acting reasonably, as contemplated by section 2.2 of the Definitive Agreement providing for, among other things, the calling and holding of the Company Meeting, as the same may be amended by the Court with the consent of the Company and the Purchaser, each acting reasonably;

“Liens” means any hypothecations, mortgages, liens, charges, security interests, pledges, claims, encumbrances and adverse rights or claims;

“Letter of Transmittal” means the letter of transmittal sent to holders of Company Shares for use in connection with the Arrangement;

“Option” means an option to purchase Common Shares granted under any of the Equity Compensation Plans;

“Person” includes any individual, firm, partnership, limited partnership, limited liability partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, body corporate, corporation, company, unincorporated association or organization, Governmental Authority, syndicate or other entity, whether or not having legal status;

“Plan of Arrangement” means this plan of arrangement proposed under section 192 of the CBCA, and any amendments or variations thereto made in accordance with the Definitive Agreement or this Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of the Company and the Purchaser, each acting reasonably;

“Preferred Shares” means the first preferred shares in the capital of the Company and includes all series thereof;

“Purchaser” means 6796508 Canada Inc., a corporation existing under the laws of Canada;

“Subco” has the meaning ascribed thereto in step f) of Exhibit II;

“Subsidiary” has the meaning ascribed thereto in the Definitive Agreement; and

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder.

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1.2   Interpretation Not Affected by Headings, etc.

The division of this Plan of Arrangement into Articles, sections, and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “section” followed by a number and/or a letter refer to the specified Article or section of this Plan of Arrangement. The terms “hereof”, “herein” and “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular Article, section or other portion hereof.

1.3   Rules of Construction

In this Plan of Arrangement, unless the context otherwise requires, (a) words importing the singular number include the plural and vice versa, (b) words importing any gender include all genders, and (c) “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”.

1.4   Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of Canada and “$” refers to Canadian dollars.

1.5   Date for Any Action

If the date on which any action is required or permitted to be taken hereunder by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

1.6   References to Dates, Statutes, etc.

In this Agreement, references from or through any date mean, unless otherwise specified, from and including that date and/or through and including that date, respectively.

In this Plan of Arrangement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute, regulation, direction or instrument is to that statute, regulation, direction or instrument as now enacted or as the same may from time to time be amended, re-enacted or replaced, and in the case of a reference to a statute, includes any regulations, rules, policies or directions made thereunder. Any reference in this Agreement to a Person includes its heirs, administrators, executors, legal personal representatives, predecessors, successors and permitted assigns. References to any contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with its terms.

1.7   Time

Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein are local time (Montreal, Québec) unless otherwise stipulated herein.

ARTICLE 2
THE ARRANGEMENT

2.1	Definitive Agreement

This Plan of Arrangement is made pursuant to the Definitive Agreement.

2.2	Binding Effect

This Plan of Arrangement and the Arrangement, upon the filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement, will become effective, and be binding on the Purchaser, the Company, all holders and beneficial owners of Company Shares (including those described in section 3.1), Options and ECP Interests, at and after, the Effective Time without any further act or formality required on the part of any Person, except as expressly provided herein.

2.3	Effective Time

At the Effective Time the steps set out in Exhibit II shall occur and shall be deemed to occur as set out in Exhibit II without any further authorization, act or formality.

ARTICLE 3
RIGHTS OF DISSENT

3.1	Rights of Dissent

Holders of Company Shares may exercise dissent rights (“Dissent Rights”) in connection with the Arrangement pursuant to and in the manner set forth in section 190 of the CBCA as modified by the Interim Order and this section 3.1; provided that,

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notwithstanding subsection 190(5) of the CBCA, the written objection to the Arrangement Resolution referred to in subsection 190(5) of the CBCA must be received by the Company not later than 5:00 p.m. (Montreal time) on the Business Day immediately preceding the date of the Company Meeting (as it may be adjourned or postponed from time to time). Dissenting Shareholders who duly exercise their Dissent Rights shall be deemed to have transferred the Company Shares held by them and in respect of which Dissent Rights have been validly exercised to the Purchaser free and clear of all Liens, as provided in step b) of Exhibit II, and if they:

(a)	ultimately are entitled to be paid fair value for such Company Shares, will be entitled to be paid the fair value of such Company Shares, and will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights in respect of such Company Shares; or

(b)	ultimately are not entitled, for any reason, to be paid fair value for such Company Shares shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of Company Shares.

3.2	Recognition of Dissenting Shareholders

(a)	In no circumstances shall the Purchaser, the Company or any other Person be required to recognize a Person exercising Dissent Rights unless such Person is the holder of those Company Shares in respect of which such rights are sought to be exercised.

(b)	For greater certainty, in no case shall the Purchaser, the Company or any other Person be required to recognize Dissenting Shareholders as holders of Company Shares in respect of which Dissent Rights have been validly exercised after the completion of step c) of Exhibit II, and the names of such Dissenting Shareholders shall be removed from the registers of holders of Company Shares in respect of which Dissent Rights have been validly exercised at the same time as the event described in step c) of Exhibit II occurs. In addition to any other restrictions under section 190 of the CBCA, none of the following shall be entitled to exercise Dissent Rights: (i) holders of Options or ECP Interests and (ii) holders of Company Shares who vote or have instructed a proxyholder to vote such Company Shares in favor of the Arrangement Resolution (but only in respect of such Company Shares).

ARTICLE 4
CERTIFICATES AND PAYMENTS

4.1	Payment of Consideration

(a)	Prior to the filing of the Articles of Arrangement, the Purchaser shall deposit for the benefit of holders of Company Shares, Options and ECP Interests cash with the Depositary in the aggregate amount equal to the payments in respect thereof required by the Plan of Arrangement, with the amount per Company Share in respect of which Dissent Rights have been exercised being deemed to be the Cash Amount per applicable Company Share for this purpose) net of applicable withholdings for the benefit of the holders of Company Shares, Options and ECP Interests. The cash deposited with the Depositary shall be held in an interest-bearing account, and any interest earned on such funds shall be for the account of the Purchaser.

(b)	Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Company Shares that were transferred pursuant to step d) of Exhibit II, together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the holder of Company Shares represented by such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, the cash which such holder has the right to receive under the Arrangement for such Company Shares, less any amounts withheld pursuant to section 4.3, and any certificate so surrendered shall forthwith be cancelled.

(c)	As soon as practicable following the Effective Date, the Depositary shall deliver, on behalf of the Company, to each holder of Options and ECP Interests as reflected on the register maintained by or on behalf of the Company in respect of Options and ECP Interests, a cheque representing the cash payment, if any, which such holder of Options and ECP Interests is entitled to receive pursuant to steps b) or e) of Exhibit II, less any amounts required to be withheld pursuant to section 4.3, and the Company shall deliver to each such holder a cheque in the amount of any applicable related special compensation payments.

(d)	Until surrendered as contemplated by this section 4.1, each certificate that immediately prior to the Effective Time represented Company Shares shall be deemed after the Effective Time to represent only the right to receive upon such surrender a cash payment in lieu of such certificate as contemplated in this section 4.1, less any amounts withheld pursuant to section 4.3. Any such certificate formerly representing Company Shares not duly surrendered on or before the sixth anniversary of the Effective Date shall cease to represent a claim by or interest of any former holder of Company Shares of any kind or nature against or in the Company or the Purchaser. On such date, all cash to which such former holder was entitled shall be deemed to have been surrendered to the Purchaser or the Company, as applicable.

(e)	Any payment made by way of cheque by the Depositary pursuant to the Plan of Arrangement that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed, in each case, on or before the sixth anniversary of the Effective Time, and any right or claim to payment hereunder that remains outstanding on the sixth anniversary of the Effective Time shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the consideration for Company Shares pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to the Purchaser or the Company, as applicable, for no consideration.

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(f)	No holder of Company Shares, Options or ECP Interests shall be entitled to receive any consideration with respect to such Company Shares, Options or ECP Interests other than any cash payment to which such holder is entitled to receive in accordance with Exhibit II and this section 4.1 and, for greater certainty, no such holder with be entitled to receive any interest, dividends, premium or other payment in connection therewith, other than any declared but unpaid dividends.

4.2	Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Company Shares that were transferred pursuant to step d) of Exhibit II shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, cash deliverable in accordance with such holder’s Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom such cash is to be delivered shall as a condition precedent to the delivery of such cash, give a bond satisfactory to the Purchaser and the Depositary (acting reasonably) in such sum as the Purchaser may direct, or otherwise indemnify the Purchaser and the Company in a manner satisfactory to Purchaser and the Company, acting reasonably, against any claim that may be made against the Purchaser and the Company with respect to the certificate alleged to have been lost, stolen or destroyed.

4.3	Withholding Rights

The Purchaser, the Company or the Depositary shall be entitled to deduct and withhold from any amount payable to any Person under the Plan of Arrangement (including, without limitation, any amounts payable pursuant to section 3.1), such amounts as the Purchaser, the Company or the Depositary determines, acting reasonably, are required or permitted to be deducted and withheld with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986 or any provision of any other Applicable Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such withholding was made, provided that such amounts are actually remitted to the appropriate taxing authority.

ARTICLE 5
AMENDMENTS

5.1	Amendments to Plan of Arrangement

(a)	The Company may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must (i) be set out in writing, (ii) be approved by the Purchaser, (iii) filed with the Court and, if made following the Company Meeting, approved by the Court, and (iv) communicated to holders of Company Shares if and as required by the Court.

(b)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company at any time prior to the Company Meeting (provided that the Purchaser shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting shall be effective only if (i) it is consented to by each of the Company and the Purchaser (in each case, acting reasonably), and (ii) if required by the Court, it is consented to by holders of some or all of the Company Shares voting in the manner directed by the Court.

(d)	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by the Purchaser, provided that it concerns a matter which, in the reasonable opinion of the Purchaser, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any former holder of Company Shares, Options or ECP Interests.

ARTICLE 6
FURTHER ASSURANCES

6.1	Notwithstanding

Notwithstanding that the transactions and events set out herein shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Definitive Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order further to document or evidence any of the transactions or events set out herein.

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EXHIBIT I
OUTSTANDING COMPANY SHARES

Security	Consideration Per Share

Common Shares	$42.75

First Preferred Shares

Series R	$25.65	*
Series S	$25.50	*
Series T	$25.77	*
Series Y	$25.50	*
Series Z	$25.25	*
Series AA	$25.76	*
Series AB	$25.50	*
Series AC	$25.76	*
Series AD	$25.50	*
Series AE	$25.50	*
Series AF	$25.41	*
Series AG	$25.56	*
Series AH	$25.50	*
Series AI	$25.87	*

*	Together with accrued but unpaid dividends to the Effective Date.

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EXHIBIT II
ARRANGEMENT STEPS

a)	At the Effective Time, the articles of the Company shall be amended to create an unlimited number of Class A voting non-participating shares, which shall have such attributes as the Purchaser may designate in writing before the Effective Time, and the Company shall issue such number of Class A voting non-participating shares in its capital stock as may be designated in writing by the Purchaser prior to the Effective Time to such Person as may be so designated by the Purchaser in consideration for such consideration as may be so designated by the Purchaser.

b)	Five minutes following the Effective Time, each unvested Option shall be deemed, without further act or formality, to have been vested, and immediately thereafter each outstanding Option as of such time shall be deemed to have been transferred without any further act or formality to the Company (free and clear of any Liens) in exchange for a cash amount equal to the amount by which the Cash Amount per Common Share exceeds the exercise price of the Option. Each holder of Options shall cease to be the holder of such Options and such holder’s name shall be removed from the register of Options, and the Employee Compensation Plans related to such Options shall be cancelled.

c)	Ten minutes following the Effective Time, the Company Shares held by Dissenting Shareholders in respect of which Dissent Rights have been validly exercised shall be deemed to have been transferred without any further act or formality to the Purchaser (free and clear of any Liens), and:

1.	such Dissenting Shareholders shall cease to be the holder of such Company Shares and to have any rights as holders of such Company Shares other than the right to be paid fair value for such Company Shares as set out in section 3.1;

2.	such Dissenting Shareholder’s name shall be removed as the holder of such Company Shares from the registers of Company Shares maintained by or on behalf of the Company; and

3.	the Purchaser shall be deemed to be the transferee of such Company Shares (free and clear of any Liens) and shall be entered in the registers of Company Shares maintained by or on behalf of the Company.

d)	Concurrently with step c), each Company Share outstanding immediately prior to the Effective Time (other than Company Shares subject to step c) and any Company Shares held by the Purchaser) shall be transferred without any further act or formality to the Purchaser (free and clear of any Liens) for the Cash Amount per Company Share, and:

1.	the holders of such Company Shares immediately before the Effective Time shall cease to be the holders thereof and to have any rights as holders of such Company Shares other than the right to be paid the Cash Amount per Company Share in accordance with the Plan of Arrangement and other than the right to receive any declared but unpaid dividends on such Company Shares;

2.	such holders’ names shall be removed as the holders from the registers of Company Shares maintained by or on behalf of the Company; and

3.	the Purchaser shall be deemed to be the transferee of such Company Shares (free and clear of any Liens) and shall be entered in the registers of Company Shares maintained by or on behalf of the Company.

e)	Fifteen minutes after the Effective Time, all ECP Interests shall be cancelled and terminated without any further act or formality, and:

1.	each holder of such ECP Interests shall be entitled to receive from the Company or Bell Canada, as applicable, in exchange therefor a cash amount equal to the product of (i) the aggregate number of deferred or restricted share units that are recorded for the benefit of the holder pursuant to the applicable Equity Compensation Plans and vested at the Effective Time, and (ii) the Cash Amount per Common Share;

2.	each holder of such ECP Interests shall cease to be the holder of such ECP Interests;

3.	each such holder’s name shall be removed from the register or account of ECP Interests; and

4.	the Employee Compensation Plans shall be cancelled (without, however, prejudice to the right of any individuals eligible to participate in the Company’s retention plan to receive their entitlements under and in accordance with the provisions of such plan).

f)	Upon the later of twenty minutes after the Effective Time and the Company having filed a prescribed form of election under the Tax Act to cease to be a public corporation for purposes of the Tax Act, the Purchaser shall transfer the Company Shares to a Subsidiary of the Purchaser prior to the Effective Time designated by the Purchaser in writing prior to the Effective Time (“Subco”) in consideration for (i) the issuance of a non-interest bearing promissory note of Subco, (ii) the issuance of interest bearing promissory notes of Subco and (iii) the issuance of Class B non-voting participating shares of Subco, such promissory notes of Subco having such terms and being in such amounts as may be designated by the Purchaser in writing prior to the Effective Time and such Class B non-voting participating shares of Subco being in such number as may be so designated by the Purchaser .

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g)	Following the completion of step f), Subco and the Company shall amalgamate under section 192 of the CBCA to form BCE Amalco. Upon the amalgamation:

1.	all of the property (except shares in the capital stock of the Company) of each of the Company and Subco continues to be the property of BCE Amalco;

2.	BCE Amalco continues to be liable for the obligations of each of the Company and Subco (other than any obligation of the Company or Subco to the other);

3.	any existing cause of action, claim or liability to prosecution is unaffected;

4.	a civil, criminal or administrative action or proceeding pending by or against the Company and Subco may continue to be prosecuted by or against BCE Amalco;

5.	a conviction against, or ruling, order or judgement in favor of or against, the Company or Subco may be enforced by or against BCE Amalco;

6.	the articles of Subco immediately before the Effective Time are deemed to be the articles of incorporation of BCE Amalco, and the Certificate of Arrangement is deemed to be the certificate of incorporation of BCE Amalco; and

7.	each Class B non-voting participating share in the capital stock of Subco held by the Purchaser shall be converted into a Class B non-voting participating share in the capital stock of BCE Amalco, each Class A voting non-participating share in the capital stock of Subco owned by the Purchaser shall be converted into such number of Class A voting non participating shares in the capital stock of BCE Amalco as the Purchaser may designate in writing before the Effective Time, each Class A voting non-participating share in the capital stock of the Company and each Class A voting non-participating share in the capital stock of Subco held by holders other than the Purchaser shall be converted into such number of Class A voting non-participating shares in the capital stock of BCE Amalco as the Purchaser may designate in writing before the Effective Time, and all shares in the capital stock of the Company that were transferred to Subco pursuant to the Plan of Arrangement shall be cancelled without any repayment of capital in respect thereof.

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APPENDIX “C”
OPINIONS OF BMO NESBITT BURNS INC.

 Common Share Opinion

June 29, 2007

The Board of Directors and the Strategic Oversight Committee
BCE Inc.
1000, de La Gauchetière West
38th Floor
Montréal, QC
H3B 4Y7

To the Members of the Board of Directors and the Strategic Oversight Committee of BCE Inc.:

BMO Nesbitt Burns Inc. (“BMO Capital Markets”) understands that BCE Inc. (“BCE”) intends to enter into a definitive agreement (the “Definitive Agreement”) with 6796508 Canada Inc. (the “Purchaser”), a newly formed corporation controlled by Ontario Teachers’ Pension Plan Board, Providence Equity Partners VI International L.P. and Madison Dearborn Capital Partners V Executive-A, L.P., Madison Dearborn Capital Partners V-C, L.P., Madison Dearborn Capital Partners V-A, L.P. and TD Securities Inc. (collectively, the “Purchaser Shareholders”) which provides for, among other things, the acquisition by the Purchaser of all of the issued and outstanding common shares (the “Common Shares”) and preferred shares of BCE pursuant to a plan of arrangement under the Canada Business Corporations Act (the “Transaction”). The consideration payable under the Transaction is $42.75 per Common Share (the “Consideration”). The terms and conditions of, and other matters relating to, the Transaction are described in the Definitive Agreement and will be more fully described in BCE’s management information circular to be prepared in compliance with applicable laws in connection with the Transaction and delivered to shareholders of BCE (the “Circular”).

BCE has retained BMO Capital Markets to act as co-financial advisor to the Board of Directors of BCE (the “Board”) and a committee of the Board (the “Strategic Oversight Committee”) in connection with the process followed by BCE in soliciting and reviewing proposals leading to a change of control transaction. The Strategic Oversight Committee and the Board have asked BMO Capital Markets to provide an opinion (the “Common Share Opinion”) as to the fairness of the Consideration, from a financial point of view, to the holders of Common Shares, other than the Purchaser, the Purchaser Shareholders and their respective affiliates and insiders (the “Common Shareholders”).

Engagement of BMO Capital Markets

BCE initially contacted BMO Capital Markets regarding a potential advisory assignment in March 2007 and BMO Capital Markets was formally engaged by BCE through an agreement between BCE and BMO Capital Markets (the “Engagement Agreement”) dated as of April 17, 2007. The Engagement Agreement provides the terms upon which BMO Capital Markets has agreed to act as BCE’s co-financial advisor in connection with a change of control transaction involving BCE (including the sale or disposition of all or a substantial portion of the Common Shares). Pursuant to the Engagement Agreement, BMO Capital Markets agreed to provide financial analysis and advice on structuring, planning and negotiating a transaction and to deliver one or more opinions, including the Common Share Opinion. The terms of the Engagement Agreement provide that BMO Capital Markets is to be paid a fee for its services as co-financial advisor, including fees payable on delivery of an opinion and fees that are contingent on a change of control of BCE or certain other events. Such fees are also contingent on the quantum of the Consideration to be received by the Common Shareholders. In addition, BMO Capital Markets is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by BCE in certain circumstances.

The Common Share Opinion is provided for the use of the Strategic Oversight Committee and the Board only and may not be relied upon by any other person. The Common Share Opinion does not constitute a recommendation to the Strategic Oversight Committee

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or the Board as to whether they should approve the Definitive Agreement, nor does it constitute a recommendation to any shareholder of BCE as to how such shareholders should vote or act with respect to the Transaction or any matter relating thereto. Except as contemplated herein, the Common Share Opinion is not to be reproduced, disseminated, quoted from or referred to (in whole or in part) without our prior written consent.

Notwithstanding the foregoing paragraph, BMO Capital Markets consents to the inclusion of the Common Share Opinion in its entirety and a summary thereof in a form approved by BMO Capital Markets in the Circular, and to the filing thereof, as necessary, by BCE with the securities commissions and other regulatory authorities, and consents to references to the Common Share Opinion in press releases to be issued by BCE in connection with the Transaction.

Relationships with Interested Parties

BMO Capital Markets is a wholly-owned subsidiary of the Bank of Montreal (“BMO”). Neither BMO Capital Markets, nor any of its affiliated entities, is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario)) of BCE or the Purchaser or the Purchaser Shareholders, or any of their respective associates or affiliates. BMO provides and has provided banking services in the normal course of business to BCE. The fees received by BMO in connection with the above activities are not material to BMO. In addition to the services being provided under the Engagement Agreement, BMO Capital Markets has in the past provided and may in the future provide, financial advisory and investment banking services to BCE and/or the Purchaser and/or the Purchaser Shareholders, or any of their respective associates or affiliates. The fees received by BMO Capital Markets in connection with the above activities are not material to BMO Capital Markets. There are no understandings, agreements or commitments between BMO Capital Markets, or any of its affiliated entities, on the one hand, and BCE or the Purchaser or the Purchaser Shareholders, or any of their respective associates or affiliates, on the other hand, with respect to any future business dealings which are expected to result in fees that are material to either BMO or BMO Capital Markets.

BMO Capital Markets acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, has, may have had, or may in the future have, positions in the securities of BCE and/or the Purchaser and/or the Purchaser Shareholders, or any of their respective associates or affiliates. As of June 29, 2007, BMO Capital Markets or its affiliates owned approximately 3% of the outstanding preferred shares of BCE and a financial instrument put into place to partially hedge the preferred share ownership position. In addition, BMO Capital Markets, from time to time, may have executed or may execute transactions on behalf of BCE and/or the Purchaser and/or the Purchaser Shareholders, or any of their respective associates or affiliates or on behalf of other clients for which BMO Capital Markets received or may receive compensation. As an investment dealer, BMO Capital Markets conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to BCE, the Purchaser, the Purchaser Shareholders or the Transaction.

In connection with the Transaction, BMO Capital Markets or any of its affiliated entities may act as a lender to the Purchaser. There are no understandings, agreements or commitments between BMO Capital Markets, or any of its affiliated entities, on the one hand, and the Purchaser or the Purchaser Shareholders or any of their respective associates or affiliates, on the other hand, with respect to any lending arrangements in connection with the Transaction.

Credentials of BMO Capital Markets

BMO Capital Markets is one of Canada’s largest investment banking firms with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading, investment research and investment management. The Common Share Opinion is the opinion of BMO Capital Markets, the form and content of which have been approved for release by a committee of the directors and officers of BMO Capital Markets, each of whom is experienced in mergers and acquisitions, divestitures and fairness opinions.

Scope of Review

In connection with rendering the Common Share Opinion, we have reviewed and relied upon (without attempting to verify independently the completeness or accuracy thereof), or carried out, among other things, the following:

a)	the most recent draft of the Definitive Agreement dated June 29, 2007;

b)	the annual reports to shareholders of BCE for the three fiscal years ended December 31, 2004, 2005 and 2006;

c)	the notice of annual shareholder meeting and management proxy circulars of BCE for the three fiscal years ended December 31, 2004, 2005 and 2006;

d)	the annual information forms of BCE for the three fiscal years ended December 31, 2004, 2005 and 2006;

e)	the audited annual financial statements and accompanying management’s discussion and analysis of BCE for the three fiscal years ended December 31, 2004, 2005 and 2006;

f)	interim financial statements and accompanying management’s discussion and analysis of BCE for the three months ended March 31, 2007;

g)	selected historical financial information of BCE segmented by business unit for the years ended December 31, 2005 and December 31, 2006;

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h)	the business plan of BCE dated December 5, 2006 approved by the Board in respect of the year ending December 31, 2007;

i)	unaudited financial forecasts for BCE on a consolidated basis for the years ending December 31, 2007 through December 31, 2011 and unaudited financial forecasts for BCE segmented by business unit for the years ending December 31, 2007 through December 31, 2009;

j)	public information (including that prepared by industry research analysts) relating to the business, operations, financial performance and stock trading history of BCE and other public companies we considered relevant;

k)	public information regarding the Canadian and U.S. telecommunications industry;

l)	public information with respect to precedent transactions we considered relevant;

m)	representations contained in a certificate addressed to BMO Capital Markets dated as of the date hereof, from senior officers of BCE (the “Certificate”) as to, among other things, certain factual matters including the completeness, accuracy and fair presentation of the information upon which the Common Share Opinion is based; and

n)	such other corporate, operating, industry and financial market information, investigations and analyses as BMO Capital Markets considered necessary or appropriate in the circumstances.

In addition to the written information described above, in preparing the Common Share Opinion, BMO Capital Markets has participated, and relied upon discussions with, members of the Strategic Oversight Committee, senior management of BCE, Davies Ward Phillips & Vineberg LLP, BCE’s external legal counsel, Stikeman Elliott LLP, BCE’s and the Strategic Oversight Committee’s external legal counsel, and with BCE’s other financial advisors. BMO Capital Markets has been granted access to senior management of BCE and has not, to its knowledge, been denied any requested information.

Assumptions and Limitations

The Common Share Opinion is subject to the assumptions, explanations and limitations set forth below.

We have not been asked to prepare and have not prepared a formal valuation or appraisal of BCE or any of its securities or assets and the Common Share Opinion should not be construed as such. We have, however, conducted such analyses as we considered necessary in the circumstances. In addition, the Common Share Opinion is not, and should not be construed as, advice as to the price at which the Common Shares may trade at any future date. BMO Capital Markets was not engaged to review any legal, tax or accounting aspects of the Transaction.

In accordance with the Engagement Agreement, BMO Capital Markets has relied upon, and has assumed the completeness, accuracy and fair presentation of, all information, data, advice, opinions, representations and other material (financial or otherwise) (collectively, the “Information”) provided by or on behalf of BCE or any of its material subsidiaries or their respective directors, officers, consultants, advisors and representatives, whether orally or in writing, to BMO Capital Markets, its consultants, advisors and representatives in connection with its engagement and the preparation of the Common Share Opinion or obtained by BMO Capital Markets from SEDAR relating to BCE and its material subsidiaries or the Transaction. The Common Share Opinion is conditional upon the completeness, accuracy and fair presentation of the Information. Subject to the exercise of its professional judgment, BMO Capital Markets has not attempted to verify independently the completeness, accuracy or fair presentation of the Information.

With respect to any portions of the Information that constitute forecasts, projections, estimates or budgets, we have assumed that such forecasts, projections, estimates or budgets (i) were prepared using the probable courses of actions to be taken or events reasonably expected to occur during the period covered thereby, (ii) were prepared using the assumptions identified therein, which in the reasonable belief of the management of BCE, are (or were at the time of preparation and continue to be) reasonable in the circumstances, (iii) were reasonably prepared on a basis reflecting the best currently available estimates and judgements of the management of BCE as to matters covered thereby at the time thereof; (iv) reasonably present the views of such management of the financial prospects and forecasted performance of BCE and its subsidiaries and are consistent with historical operating experience of BCE and its subsidiaries; and (v) are not, in the reasonable belief of the management of BCE, misleading in any material respect in light of the assumptions used or in light of any developments since the time of their preparation. In rendering this Common Share Opinion, BMO Capital Markets expresses no view as to the reasonableness of such forecasts, projections, estimates or budgets or the assumptions on which they were based.

Senior officers of BCE have represented to BMO Capital Markets in the Certificate that, among other things: (i) the Information (other than forecasts, projections, estimates or budgets) is complete, true, fairly presented, accurate and correct in all material respects, and did not and does not contain any untrue statement of a material fact (as such term is defined in the Securities Act (Ontario)) in respect of BCE, its material subsidiaries or the Transaction and did not and does not omit to state a material fact in respect of BCE, its material subsidiaries or the Transaction necessary to make the Information or any statement contained therein not misleading in light of the circumstances under which such Information was provided or any statement was made; and (ii) since the dates on which the Information was provided to BMO Capital Markets, except as disclosed to BMO Capital Markets in connection with its engagement, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of BCE and its subsidiaries, taken as a whole, and no material change has occurred in the Information or any part thereof which would have or would reasonably be expected to have a material effect on the Common Share Opinion or any other fairness opinion provided by BMO Capital Markets.

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In preparing the Common Share Opinion and solely for the purpose of rendering the Common Share Opinion, we have made several assumptions, including that all of the conditions required to implement the Transaction will be met. We also made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of BMO Capital Markets and any party involved in the Transaction. Although BMO Capital Markets believes that the assumptions used in preparing the Common Share Opinion are appropriate in the circumstances, some or all of these assumptions may nevertheless prove to be incorrect.

The Common Share Opinion is rendered as of the date hereof and on the basis of securities markets, economic and general business and financial conditions prevailing as of the date hereof and the conditions and prospects, financial and otherwise, of BCE, its subsidiaries and other material interests as they are reflected in the Information reviewed by BMO Capital Markets.

BMO Capital Markets disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Common Share Opinion which may come or be brought to the attention of BMO Capital Markets after the date hereof. Without limiting the foregoing, BMO Capital Markets is entitled, in its sole discretion and at any time prior to the completion of the Transaction, upon consultation with BCE, to withdraw, change or modify the Common Share Opinion if BMO Capital Markets concludes that there has been a material change in the Transaction or in the business, affairs or financial condition of BCE, or there has been a material change in any fact or matter affecting the Common Share Opinion, or if BMO Capital Markets becomes aware of any information not previously known by BMO Capital Markets, regardless of the source, which in its opinion would make the Common Share Opinion misleading in any material respect.

BMO Capital Markets believes that its analyses must be considered as a whole. Selecting portions of its analyses or the factors considered by BMO Capital Markets, without considering all factors and analyses together, could create a misleading view of the process underlying the Common Share Opinion. The preparation of the Common Share Opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The Common Share Opinion should be read in its entirety.

Although we have reviewed the Consideration in the context of the Transaction or other proposed transactions affecting BCE as a whole, our opinion does not address any issues of relative fairness among classes or series of shares of BCE.

Common Share Opinion

Based upon and subject to the foregoing and such other matters as we considered relevant, BMO Capital Markets is of the opinion that, as of June 29, 2007, the Consideration is fair, from a financial point of view, to the Common Shareholders.

Yours truly,

(Signed) BMO NESBITT BURNS INC.

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 Preferred Share Opinion

June 29, 2007

The Board of Directors and the Strategic Oversight Committee
BCE Inc.
1000, de La Gauchetière West
38th Floor
Montréal, QC
H3B 4Y7

To the Members of the Board of Directors and the Strategic Oversight Committee of BCE Inc.:

BMO Nesbitt Burns Inc. (“BMO Capital Markets”) understands that BCE Inc. (“BCE”) intends to enter into a definitive agreement (the “Definitive Agreement”) with 6796508 Canada Inc. (the “Purchaser”), a newly formed corporation controlled by Ontario Teachers’ Pension Plan Board, Providence Equity Partners VI International L.P. and Madison Dearborn Capital Partners V Executive-A, L.P., Madison Dearborn Capital Partners V-C, L.P., Madison Dearborn Capital Partners V-A, L.P. and TD Securities Inc. (collectively, the “Purchaser Shareholders”) which provides for, among other things, the acquisition by the Purchaser of all of the issued and outstanding common shares and all of the issued and outstanding preferred shares of BCE, pursuant to a plan of arrangement under the Canada Business Corporations Act (the “Transaction”). The terms and conditions of, and other matters relating to, the Transaction are described in the Definitive Agreement and will be more fully described in BCE’s management information circular to be prepared in compliance with applicable laws in connection with the Transaction and delivered to shareholders of BCE (the “Circular”).

The cash consideration payable under the Transaction (the “Consideration”) to the holders of preferred shares of BCE (the “Preferred Shares”) is outlined in the following table:

Issuer	Series	Offer Price

BCE	Series R (TSX:BCE.PR.R)	C$25.65 / share
BCE	Series S (TSX:BCE.PR.S)	C$25.50 / share
BCE	Series T (TSX:BCE.PR.T)	C$25.77 / share
BCE	Series Y (TSX:BCE.PR.Y)	C$25.50 / share
BCE	Series Z (TSX:BCE.PR.Z)	C$25.25 / share
BCE	Series AA (TSX:BCE.PR.A)	C$25.76 / share
BCE	Series AC (TSX:BCE.PR.C)	C$25.76 / share
BCE	Series AE (TSX:BCE.PR.E)	C$25.50 / share
BCE	Series AF (TSX:BCE.PR.F)	C$25.41 / share
BCE	Series AG (TSX:BCE.PR.G)	C$25.56 / share
BCE	Series AH (TSX:BCE.PR.H)	C$25.50 / share
BCE	Series AI (TSX:BCE.PR.I)	C$25.87 / share

BCE has retained BMO Capital Markets to act as co-financial advisor to the Board of Directors of BCE (the “Board”) and a committee of the Board (the “Strategic Oversight Committee”) in connection with the process (the “Transaction Process”) followed by BCE in soliciting and reviewing proposals leading to a change of control transaction. The Strategic Oversight Committee and the Board have asked BMO Capital Markets to provide an opinion (the “Preferred Share Opinion”) as to the fairness of the Consideration, from a financial point of view, to the holders of Preferred Shares, other than the Purchaser, the Purchaser Shareholders and their respective affiliates and insiders (the “Preferred Shareholders”) in respect of each series of Preferred Shares.

Engagement of BMO Capital Markets

BCE initially contacted BMO Capital Markets regarding a potential advisory assignment in March 2007 and BMO Capital Markets was formally engaged by BCE through an agreement between BCE and BMO Capital Markets (the “Engagement Agreement”) dated as of April 17, 2007. The Engagement Agreement provides the terms upon which BMO Capital Markets has agreed to act as BCE’s co-financial advisor in connection with a change of control transaction involving BCE (including the sale or disposition of all or a substantial portion of the common shares of BCE). Pursuant to the Engagement Agreement, BMO Capital Markets agreed to provide financial analysis and advice on structuring, planning and negotiating a transaction and to deliver one or more opinions, including the

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Preferred Share Opinion. The terms of the Engagement Agreement provide that BMO Capital Markets is to be paid a fee for its services as co-financial advisor, including fees payable on delivery of an opinion and fees that are contingent on a change of control of BCE or certain other events. Such fees are also contingent on the quantum of the consideration to be received by the holders of common shares of BCE. In addition, BMO Capital Markets is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by BCE in certain circumstances.

The Preferred Share Opinion is provided for the use of the Strategic Oversight Committee and the Board only and may not be relied upon by any other person. The Preferred Share Opinion does not constitute a recommendation to the Strategic Oversight Committee or the Board as to whether they should approve the Definitive Agreement, nor does it constitute a recommendation to any shareholder of BCE as to how such shareholders should vote or act with respect to the Transaction or any matter relating thereto. Except as contemplated herein, the Preferred Share Opinion is not to be reproduced, disseminated, quoted from or referred to (in whole or in part) without our prior written consent.

Notwithstanding the foregoing paragraph, BMO Capital Markets consents to the inclusion of the Preferred Share Opinion in its entirety and a summary thereof in a form approved by BMO Capital Markets in the Circular, and to the filing thereof, as necessary, by BCE with the securities commissions and other regulatory authorities and consents to references to the Preferred Share Opinion in press releases to be issued by BCE in connection with the Transaction.

Relationships with Interested Parties

BMO Capital Markets is a wholly-owned subsidiary of the Bank of Montreal (“BMO”). Neither BMO Capital Markets, nor any of its affiliated entities, is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario)) of BCE or the Purchaser or the Purchaser Shareholders, or any of their respective associates or affiliates. BMO provides and has provided banking services in the normal course of business to BCE. The fees received by BMO in connection with the above activities are not material to BMO.

In addition to the services being provided under the Engagement Agreement, BMO Capital Markets has in the past provided and may in the future provide, financial advisory and investment banking services to BCE and/or the Purchaser and/or the Purchaser Shareholders, or any of their respective associates or affiliates. The fees received by BMO Capital Markets in connection with the above activities are not material to BMO Capital Markets. There are no understandings, agreements or commitments between BMO Capital Markets, or any of its affiliated entities, on the one hand, and BCE or the Purchaser or the Purchaser Shareholders, or any of their respective associates or affiliates, on the other hand, with respect to any future business dealings which are expected to result in fees that are material to either BMO or BMO Capital Markets.

BMO Capital Markets acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, has, may have had, or may in the future have, positions in the securities of BCE and/or the Purchaser and/or the Purchaser Shareholders, or any of their respective associates or affiliates. As of June 29, 2007, BMO Capital Markets or its affiliates owned approximately 3% of the outstanding Preferred Shares and a financial instrument put into place to partially hedge the Preferred Share ownership position. In addition, BMO Capital Markets, from time to time, may have executed or may execute transactions on behalf of BCE and/or the Purchaser and/or the Purchaser Shareholders, or any of their respective associates or affiliates or on behalf of other clients for which BMO Capital Markets received or may receive compensation. As an investment dealer, BMO Capital Markets conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to BCE, the Purchaser, the Purchaser Shareholders or the Transaction.

In connection with the Transaction, BMO Capital Markets or any of its affiliated entities may act as a lender to the Purchaser. There are no understandings, agreements or commitments between BMO Capital Markets, or any of its affiliated entities, on the one hand, and the Purchaser or the Purchaser Shareholders or any of their respective associates or affiliates, on the other hand, with respect to any lending arrangements in connection with the Transaction.

Credentials of BMO Capital Markets

BMO Capital Markets is one of Canada’s largest investment banking firms with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading, investment research and investment management. The Preferred Share Opinion is the opinion of BMO Capital Markets, the form and content of which have been approved for release by a committee of the directors and officers of BMO Capital Markets, each of whom is experienced in mergers and acquisitions, divestitures and fairness opinions.

Scope of Review

In connection with rendering the Preferred Share Opinion, we have reviewed and relied upon (without attempting to verify independently the completeness or accuracy thereof), or carried out, among other things, the following:

a)	the most recent draft of the Definitive Agreement dated June 29, 2007;

b)	the annual reports to shareholders of BCE for the three fiscal years ended December 31, 2004, 2005 and 2006;

c)	the notice of annual shareholder meeting and management proxy circulars of BCE for the three fiscal years ended December 31, 2004, 2005 and 2006;

d)	the annual information forms of BCE for the three fiscal years ended December 31, 2004, 2005 and 2006;

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e)	the audited annual financial statements and accompanying management’s discussion and analysis of BCE for the three fiscal years ended December 31, 2004, 2005 and 2006;

f)	interim financial statements and accompanying management’s discussion and analysis of BCE for the three months ended March 31, 2007;

g)	selected historical financial information of BCE segmented by business unit for the years ended December 31, 2005 and December 31, 2006;

h)	the business plan of BCE dated December 5, 2006 approved by the Board in respect of the year ending December 31, 2007;

i)	unaudited financial forecasts for BCE on a consolidated basis for the years ending December 31, 2007 through December 31, 2011 and unaudited financial forecasts for BCE segmented by business unit for the years ending December 31, 2007 through December 31, 2009;

j)	public information regarding the Preferred Shares (including their attributes and trading history);

k)	public information (including that prepared by industry research analysts) relating to the business, operations, financial performance and stock trading history of BCE and other public companies we considered relevant;

l)	public information regarding the Canadian and U.S. telecommunications industry;

m)	public information with respect to precedent transactions we considered relevant;

n)	representations contained in a certificate addressed to BMO Capital Markets dated as of the date hereof, from senior officers of BCE (the “Certificate”) as to, among other things, certain factual matters including the completeness, accuracy and fair presentation of the information upon which the Preferred Share Opinion is based; and

o)	such other corporate, operating, industry and financial market information, investigations and analyses as BMO Capital Markets considered necessary or appropriate in the circumstances.

In addition to the written information described above, in preparing the Preferred Share Opinion, BMO Capital Markets has participated, and relied upon discussions with, members of the Strategic Oversight Committee, senior management of BCE, Davies Ward Phillips & Vineberg LLP, BCE’s external legal counsel, Stikeman Elliott LLP, BCE’s and the Strategic Oversight Committee’s external legal counsel, and with BCE’s other financial advisors. BMO Capital Markets has been granted access to senior management of BCE and has not, to its knowledge, been denied any requested information.

Assumptions and Limitations

The Preferred Share Opinion is subject to the assumptions, explanations and limitations set forth below.

We have not been asked to prepare and have not prepared a formal valuation or appraisal of BCE or any of its securities or assets and the Preferred Share Opinion should not be construed as such. We have, however, conducted such analyses as we considered necessary in the circumstances. In addition, the Preferred Share Opinion is not, and should not be construed as, advice as to the price at which Preferred Shares may trade at any future date. BMO Capital Markets was not engaged to review any legal, tax or accounting aspects of the Transaction.

In accordance with the Engagement Agreement, BMO Capital Markets has relied upon, and has assumed the completeness, accuracy and fair presentation of, all information, data, advice, opinions, representations and other material (financial or otherwise) (collectively, the “Information”) provided by or on behalf of BCE or any of its material subsidiaries or their respective directors, officers, consultants, advisors and representatives, whether orally or in writing, to BMO Capital Markets, its consultants, advisors and representatives in connection with its engagement and the preparation of the Preferred Share Opinion or obtained by BMO Capital Markets from SEDAR relating to BCE and its material subsidiaries or the Transaction. The Preferred Share Opinion is conditional upon the completeness, accuracy and fair presentation of the Information. Subject to the exercise of its professional judgment, BMO Capital Markets has not attempted to verify independently the completeness, accuracy or fair presentation of the Information.

With respect to any portions of the Information that constitute forecasts, projections, estimates or budgets, we have assumed that such forecasts, projections, estimates or budgets (i) were prepared using the probable courses of actions to be taken or events reasonably expected to occur during the period covered thereby, (ii) were prepared using the assumptions identified therein, which in the reasonable belief of the management of BCE, are (or were at the time of preparation and continue to be) reasonable in the circumstances, (iii) were reasonably prepared on a basis reflecting the best currently available estimates and judgements of the management of BCE as to matters covered thereby at the time thereof; (iv) reasonably present the views of such management of the financial prospects and forecasted performance of BCE and its subsidiaries and are consistent with historical operating experience of BCE and its subsidiaries; and (v) are not, in the reasonable belief of the management of BCE, misleading in any material respect in light of the assumptions used or in light of any developments since the time of their preparation. In rendering this Preferred Share Opinion, BMO Capital Markets expresses no view as to the reasonableness of such forecasts, projections, estimates or budgets or the assumptions on which they were based.

Senior officers of BCE have represented to BMO Capital Markets in the Certificate that, among other things: (i) the Information (other than forecasts, projections, estimates or budgets) is complete, true, fairly presented, accurate and correct in all material respects, and did not and does not contain any untrue statement of a material fact (as such term is defined in the Securities Act (Ontario)) in respect

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of BCE, its material subsidiaries or the Transaction and did not and does not omit to state a material fact in respect of BCE, its material subsidiaries or the Transaction necessary to make the Information or any statement contained therein not misleading in light of the circumstances under which such Information was provided or any statement was made; and (ii) since the dates on which the Information was provided to BMO Capital Markets, except as disclosed to BMO Capital Markets in connection with its engagement, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of BCE and its subsidiaries, taken as a whole, and no material change has occurred in the Information or any part thereof which would have or would reasonably be expected to have a material effect on the Preferred Share Opinion or any other fairness opinion provided by BMO Capital Markets.

In preparing the Preferred Share Opinion and solely for the purpose of rendering the Preferred Share Opinion, we have made several assumptions, including that all of the conditions required to implement the Transaction will be met. We also made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of BMO Capital Markets and any party involved in the Transaction. Although BMO Capital Markets believes that the assumptions used in preparing the Preferred Share Opinion are appropriate in the circumstances, some or all of these assumptions may nevertheless prove to be incorrect.
The Preferred Share Opinion is rendered as of the date hereof and on the basis of securities markets, economic and general business and financial conditions prevailing as of the date hereof and the conditions and prospects, financial and otherwise, of BCE, its subsidiaries and other material interests as they are reflected in the Information reviewed by BMO Capital Markets.

BMO Capital Markets disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Preferred Share Opinion which may come or be brought to the attention of BMO Capital Markets after the date hereof. Without limiting the foregoing, BMO Capital Markets is entitled, in its sole discretion and at any time prior to the completion of the Transaction, upon consultation with BCE, to withdraw, change or modify the Preferred Share Opinion if BMO Capital Markets concludes that there has been a material change in the Transaction or in the business, affairs or financial condition of BCE, or there has been a material change in any fact or matter affecting the Preferred Share Opinion, or if BMO Capital Markets becomes aware of any information not previously known by BMO Capital Markets, regardless of the source, which in its opinion would make the Preferred Share Opinion misleading in any material respect.

BMO Capital Markets believes that its analyses must be considered as a whole. Selecting portions of its analyses or the factors considered by BMO Capital Markets, without considering all factors and analyses together, could create a misleading view of the process underlying the Preferred Share Opinion. The preparation of the Preferred Share Opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The Preferred Share Opinion should be read in its entirety.

In considering the fairness, from a financial point of view, of the Consideration to be received by the holders of each series of Preferred Shares, BMO Capital Markets considered the Consideration as compared to BMO Capital Markets’ estimate of the likely economic result of the following two alternatives:

a)	the termination of the Transaction Process and (i) no change of control transaction occurring, (ii) BCE maintaining its existing capital structure, and (iii) current capital market conditions prevailing; and

b)	the termination of the Transaction Process and (i) no change of control transaction occurring, (ii) BCE undertaking a leveraged re-capitalization, and (iii) current capital market conditions prevailing.

Although we have reviewed the Consideration to be received by the holders of each series of Preferred Shares in the context of the Transaction or other proposed transactions affecting BCE as a whole, our opinion does not address any issues of relative fairness among classes or series of shares of BCE.

Preferred Share Opinion

Based upon and subject to the foregoing and such other matters as we considered relevant, BMO Capital Markets is of the opinion that, as of June 29, 2007, the Consideration is, in respect of each series of Preferred Shares, fair, from a financial point of view, to the Preferred Shareholders.

Yours truly,

(Signed) BMO NESBITT BURNS INC.

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 Preferred Share Supplemental Opinion

July 12, 2007

The Board of Directors and the Strategic Oversight Committee
BCE Inc.
1000, de La Gauchetière West
38th Floor
Montréal, QC
H3B 4Y7

To the Members of the Board of Directors and the Strategic Oversight Committee of BCE Inc.:

As you know, BMO Nesbitt Burns Inc. (“BMO Capital Markets”) has provided an opinion dated June 29, 2007 (the “Original Opinion”) to the committee (the “Strategic Oversight Committee”) of the board of directors (the “Board”) of BCE Inc. (the “Company”) and the Board in connection with your respective consideration and approval of a definitive agreement dated June 29, 2007 (the “Definitive Agreement”) made between the Company and 6796508 Canada Inc. (the “Purchaser”). Capitalised terms used in this letter without being defined herein have the meanings ascribed to them in the Original Opinion.

We understand that the Company proposes to enter into a letter agreement (the “Amending Agreement”) with the Purchaser providing for an amendment to Exhibit I to Schedule A of the Definitive Agreement. We also understand that, as amended by the Amending Agreement, the Definitive Agreement will provide for the acquisition by the Purchaser, pursuant to the Transaction, of all of the Company’s:

a)	series AB floating rate preferred shares (if and when issued upon conversion of the Company’s issued and outstanding series AA 5.45% preferred shares); and

b)	series AD floating rate preferred shares (if and when issued upon conversion of the Company’s issued and outstanding series AC 5.54% preferred shares);

(collectively, the “Issuable Preferred Shares”) in consideration for the payment of $25.50 in cash (together with accrued and unpaid dividends to the effective date of the Transaction) per Issuable Preferred Share (the “Consideration”).

We also understand that each Issuable Preferred Share would be, in accordance with its terms, redeemable by the Company for consideration equal to the Consideration.

Pursuant to the Engagement Agreement, the Company has requested BMO Capital Markets to provide an opinion to the Strategic Oversight Committee and the Board (the “Supplemental Opinion”) as to the fairness of the Consideration, from a financial point of view, to the holders of Issuable Preferred Shares, other than the Purchaser, the Purchaser Shareholders and their respective affiliates and insiders (the “Preferred Shareholders”) in respect of each series of Issuable Preferred Shares. This Supplemental Opinion is subject to the terms of engagement described under the heading “Engagement of BMO Capital Markets” and subject to the disclosure of BMO Capital Markets under the heading “Relationships with Interested Parties” in the Original Opinion. In connection with rendering this Supplemental Opinion, we have reviewed and relied upon, among other things, the information referred to in the Original Opinion under the heading “Scope of Review” and a draft of the Amending Agreement dated July 12, 2007.

This Supplemental Opinion is subject to the assumptions, explanations and limitations set forth herein and in the Original Opinion, which are incorporated by reference herein, mutatis mutandis. Without limiting the generality of the preceding sentence, this Supplemental Opinion has been provided for the use of the Strategic Oversight Committee and the Board and may not be published, used by any other person or relied upon by any other person other than the Strategic Oversight Committee and the Board without the express prior written consent of BMO Capital Markets. The Supplemental Opinion is given as of the date hereof and BMO Capital Markets disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Supplemental Opinion which may come or be brought to BMO Capital Market’s attention after the date hereof. In providing this Supplemental Opinion, we are not providing an update of our conclusion in the Original Opinion. In the event that any material change in any fact or matter affecting this Supplemental Opinion is brought to our attention after the date hereof, BMO Capital Markets reserves the right

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to change, modify or withdraw this Supplemental Opinion, subject to providing the Company with advance notice thereof and an opportunity to address the reasons for any proposed change, modification or withdrawal.

This Supplemental Opinion is not intended to be and does not constitute a recommendation to the members of the Strategic Oversight Committee or the Board as to whether they should approve the Amending Agreement, nor does it constitute a recommendation to any holder of Issuable Preferred Shares, if and when issued, as to how such shareholder should vote or act with respect to the Transaction or any matter relating thereto. This Supplemental Opinion does not address any issues of relative fairness among classes or series of shares of the Company (including any series of Issuable Preferred Shares) of the aggregate consideration payable by the Purchaser pursuant to the Transaction.

Based upon and subject to the foregoing and such other matters as we considered relevant, BMO Capital Markets is of the opinion that, as of July 12, 2007, the Consideration is, in respect of each series of Issuable Preferred Shares, fair, from a financial point of view, to the Preferred Shareholders.

Yours very truly,

(Signed) BMO NESBITT BURNS INC.

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APPENDIX “D”
OPINIONS OF CIBC WORLD MARKETS INC.

June 29, 2007

The Strategic Oversight Committee of the Board of Directors
and the Board of Directors of
BCE Inc.
1000, de La Gauchetière Ouest, Bureau 3700
Montréal, Québec H3B 4Y7

To the Strategic Oversight Committee and the Board:

CIBC World Markets Inc. (“CIBC World Markets”) understands that BCE Inc. (the “Company”) proposes to enter into a definitive agreement (the “Definitive Agreement”) with 6796508 Canada Inc. (the “Purchaser”), a newly-formed corporation controlled by Ontario Teachers’ Pension Plan Board, Providence Equity Partners VI International LP, Madison Dearborn Capital Partners V-A, L.P, Madison Dearborn Capital Partners V-C, L.P., Madison Dearborn Capital Partners V Executive-A, L.P. and TD Securities Inc. (collectively, the “Purchaser Shareholders”), in respect of a transaction to be effected by way of a plan of arrangement under the Canada Business Corporations Act (the “Transaction”).

Under the terms of the Transaction, (a) the holders (other than the Purchaser Shareholders, the “Public Common Shareholders”) of common shares of the Company (the “Common Shares”) will receive consideration of $42.75, in cash, per Common Share and (b) the holders (other than the Purchaser Shareholders, the “Public Preferred Shareholders”) of the first preferred shares of the Company (the “Preferred Shares”) will receive consideration of between $25.25 and $25.87, in cash (plus accrued and unpaid dividends to the effective date of the Transaction), per Preferred Share, as set forth in Exhibit I to Schedule A of the Definitive Agreement. We understand that the terms of the Transaction will be more fully described in a management information circular of the Company (the “Circular”), which will be prepared by the Company and mailed to securityholders of the Company in connection with the Transaction.

CIBC World Markets also understands that a committee (the “Strategic Oversight Committee”) of the board of directors (the “Board”) of the Company has been constituted to consider the Transaction and make recommendations thereon to the Board. The Company has retained CIBC World Markets to provide advice and assistance to the Strategic Oversight Committee and the Board in evaluating the Transaction, including the preparation and delivery to the Strategic Oversight Committee and the Board of its opinion (the “Fairness Opinion”) as to the fairness, from a financial point of view, of the consideration offered to the Public Common Shareholders and the Public Preferred Shareholders under the Transaction.

Engagement of CIBC World Markets

CIBC World Markets was formally engaged by the Company through an agreement between the Company and CIBC World Markets (the “Engagement Agreement”) dated June 12, 2007 and effective as of April 17, 2007. The Engagement Agreement provides the terms upon which CIBC World Markets has agreed to act as the Company’s agent and financial co-advisor in connection with the Board’s consideration of potential strategic alternatives. CIBC World Markets’ services under the Engagement Agreement include providing financial analysis and advice on structuring, planning and negotiating a transaction and the provision of this Fairness Opinion. The terms of the Engagement Agreement provide that CIBC World Markets is to be paid a fee for its services as financial co-advisor, including fees payable upon delivery of this Fairness Opinion and additional fees that are contingent on any change of control of the Company or certain other events. The amount of completion fees payable to us under the Engagement letter is calculated with reference to the quantum of the consideration to be received by Public Common Shareholders pursuant to any such transaction.

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In addition, CIBC World Markets is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by the Company in certain circumstances.

Relationships With Interested Parties

None of CIBC World Markets or any of its affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario)) of the Company, the Purchaser or any of the Purchaser Shareholders. Canadian Imperial Bank of Commerce, the sole shareholder of CIBC World Markets, is a lender to the Company and certain of the Company’s affiliates. CIBC World Markets and certain of its affiliates own securities of the Company and certain of the Company’s affiliates. CIBC World Markets or its affiliates have, from time to time, provided financial advisory services and participated in financings involving certain of the Purchaser Shareholders and their affiliates and associates and may participate as a lender or underwriter in any financing relating to the Transaction. However, none of CIBC World Markets nor any of its affiliates has been engaged to provide any financial advisory services to the Purchaser or any of the Purchaser Shareholders in connection with the Transaction and there are no current understandings, agreements or commitments between CIBC World Markets nor any of its affiliates and the Purchaser or any of the Purchaser Shareholders with respect to any future business dealings involving the Company.

CIBC World Markets acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of the Company or any of its affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation.

Credentials of CIBC World Markets

CIBC World Markets is one of Canada’s largest investment banking firms, with operations in all facets of corporate and government finance, corporate banking, mergers and acquisitions, equity and fixed income sales and trading and investment research. The Fairness Opinion expressed herein represents the opinion of CIBC World Markets and the form and content herein have been approved for release by a committee of its managing directors and internal counsel, each of whom is experienced in merger, acquisition, divestiture and valuation matters.

Scope of Review

In connection with rendering this Fairness Opinion, we have reviewed and relied upon, among other things, the following:

(a)	a draft dated the date hereof of the Definitive Agreement;

(b)	the audited financial statements and accompanying management’s discussion and analysis of the Company for the fiscal years ended December 31, 2004, December 31, 2005 and December 31, 2006;

(c)	the unaudited interim financial statements and accompanying management’s discussion and analysis of the Company for the quarter ended March 31, 2007;

(d)	the annual reports of the Company for the fiscal years ended December 31, 2004, December 31, 2005 and December 31, 2006;

(e)	the management proxy circulars of the Company for the fiscal years ended December 31, 2004, December 31, 2005 and December 31, 2006;

(f)	the annual information forms of the Company for the fiscal years ended December 31, 2004, December 31, 2005 and December 31, 2006;

(g)	selected historical financial information of the Company, segmented by business unit, for the years ended December 31, 2005 and December 31, 2006;

(h)	the business plan of the Company dated December 5, 2006 approved by the Board in respect of the year ending December 31, 2007;

(i)	unaudited financial forecasts, prepared by management of the Company, on a consolidated basis for the years ending December 31, 2007 through December 31, 2011;

(j)	unaudited financial forecasts, prepared by management of the Company, segmented by business unit for the years ending December 31, 2007 through December 31, 2009;

(k)	certain public information regarding the Preferred Shares (including their material financial attributes and recent trading histories) and selected, publicly-traded preferred shares of other companies considered by us to be relevant;

(l)	certain other public information relating to the business, operations, financial performance and stock trading history of the Company and other selected public companies considered by us to be relevant;

(m)	certain other non-public information relating to the business, operations and financial performance of the Company prepared by management of the Company;

(n)	public information with respect to other transactions of a comparable nature considered by us to be relevant;

(o)	public information regarding the Canadian and U.S. telecommunications industries;

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(p)	representations contained in certificates addressed to us, dated as of the date hereof, from senior officers of the Company as to the completeness and accuracy of the information provided to us by the Company pursuant to the Engagement Letter; and

(q)	such other corporate, industry and financial market information, investigations and analyses as CIBC World Markets considered necessary or appropriate in the circumstances.

In addition to the written information described above, in preparing this Fairness Opinion we have participated, and relied upon discussions with senior management of the Company, Davies Ward Phillips & Vineberg LLP, the Company’s external legal counsel, Stikeman Elliott LLP, the Company’s and the Strategic Oversight Committee’s external legal counsel and with the Company’s other financial co-advisors.

Prior Valuations

The Company has represented to CIBC World Markets that there have not been any prior valuations (as defined in Ontario Securities Commission Rule 61-501) of the Company or its material assets or its securities in the past twenty-four month period.

Assumptions and Limitations

Our Opinion is subject to the assumptions, explanations and limitations set forth below.

We have not been asked to prepare and have not prepared a formal valuation or appraisal of any of the assets or securities of the Company, the Purchaser or any of the Purchaser Shareholders and our Opinion should not be construed as such, nor have we been requested to solicit or develop any potential alternatives to the Transaction.

With the approval of the Board and the Strategic Oversight Committee and as provided for in the Engagement Agreement, CIBC World Markets has relied upon the completeness, accuracy and fair presentation of all of the information, data and other material (financial and otherwise) (collectively, the “Information”) provided to CIBC World Markets by the Company or its material subsidiaries or its or their representatives in the presence of officers of the Company for the purpose of the engagement under the Engagement Letter. Subject to the exercise of professional judgment and except as expressly described herein, we have not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information. Without limiting the foregoing, we have not met with the Company’s independent auditors and we have relied upon and assumed the accuracy and fair presentation of the Company’s audited financial statements and the reports of the auditors thereon.

We have also assumed that all of the representations and warranties contained in the Acquisition Agreement are correct in all material respects as of the date hereof, that the Transaction will be completed substantially in accordance with the requirements of the Definitive Agreement and all applicable laws and that the Circular will disclose all material facts relating to the Transaction and satisfy all applicable legal requirements.

Senior officers of the Company have represented to CIBC World Markets in a certificate delivered as of the date hereof, among other things, that (i) the Information (as defined above) is complete, true and correct and does not contain any untrue statement of a material fact in respect of the Company and its material subsidiaries or the Transaction and does not omit to state a material fact in respect of the Company and its material subsidiaries or the Transaction necessary to make the Information not misleading in light of the circumstances under which the Information was presented; and that (ii) since the dates on which the Information was provided to CIBC World Markets, except as disclosed to CIBC World Markets, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company and its material subsidiaries, taken as a whole, and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on this Fairness Opinion.

With respect to projections, forecasts, budgets and other future oriented financial information concerning the Transaction, the Company and its material subsidiaries (collectively, “FOFI”), we have assumed that such FOFI was prepared using assumptions which were reasonable on the date such FOFI was prepared, having regard to the Company’s industry, business, financial condition, plans and prospects, and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make such FOFI (as of the date of the preparation thereof) not misleading in light of the circumstances in which such FOFI was provided to CIBC World Markets. In rendering this Fairness Opinion, CIBC World Markets expresses no view as to the reasonableness of such projections or budgets or the assumptions on which they were based.

In preparing this Fairness Opinion, CIBC World Markets has made several assumptions, including that all of the conditions required to implement the Transaction will be met.

The Fairness Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise, of the Company and its subsidiaries and affiliates, as they were reflected in the Information and as they have been represented to CIBC World Markets in discussions with management of the Company. In its analyses and in preparing this Fairness Opinion, CIBC World Markets made numerous assumptions with respect to industry performance, general business, capital markets and economic conditions and other matters, many of which are beyond the control of CIBC World Markets or any party involved in the Transaction.

The Fairness Opinion has been provided for the use of the Strategic Oversight Committee and the Board and may not be published, used by any other person or relied upon by any other person other than the Strategic Oversight Committee and the Board without the

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express prior written consent of CIBC World Markets. The Fairness Opinion is given as of the date hereof and CIBC World Markets disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Fairness Opinion which may come or be brought to CIBC World Markets’ attention after the date hereof. Without limiting the foregoing, in the event that any material change in any fact or matter affecting this Fairness Opinion is brought to our attention after the date hereof, CIBC World Markets reserves the right to change, modify or withdraw this Fairness Opinion, subject to providing the Company with advance notice thereof and an opportunity to address the reasons for any proposed change, modification or withdrawal.

This Fairness Opinion is not intended to be and does not constitute a recommendation to the members of the Strategic Oversight Committee or the Board as to whether they should approve the Definitive Agreement, nor does it constitute a recommendation to any Common Shareholder or any Preferred Shareholder as to how such shareholder should vote or act with respect to the Transaction or any matter relating thereto. This Fairness Opinion is not to be construed as an opinion as to the fairness of the allocation, as between holders of the Common Shares and holders of any series of Preferred Shares, of the aggregate consideration payable by the Purchaser pursuant to the Transaction.

We are not legal, tax or accounting experts and we express no opinion concerning any legal, tax or accounting matters concerning the Transaction or the sufficiency of this letter for your purposes.

CIBC World Markets believes that its analyses must be considered as a whole. Selecting portions of its analyses or the factors considered by CIBC World Markets, without considering all factors and analyses together, could create a misleading view of the process underlying this Fairness Opinion. The preparation of this Fairness Opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis.

Conclusions

Based upon and subject to the foregoing and such other matters as we considered relevant, CIBC World Markets is of the opinion that, as of the date hereof:

(a)	the consideration offered to the Public Common Shareholders pursuant to the Transaction is fair, from a financial point of view, to the Public Common Shareholders; and

(b)	the consideration offered to the holders of each series of Preferred Shares pursuant to the Transaction is fair, from a financial point of view, to the Public Preferred Shareholders.

Yours very truly,

(Signed) CIBC WORLD MARKETS INC.

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July 12, 2007

The Strategic Oversight Committee of the Board of Directors
and the Board of Directors of
BCE Inc.
1000, de La Gauchetière Ouest, Bureau 3700
Montréal, Québec H3B 4Y7

To the Strategic Oversight Committee and the Board:

As you know, CIBC World Markets Inc. (“CIBC World Markets”) has provided an opinion dated June 29, 2007 (the “Original Opinion”) to a committee (the “Strategic Oversight Committee”) of the board of directors (the “Board”) of BCE Inc. (the “Company”) and the Board in connection with their consideration and approval of a definitive agreement dated June 29, 2007 (the “Definitive Agreement”) made between the Company and 6796508 Canada Inc. (the “Purchaser”). Capitalised terms used in this letter without being defined herein have the meanings ascribed to them in the Original Opinion.

We understand that the Company proposes to enter into a letter agreement (the “Amending Letter”) with the Purchaser providing for an amendment to Exhibit I to Schedule A of the Definitive Agreement. We also understand that, as amended by the Amending Agreement, the Definitive Agreement will provide for the acquisition by the Purchaser, pursuant to the Transaction, of all of the Company’s:

a)	series AB floating rate preferred shares (if and when issued upon conversion of the Company’s issued and outstanding series AA 5.45% preferred shares); and

b)	series AD floating rate preferred shares (if and when issued upon conversion of the Company’s issued and outstanding series AC 5.54% preferred shares);

(collectively, the “Issuable Preferred Shares”) in consideration for the payment of $25.50 in cash (plus accrued and unpaid dividends to the effective date of the Transaction) per Issuable Preferred Share (the “Consideration”).

We also understand that each Issuable Preferred Share would be, in accordance with its terms of issue, redeemable by the Company at any time for consideration equal to the Consideration.

Pursuant to the Engagement Agreement, the Company has requested CIBC World Markets to provide this letter to the Strategic Oversight Committee and the Board of our opinion (the “Supplemental Opinion”) as to the fairness, from a financial point of view, of the consideration offered pursuant to the Transaction to the Public Preferred Shareholders.

In connection with rendering this Supplemental Opinion, we have reviewed and relied upon, among other things, the information referred to in the Original Opinion under the heading “Scope of Review” and a draft dated July 12, 2007 of the Amending Letter.

This Supplemental Opinion is subject to the assumptions, explanations and limitations set forth herein and in the Original Opinion, which are incorporated by reference herein, mutatis mutandis. Without limiting the generality of the preceding sentence, this Supplemental Opinion has been provided for the use of the Strategic Oversight Committee and the Board and may not be published, used by any other person or relied upon by any other person other than the Strategic Oversight Committee and the Board without the express prior written consent of CIBC World Markets. The Supplemental Opinion is given as of the date hereof and CIBC World Markets disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Supplemental Opinion which may come or be brought to CIBC World Markets’ attention after the date hereof. In providing this Supplemental Opinion, we are not providing an update of our conclusion in the Original Opinion. In the event that any material change in any fact or matter affecting this Supplemental Opinion is brought to our attention after the date hereof, CIBC World Markets reserves the right to change, modify or withdraw this Supplemental Opinion, subject to providing the Company with advance notice thereof and an opportunity to address the reasons for any proposed change, modification or withdrawal.

This Supplemental Opinion is not intended to be and does not constitute a recommendation to the members of the Strategic Oversight Committee or the Board as to whether they should approve the Amending Letter, nor does it constitute a recommendation to any holder of Issuable Preferred Shares, if and when issued, as to how such shareholder should vote or act with respect to the Transaction

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or any matter relating thereto. This Supplemental Opinion is not to be construed as an opinion as to the fairness of the allocation, as between holders of the Common Shares and holders of any series of Preferred Shares (including any series of Issuable Preferred Shares) of the aggregate consideration payable by the Purchaser pursuant to the Transaction.

We are not legal, tax or accounting experts and we express no opinion concerning any legal, tax or accounting matters concerning the Transaction or the sufficiency of this letter for your purposes.

Based upon and subject to the foregoing and such other matters as we considered relevant, CIBC World Markets is of the opinion that, as of the date hereof, the Consideration to be received by the holders of each series of Issuable Preferred Shares pursuant to the Transaction is fair, from a financial point of view, to the Public Preferred Shareholders.

Yours very truly,

(Signed) CIBC WORLD MARKETS INC.

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APPENDIX “E”
OPINION OF GOLDMAN, SACHS & CO.

PERSONAL AND CONFIDENTIAL

June 29, 2007

Board of Directors
BCE Inc.
1000, de La Gauchetière Ouest
Montréal (Québec) H3B 4Y7
Canada

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Ontario Teachers’ Pension Plan Board (“TPC”) and its affiliates) of outstanding common shares (the “Shares”) of BCE Inc. (the “Company”) of the Canadian Dollars 42.75 per Share in cash to be received by such holders by way of a statutory plan of arrangement pursuant to the Definitive Agreement, made as of June 29, 2007 (the “Agreement”), between 6796508 Canada Inc. (“Purchaser”) and the Company.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, a portion of which became payable upon the public announcement of the Transaction and the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided and are currently providing certain investment banking and other financial services to the Company and its affiliates, including having acted as financial advisor to the Company in connection with the creation of the Bell Aliant Regional Communications Income Fund in July 2006; and as financial advisor to the Company with regard to its potential conversion to an income trust in October 2006. We also have provided and currently are providing certain investment banking and other financial services to TPC, an affiliate of Purchaser, and its affiliates and portfolio companies, including having acted in various capacities in connection with bank and bond financings of General Nutrition Companies Inc., a portfolio company of TPC, in November 2006 and March 2007; joint lead arranger in connection with the $970,000,000 recapitalization of Workspan L.P. in December 2006; and as sole arranger in connection with a bank loan extended to ARES Management, LLC (aggregate principal amount of $500,000,000) in February 2007. We also have provided and currently are providing certain investment banking and other financial services to The Toronto-Dominion Bank (“TD”), an affiliate of Purchaser, and its affiliates, including having acted as financial advisor to TD in connection with its acquisition of Hudson United Bancorp in July 2005; and as financial advisor to TD in connection with the merger of TD Waterhouse Group, Inc., a former subsidiary of TD, in January 2006. We also have provided and currently are providing certain investment banking and other financial services to Providence Equity Partners Inc. (“Providence”), an affiliate of Purchaser, and its affiliates and portfolio companies, including having acted in various capacities in connection with bank and high yield financings of Kabel Deutschland GmbH, a portfolio company of Providence, throughout 2004 and in August 2006; as financial advisor to a consortium of investors that included Providence in connection with the acquisition of SunGard Data Systems Inc. in August 2005; as joint lead arranger of a bank loan extended to Education Management Corporation, a portfolio company of Providence, (aggregate principal amount of $1,185,000) in February 2007; as joint lead arranger of a bank loan extended to Com Hem, a portfolio company of Providence, (aggregate principal amount of $365,000,000) in April 2007; and as exclusive financial advisor to Providence in connection with the divestiture of Madison River Capital LLC, a former portfolio company of Providence, in May 2007. We also have provided and are providing certain investment banking and other financial services to Madison Dearborn Partners, LLC (“MDP”), an affiliate of Purchaser, and its affiliates and portfolio companies, including having acted as financial advisor to Boise Cascade LLC, a portfolio company of MDP, in connection

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with its sale of approximately 2.2 million acres of timberlands to Forest Capital Partners LLC in February 2005; as lead manager with respect to the offering of 15,500,000 shares of common stock of Packaging Corporation of America, a portfolio company of MDP, in December 2005; as co-manager with respect to the offering by Intelsat Limited, a portfolio company of MDP, of its 9.25% Senior Notes due 2016, its LIBOR plus 600 basis points Floating Rate Notes due 2013 and its 11.25% Senior Notes due 2016 (aggregate principal amounts of $750,000,000, $260,000,000 and $1,330,000,000, respectively) in June 2006; and as financial advisor to Madison River Capital LLC, a former portfolio company of MDP, in connection with its sale to CenturyTel Inc. in May 2007. We also may provide investment banking and other financial services to the Company, TPC, TD, Providence, and MDP and their respective affiliates and portfolio companies in the future. In connection with the above-described investment banking and other financial services we have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, TPC, TD, Providence, MDP and their respective affiliates and portfolio companies, may actively trade the debt and equity securities (or related derivative securities and partnership interests) of the Company, TD and their respective affiliates and affiliates and portfolio companies of TPC, Providence and MDP for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. Affiliates of Goldman, Sachs & Co. have co-invested with TPC, Providence, MDP and their respective affiliates from time to time and such affiliates of Goldman, Sachs & Co. have invested and may invest in the future in limited partnership units of affiliates of TPC, Providence and MDP.

In connection with this opinion, we have reviewed, among other things, the Agreement and the Plan of Arrangement included as a schedule thereto; Annual Information Forms and annual reports to stockholders and Annual Reports of the Company for the five years ended December 31, 2006; certain interim reports to stockholders; Quarterly Reports for the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management (the “Forecasts”). We also have held discussions with members of senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the telecommunications industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. Senior management of the Company has provided to us, in a certificate delivered as of the date hereof, representations regarding, among other things, the accuracy of the information, data and other material (financial or otherwise) provided to us by or on behalf of the Company and the absence of changes thereto.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company. We express no opinion as to the impact of the Transaction on the solvency or viability of the Company or Purchaser or the ability of either the Company or Purchaser to pay its obligations when they become due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares or other securities of the Company should vote with respect to such transaction or any other matter.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Canadian Dollars 42.75 per Share in cash to be received by the holders of Shares (other than TPC and its affiliates) by way of a statutory plan of arrangement pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

(Signed) GOLDMAN, SACHS & CO.

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APPENDIX “F”
OPINION OF GREENHILL & CO. CANADA LTD.

June 29, 2007

The Strategic Oversight Committee of the Board of Directors
BCE Inc.
1000, de La Gauchetière Ouest, Bureau 3700
Montréal, Québec H3B 4Y7

Greenhill & Co. Canada Ltd. (“Greenhill”) understands that BCE Inc. (the “Company”) intends to enter into a definitive agreement (the “Definitive Agreement”) with 6796508 Canada Inc., a newly formed corporation controlled by Ontario Teachers’ Pension Plan Board, Providence Equity Partners VI International, L.P., Madison Dearborn Capital Partners V Executive-A, L.P., Madison Dearborn Capital Partners V-C L.P. and Madison Dearborn Capital Partners V-A, L.P. (collectively, the “Purchaser”) which provides for, among other things, the acquisition by the Purchaser of all of the issued and outstanding common shares of the Company for $42.75 per common share (the “Consideration”) and all of the issued and outstanding preferred shares of the Company, pursuant to a plan of arrangement under the Canada Business Corporations Act (the “Transaction”). The terms of the Transaction are more fully described in the Definitive Agreement.

You have asked for our opinion as to whether, as of the date hereof, the consideration to be received by the holders of common shares of the Company, other than Purchaser, its affiliates and their respective insiders (the “Common Shareholders”), in the Transaction is fair, from a financial point of view, to such holders. We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision whether to proceed with or effect the Transaction.

For purposes of this opinion, we have reviewed and relied upon or carried out, among other things, the following:

1.	the draft of the Definitive Agreement provided to us on June 26, 2007 and certain related documents;

2.	the audited financial statements and accompanying management’s discussion and analysis of the Company for the years ended December 31, 2004, December 31, 2005 and December 31, 2006;

3.	the unaudited interim financial statements and accompanying management’s discussion and analysis of the Company for the quarter ended March 31, 2007;

4.	the annual reports of the Company for the years ended December 31, 2004, December 31, 2005 and December 31, 2006;

5.	the management proxy circulars of the Company for the years ended December 31, 2004, December 31, 2005 and December 31, 2006;

6.	the annual information forms of the Company for the fiscal years ended December 31, 2004, December 31, 2005 and December 31, 2006;

7.	selected historical financial information of the Company segmented by business unit for the years ended December 31, 2005 and December 31, 2006;

8.	the business plan of the Company dated December 5, 2006 approved by the board of directors (the “Board”) of the Company in respect of the year ending December 31, 2007;

9.	unaudited financial forecasts for the Company on a consolidated basis for the year ending December 31, 2007 through December 31, 2011 and unaudited financial forecasts for the Company segmented by business unit for the years ending December 31, 2007 through December 31, 2009;

10.	public information relating to the business, operations, financial performance and stock trading history of the Company and other selected public companies considered by us to be relevant;

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11.	public information with respect to other transactions of a comparable nature considered by us to be relevant;

12.	representations contained in certificates addressed to us, dated as of the date hereof, from senior officers of the Company as to the completeness and accuracy of the information upon which this opinion is based; and

13.	such other corporate, industry and financial market information, investigations and analyses as Greenhill considered necessary or appropriate in the circumstances.

In addition to the written information described above, in preparing this opinion, we have participated, and relied upon discussions with senior management of the Company, Davies Ward Phillips & Vineberg LLP, external legal counsel to the Company, Stikeman Elliott LLP, external legal counsel to the Company and the strategic oversight committee (the “Strategic Oversight Committee”) of the Board, and with the Company’s other financial advisors.

In giving this opinion, we have assumed and relied upon, without independent verification, the accuracy, completeness and fair presentation of all information, data, advice, opinions, representations and other material (financial and otherwise) publicly available or provided by or on behalf of the Company and its directors, officers, consultants, advisors and representatives, whether orally or in writing, to Greenhill, its consultants, advisors and representatives. With respect to the financial forecasts and other financial and operational data concerning the Company that have been prepared by the management of the Company and supplied to us, we have assumed such forecasts and data have been reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company as to such matters, and we relied upon such forecasts and data in arriving at our opinion. We express no opinion with respect to such forecasts or data or the assumptions upon which they are based. In addition, we have not undertaken an independent valuation or appraisal of the assets or liabilities of the Company, nor have any such valuations or appraisals been provided to us. We have assumed that the Transaction will be consummated in accordance with the terms set forth in the final, executed Definitive Agreement, which we have further assumed will be identical in all material respects to the draft thereof that we have reviewed and without any waiver or modification of any material terms or conditions set forth in the Definitive Agreement. We have further assumed that all governmental and third-party consents, approvals and agreements necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Transaction meaningful to our analysis. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise or reaffirm this opinion.

We have been retained to act as financial advisor to the Strategic Oversight Committee in connection with the Transaction and will receive a fee from the Company for our services, a portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

It is understood that this opinion is for the information of the Strategic Oversight Committee and may not be used by any other person or relied upon by any other person without the express prior written consent of Greenhill, except that Greenhill consents to the inclusion of this opinion in its entirety and a summary thereof in a form approved by Greenhill in the management information circular of the Company to be mailed to the securityholders of the Company and certain other governmental agencies in connection with the Transaction, and to the filing of this opinion, as necessary, by the Company with applicable securities commissions or similar regulatory authorities. We are not expressing an opinion as to any aspect of the Transaction or the Definitive Agreement other than the fairness to the Common Shareholders, from a financial point of view, of the Consideration to be received in the Transaction by such holders. This opinion is not intended to be and does not constitute a recommendation to the Strategic Oversight Committee as to whether it should recommend that the Board of Directors of the Company approve the Transaction or the Definitive Agreement, nor does it constitute a recommendation as to how any other member of the Board of Directors or Common Shareholder should vote or act with respect to the Transaction, the Definitive Agreement or any other matter related thereto.

Based upon and subject to the foregoing, including the limitations and assumptions set forth herein, we are of the opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the Common Shareholders.

Yours very truly,

(Signed) GREENHILL & CO. CANADA LTD.

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APPENDIX “G”
OPINIONS OF RBC DOMINION SECURITIES INC.

RBC Dominion Securities Inc. P.O. Box 50 Royal Bank Plaza Toronto, Ontario M5J 2W7 Telephone: (416) 842-2000

June 29, 2007

The Strategic Oversight Committee of the Board of Directors
The Board of Directors
BCE Inc.
1000, de La Gauchetière Ouest, Bureau 3700
Montréal, Québec H3B 4Y7

To the Strategic Oversight Committee and the Board:

RBC Dominion Securities Inc. (“RBC”), a member company of RBC Capital Markets, understands that BCE Inc. (“BCE”) and 6796508 Canada Inc. (the “Purchaser”), a corporation that (i) is controlled by Ontario Teachers’ Pension Plan Board (“Teachers’”), Providence Equity Partners VI International L.P. (“PEP VI”) and Madison Dearborn Capital Partners V-A, L.P. (“MDPVA”), Madison Dearborn Capital Partners V-C, L.P. (“MDPVC”) and Madison Dearborn Capital Partners V Executive-A, L.P. (“MDPVEA” and together with MDPVA and MDPVC, the “MDP Funds”) (collectively, the “Guarantors” and together with the Purchaser, the “Purchaser Parties”) and (ii) has certain of its obligations guaranteed by the Guarantors, propose to enter into an agreement (the “Definitive Agreement”) in respect of a plan of arrangement under the Canada Business Corporations Act (the “Arrangement”). RBC further understands that TD Securities Inc. (“TD”), a subsidiary of The Toronto-Dominion Bank (“TD Bank”) has provided an equity bridge commitment to the Purchaser. Under the terms of the Arrangement, holders of common shares (the “Common Shares”) of BCE other than the Purchaser will receive consideration of $42.75 in cash per Common Share and the holders of the first preferred shares (the “Preferred Shares”) of BCE will receive consideration as set out in Table A below along with accrued and unpaid dividends to the effective date of the Arrangement. The terms of the Arrangement will be more fully described in a management information circular (the “Circular”), which will be mailed to shareholders of BCE in connection with the Arrangement.

Table A
Consideration per Preferred Share
Preferred	Consideration per
Share Series	Preferred Share

R	$25.65
S	$25.50
T	$25.77
Y	$25.50
Z	$25.25
AA	$25.76
AC	$25.76
AE	$25.50
AF	$25.41
AG	$25.56
AH	$25.50
AI	$25.87

RBC also understands that a committee (the “Strategic Oversight Committee”) of the board of directors (the “Board”) of BCE has been constituted to consider the Arrangement and make recommendations thereon to the Board. BCE has retained RBC to provide advice and assistance to the Strategic Oversight Committee and the Board in evaluating the Arrangement, including the preparation and delivery to the Strategic Oversight Committee and the Board of RBC’s opinion as to the fairness of the consideration offered under the Arrangement from a financial point of view to holders of the Common Shares other than the Purchaser Parties, TD and their affiliates (the “Public Common Shareholders”) and the holders of Preferred Shares other than the Purchaser Parties, TD and their affiliates (the “Public Preferred Shareholders”) (the “Fairness Opinion”). The Fairness Opinion has been prepared in accordance with the guidelines of the Investment Dealers Association of Canada. RBC has not prepared a valuation of BCE or any of its securities or assets and the Fairness Opinion should not be construed as such.

Engagement

BCE initially contacted RBC regarding a potential advisory assignment in March 2007, and RBC was formally engaged by BCE through an agreement between BCE and RBC (the “Engagement Agreement”) dated as of April 17, 2007. RBC’s services under the Engagement Agreement include providing financial analysis and advice on structuring, planning and negotiating a transaction and the provision of

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the Fairness Opinion. The terms of the Engagement Agreement provide that RBC is to be paid fees for its services as financial advisor, including fees payable on the delivery of the Fairness Opinion and fees that are contingent on a change of control of BCE or certain other events. In addition, RBC is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by BCE in certain circumstances. RBC consents to the inclusion of the Fairness Opinion in its entirety and a summary thereof in the Circular and to the filing thereof, as necessary, by BCE with the securities commissions or similar regulatory authorities in each province of Canada.

Relationship With Interested Parties

Neither RBC, nor any of its affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario)) of BCE, any of the Purchaser Parties, TD or any of their respective associates or affiliates. RBC has not been engaged to provide any financial advisory services nor has it participated in any financing involving BCE, any of the Purchaser Parties, TD or any of their respective associates or affiliates, within the past two years, other than the services provided under the Engagement Agreement and as described herein. In the past two years, RBC has acted in the following capacities for BCE and its associates and affiliates: (i) advisor to identify and analyze various strategic alternatives in August 2005, (ii) advisor on the formation of Bell Aliant Regional Communications Income Fund (“BARC”) in July 2006, (iii) advisor on the income trust conversion of BCE announced in October 2006, (iv) advisor on the sale of Telesat Canada announced in December 2006, (v) bookrunner of a $200 million Bell Canada medium term note offering in September 2005, (vi) co-arranger of a $1,000 million bridge loan for Aliant Telecom Inc. with respect to the BARC transaction in April 2006, (vii) co-manager of a $750 million and a $500 million Bell Aliant Regional Communication, LP medium term note offering in September 2006 and (viii) joint-bookrunner of a $400 million and two $300 million Bell Aliant Regional Communication, LP medium term note offerings in February 2007. In the past two years, RBC has acted in the following capacities for Teachers’ and its affiliates: (i) joint-bookrunner of a $173 million initial public offering of Royal Utilities Income Fund in June 2006 and (ii) joint-lead arranger, joint-bookrunner and syndication agent of US$1,880 million senior credit facilities to fund the acquisition of four marine container terminals from Orient Overseas International Ltd. in May 2007. In the past two years, RBC has acted in the following capacities for the MDP Funds and their affiliates: (i) co-manager of a US$269 million initial public offering of Ruth’s Chris Steak House, Inc. in August 2005 and (ii) co-manager of a US$143 million initial public offering of Carrols Restaurant Group, Inc. in December 2006. In the past two years, RBC has acted in the following capacities for TD and its affiliates: (i) co-manager of an $800 million, a $1,000 million, a $500 million and a $2,250 million TD Bank medium term note offering in October 2005, January 2006, April 2006 and December 2006, respectively and (ii) co-manager of a $425 million TD Bank preferred share offering in September 2005. RBC has also provided financial advisory services and participated in financings involving certain associates of the Purchaser Parties and TD. There are no understandings, agreements or commitments between RBC and BCE, any of the Purchaser Parties, TD or any of their respective affiliates with respect to any future business dealings. RBC may, in the future, in the ordinary course of its business, perform financial advisory or investment banking services for BCE, any of the Purchaser Parties, TD or any of their respective associates or affiliates. Royal Bank of Canada, controlling shareholder of RBC, provides banking services to BCE, certain of the Purchaser Parties, TD and certain of their associates and affiliates in the normal course of business. Royal Bank of Canada and RBC may also participate as a lender or underwriter in financings related to the Arrangement. Additionally, Royal Bank of Canada owns 2.8 million Series AA and 5.98 million Series AC Preferred Shares.

RBC acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of BCE, any of the Purchaser Parties, TD or any of their respective associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, RBC conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to BCE, any of the Purchaser Parties, TD or any of their respective associates and affiliates or the Arrangement.

Credentials of RBC Capital Markets

RBC is one of Canada’s largest investment banking firms, with operations in all facets of corporate and government finance, corporate banking, mergers and acquisitions, equity and fixed income sales and trading and investment research. RBC Capital Markets also has significant operations in the United States and internationally. The Fairness Opinion expressed herein represents the opinion of RBC and the form and content herein have been approved for release by a committee of its directors, each of whom is experienced in merger, acquisition, divestiture and fairness opinion matters.

Scope of Review

In connection with our Fairness Opinion, we have reviewed and relied upon or carried out, among other things, the following:

1.	the most recent draft, dated June 29, 2007, of the Definitive Agreement;

2.	annual reports to shareholders of BCE for each of the two years ended December 31, 2006;

3.	the Notice of Annual Shareholder Meeting and Management Proxy Circulars of BCE for each of the two years ended December 31, 2006;

4.	annual information forms of BCE for each of the two years ended December 31, 2006;

5.	selected historical financial information of BCE segmented by business unit for each of the two years ended December 31, 2006;

6.	the business plan of BCE dated December 5, 2006, approved by the Board, in respect of the year ending December 31, 2007;

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7.	unaudited financial forecasts for BCE on a consolidated basis prepared by management of BCE for the years ending December 31, 2007 through 2011 and unaudited financial forecasts for BCE segmented by business unit prepared by management of BCE for the years ending December 31, 2007 through 2009;

8.	audited annual financial statements of BCE for each of the five years ended December 31, 2006;

9.	the unaudited interim financial statements of BCE for the quarter ended March 31, 2007;

10.	discussions with senior management of BCE;

11.	discussions with BCE’s and the Strategic Oversight Committee’s legal counsel;

12.	public information relating to the business, operations, financial performance and common and preferred stock trading history of BCE and other selected public companies considered by us to be relevant;

13.	information regarding the Preferred Shares, including their financial terms and conditions;

14.	public information with respect to other transactions of a comparable nature considered by us to be relevant;

15.	public information regarding the Canadian and U.S. telecommunications industries;

16.	representations contained in certificates addressed to RBC, dated as of the date hereof, from senior officers of BCE as to the completeness and accuracy of the information upon which the Fairness Opinion is based; and

17.	such other corporate, industry and financial market information, investigations and analyses as RBC considered necessary or appropriate in the circumstances.

RBC has not, to the best of its knowledge, been denied access by BCE to any information requested by RBC. As the auditors of BCE declined to meet with RBC as part of any due diligence review, RBC has assumed the accuracy and fair representation of and relied upon the audited consolidated financial statements of BCE and the reports of the auditors thereon.

Prior Valuations

BCE has represented to RBC that there have not been any prior valuations (as defined in Ontario Securities Commission Rule 61-501) of BCE or its material assets or its securities in the past twenty-four month period.

Assumptions and Limitations

With the Board’s approval and as provided for in the Engagement Agreement, RBC has relied upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions or representations obtained by it from public sources, senior management of BCE, and their consultants and advisors. The Fairness Opinion is conditional upon such completeness, accuracy and fair presentation of such information. Subject to the exercise of professional judgment and except as expressly described herein, we have not attempted to verify independently the completeness, accuracy or fair presentation of any of such information.

Senior officers of BCE have represented to RBC in a certificate delivered as of the date hereof, among other things, that (i) all information (financial or otherwise), data, documents, opinions, appraisals, valuations or other information and materials of whatsoever nature or kind respecting BCE, its subsidiaries and the Arrangement (collectively, the “Information”) provided orally by, or in the presence of, an officer or employee of BCE or in writing by BCE or any of its material subsidiaries or their respective agents to RBC for the purpose of preparing the Fairness Opinion, at the date hereof, is complete, true and correct in all material respects, and does not contain any untrue statement of a material fact in respect of BCE, its material subsidiaries or the Arrangement and does not omit to state a material fact in respect of BCE, its material subsidiaries or the Arrangement necessary to make the Information or any statement contained therein not misleading in light of the circumstances under which the Information was made or provided or any statement was made; and that (ii) since the dates on which the Information was provided to RBC, except as disclosed to RBC, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of BCE or any of its material subsidiaries, taken as a whole, and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Fairness Opinion.

In preparing the Fairness Opinion, RBC has made several assumptions, including that all of the conditions required to implement the Arrangement will be met.

The Fairness Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise, of BCE and its subsidiaries and affiliates, as they were reflected in the Information and as they have been represented to RBC in discussions with management of BCE. In its analyses and in preparing the Fairness Opinion, RBC made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of RBC or any party involved in the Arrangement.

The Fairness Opinion has been provided for the use of the Strategic Oversight Committee and the Board and may not be used by any other person or relied upon by any other person other than the Strategic Oversight Committee or the Board without the express prior written consent of RBC. The Fairness Opinion is given as of the date hereof and RBC disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Fairness Opinion which may come or be brought to RBC’s attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Fairness Opinion after the date hereof, RBC reserves the right to change, modify or withdraw the Fairness Opinion.

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RBC believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Fairness Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The Fairness Opinion is not to be construed as a recommendation to any Public Common Shareholder or Public Preferred Shareholder as to whether to vote in favour of the Arrangement.

Approach to Fairness

Common Shares

In considering the fairness of the consideration offered to the Public Common Shareholders under the Arrangement from a financial point of view to the Public Common Shareholders, RBC considered and relied upon the following:

1.	a comparison of the consideration offered under the Arrangement to the Public Common Shareholders to results of a discounted cash flow analysis of BCE;

2.	a comparison of selected financial multiples, to the extent publicly available, of selected precedent transactions with the multiples implied by the consideration offered under the Arrangement to the Public Common Shareholders;

3.	a comparison of the consideration under the Arrangement to the Public Common Shareholders to recent market trading prices of the Common Shares; and

4.	a review of the process conducted by RBC and BCE’s other financial advisors on behalf of BCE to solicit interest in BCE.

RBC also reviewed and compared selected public company multiples for Canadian and U.S. telecommunications companies whose securities are publicly traded. Given that public company values generally reflect minority discount values rather than “en bloc” values, RBC did not rely on this methodology.

Preferred Shares

In considering the fairness of the consideration offered to the Public Preferred Shareholders under the Arrangement from a financial point of view to the Public Preferred Shareholders, RBC considered and relied upon a comparison of the consideration offered under the Arrangement to each series of Preferred Shares to (i) the redemption price and par value for each series of Preferred Shares, (ii) the price of each series of Preferred Shares on March 28, 2007, the day prior to the possibility of a sale of BCE surfacing publicly and (iii) the implied price of each series of Preferred Shares assuming the current interest rate environment and historical trading spreads of the Preferred Shares.

Fairness Conclusions

Public Common Shares

Based upon and subject to the foregoing, RBC is of the opinion that, as of the date hereof, the consideration offered to the Public Common Shareholders under the Arrangement is fair, from a financial point of view, to the Public Common Shareholders.

Public Preferred Shares

Based upon and subject to the foregoing, RBC is of the opinion that, as of the date hereof, the consideration offered to the Public Preferred Shareholders under the Arrangement is fair from a financial point of view to the Public Preferred Shareholders of each series of Preferred Shares.

Yours very truly,

(Signed) RBC DOMINION SECURITIES INC.

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RBC Dominion Securities Inc. P.O. Box 50 Royal Bank Plaza Toronto, Ontario M5J 2W7 Telephone: (416) 842-2000

July 12, 2007

The Strategic Oversight Committee of the Board of Directors
The Board of Directors
BCE Inc.
1000, de La Gauchetière Ouest, Bureau 3700
Montréal, Québec H3B 4Y7

To the Strategic Oversight Committee and the Board:

RBC Dominion Securities Inc. (“RBC”), a member company of RBC Capital Markets, understands that BCE Inc. (“BCE”) and 6796508 Canada Inc. (the “Purchaser”), a corporation that (i) is controlled by Ontario Teachers’ Pension Plan Board (“Teachers’”), Providence Equity Partners VI International L.P. (“PEP VI”) and Madison Dearborn Capital Partners V-A, L.P. (“MDPVA”), Madison Dearborn Capital Partners V-C, L.P. (“MDPVC”) and Madison Dearborn Capital Partners V Executive-A, L.P. (“MDPVEA” and together with MDPVA and MDPVC, the “MDP Funds”) (collectively, the “Guarantors” and together with the Purchaser, the “Purchaser Parties”) and (ii) has certain of its obligations guaranteed by the Guarantors, have entered into an agreement dated June 29, 2007 (the “Definitive Agreement”) in respect of a plan of arrangement under the Canada Business Corporations Act (the “Arrangement”). RBC further understands that TD Securities Inc. (“TD”), a subsidiary of The Toronto-Dominion Bank (“TD Bank”) has provided an equity bridge commitment to the Purchaser. RBC further understands that BCE and the Purchaser propose to enter into an amending letter (the “Amendment”) to the Definitive Agreement which will amend the Arrangement as described below (the “Amended Arrangement”). Under the Amendment holders of BCE’s Series AB and Series AD first preferred shares (the “Issuable Preferred Shares”) issuable upon the conversion of BCE’s Series AA and Series AC first preferred shares, respectively, will receive consideration as set out in Table A below along with accrued and unpaid dividends to the effective date of the Amended Arrangement. The terms of the Amended Arrangement will be more fully described in a management information circular (the “Circular”), which will be mailed to shareholders of BCE in connection with the Amended Arrangement.

Table A
Consideration per Issuable Preferred Share
Issuable Preferred	Consideration per
Share Series	Issuable Preferred Share

AB	$25.50
AD	$25.50

RBC also understands that a committee (the “Strategic Oversight Committee”) of the board of directors (the “Board”) of BCE was constituted to consider the Arrangement and make recommendations thereon to the Board and is now considering the Amendment. BCE has retained RBC to provide advice and assistance to the Strategic Oversight Committee and the Board in evaluating the Arrangement and RBC delivered its opinion to the Strategic Oversight Committee and the Board dated June 29, 2007 stating that subject to assumptions made, information reviewed, matters considered and limitations on the scope of review undertaken by RBC, (i) the consideration offered to the holders of the common shares of BCE other than the Purchaser Parties, TD and their affiliates under the Arrangement is fair, from a financial point of view, to such holders and (ii) the consideration offered to holders of each series of then issued preferred shares other than the Purchaser Parties, TD and their affiliates under the Arrangement is fair, from a financial point of view, to such holders (the “Original Fairness Opinion”). BCE has also requested RBC to deliver its opinion to the Strategic Oversight Committee and the Board as to the fairness of the consideration offered under the Amended Arrangement from a financial point of view to the holders of each series of the Issuable Preferred Shares other than the Purchaser Parties, TD and their affiliates (the “Public Issuable Preferred Shareholders”) (the “Fairness Opinion”). The Fairness Opinion has been prepared in accordance with the guidelines of the Investment Dealers Association of Canada. RBC has not prepared a valuation of BCE or any of its securities or assets and the Fairness Opinion should not be construed as such.

Engagement

BCE initially contacted RBC regarding a potential advisory assignment in March 2007, and RBC was formally engaged by BCE through an agreement between BCE and RBC (the “Engagement Agreement”) dated as of April 17, 2007. RBC’s services under the Engagement Agreement include providing financial analysis and advice on structuring, planning and negotiating a transaction and the provision of the Original Fairness Opinion and the Fairness Opinion. The terms of the Engagement Agreement provide that RBC is to be paid fees for its services as financial advisor, including fees that are contingent on a change of control of BCE or certain other events. In addition, RBC is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by BCE in certain circumstances. RBC consents to the inclusion of the Fairness Opinion in its entirety and a summary thereof in the Circular and to the filing thereof, as necessary, by BCE with the securities commissions or similar regulatory authorities in each province of Canada.

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Relationship With Interested Parties

Neither RBC, nor any of its affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario)) of BCE, any of the Purchaser Parties, TD or any of their respective associates or affiliates. RBC has not been engaged to provide any financial advisory services nor has it participated in any financing involving BCE, any of the Purchaser Parties, TD or any of their respective associates or affiliates, within the past two years, other than the services provided under the Engagement Agreement and as described herein. In the past two years, RBC has acted in the following capacities for BCE and its associates and affiliates: (i) advisor to identify and analyze various strategic alternatives in August 2005, (ii) advisor on the formation of Bell Aliant Regional Communications Income Fund (“BARC”) in July 2006, (iii) advisor on the income trust conversion of BCE announced in October 2006, (iv) advisor on the sale of Telesat Canada announced in December 2006, (v) bookrunner of a $200 million Bell Canada medium term note offering in September 2005, (vi) co-arranger of a $1,000 million bridge loan for Aliant Telecom Inc. with respect to the BARC transaction in April 2006, (vii) co-manager of a $750 million and a $500 million Bell Aliant Regional Communication, LP medium term note offering in September 2006 and (viii) joint-bookrunner of a $400 million and two $300 million Bell Aliant Regional Communication, LP medium term note offerings in February 2007. In the past two years, RBC has acted in the following capacities for Teachers’ and its affiliates: (i) joint-bookrunner of a $173 million initial public offering of Royal Utilities Income Fund in June 2006 and (ii) joint-lead arranger, joint-bookrunner and syndication agent of US$1,880 million senior credit facilities to fund the acquisition of four marine container terminals from Orient Overseas International Ltd. in May 2007. In the past two years, RBC has acted in the following capacities for the MDP Funds and their affiliates: (i) co-manager of a US$269 million initial public offering of Ruth’s Chris Steak House, Inc. in August 2005 and (ii) co-manager of a US$143 million initial public offering of Carrols Restaurant Group, Inc. in December 2006. In the past two years, RBC has acted in the following capacities for TD and its affiliates: (i) co-manager of an $800 million, a $1,000 million, a $500 million and a $2,250 million TD Bank medium term note offering in October 2005, January 2006, April 2006 and December 2006, respectively and (ii) co-manager of a $425 million TD Bank preferred share offering in September 2005. RBC has also provided financial advisory services and participated in financings involving certain associates of the Purchaser Parties and TD. There are no understandings, agreements or commitments between RBC and BCE, any of the Purchaser Parties, TD or any of their respective affiliates with respect to any future business dealings. RBC may, in the future, in the ordinary course of its business, perform financial advisory or investment banking services for BCE, any of the Purchaser Parties, TD or any of their respective associates or affiliates. Royal Bank of Canada, controlling shareholder of RBC, provides banking services to BCE, certain of the Purchaser Parties, TD and certain of their associates and affiliates in the normal course of business. Royal Bank of Canada and RBC may also participate as a lender or underwriter in financings related to the Amended Arrangement. Additionally, Royal Bank of Canada owns 2.8 million Series AA and 5.98 million Series AC first preferred shares of BCE.

RBC acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of BCE, any of the Purchaser Parties, TD or any of their respective associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, RBC conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to BCE, any of the Purchaser Parties, TD or any of their respective associates and affiliates or the Amended Arrangement.

Credentials of RBC Capital Markets

RBC is one of Canada’s largest investment banking firms, with operations in all facets of corporate and government finance, corporate banking, mergers and acquisitions, equity and fixed income sales and trading and investment research. RBC Capital Markets also has significant operations in the United States and internationally. The Fairness Opinion expressed herein represents the opinion of RBC and the form and content herein have been approved for release by a committee of its directors, each of whom is experienced in merger, acquisition, divestiture and fairness opinion matters.

Scope of Review

In connection with our Fairness Opinion, we have reviewed and relied upon or carried out, among other things, the following:

1.	the Definitive Agreement;

2.	the most recent draft, dated July 12, 2007, of the Amendment;

3.	the most recent draft, dated July 12, 2007, of the notice to holders of Series AA first preferred shares of BCE;

4.	annual reports to shareholders of BCE for each of the two years ended December 31, 2006;

5.	the Notice of Annual Shareholder Meeting and Management Proxy Circulars of BCE for each of the two years ended December 31, 2006;

6.	annual information forms of BCE for each of the two years ended December 31, 2006;

7.	selected historical financial information of BCE segmented by business unit for each of the two years ended December 31, 2006;

8.	the business plan of BCE dated December 5, 2006, approved by the Board, in respect of the year ending December 31, 2007;

9.	unaudited financial forecasts for BCE on a consolidated basis prepared by management of BCE for the years ending December 31, 2007 through 2011 and unaudited financial forecasts for BCE segmented by business unit prepared by management of BCE for the years ending December 31, 2007 through 2009;

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10.	audited annual financial statements of BCE for each of the five years ended December 31, 2006;

11.	the unaudited interim financial statements of BCE for the quarter ended March 31, 2007;

12.	discussions with senior management of BCE;

13.	discussions with BCE’s and the Strategic Oversight Committee’s legal counsel;

14.	public information relating to the business, operations, financial performance and preferred stock trading history of BCE and other selected public companies considered by us to be relevant;

15.	information regarding the first preferred shares of BCE, including their financial terms and conditions;

16.	public information with respect to other transactions of a comparable nature considered by us to be relevant;

17.	public information regarding the Canadian and U.S. telecommunications industries;

18.	representations contained in certificates addressed to RBC, dated as of the date hereof, from senior officers of BCE as to the completeness and accuracy of the information upon which the Fairness Opinion is based; and

19.	such other corporate, industry and financial market information, investigations and analyses as RBC considered necessary or appropriate in the circumstances.

RBC has not, to the best of its knowledge, been denied access by BCE to any information requested by RBC. As the auditors of BCE declined to meet with RBC as part of any due diligence review, RBC has assumed the accuracy and fair representation of and relied upon the audited consolidated financial statements of BCE and the reports of the auditors thereon.

Prior Valuations

BCE has represented to RBC that there have not been any prior valuations (as defined in Ontario Securities Commission Rule 61-501) of BCE or its material assets or its securities in the past twenty-four month period.

Assumptions and Limitations

With the Board’s approval and as provided for in the Engagement Agreement, RBC has relied upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions or representations obtained by it from public sources, senior management of BCE, and their consultants and advisors. The Fairness Opinion is conditional upon such completeness, accuracy and fair presentation of such information. Subject to the exercise of professional judgment and except as expressly described herein, we have not attempted to verify independently the completeness, accuracy or fair presentation of any of such information.

Senior officers of BCE have represented to RBC in a certificate delivered as of the date hereof, among other things, that (i) all information (financial or otherwise), data, documents, opinions, appraisals, valuations or other information and materials of whatsoever nature or kind respecting BCE, its subsidiaries and the Amended Arrangement (collectively, the “Information”) provided orally by, or in the presence of, an officer or employee of BCE or in writing by BCE or any of its material subsidiaries or their respective agents to RBC for the purpose of preparing the Fairness Opinion, at the date hereof, is complete, true and correct in all material respects, and does not contain any untrue statement of a material fact in respect of BCE, its material subsidiaries or the Amended Arrangement and does not omit to state a material fact in respect of BCE, its material subsidiaries or the Amended Arrangement necessary to make the Information or any statement contained therein not misleading in light of the circumstances under which the Information was made or provided or any statement was made; and that (ii) since the dates on which the Information was provided to RBC, except as disclosed to RBC, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of BCE or any of its material subsidiaries, taken as a whole, and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Fairness Opinion.

In preparing the Fairness Opinion, RBC has made several assumptions, including that all of the conditions required to implement the Amended Arrangement will be met.

The Fairness Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise, of BCE and its subsidiaries and affiliates, as they were reflected in the Information and as they have been represented to RBC in discussions with management of BCE. In its analyses and in preparing the Fairness Opinion, RBC made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of RBC or any party involved in the Amended Arrangement.

The Fairness Opinion has been provided for the use of the Strategic Oversight Committee and the Board and may not be used by any other person or relied upon by any other person other than the Strategic Oversight Committee or the Board without the express prior written consent of RBC. The Fairness Opinion is given as of the date hereof and RBC disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Fairness Opinion which may come or be brought to RBC’s attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Fairness Opinion after the date hereof, RBC reserves the right to change, modify or withdraw the Fairness Opinion.

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RBC believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Fairness Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The Fairness Opinion is not to be construed as a recommendation to any Public Issuable Preferred Shareholder as to whether to vote in favour of the Amended Arrangement.

Approach to Fairness

In considering the fairness of the consideration offered to the Public Issuable Preferred Shareholders under the Amended Arrangement from a financial point of view to the Public Issuable Preferred Shareholders, RBC considered and relied upon a comparison of the consideration offered under the Amended Arrangement to each series of Issuable Preferred Shares to (i) the redemption price and par value of each series of Issuable Preferred Shares and (ii) the implied price of each series of Issuable Preferred Shares assuming the current interest rate environment and historical trading spreads of BCE’s floating rate first preferred shares.

Fairness Conclusion

Based upon and subject to the foregoing, RBC is of the opinion that, as of the date hereof, the consideration offered to the Public Issuable Preferred Shareholders under the Amended Arrangement is fair from a financial point of view to the Public Issuable Preferred Shareholders of each series of Issuable Preferred Shares.

Yours very truly,

(Signed) RBC DOMINION SECURITIES INC.

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APPENDIX “H”
SECTION 190 OF THE CBCA

190. (1)	Subject to sections 191 and 241, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 192(4)(d) that affects the holder or if the corporation resolves to

(a)	amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

(b)	amend its articles under section 173 to add, change or remove any restriction on the business or businesses that the corporation may carry on;

(c)	amalgamate otherwise than under section 184;

(d)	be continued under section 188;

(e)	sell, lease or exchange all or substantially all its property under subsection 189(3); or

(f)	carry out a going-private transaction or a squeeze-out transaction.

Further right

(2)	A holder of shares of any class or Series of shares entitled to vote under section 176 may dissent if the corporation resolves to amend its articles in a manner described in that section.

If one class of shares

(2.1)	The right to dissent described in subsection (2) applies even if there is only one class of shares.

Payment for shares

(3)	In addition to any other right the shareholder may have, but subject to subsection (26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents or an order made under subsection 192(4) becomes effective, to be paid by the corporation the fair value of the shares in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted or the order was made.

No partial dissent

(4)	A dissenting shareholder may only claim under this section with respect to all the shares of a class held on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

Objection

(5)	A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting and of their right to dissent.

Notice of resolution

(6)	The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (5) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn their objection.

Demand for payment

(7)	A dissenting shareholder shall, within twenty days after receiving a notice under subsection (6) or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing

(a)	the shareholder’s name and address;

(b)	the number and class of shares in respect of which the shareholder dissents; and

(c)	a demand for payment of the fair value of such shares.

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Share certificate

(8)	A dissenting shareholder shall, within thirty days after sending a notice under subsection (7), send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

Forfeiture

(9)	A dissenting shareholder who fails to comply with subsection (8) has no right to make a claim under this section.

Endorsing certificate

(10)	A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a dissenting shareholder under this section and shall forthwith return the share certificates to the dissenting shareholder.

Suspension of rights

(11)	On sending a notice under subsection (7), a dissenting shareholder ceases to have any rights as a shareholder other than to be paid the fair value of their shares as determined under this section except where

(a)	the shareholder withdraws that notice before the corporation makes an offer under subsection (12),

(b)	the corporation fails to make an offer in accordance with subsection (12) and the shareholder withdraws the notice, or

(c)	the directors revoke a resolution to amend the articles under subsection 173(2) or 174(5), terminate an amalgamation agreement under subsection 183(6) or an application for continuance under subsection 188(6), or abandon a sale, lease or exchange under subsection 189(9), in which case the shareholder’s rights are reinstated as of the date the notice was sent.

Offer to pay

(12)	A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (7), send to each dissenting shareholder who has sent such notice

(a)	a written offer to pay for their shares in an amount considered by the directors of the corporation to be the fair value, accompanied by a statement showing how the fair value was determined; or

(b)	if subsection (26) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

Same terms

(13)	Every offer made under subsection (12) for shares of the same class or Series shall be on the same terms.

Payment

(14)	Subject to subsection (26), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (12) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

Corporation may apply to court

(15)	Where a corporation fails to make an offer under subsection (12), or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any dissenting shareholder.

Shareholder application to court

(16)	If a corporation fails to apply to a court under subsection (15), a dissenting shareholder may apply to a court for the same purpose within a further period of twenty days or within such further period as a court may allow.

Venue

(17)	An application under subsection (15) or (16) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting shareholder resides if the corporation carries on business in that province.

No security for costs

(18)	A dissenting shareholder is not required to give security for costs in an application made under subsection (15) or (16).

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Parties

(19)	On an application to a court under subsection (15) or (16),

(a)	all dissenting shareholders whose shares have not been purchased by the corporation shall be joined as parties and are bound by the decision of the court; and

(b)	the corporation shall notify each affected dissenting shareholder of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel.

Powers of court

(20)	On an application to a court under subsection (15) or (16), the court may determine whether any other Person is a dissenting shareholder who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting shareholders.

Appraisers

(21)	A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

Final order

(22)	The final order of a court shall be rendered against the corporation in favor of each dissenting shareholder and for the amount of the shares as fixed by the court.

Interest

(23)	A court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

Notice that subsection (26) applies

(24)	If subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

Effect where subsection (26) applies

(25)	If subsection (26) applies, a dissenting shareholder, by written notice delivered to the corporation within thirty days after receiving a notice under subsection (24), may

(a)	withdraw their notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to their full rights as a shareholder; or

(b)	retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

Limitation

(26)	A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

(a)	the corporation is or would after the payment be unable to pay its liabilities as they become due; or

(b)	the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities.

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APPENDIX “I”
INTERIM ORDER

CANADA
PROVINCE OF QUÉBEC	S U P E R I O R C O U R T
DISTRICT OF MONTRÉAL	(Commercial Division)

No. 500-11-031130-079	DATE: August 10, 2007

IN THE PRESENCE OF: THE HONOURABLE JOEL A. SILCOFF, J.S.C.

IN THE MATTER OF A PROPOSED ARRANGEMENT CONCERNING BCE INC. AND THE HOLDERS OF ITS COMMON AND PREFERRED SHARES UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, c. C-44, as amended (the “CBCA”)

- and -

BCE INC., a legal person duly continued under the laws of Canada, having its registered office at 1000 de la Gauchetière West, Suite 3700, Montréal, Québec, H3B 4Y7, in the district of Montréal

Petitioner

- and -

6796508 CANADA INC., a legal person duly incorporated under the laws of Canada, having its head office at 5650 Yonge Street, Toronto, Ontario, M2M 4H5

- and -

THE DIRECTOR APPOINTED PURSUANT TO THE CBCA, having an office at Complexe Jean-Edmonds, Tower South, 9th Floor, 365 Laurier Avenue West, Ottawa, Ontario, K1A 0C8

Mis en cause

JUDGMENT

I.	INTRODUCTION

[1]	The Court is seized of Petitioner, BCE Inc.’s (“BCE” or the “Company”) Motion for Interim and Final Orders in Connection with a Proposed Arrangement (Sections 192 and 248 of the Canada Business Corporations Act R.S.C. 1985 c. C.—44 (as amended) (the “CBCA”) (the “ Motion”). Filed in support of the Motion are affidavits sworn by Michael T. Boychuk, Senior Vice-President and Treasurer of BCE and by Patricia A. Olah, Corporate Secretary and Lead Governance Counsel of BCE.

[2]	For purposes of this Judgment, all capitalized terms used, but not otherwise defined herein, shall have the same meaning as set out in the Glossary contained in the Notice of Special Shareholders Meeting and Management Proxy Circular and attachments thereto in draft form (collectively, the “Circular”) (Exhibit P-1, en liasse, at pp. 67 to 73).

[3]	BCE and 6796508 Canada Inc. (the “Purchaser”) entered into a definitive agreement as of June 29, 2007, which was subsequently amended (as amended, the “Definitive Agreement”), whereby the Purchaser and BCE agreed, among other things, to implement

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an arrangement pursuant to section 192 of the CBCA (the “Arrangement”). Pursuant the Arrangement, the Purchaser would acquire for cash all of BCE’s outstanding Common Shares and Preferred Shares, all Options would be acquired for cash by BCE and all vested ECP Interests, subject to limited exceptions, would be cancelled in consideration for cash payments.

[4]	The terms and conditions of the Arrangement are set out in the Plan of Arrangement attached as Appendix “B” to the Circular (Exhibit P-1, en liasse) (the “Plan of Arrangement”).

[5]	In its Motion, BCE seeks, among other things, the following Orders:

(a)	as a first step, an interim Order pursuant to Section 192 of the CBCA governing various procedural matters; and

(b)	as a second step, a final Order pursuant to Section 192 of the CBCA (the “Final Order”) approving and sanctioning the Arrangement;

[6]	At the interim stage of the Motion, BCE asks that the Court issue such Orders as are outlined in paragraphs 62 through 91 of the Motion (the “Interim Order”).

[7]	The present judgment will only address BCE’s request for the Interim Order.

II.	THE FACTS

[8]	The following facts, alleged in the Motion as well as in the affidavits and exhibits filed in support thereof, are of particular relevance.

[9]	BCE is Canada’s largest communications company. Through its subsidiary Bell Canada (“Bell Canada”), BCE provides a comprehensive and innovative suite of communication services to residential and business customers in Canada.

[10]	BCE was incorporated in 1970 and continued under the CBCA in 1979. It is governed by a Certificate and Articles of Amalgamation dated August 1, 2004, by a Certificate and Articles of Arrangement dated July 10, 2006 and by a Certificate and Articles of Amendment dated January 25, 2007.

[11]	As of August 7, 2007, 804,821,725 Common Shares; 8,000,000 Series R Preferred Shares; 2,279,791 Series S Preferred Shares; 5,720,209 Series T Preferred Shares; 1,147,380 Series Y Preferred Shares; 8,852,620 Series Z Preferred Shares; 20,000,000 Series AA Preferred Shares; no Series AB Preferred Shares; 20,000,000 Series AC Preferred Shares; no Series AD Preferred Shares; 1,914,218 Series AE Preferred Shares; 14,085,782 Series AF Preferred Shares; 10,051,751 Series AG Preferred Shares; 3,948,249 Series AH Preferred Shares; 14,000,000 Series AI Preferred Shares; no second preferred shares; and no Class B shares were issued and outstanding. The Series AB Preferred Shares and Series AD Preferred Shares are issuable, respectively, upon conversion of the Series AA Preferred Shares and the Series AC Preferred Shares.

[12]	Pursuant to various Equity Compensation Plans, BCE has also issued Options to purchase Common Shares (the “Options”), restricted share units (the “RSUs”) and deferred share units (the “DSUs”). As of July 31, 2007, 18,366,007 Options (vested and unvested) were issued and outstanding. As of August 7, 2007, 3,049,641.8450 RSUs and 1,558,416.2030 DSUs, were issued and outstanding.

[13]	BCE’s Common Shares are listed and traded on the Toronto Stock Exchange (the “TSX”) and the New York Stock Exchange (the “NYSE”) under the symbol “BCE”. BCE’s Preferred Shares are listed and traded on the TSX under various symbols.

[14]	Teachers’ is one of the largest pension plans in Canada with over $100 billion in managed assets and is one of Canada’s largest active pools of capital, having participated as a long-term investor in many buyouts in Canada, the United States and Europe.

[15]	Providence is a leading private equity firm dedicated solely to the media and entertainment, communications, education, and information industries. Providence currently manages approximately U.S.$21 billion of committed capital for its institutional partners (including one of its largest investors, Teachers’) and has been active in its sectors for almost 20 years.

[16]	Madison Dearborn, based in Chicago, is a leading private equity investment firm in the United States. Madison Dearborn has more than U.S.$14 billion of equity capital under management and makes new investments through its most recent fund, Madison Dearborn Capital Partners V, a U.S.$6.5 billion investment fund formed in 2006. Since its inception in 1992, Madison Dearborn has invested in more than 100 companies, and over the past 20 years, Madison Dearborn principals have completed over 200 investments.

[17]	The Purchaser is a corporation existing under the laws of Canada that has been organized by Teachers’ and affiliates of Providence and Madison Dearborn for the purpose of entering into the Definitive Agreement and consummating the Arrangement. The Purchaser has not carried on any activities to date other than activities incidental to its formation and in connection with the Arrangement.

[18]	The Background to the Arrangement is set out in the Circular (Exhibit P-1, en liasse), at pages 12 to 21.

[19]	Pursuant to the Definitive Agreement and the Plan of Arrangement:

(a)	the cash consideration to be paid for the Common Shares (other than those in respect of which Dissent Rights are exercised) is $42.75 per Common Share;

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(b)	the cash consideration to be paid for the Preferred Shares is $25.65 per Series R Preferred Share; $25.50 per Series S Preferred Share; $25.77 per Series T Preferred Share; $25.50 per Series Y Preferred Share; $25.25 per Series Z Preferred Share; $25.76 per Series AA Preferred Share; $25.50 per Series AB Preferred Share; $25.76 per Series AC Preferred Share; $25.50 per Series AD Preferred Share; $25.50 per Series AE Preferred Share; $25.41 per Series AF Preferred Share; $25.56 per Series AG Preferred Share; $25.50 per Series AH Preferred Share; and $25.87 per Series AI Preferred Share, together, in each case, with any accrued but unpaid dividends to the effective date of the Arrangement;

(c)	each unvested Option will be deemed to have vested and each Option will be deemed to have been transferred to BCE in exchange for a cash amount equal to $42.75 less the applicable exercise price in respect of such Option and any applicable related special compensation payments; and

(d)	all ECP Interests will be cancelled, and terminated and each holder of vested ECP Interests shall be entitled to receive from the Company or Bell Canada, as applicable, in exchange therefor, a cash amount equal to the applicable number of vested ECP Interests that are recorded for the benefit of the holder pursuant to the applicable Equity Compensation multiplied by $42.75.

[20]	The BCE Board, acting with the advice and assistance of its advisors and the Strategic Oversight Committee referred to at pp. 14 et seq. of the Circular (Exhibit P-1, en liasse), evaluated the transaction proposed by the Purchaser Parties, including the terms and conditions of the Definitive Agreement.

[21]	On June 29, 2007 the BCE Board, by a unanimous vote of the directors (other than one who had previously disclosed a conflict of interest and was recused), determined that the Arrangement is fair to the Shareholders and in the best interests of BCE, and determined to recommend, as explained in the Circular, that the Shareholders vote in favour of the special resolution approving the Arrangement (the “Arrangement Resolution”) at the Meeting.

[22]	In connection with the evaluation by the BCE Board and the Strategic Oversight Committee of the Arrangement, the BCE Board and the Strategic Oversight Committee received opinions from each of BMO Nesbitt Burns Inc., CIBC World Markets Inc. and RBC Dominion Securities Inc. in respect of the fairness, from a financial point of view, of the consideration to be paid to Common Shareholders and Preferred Shareholders under the Arrangement.

[23]	The BCE Board also received an opinion from Goldman, Sachs & Co., and the Strategic Oversight Committee also received an opinion from Greenhill & Co. Canada Ltd., in respect of the fairness, from a financial point of view, of the Consideration to be paid to Common Shareholders under the Arrangement.

[24]	The Fairness Opinions are summarized in the Circular (Exhibit P-1, en liasse) under “The Arrangement — Fairness Opinions” (at pages 24 to 27), and the full texts of the Fairness Opinions, which set forth the assumptions made, information reviewed, matters considered and limitations on the scope of the review undertaken, are attached as Appendices “C” to “G” to the Circular (Exhibit P-1, en liasse).

III.	APPLICABLE LAW

[25]	On an application for approval of the Arrangement under section 192 CBCA, BCE must satisfy the Court that :

(a)	the statutory requirements have been fulfilled;

(b)	the Arrangement is put forward in good faith; and

(c)	the Arrangement is fair and reasonable.

[26]	For the purposes of this Judgment and the Interim Order sought, the Court will limit its analysis to BCE’s compliance with the statutory requirements of the CBCA. The Court is satisfied, at the present time, that the Arrangement is put forward in good faith. As to the matter of “fair and reasonable”, that determination is more appropriately dealt with at the time of presentation of the Application seeking the Final Order.

[27]	Regarding the fulfillment of the statutory requirements, BCE is required to establish, at this stage of the proceedings, that the Arrangement:

(a)	constitutes an “arrangement” as defined under subsection 192(1) CBCA;

(b)	that is not “insolvent” as defined in subsections 192 (2) (a) &(b) CBCA; and

(c)	that it is not practicable for BCE to effect a fundamental change in the nature of an arrangement under any other provision of the CBCA.

[28]	See with respect to the above, Re St. Lawrence & Hudson Railway Co. [1998] O.J. No. 3934 (Ont. C.J. Gen. Div.), Blair, J. and authorities cited at paragraph 14 of his Judgment.

[29]	Moreover, on an application for any interim or final Order under sections 192 ff. CBCA, Petitioner shall give the Director appointed under section 260 CBCA, notice of the Motion and the Director is entitled to appear and be heard in person or by counsel (subsection 192(5) CBCA).

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IV.	ANALYSIS

[30]	As to the fulfillment of the statutory requirements:

The Arrangement

[31]	Under the Plan of Arrangement, a series of interrelated steps will take place, pursuant to which:

(a)	the Purchaser will acquire for cash payments all the outstanding Common Shares and Preferred Shares;

(b)	the Options will be acquired by BCE and eliminated; and

(c)	all vested ECP Interests will be cancelled in consideration for cash payments;

(d)	a series of further steps will take place pursuant to which all Common Shares and Preferred Shares then held by the Purchaser will be transferred to a subsidiary of the Purchaser, which will amalgamate with BCE; and

(e)	in the result, BCE will be privatized;

the whole as is more fully described in the Circular (Exhibit P-1, en liasse).

[32]	The Court is satisfied that the Arrangement constitutes an “arrangement” within the meaning of section 192 CBCA. It includes, as well, a “combination” of various operations encompassed by section 192 CBCA, including an amalgamation of two or more corporations, an exchange of securities of a corporation for money, and a going-private transaction in relation to a corporation.

The Insolvency Issue

[33]	Subsection 192(3) CBCA provides that the corporation applying for an Order approving an arrangement must not be insolvent within the meaning of subsection 192(2) CBCA. BCE has produced, in support of its Motion, an affidavit of Michael T. Boychuk, Senior Vice-President and Treasurer, supported by relevant financial statements of the Corporation, confirming, among other things, that BCE is not unable to pay its liabilities as they become due and that the realizable value of its assets is not less than the aggregate of its liabilities and stated capital of all classes of shares in its share capital.

The Impracticability Test

[34]	Subsection 192(3) CBCA provides that a corporation may apply to a court for an Order approving an arrangement [w]here it is not practicable for [the] corporation to effect a fundamental change in the nature of an arrangement under any other provision of this Act.

[35]	In this regard, BCE alleges in the Motion:

43.	It is impracticable, if not impossible, to effect the result contemplated by the Arrangement under any provision of the CBCA other than Section 192 of the CBCA for the following reasons:

(a)	the fact that the transaction contemplated in the Definitive Agreement is dependent upon the Purchaser acquiring all of the Common Shares and Preferred Shares and eliminating all of the Options and ECP Interests of BCE at one time. The only practical way to achieve this is through an arrangement under Section 192 of the CBCA; and

(b)	the fact that the Arrangement is dependent upon the completion of a number of interrelated and sequenced corporate steps and it is essential that no element of the Arrangement occur unless there is certainty that all of the other elements of the Arrangement occur within the strict time periods provided and in the correct order. The only practical way to achieve the required certainty and timing is through an arrangement under Section 192 of the CBCA;

[36]	The impracticability test of subsection 192(3) CBCA should be interpreted broadly and be considered from a practical business point of view.[1]

[37]	See also in this respect: Industry Canada (Corporations Canada), Policy concerning Arrangements under section 192 of the CBCA, at p. 3, par 2.07 :

The Director endorses the view that the impracticability requirement means something less than “impossible” and, generally, that the test would be satisfied by demonstrating that it would be inconvenient or less advantageous to the corporation to proceed under other provisions of the Act. The Director endorses this view subject to a concern that the arrangement provisions of the Act not be utilized to subvert the procedural or substantive safeguards applicable to other sorts of transactions possible under the Act.

[38]	In light of the foregoing and on the basis of the allegations contained in the Motion, the Court is satisfied that it is not practicable for BCE to effect a fundamental change in the nature of the Arrangement under any other provision of the CBCA.

[1]	Re St. Lawrence & Hudson Railway Co., [1998] O.J. No. 3934 (Ont. C.J. Gen. Div.); Pacifica Papers Inc. v. Johnstone, (2001) 15 B.L.R. (3d) 249 (B.C. S.C.) [conf. by (2001) 19 B.L.R. (3d) 62 (B.C. C.A.)]; Imperial Trust Company v. Canbra Foods Ltd, (1987) 50 Alta L.R. (2d) 375 (Alta. Q.B.).

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Notice to the Director

[39]	The Court is satisfied that the requisite notice of the Motion, contemplated by subsection 192(5) CBCA, has been given to the Director. By letter dated August 9, 2007 addressed to BCE’s counsel by Christopher Burrell, Arrangements and Exemptions Section, Compliance and Policy Directorate, Corporations Canada, he acknowledges receipt of the original Motion and related documents and confirms that: the staff of the Director has determined that the Director does not need to appear or to be heard on the application.

Ex parte Application

[40]	At this stage of the proceedings, insofar as the request for the Interim Order is concerned, the Motion can be presented ex parte[2]. To require BCE to serve notice on all Shareholders before taking any steps would be unwarranted and only further complicate and delay the process. Interested Shareholders will not be prejudiced by the Interim Order and will have ample opportunity, at any time prior or subsequent to the Meeting, if required and so advised, to petition the Court for appropriate relief.

[41]	Counsel for BCE has brought to the Court’s attention the existence of correspondence received from debentureholders of BCE and Bell Canada and from the Trustee for certain debentureholders of Bell Canada. The Trustee advised Bell Canada that it received a letter from a representative of debentureholders claiming that the proposed purchase of BCE will allow them to invoke a specific section of the relevant trust indenture. Bell Canada has advised the Trustee that this is not the case. The Court was not called upon to address the merits of any claims in this context. If relevant and if requested by a party having standing, such determination, if appropriate, could be made in the Judgment following hearing on the application for the Final Order.

FOR THESE REASONS, THE COURT:

[42]	GRANTS, in part, the Motion and GRANTS the Interim Order sought therein;

[43]	DECLARES that all capitalized terms not otherwise defined in this Interim Order shall have the meanings ascribed to them in the Plan of Arrangement attached as Appendix “B” to the Circular (Exhibit P-1, en liasse);

[44]	DISPENSES BCE from the obligation, if any, to notify any person other than the Director appointed under the CBCA with respect to this Interim Order;

The Meeting

[45]	ORDERS that BCE may convene, hold and conduct the Meeting on September 21, 2007 at which time the Shareholders will be asked to consider and, if thought appropriate, to pass, with or without variation, the Arrangement Resolution substantially in the form set forth in Appendix “A” to the Circular (Exhibit P-1, en liasse) to, among other things, authorize, approve and adopt the Arrangement and the Plan of Arrangement, and to transact such other business as may properly come before the Meeting, the whole in accordance with the terms, restrictions and conditions of the by-laws and articles of BCE, the CBCA, and this Interim Order, provided that to the extent there is any inconsistency between this Interim Order and the terms, restrictions and conditions of the by-laws and articles of BCE or the CBCA, this Interim Order shall govern;

[46]	ORDERS that in respect of the vote on the Arrangement Resolution or any matter determined by the Chair of the Meeting to be related to the Arrangement, each registered holder of Common Shares and Preferred Shares shall be entitled to cast one vote in respect of each such Share;

[47]	ORDERS that, on the basis that each registered holder of Common Shares and Preferred Shares shall be entitled to cast one vote in respect of each such Share for the purpose of the vote on the Arrangement Resolution, the quorum for the Meeting is fixed at Shareholders present in person or by proxy holding, in aggregate, 20% of all the outstanding Shares;

[48]	ORDERS that the only persons entitled to attend, be heard or vote at the Meeting (as it may be adjourned or postponed) shall be the registered Common Shareholders and Preferred Shareholders at the close of business on the Record Date, their proxy holders, the directors of BCE, the Purchaser Parties and their representatives provided however that such other persons having the permission of the Chair of the Meeting shall also be entitled to attend and be heard at the Meeting;

[49]	ORDERS that for the purposes of the vote on the Arrangement Resolution, or any other vote taken at the Meeting, any spoiled ballots, illegible ballots and defective ballots shall be deemed not to be votes cast by Common Shareholders and Preferred Shareholders and further ORDERS that proxies that are properly signed and dated but which do not contain voting instructions shall be voted in favour of the Arrangement Resolution;

[50]	ORDERS that BCE, if it deems it advisable, be authorized to adjourn or postpone the Meeting on one or more occasions (whether or not a quorum is present), without the necessity of first convening the Meeting or first obtaining any vote of holders of Common Shares and Preferred Shares respecting the adjournment or postponement; further ORDERS that notice of any

[2]	On this subject, Blair, J. in Re First Marathon Inc.,[1999] O.J. No. 2805 (Ont. S.C.J.), at par. 9., in dealing with an application under similar provisions of the Ontario Business Corporations Act, concludes that no prior notice to shareholders is required for the interim order, the purpose of such an order being “simply to set the wheels in motion for the application process relating to the arrangement and to establish the parameters for the holding of shareholder meetings to consider approval of the arrangement in accordance with the statute”. See as well, M. et P. Martel, La compagnie au Québec (Volume 1: Les aspects juridiques), Montréal, Wilson & Lafleur, 2002, at pp 19-74 and 19-75.

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adjoumment or postponement shall be given by press release, newspaper advertisement or by mail, as determined to be the most appropriate method of communication by BCE; and further ORDERS that at any subsequent reconvening of the Meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent reconvening of the Meeting;

[51]	ORDERS that BCE and the Purchaser may amend, modify and/or supplement the Arrangement and the Plan of Arrangement at any time and from time to time (before or after the Meeting and the Effective Date) in accordance with Section 5.1 of the Plan of Arrangement set forth in Appendix “B” to the Circular (Exhibit P-1, en liasse) and the Definitive Agreement (Exhibit P-2), and subject to such other terms and conditions as this Court may deem appropriate and required in the circumstances;

[52]	ORDERS that BCE is authorized to use proxies at the Meeting, substantially in the form accompanying the Circular, except that BCE shall be entitled to insert dates and other relevant information in the final form of proxy; that BCE is authorized, at its expense, to solicit proxies on behalf of the management of BCE, directly and through its officers, directors and employees, and through such agents or representatives as it may retain for that purpose, and by mail or such other forms of personal or electronic communication as it may determine; and that BCE may waive, in its discretion, the time limits for the deposit of proxies by the holders of Common Shares and Preferred Shares if BCE considers it advisable to do so;

[53]	ORDERS that, to be effective, the Arrangement Resolution, with or without variation, must be approved by the affirmative vote of not less than 66 2/3% of the total votes cast on the Arrangement Resolution by the Shareholders present in person or by proxy at the Meeting and entitled to vote at the Meeting, voting together as a single class; and further ORDERS that such vote shall be sufficient to authorize and direct BCE to do all such acts and things as may be necessary or desirable to give effect to the Arrangement and the Plan of Arrangement on a basis consistent with that disclosed in the Circular (Exhibit P-1, en liasse);

The Notice Materials

[54]	ORDERS that BCE shall give notice of the Meeting, and service of the Motion for a Final Order shall be made by mailing or delivering, in the manner hereinafter described and to the persons hereinafter specified, a copy of the following documents (collectively, the “Notice Materials”):

(a)	the Notice of the Meeting (Exhibit P-1, en liasse), with such non-material amendments thereto as BCE may deem to be necessary or desirable, provided that such amendments are not inconsistent with the terms of the Interim Order;

(b)	the Circular (Exhibit P-1, en liasse), with such non-material amendments thereto as BCE may deem to be necessary or desirable, provided that such amendments are not inconsistent with the terms of the Interim Order;

(c)	a Proxy Form (Exhibit P-1, en liasse), with such non-material amendments thereto as BCE may deem to be necessary or desirable, provided that such amendments are not inconsistent with the terms of the Interim Order;

(d)	a notice substantially in the form of the draft filed as Exhibit P-6 stating, among other things, that the date of presentation for the hearing with respect to the Final Order shall be announced by press release and posted on the website of BCE (www.bce.ca) (the “Notice of Presentation”); and

(e)	a copy of the Interim Order;

[55]	ORDERS that the Notice Materials shall be distributed:

(a)	to the registered holders of Common Shares, Preferred Shares, Options and ECP Interests, by mailing the same to such persons in accordance with the CBCA and BCE’s by-laws at least twenty-one (21) days prior to the date of the Meeting;

(b)	to the non-registered holders of Common Shares and Preferred Shares, in compliance with National Instrument 54-101 — Communication with Beneficial Owners of Securities of a Reporting Issuer;

(c)	to the BCE Board and BCE’s auditors, by delivering same at least twenty-one (21) days prior to the date of the Meeting in person or by recognized courier service;

(d)	to the Director appointed pursuant to the CBCA, by delivering same at least twenty-one (21) days prior to the date of the Meeting in person or by recognized courier service;

[56]	ORDERS that notwithstanding the publication requirements set out by s. 134(3) of the CBCA and s. 43(3) of the Canada Business Corporations Regulations, 2001, SOR/2001-512, the Record Date for the determination of holders of Common Shares and Preferred Shares entitled to receive the Notice Materials and to attend and be heard at the Meeting and vote on the Arrangement Resolution shall be the close of business (Montreal time) on August 10, 2007;

[57]	ORDERS that BCE may make such additions, amendments or revisions to the Notice Materials as it determines to be appropriate (the “Additional Materials”), which shall be distributed to the persons entitled to receive the Notice Materials pursuant to this Interim Order by the method and in the time determined by BCE to be most practicable in the circumstances;

[58]	DECLARES that the mailing or delivery of the Notice Materials and any Additional Materials in accordance with this Interim Order as set out above constitute good and sufficient notice of the Meeting upon all Persons, and that no other form of service of the Notice Materials and any Additional Materials or any portion thereof, or of the Motion need be made, or notice given or other material served in respect of the Meeting to any Persons;

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[59]	ORDERS that the Notice Materials and any Additional Materials be deemed to have been received by the above-mentioned persons, in the case of delivery by mail, three days after delivery thereof to the post office, in the case of delivery in person or by facsimile transmission, upon delivery or transmission thereof, and in the case of delivery by courier, one Business Day after expedition by courier;

[60]	DECLARES that the failure or omission to give notice of the Meeting or any other Notice Materials or Additional Materials (provided it does not, to the knowledge of BCE, result in a material number of Shareholders not receiving such Notice Materials or Additional Materials) as a result of mistake or events beyond the reasonable control of BCE or the non-receipt of such notice or any of the Notice Materials or Additional Materials shall not invalidate any resolutions passed or proceedings taken at the Meeting and shall not constitute a breach of this Interim Order or a defect in the calling of the Meeting, provided that if any such failure or omission is brought to the attention of BCE, BCE shall use reasonable efforts to rectify such failure or omission by the method and in the time it determines to be most practicable in the circumstances;

[61]	ORDERS that a copy of the Motion be posted on BCE’s website (www.bce.ca) at the same time the Circular (Exhibit P-1, en liasse) is mailed;

Dissenting Shareholders’ Rights

[62]	ORDERS that in accordance with the “Dissenting Shareholders’ Rights” set forth in the Plan of Arrangement, Appendix “B” to the Circular (Exhibit P-1, en liasse), any registered Shareholder who wishes to dissent must provide a Dissent Notice so that it is received by the Corporate Secretary of BCE at its registered office located at 1000 de la Gauchetière Street West, Suite 4100, Montréal, Québec, H3B 5H8, Canada (facsimile number (514) 786-3801) on or prior to 5:00 p.m. (Montréal time) on the Business Day immediately preceding the date of the Meeting (as it may be adjourned or postponed from time to time);

[63]	ORDERS that any Dissenting Shareholder wishing to apply to a Court to fix a fair value for Common Shares or Preferred Shares in respect of which Dissent Rights have been duly exercised must apply to the Superior Court of Québec and that for the purposes of the Arrangement contemplated in these proceedings, the “Court” referred to in Section 190 of the CBCA means the Superior Court of Québec;

The Final Order Hearing

[64]	ORDERS that subject to the approval by the Shareholders of the Arrangement Resolution in the manner set forth in this Interim Order, BCE may apply for this Court to sanction the Arrangement by way of a final judgment (the “Final Order”);

[65]	ORDERS that the section of the Motion seeking a Final Order (the “Motion for a Final Order”) be presented before the Superior Court of Québec, sitting in the Commercial Division in and for the district of Montréal at the Montréal Courthouse, located at 1 Notre-Dame Street East in Montréal, Québec, in a room to be determined and at the date and time BCE may see fit, provided that BCE shall, at least fifteen (15) days prior to the hearing date and time of the Motion for a Final Order, announce such date and time by way of (a) a press release which shall be issued and posted on its website (www.bce.ca); and (b) a notice to any Person having filed an appearance in accordance with this Interim Order;

[66]	DECLARES that the mailing or delivery of the Notice Materials as provided in this Interim Order, and the publication of the hearing date, time and location of the Motion for a Final Order by way of a press release posted on BCE’s website (www.bce.ca) constitutes good and sufficient service and sufficient notice of presentation of the Motion for a Final Order to all Persons, whether those Persons reside within Québec or in another jurisdiction;

[67]	ORDERS that the only Persons entitled to appear and be heard at the hearing of the Motion for a Final Order shall be BCE, the Purchaser Parties, the Mis-en-cause, and any Person that:

(i)	files an appearance with this Court’s registry and serves same on BCE’s Counsel, Davies Ward Phillips & Vineberg LLP (c/o: Mtre William Brock and Mtre Louis-Martin O’Neill, 1501 McGill College, 26th Floor, Montréal, Québec, H3A 3N9, facsimile number (514) 841-6499), at least seven (7) days prior to the hearing of the Motion for a Final Order, failing which such Person shall not be entitled to appear; and

(ii)	if such appearance is with a view to contesting the Motion for a Final Order, serves on BCE’s Counsel, Davies Ward Phillips & Vineberg LLP (c/o: Mtre William Brock and Mtre Louis-Martin O’Neill, at the above address and facsimile number), at least seven (7) days prior to the hearing of the Motion for a Final Order, a written contestation supported as to the facts alleged by affidavit(s), and exhibit(s) if any, failing which such Person shall not be permitted to contest the Motion for a Final Order;

[68]	ALLOWS BCE to file any further evidence it deems appropriate, by way of supplementary affidavit or otherwise, in connection with the Motion for a Final Order;

Miscellaneous

[69]	ORDERS that BCE shall be entitled to seek leave to vary this Interim Order upon such terms and such notice as this Court deems just;

[70]	ORDERS provisional execution of this Interim Order notwithstanding appeal therefrom and without the necessity of furnishing security;

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[71]	THE WHOLE without costs.

(s) Joël A. Silcoff, J.S.C.

JOËL A. SILCOFF, J.S.C.

Mtre William Brock & Mtre Louis-Martin O’Neill
DAVIES WARD PHILLIPS & VINEBERG LLP
Attorneys for Petitioner

Mtre Patrick Ouellet & Mtre Bogdan Catanu
WOODS LLP
Attorneys for Mis en cause

Date of hearing: August 10, 2007

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APPENDIX “J”
NOTICE OF PRESENTATION WITH RESPECT TO THE
MOTION FOR A FINAL ORDER HEARING

CANADA

PROVINCE OF QUÉBEC	S U P E R I O R C O U R T
DISTRICT OF MONTRÉAL	(Commercial Division)

No.: 500-11-031130-079	IN THE MATTER of a proposed arrangement concerning
BCE Inc. and the holders of its common and preferred
shares under section 192 of the Canada Business
Corporations Act, R.S.C. 1985, c. C-44, as amended
(the “CBCA”)

- and -

BCE INC.

Petitioner

- and -

6796508 CANADA INC.

- and -

THE DIRECTOR APPOINTED PURSUANT TO THE CBCA

Mis en cause

NOTICE OF PRESENTATION
(FINAL ORDER)

All capitalized terms used, but not otherwise defined herein, shall have the same meaning as set out in the Glossary contained at pp. 66 to 73 of this Notice of Special Shareholders Meeting and Management Proxy Circular;

On August 10, 2007, BCE Inc. filed with the Superior Court of Québec a Motion for Interim and Final Orders in Connection with a Proposed Arrangement (Section 192 of the Canada Business Corporations Act, R.S.C. 1985 c. C.-44 (as amended)) (the “Motion”). A copy of the Motion is posted on BCE’s website (www.bce.ca);

On August 10, 2007, the Honourable Joël A. Silcoff J.S.C. granted the Interim Order sought in the Motion. A copy of the Interim Order can be found as Appendix “I” of this Notice of Special Shareholders Meeting and Management Proxy Circular;

TAKE NOTICE that the section of the Motion seeking a Final Order (the “Motion for a Final Order”) will be presented before the Superior Court of Québec, sitting in the Commercial Division in and for the district of Montréal at the Montréal Courthouse, located at 1 Notre-Dame Street East in Montréal, Québec, in a room to be determined and at the date and time BCE may see fit, provided that BCE shall, at least fifteen (15) days prior to the hearing date and time of the Motion for a Final Order, announce such date and time by way of (a) a press release which shall be issued and posted on its website (www.bce.ca); and (b) a notice to any Person having filed an appearance in accordance with the Interim Order;

J1     Bell Canada Enterprises Management proxy circular

AND TAKE FURTHER NOTICE that pursuant to the Interim Order, the only Persons entitled to appear and be heard at the hearing of the Motion for a Final Order shall be BCE, the Purchaser Parties (as defined in the Motion), the Mis en cause, and any Person that:

(i)	files an appearance with this Court’s registry and serves same on BCE’s Counsel, Davies Ward Phillips & Vineberg LLP (c/o: Mtre William Brock and Mtre Louis-Martin O’Neill, 1501 McGill College, 26th Floor, Montréal, Québec, H3A 3N9, facsimile number (514) 841-6499), at least seven (7) days prior to the hearing date of the Motion for a Final Order, failing which such Person shall not be entitled to appear; and

(ii)	if such appearance is with a view to contesting the Motion for a Final Order, serves on BCE’s Counsel, Davies Ward Phillips & Vineberg LLP (c/o: Mtre William Brock and Mtre Louis-Martin O’Neill, at the above address and facsimile number), at least seven (7) days prior to the hearing date of the Motion for a Final Order, a written contestation supported as to the facts alleged by affidavit(s), and exhibit(s) if any, failing which such Person shall not be permitted to contest the Motion for a Final Order;

DO GOVERN YOURSELVES ACCORDINGLY.

Montréal, August 10, 2007

(s) Davies Ward Phillips & Vineberg LLP
DAVIES WARD PHILLIPS & VINEBERG LLP
Attorneys for Petitioner BCE Inc.

True copy

(s) Davies Ward Phillips & Vineberg LLP
DAVIES WARD PHILLIPS & VINEBERG LLP

J2     Bell Canada Enterprises Management proxy circular

Please direct all inquiries to:

 QUESTIONS AND FURTHER ASSISTANCE

If you have any questions about the information contained in this document or require assistance in completing your proxy form, please contact the proxy solicitation agents at:

100 University Avenue
11th Floor, South Tower
Toronto, Ontario
M5J 2Y1

Shareholders Call Toll-free in Canada: 1-888- 605-7634

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New York, New York 10022

Shareholders Call Toll-free in the United States: 1-877-687-1875
Banks, Brokers and from Other Locations Call: 1-212-750-5833

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